As filed with the Securities and Exchange Commission on October 8, 2021

Registration No. 333-259954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

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SOMALOGIC, INC.
(Exact name of Registrant as specified in its charter)

_____________________________

Delaware	8732	52-4298912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2945 Wilderness Place,
Boulder, Colorado 80301
(303) 625-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

Roy Smythe
Chief Executive Officer
2945 Wilderness Place,
Boulder, Colorado 80301
(303) 625-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Herbert F. Kozlov Ari Edelman Lynwood E. Reinhardt Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 (212) 521-5400	Ruben Gutierrez General Counsel 2945 Wilderness Place, Boulder, Colorado 80301 (303) 625-9000

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Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(9)
Common Stock, par value $0.0001 per share(1)(2)	48,413,333	$12.21	(6)	$591,126,795.93	(6)	$54,797.45
Common Stock, par value $0.0001 per share(1)(3)	10,533,333	$11.50	(7)	$121,133,329.50	(7)	$11,229.06
Common Stock, par value $0.0001 per share(1)(4)	838,100	$12.21	(6)	$10,233,201.00	(6)	$948.62
Warrants to purchase Common Stock(1)(5)	5,013,333	$—	(8)	$—	(8)	$—	(8)
TOTAL				$722,493,326.43		$66,975.13

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(1)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      The number of shares of common stock, par value $0.0001 per share (“Common Stock”), being registered represents up to 48,413,333 shares of Common Stock to be offered and sold by the Selling Securityholders named in the prospectus (“Selling Securityholders”), consisting of up to (i) 36,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements each entered into on March 28, 2021 (“PIPE Investment”); (ii) 6,900,000 shares of Common Stock issued in connection with the consummation of the Business Combination (as defined in the prospectus), in exchange for shares of the registrant’s Class B common stock originally issued in a private placement to CMLS Holdings II LLC, a Delaware limited liability company (“Sponsor”), and certain directors and former directors of the Company (collectively, “Founder Shares”); and (iii) 5,013,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants (as defined below).

(3)      The number of shares of Common Stock being registered represents up to 10,533,333 shares of Common Stock to be offered and sold by the registrant, consisting of up to: (i) 5,520,000 shares of Common Stock that are issuable by the registrant upon the exercise of 5,520,000 warrants originally issued in the registrant’s initial public offering; and (ii) 5,013,333 shares of Common Stock that are issuable by the registrant upon the exercise of the Private Placement Warrants (as defined below) following the public resale of the Private Placement Warrants by the Selling Securityholders pursuant to the prospectus.

(4)      The number of shares of Common Stock being registered represents up to 838,100 shares of Common Stock underlying options to purchase up to 838,100 shares of Common Stock (the “Madryn Options”).

(5)      The number of warrants being registered represents up to 5,013,333 warrants (“Private Placement Warrants”) to be offered and sold by the Selling Securityholders and originally issued in a private placement to the Sponsor and certain directors and former directors of the Company.

(6)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) on September 28, 2021 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission (“SEC”)). This calculation is in accordance with Rule 457(c) of the Securities Act.

(7)      Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(8)      No separate fee due in accordance with Rule 457(g).

(9)      Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	October 8, 2021

48,413,333 Shares of Common Stock
5,013,333 Warrants to Purchase Shares of Common Stock
10,533,333 Shares of Common Stock Underlying Warrants
838,100 Shares of Common Stock Underlying Options

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This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 48,413,333 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of up to (i) 36,500,000 shares of our Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements each entered into on March 28, 2021 (“Subscription Agreements” and collectively, the “PIPE Investment”); (ii) 6,900,000 shares of our Common Stock issued in connection with the consummation of the Business Combination (as defined below), in exchange for shares of Class B common stock of CMLS II (as defined below) originally issued in a private placement to CMLS Holdings II LLC, a Delaware limited liability company (“Sponsor”), and certain directors and former directors of the Company (collectively, the “Founder Shares”); and (iii) 5,013,333 shares of our Common Stock issuable upon the exercise of the Private Placement Warrants (as defined herein); and (B) up to 5,013,333 warrants (“Private Placement Warrants”) originally issued in a private placement to the Sponsor and certain CMLS II directors (collectively, the “Initial Stockholders”) at the time of CMLS II’s initial public offering (“IPO”) of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”).

In addition, this prospectus relates to the offer and sale of: (i) up to 5,520,000 shares of our Common Stock that are issuable by us upon the exercise of 5,520,000 warrants (“Public Warrants”) originally issued in the IPO; (ii) up to 5,013,333 shares of our Common Stock that are issuable by us upon the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders pursuant to this prospectus; and (iii) up to 838,100 shares of Common Stock underlying options to purchase 838,100 shares of Common Stock (the “Madryn Options”).

On September 1, 2021, we consummated the transactions (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of March 28, 2021, as amended by Amendment No. 1 and Amendment No. 2 thereto (“amendments”), dated as of May 12, 2021 and July 15, 2021, respectively (as so amended and may be further amended from time to time, the “Merger Agreement”), by and among CM Life Sciences II Inc., our predecessor company (“CMLS II”), SomaLogic, Inc., a Delaware corporation (“Old SomaLogic”), and S-Craft Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CMLS II (“Merger Sub”).

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock or warrants, except with respect to amounts received by us upon the exercise of the warrants or the Madryn Options for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or warrants. See section entitled “Plan of Distribution” beginning on page 172 of this prospectus.

Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SLGC” and “SLGCW” respectively. On September 28, 2021, the last quoted sale price for our Common Stock and Public Warrants as reported on Nasdaq were $11.99 and $3.22 respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 12 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is            , 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Common Stock issuable upon the exercise of the Public Warrants, Private Placement Warrants, and Madryn Options. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use the shelf registration statement of which this prospectus forms a part to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless expressly indicated or the context otherwise requires, references in this prospectus to the “SomaLogic”, the “Company,” the “Registrant”, “we,” “us” and “our” in this prospectus refer to SomaLogic, Inc., a Delaware corporation, the parent entity formerly named CM Life Sciences II, Inc. after giving effect to the Business Combination, and as renamed SomaLogic, Inc., and where appropriate our wholly-owned subsidiaries (including SomaLogic, Inc. prior to giving effect to the Business Combination (“Old SomaLogic”)). References to the consummation of the Business Combination shall be as of the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date.”

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated effects of the Business Combination. These statements are based on the current expectations and beliefs of management of the Company and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results of the Company; statements of the plans, strategies and objectives of management for future operations of the Company; statements regarding future economic conditions or performance; and other statements regarding the future business of the Company. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements. These statements include, but are not limited to the following:

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against the Company;

•        the ability to maintain the listing of the Company’s Common Stock on the Nasdaq, as applicable;

•        the risk of disruption to the Company’s current plans and operations;

•        the ability to recognize the anticipated benefits of the Company’s business, which may be affected by, among other things, competition and the ability to grow and manage growth profitably and retain its key employees;

•        costs related to the Company’s business;

•        changes in applicable laws or regulations;

•        the ability of the Company to raise financing in the future;

•        the success, cost and timing of the Company’s product development activities;

•        the Company’s ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product;

•        the Company’s ability to maintain existing license agreements and manufacturing arrangements;

•        the Company’s ability to compete with other companies currently marketing or engaged in the development of products and services that serve customers engaged in proteomic analysis, many of which have greater financial and marketing resources than the Company;

•        the size and growth potential of the markets for the Company’s products, and the ability of each to serve those markets, either alone or in partnership with others;

•        the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        the Company’s financial performance;

•        the impact of the COVID-19 pandemic on the Company; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this registration statement are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under section entitled “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Common Stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our Mission

Our mission is to unlock the latent power of proteomics in order to facilitate a more complete understanding of human biology and contribute to the relief of suffering and the extension of healthy, meaningful life.

We believe we are only now traversing the early stages of the proteomics movement and that we are at the forefront of such movement. We predict the new tools and insights generated in the field of proteomics will ultimately have more impact across the life sciences sector and produce more research and clinical benefit than genomics. We have spent the last 20 years developing our proprietary proteomics platform, solidifying commercial relationships and building what we view as one of the largest and most comprehensive proteomics databases in the world. Our goal is to establish our integrated technology as the universal proteomics platform: enabling potentially extraordinary biomedical discovery and opening the door to precision medicine through transformed diagnostics, population management and individual care.

Overview

We are a leading commercial-stage proteomics company. We have built an integrated proteomics platform that, according to our internal models and testing specifications, is capable of robust, high throughput proteomics analysis with broad proteome coverage, low limits of detection, high reproducibility and at low costs. We designed our platform with the goal of being a universal proteomics platform, with the breadth (number of proteins measured) and precision (accuracy of measurement) important for discovery and research applications, and both the reproducibility and robustness important for clinical applications. Our platform is underpinned by our proprietary assay technology, our protein database (which we believe is one of the largest proteomics databases worldwide), and artificial intelligence and machine learning capabilities. As of June 30, 2021, our assay can measure approximately 7,000 protein target measurements in a single sample using only approximately 55 µL of plasma or serum. Our proteomics database matches proteomics and clinical information and contains over 1.5 billion protein measurements with over 675,000 participant-years of clinical follow-up. Leveraging our artificial intelligence-enabled bioinformatics capability, we use our database to power diagnostic product development for our research and clinical customers. We currently run our platform within our own laboratory, receive samples from customers and perform proteomics analysis on their behalf. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities through the cloud to analyze the data. We have served over 300 customers and collaborators with our proteomics technology since 2015. Our current partnerships include Novartis, Amgen, and others, and our proteomics assay is used in laboratories both at the FDA and the National Institute of Health.

Although the genomics revolution has led to a large number of biological insights, we believe the value of proteomics remains largely untapped as only a small portion of the human proteome is routinely identified and measured by others. Unlike the genome, which is essentially static, the proteome is dynamic within an organism and is a product of the genetic blueprint and environmental influences. The ability to measure accurately a large number of proteins and their interactions within biological systems enables researchers to capture a more complete snapshot of the dynamic state of a cell, tissue or organism. However, this has remained a challenge for the life sciences industry. Although proteomics technologies have advanced over the past several years, there are currently few commercially available methodologies for broad, large-scale protein measurement and each have their own limitations. This is largely due to inherent difficulties in measuring proteins. For example, proteins have unstable and variable chemical structures and their presence in blood or plasma can span a large dynamic range. Traditional methodologies have included mass spectrometry and antibody-based approaches, whereas the former has limitations with detecting proteins at low abundance, and the latter with the number of proteins that can be detected at once. We believe there is a widely accepted set of technology attributes required to broaden the utility of proteomics technologies, including, but not limited to, breadth (“plex,” or number of proteins measured), depth (or lower limits of detection), dynamic range, precision, throughput, ability to measure proteins in their native state, and processing bias. We believe our platform possesses each of these attributes, and as a result is capable of unlocking key biological insights that can ultimately improve and augment life science discovery, health care provider (individual and systems of care) productivity, and ultimately — individual health.

Our proprietary platform is built upon our assay technology, our proprietary database (which we believe is one of the world’s largest proteomics databases), and artificial intelligence and machine learning bioinformatics capabilities. We believe these technologies fit and work together seamlessly to enable our growing product offering, and the collection of more data to support product development. Our foundational assay technology includes our library of modified aptamer protein identification reagents, referred to as “SOMAmer® reagents,” and our SomaScan® assay. Our SOMAmer® reagents are proprietary “slow off-rate modified aptamers” which are short, synthetic single stranded DNA (ssDNA) sequences developed to bind specific protein targets with high affinity and specificity across the proteome. As of June 30, 2021, we have reagents targeting approximately 7,000 protein target measurements of the approximately 20,000 canonical human proteins included in our current SomaScan® assay, and plan to increase this number to approximately 10,000 in the next 24 months. We believe our foundational SomaScan® assay exhibits one of the industry’s leading technical specifications for identification and measurement, with a dynamic range of approximately 10 logs, a median coefficient of variation of approximately 5%, and high sensitivity and specificity. We have been able to increase the number of identified protein target measurements from less than 500 proteins over a decade ago to approximately 7,000 as of June 30, 2021, while also improving our platform’s technical performance. We predict this will continue to be the case as we increase the number of proteins measured in the future. This ability to precisely measure thousands of proteins in life sciences research or clinical samples enriches the biological and clinical insights derived from our database. To facilitate mining these insights, we have developed a unique proteomics bioinformatics platform during the past decade by virtue of analyzing high-plex proteomic data for over 450,000 cumulative SomaScan® assay runs which have been included in our database. Our models derived from artificial intelligence and machine learning can correlate patterns of protein expression to a current health state or future risk of disease and allow the platform to continuously evolve as we run more samples. SomaScan® is available as a Laboratory-Developed Test (“LDT”) in the United States.

Our business model is currently focused on research and clinical customers. We believe our platform has broad application beyond our current commercial offering and we continue to work with collaborators to explore new areas of application for research and clinical proteomics.

Our assay services delivered to the research market is focused on pharmaceutical and biotechnology companies, and academic research institutions. We facilitate drug development, analysis of clinical trials and new human biology insights by assessing protein-protein and protein-gene networks. According to research published in Nature Reviews Drug Discovery, approximately 90% of current FDA-approved drugs and drugs in development target a protein, which highlights the importance of proteomics and its ability to provide customers with actionable biological insights that can accelerate development and patient care. In addition to providing protein data for research customer use, as of June 30, 2021 we have released 16 SomaSignal™ research use only (RUO) protein-pattern recognition tests covering multiple applications, including facilitation of clinical trials (patient inclusion/exclusion, therapeutic effects of pharmaceuticals during trials, and other use cases).

Our services and products delivered into the clinical market is focused on providing data-driven diagnostic tests aimed at enabling high predictive power of biological disease and risks to patients based on high-plex proteomic measurement and bioinformatics predictive model development. We have released 12 SomaSignal™ tests for use as laboratory developed tests under our CLIA certification since late 2019. We also have a pipeline of over 100 unique tests and use claims targeting multiple applications, including offerings for health and wellness, preventative medical and disease management for pharmaceutical companies, health system providers and payors. Our SomaSignal™ tests provide several advantages that we believe will help to sustain our company as one of the leaders in the emerging high-plex clinical proteomics space. These advantages include more accurate tests for risk prediction and the breadth of protein measurement vs. selected biomarkers. We also run the same broad assay for each sample, and therefore offer all relevant tests as well as capture a broad dataset for each sample. We have developed a number of United States health system partnerships in which we are studying use cases and benefits for SomaSignal™ tests for patient populations, and should facilitate development of our clinical opportunity.

We believe proteomics represents one of the largest untapped opportunities in the life sciences industry today. Our platform has the ability to address a host of exciting opportunities across several proteomics markets, including basic research and discovery, translational research, biopharmaceutical development, and clinical diagnostic applications. According to Grand View Research, the global addressable market opportunity across these markets combined was valued at approximately $90 billion in 2020. According to Statista, the proteomics market focused on life sciences research applications is valued to be approximately $50 billion, consisting of approximately $30 billion for basic research and discovery, and approximately $20 billion for translational research and pharmaceutical development. In addition to life sciences research, we believe we are also uniquely positioned to capture a significant part of the clinical diagnostics market, which is valued at approximately $40 billion. Over the longer term, we expect to also target direct-to-consumer market applications. As was witnessed during the evolution of genomics enablement and applications development, we expect proteomics markets to grow substantially over time. We believe our platform is positioned to enable new applications and create new markets, which will further increase our total addressable market in future years.

We generated over $38 million of revenue during the six months ended June 30, 2021 and over $55 million of revenue in 2020, almost entirely from our research market. Our cash and cash equivalents balance as of June 30, 2021 is $47 million. On a pro forma basis, after giving effect to the consummation of the Business Combination and PIPE Investment, our cash and cash equivalents balance would have amounted to approximately $583 million as of June 30, 2021.

Our investor relations website is located at http://www.somalogic.com/investors/. We use our investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financial Information-SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Corporate Information

On September 1, 2021 (the “Closing Date”), CM Life Sciences II Inc., our predecessor company (“CMLS II”) consummated its previously announced business combination (“Business Combination”) pursuant to the terms of that certain Agreement and Plan of Merger (as amended, “Merger Agreement”) with SomaLogic, Inc., a Delaware corporation (“Old SomaLogic”) and S-Craft Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CMLS II (“Merger Sub”).

Pursuant to the terms of the Merger Agreement (and upon all other conditions pursuant to the Merger Agreement being satisfied or waived), on the Closing Date, (i) Old SomaLogic changed its name to “SomaLogic Operating Co., Inc.,” (ii) CMLS II changed its name to SomaLogic, Inc. (the “Company” or “SomaLogic”), and (iii) Merger Sub merged with and into Old SomaLogic ( “Merger”), with Old SomaLogic as the surviving company in the Merger and, after giving effect to such Merger, Old SomaLogic becoming a wholly-owned subsidiary of the Company.

Our principal executive offices are located at 2945 Wilderness Place, Boulder, Colorado 80301, and its telephone number is (303) 625-9000.

Our website address is http://www.somalogic.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Common Stock. We have included our website address in this prospectus solely as an inactive textual reference.

We use the SomaLogic logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without a trademark symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of CMLS II’s initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (“Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Unless expressly indicated or the context requires otherwise, the terms “SomaLogic,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to SomaLogic, Inc., the parent entity formerly named CM Life Sciences II Inc., after giving effect to the Business Combination, and as renamed SomaLogic, Inc., and where appropriate, our wholly-owned subsidiaries (including Old SomaLogic).

Summary of Risk Factors

In evaluating an investment in our securities, investors should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

•        We expect to make significant investments in our continued research and development of new services and products, which may not be successful.

•        We have incurred losses, from time to time, since we were formed and we may incur losses in the future.

•        We may need to raise additional capital to fund commercialization plans for our services and products, including manufacturing, sales and marketing activities, expand investments in research, and development and commercialize new products and applications.

•        Our operating results have in the past fluctuated significantly and may continue to fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

•        Our current and future services and products may never achieve significant commercial market acceptance.

•        The life sciences industry is subject to rapid change, which could make our proteomics platform and related services and products that we develop obsolete. Our long-term results depend upon our ability to improve existing services and products, and our ability to introduce and market new services and products successfully.

•        The majority of our operations and laboratory processes are currently conducted at a single location and any disruption at our facility could negatively impact our operations and increase our expenses.

•        If we experience a significant disruption in our information technology systems or breaches of data security, our business could be adversely affected.

•        Our current revenues are derived almost entirely from our research-based business operations with a limited number of customers and collaborators in a concentrated and competitive business sector.

•        If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which would harm our business.

•        If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

•        If our services and products fail to achieve and sustain sufficient market acceptance, our revenue could be adversely affected.

•        Development of new SomaSignal™ tests, is a complex process, and we may be unable to commercialize new diagnostic tests on a timely basis, or at all.

•        Our research and development efforts will be hindered if we are not able to contract with third parties for access to samples, including sources such as biobanks.

•        Acquisitions or joint ventures could disrupt our business, cause dilution to our stockholders and otherwise harm our business.

•        International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•        We depend on our key personnel and other highly qualified personnel, and if we are unable to recruit, train and retain our personnel, we may not achieve our goals.

•        If we are unable to protect our intellectual property effectively, our business would be harmed.

•        Claims by third parties that we infringe or misuse their proprietary technology could subject us to significant liability and could force us to redesign our services and products or to incur significant costs.

•        We conduct our business in a heavily regulated industry, and changes in regulations or violations of regulations may, directly or indirectly, reduce our revenue, adversely affect our results of operations and financial condition and harm our business.

•        Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        The requirements of being a public company may strain our resources, result in litigation and divert management’s attention.

•        An active trading market for our Common Stock may never develop or be sustained.

•        The market price of our Common Stock may be volatile, which could result in substantial losses for investors.

•        The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of our future operating results or financial position.

•        The price of our Common Stock and Public Warrants may be volatile.

•        A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

•        Although we consummated the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of our Public Warrants may be amended.

The Offering

Issuer	SomaLogic, Inc.
Issuance of Common Stock
Shares of Common Stock offered by us

Up to 10,533,333 shares of Common Stock issuable upon exercise of warrants, consisting of:

a.  up to 5,520,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants;

b. up to 5,013,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders; and

c.  up to 838,100 shares of Common Stock underlying options to purchase 838,100 shares of Common Stock.

Exercise price of Public Warrants and Private Placement Warrants	$11.50 per share, subject to adjustments as described herein
Exercise price of Madryn Options	$4.77 per share, subject to adjustments as described herein
Resale of Common Stock and Private Placement Warrants
Shares of Common Stock offered by the Selling Securityholders

Up to 48,413,333 shares of Common Stock, consisting of:

a.  up to 36,500,000 PIPE Shares;

b. up to 6,900,000 Founder Shares; and

c.  up to 5,013,333 shares of our Common Stock issuable upon the exercise of the Private Placement Warrants.

Warrants offered by the Selling Securityholders	Up to 5,013,333 Private Placement Warrants.
Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock and Private Placement Warrants registered under this prospectus for resale.
Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders.
Lock-up restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships, Related Party and Other Transactions.”

Nasdaq symbols	Our Common Stock and Public Warrants are listed on the Nasdaq under the symbols “SLGC” and “SLGCW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in prospectus, including the financial statements and notes to the financial statements included herein and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. We cannot assure you that any of the events discussed below will not occur. These events could have a material and adverse impact on our business, financial condition, results of operations and prospects. Unless otherwise indicated, references to our business being harmed in these risk factors will include harm to our business, reputation, financial condition, results of operations, net revenue and future prospects. In such event, the trading price of our Common Stock could decline, and you could lose all or part of your investment. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless expressly indicated or the context requires otherwise, the terms “SomaLogic,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to SomaLogic, Inc., the parent entity formerly named CM Life Sciences II Inc., after giving effect to the Business Combination, and as renamed SomaLogic, Inc., and where appropriate, our wholly-owned subsidiaries (including Old SomaLogic).

Risks Related to Our Business and Industry

We expect to make significant investments in our continued research and development of new services and products, which may not be successful

As of June 30, 2021, we have a library of approximately 7,000 protein target measurements and plan to increase our library to approximately 10,000 protein target measurements in the next 24 months, and an even greater number over time. We also plan to invest in our sales and marketing infrastructure to grow our customer base and sell more products and services to existing customers. We expect to incur significant expenses to advance these development efforts, but they may not be successful. Even if we are ultimately successful in these efforts, our gross margins may suffer as we invest in advance of potential revenue growth. Further, despite our plans to increase our library of protein targets over time, we cannot guarantee this trajectory.

Developing new products, services and software is a speculative and risky endeavor. Products, services or software that initially show promise may fail to achieve the desired results or may not achieve acceptable levels of analytical accuracy or clinical utility. We may need to alter our products in development and repeat studies before we identify a potentially successful product or service. Product development is expensive, may take years to complete and can have uncertain outcomes. Failure can occur at any stage of the development. If, after development, a product appears successful, we or our collaborators may, depending on the nature of the product, need to obtain the United States Food and Drug Administration (the “FDA”), European Medicines Agency (“EMA”) and other regulatory clearances, authorizations or approvals before we can market the product. The FDA’s and EMA’s clearance, authorization or approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. The FDA, EMA or other applicable regulatory authority may not clear, authorize or approve any future product we develop. Even if we develop a product that receives regulatory clearance, authorization or approval, we or our collaborators would need to commit substantial resources to commercialize, sell and market the product before it could be profitable, and the product or service may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services.

New potential products and services may fail at any stage of development or commercialization and if we determine that any of our current or future services, products or software is unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional services, products or software, our potential for growth may be impaired.

We have incurred losses, from time to time, since we were formed and we may incur losses in the future.

We incurred net losses of $22.8 million and $36.6 million for the six months ended June 30, 2021 and 2020, respectively, and $53.0 million and $57.0 million for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of $434.2 million. We may incur additional losses in the future as we plan to invest significant additional funds toward expansion of our commercial organization, the improvement and development of our technology and new product and service development. In addition, we will incur significant legal, accounting, and other expenses that we did not incur as a private business. These increased expenses will make it harder for us to sustain future profitability. We may incur additional losses in the future for a number of reasons, many of which are beyond our control, including the other risks described in this “Risk Factors” section, the market acceptance of our new services, future service development and our market penetration and margins. Our failure to become profitable could depress the value of our Common Stock could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of our Common Stock could also cause you to lose all or part of your investment.

Seasonality may cause fluctuations in our revenue and results of operations.

We operate on a December 31st fiscal year end and believe that there are significant seasonal factors which may cause sales of our products to vary on a quarterly or yearly basis and increase the magnitude of quarterly or annual fluctuations in our operating results. We believe that this seasonality results from a number of factors, including the procurement and budgeting cycles of many of our customers, especially government- or grant-funded customers, whose cycles often coincide with government fiscal year ends. For example, the United States government’s fiscal year end occurs in our third quarter and may result in increased sales of our products during such quarter if government-funded customers have unused funds that may be forfeited, or future budgets that may be reduced, if such funds remain unspent at such fiscal year end. Furthermore, the academic budgetary cycle similarly requires grantees to “use or lose” their grant funding, which seems to be tied disproportionately to the end of the calendar year, driving sales higher during the fourth quarter. Similarly, our biopharmaceutical customers typically have calendar year fiscal years that also result in a disproportionate amount of their purchasing activity occurring during our fourth quarter. These factors have contributed, and may contribute in the future, to substantial fluctuations in our quarterly operating results. Because of these fluctuations, it is possible that in some quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of our shares could decrease. These fluctuations, among other factors, also mean that our operating results in any particular period may not be relied upon as an indication of future performance. Seasonal or cyclical variations in our sales have in the past, and may in the future, become more or less pronounced over time, and have in the past materially affected, and may in the future materially affect, our business, financial condition, results of operations and prospects. Additionally, impacts of the COVID-19 pandemic could cause unpredictable temporary or permanent fluctuations in seasonal or cyclical variations.

We may need to raise additional capital to fund commercialization plans for our services and products, including manufacturing, sales and marketing activities, expand investments in research, and development and commercialize new products and applications.

Our operations have consumed substantial amounts of cash since inception. We expect to expend substantial additional amounts to continue to commercialize our services and products and to develop new ones. We expect to use the funds received in connection with the Business Combination to continue to develop and commercialize our services and products, develop new products and services, engage in commercial collaborations and relationships, and for working capital and general corporate purposes. We may require additional capital to continue to develop and commercialize our services and products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned.

We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of new stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Common Stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms that are unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of our equity securities, and may affect the rights of then-existing holders of our equity securities. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if it has specific strategic considerations.

Our ability to use our net operating losses and certain other tax attributes may be limited.

Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, unused federal net operating losses (“NOLs”) generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, and generally may not be carried back to prior taxable years, except that under the CARES Act, net operating losses generated in 2018, 2019 and 2020 may be carried back five taxable years. Additionally, the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act, or the CARES Act. In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a cumulative change of more than 50 percentage points (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We may experience ownership changes in the future as a result of shifts in our stock ownership (some of which may be outside our control), including in connection with the Business Combination and the PIPE Investment. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset such taxable income may be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. For example, California recently imposed limits on the usability of California state NOLs to offset taxable income in tax years beginning after 2019 and before 2023. As a result, even if we attain profitability, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could adversely affect our future cash flows.

Our operating results have in the past fluctuated significantly and may continue to fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•        cyclical nature of business, including budget cycles of customers, such as pharmaceutical companies as well as research partners;

•        our dependence on single source and sole source suppliers for some of the components and materials used in our assay services;

•        production problems that could impact our ability to perform our assay at optimal production levels;

•        the level of demand for our proteomics analysis services, which may vary significantly, and our ability to increase penetration in our existing markets and expand into new markets;

•        the outcomes of and related rulings in the litigation and administrative proceedings in which we are currently or may in the future become involved;

•        the timing and cost of, and level of investment in, research and development and commercialization activities relating to our services and products, which may change from time to time;

•        the volume and mix of our service sales or changes in the manufacturing or sales costs related to our proteomics analysis services;

•        the success of our recently introduced services and the introduction of other new services and products or service enhancements by us or others in our industry;

•        the timing and amount of expenditures that we may incur to acquire, develop or commercialize additional services and technologies or for other purposes, such as the expansion of our facilities;

•        future accounting pronouncements;

•        the outcome of any future litigation or governmental investigations involving us, our industry or both;

•        general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors;

•        customers accelerating, cancelling, reducing or delaying orders as a result of developments related to any potential litigation;

•        the impacts of infectious disease, epidemics and outbreaks, including the effects of the coronavirus outbreak on our business operations in geographic locations impacted by such disease, epidemic or outbreak and on the business operations of our customers, manufacturers and suppliers; and

•        other factors described in this “Risk Factors” section.

The cumulative effects of the factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our Common Stock could decline substantially. Such a stock price decline could occur even when we have met or exceeded any previously publicly stated guidance we may provide.

Our current and future services and products may never achieve significant commercial market acceptance.

Our success depends on the market’s confidence that we can provide research and diagnostic products and services that improve clinical outcomes, lower healthcare costs, aid in research efforts directed at the better understanding of human biology, and enable better biopharmaceutical development. Failure of our services and products, or those jointly developed with our collaborators, to perform as expected could significantly impair our operating results and our reputation. We believe academic institutions and biopharmaceutical companies are likely to be particularly sensitive to defects, errors, inaccuracies, delays in or associated with our services. We and our collaborators may not succeed in achieving significant commercial market acceptance for our current or future services and products due to a number of factors, including:

•        the impact of our investments in service and product innovation and commercial growth;

•        our ability to demonstrate the utility of our platform and related services and their potential advantages over existing technologies to academic institutions, biopharmaceutical companies and the medical community;

•        our ability, and that of our collaborators, to comply with FDA and other regulatory requirements; and

•        the rate of adoption of our services and products by academic institutions, key opinion leaders and advocacy groups.

Additionally, our customers and collaborators may decide to decrease or discontinue their use of our services due to changes in their research and development plans, financial constraints, the regulatory environment, negative publicity about our services or competing products both of which are circumstances outside of our control. We may not be successful in addressing these or other factors that might affect the market acceptance of our services and technologies. Failure to achieve widespread market acceptance of our services and products could materially harm our business, financial condition and results of operations.

Errors or defects in our services or products could harm our reputation, decrease market acceptance of our services or products or expose us to product liability claims.

We are creating new services and products. The testing processes utilize a number of complex and sophisticated biochemical, informatics, optical and mechanical processes, many of which are highly sensitive to external factors. An operational or technology failure in one of these complex processes or fluctuations in external factors may result in less efficient processing or variation between testing runs. Refinements to our processes may initially result in unanticipated issues that reduce the efficiency or increase variability. In particular, sequencing, which is a key component of these processes, could be inefficient with higher than expected variability thereby increasing total sequencing costs and reducing the number of samples we can process in a given time period. Therefore, inefficient or variable processes can cause variability in our operating results and damage our reputation.

In addition, our laboratory operations could result in any number of errors or defects. Our quality assurance system may fail to prevent us from inadvertent problems with samples, sample quality, lab processes including sequencing, software, data upload or analysis, raw materials, reagent manufacturing, assay quality or design, or other components or processes. In addition, our assays may have quality or design errors, and we may have inadequate procedures or instrumentation to process samples, assemble our proprietary primer mixes and commercial materials, upload and analyze data, or otherwise conduct our laboratory operations. If we provide services with undiscovered errors to our customers, our clinical diagnostics may falsely indicate a patient has a disease or fail to detect disease in a patient who requires treatment. We believe our customers are likely to be particularly sensitive to service and product defects, errors and delays, including if our services and products fail to indicate the presence of residual disease with high accuracy from clinical specimens or if we fail to list or inaccurately indicate the presence or absence of disease in our test report. In drug discovery, such errors may interfere with our customers’ clinical studies or result in adverse safety or efficacy profiles for their products in development. This may harm our customers’ businesses and may cause us to incur significant costs, divert the attention of key personnel, encourage regulatory enforcement action against us, create a significant customer relations problem for us and cause our reputation to suffer. We may also be subject to warranty and liability claims for damages related to errors or defects in our services or products. Any of these developments could harm our business and operating results.

Our business will depend significantly on research and development spending by pharmaceuticals, biotechnology, and academic, governmental and other research institutions, and any reduction in spending could limit demand for our services and products and adversely affect our business, results of operations, financial condition and prospects.

We expect that substantially all of our sales revenue in the near term will be generated from sales to pharmaceuticals, biotechnology, and academic, governmental and other research institutions. Much of these customers’ funding will be, in turn, provided by various state, federal and international government agencies. As a result, the demand for our services and products will depend upon the research and development budgets of these customers, which are impacted by factors beyond our control, such as:

•        decreases in government funding of research and development;

•        changes to programs that provide funding to research laboratories and institutions, including changes in the amount of funds allocated to different areas of research or changes that have the effect of increasing the length of the funding process;

•        macroeconomic conditions and the political climate;

•        researchers’ opinions of the utility of our technology platform;

•        citation of our technology platform in published research;

•        potential changes in the regulatory environment;

•        differences in budgetary cycles, especially government- or grant-funded customers, whose cycles often coincide with government fiscal year ends;

•        competitor services and product offerings or pricing;

•        market-driven pressures to consolidate operations and reduce costs; and

•        market acceptance of relatively new technologies.

In addition, various state, federal and international government agencies that provide grants and other funding may be subject to stringent budgetary constraints that could result in spending reductions, reduced grant making, reduced allocations or budget cutbacks, which could jeopardize the ability of these customers, or the customers to whom they provide funding, to purchase our assay services. For example, congressional appropriations to the National Institutes of Health (“NIH”) have generally increased year-over-year for the last 20 years, and reached a new high in 2020, but the NIH also experiences occasional year-over-year decreases in appropriations, including as recently as 2013. In addition, funding for life science research has increased more slowly during the past several years compared to previous years and has actually declined in some countries. There is no guarantee that NIH appropriations will not decrease in the future, and a decrease may be more likely under the current administration, whose annual budget proposals have repeatedly decreased NIH appropriations. A decrease in the amount of, or delay in the approval of, appropriations to NIH or other similar United States or international organizations, such as the Medical Research Council in the United Kingdom, could result in fewer grants benefiting life sciences research. These reductions or delays could also result in a decrease in the aggregate amount of grants awarded for life sciences research or the redirection of existing funding to other projects or priorities, any of which in turn could cause our customers and potential customers to reduce or delay purchases of our services and products. Our operating results may fluctuate substantially due to any such reductions and delays. Any decrease in our customers’ budgets or expenditures, or in the size, scope or frequency of their capital or operating expenditures, could materially and adversely affect our business, results of operations, financial condition and prospects.

The life sciences industry is subject to rapid change, which could make our proteomics platform and related services and products that we develop obsolete. Our long-term results depend upon our ability to improve existing services and products, and our ability to introduce and market new services and products successfully.

Our business is dependent on the continued improvement of our existing services and products and our development of new services and products utilizing our existing technology or other potential future technology. As we introduce new services and products or refine, improve or upgrade versions of existing services and products, we cannot predict the level of market acceptance or the amount of market share these services and products will achieve, if any. We cannot assure you that we will not experience material delays in the introduction of new services and products in the future.

We generally sell our services and products in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop new services and products and service enhancements based on technological innovation on a timely basis, our services and products may become obsolete over time and our revenues, cash flow, profitability and competitive position will suffer. Our success will depend on several factors, including our ability to:

•        correctly identify customer needs and preferences and predict future needs and preferences;

•        allocate our research and development funding to services and products with higher growth prospects;

•        anticipate and respond to our competitors’ development of new services and products and technological innovations;

•        innovate and develop new technologies and applications, and acquire or obtain rights to third party technologies that may have valuable applications in the markets we serve;

•        successfully commercialize new technologies in a timely manner, price them competitively and manufacture and deliver sufficient volumes of new services and products of appropriate quality on time; and

•        convince customers to adopt new technologies.

In addition, if we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of services and products that do not lead to significant revenue. Even if we successfully innovate and develop new services and products and service enhancements, we may incur substantial costs in doing so, and our profitability may suffer.

Our ability to develop new services and products based on innovation can affect our competitive position and often requires the investment of significant resources. Difficulties or delays in research, development or production of new products and services or failure to gain market acceptance of new services and products and technologies may reduce future revenues and adversely affect our competitive position.

The majority of our operations and laboratory processes are currently conducted at a single location and any disruption at our facility could negatively impact our operations and increase our expenses.

Our headquarters in Boulder, Colorado contains nearly all of our corporate and administrative functions, the majority of our research, laboratory facilities, and all of our in-house manufacturing. A natural or other disaster or casualty event could cause substantial delays or other disruptions in our operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses. Our facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, earthquake, power loss, communications failure or terrorism, which may render it difficult or impossible for us to operate our platform for some period of time. The inability to perform our laboratory processes or to reduce the backlog that could develop if our facilities are inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation in the future.

Although we maintain insurance that may cover certain losses in connection with a fire and certain types of other casualty events, we cannot be certain our insurance coverage will be adequate for losses actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future losses. One or more large losses that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, including our financial condition, results of operations and reputation. With or without insurance, damage to our manufacturing facility or our other property due to fire, natural disaster or other casualty event may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to support demand for our commercial assay services, our business could suffer.

As demand for our assay services grows, we will need to continue to scale our assay capacity and processing technology in order to support our data retention. We will also need to expand customer service, billing and systems processes and enhance our internal quality assurance program in order to support demand for assay services. We will also need additional certified laboratory scientists and other scientific and technical personnel to process higher volumes of samples. We cannot assure you that any increases in scale, related improvements and quality assurance will be successfully implemented or that appropriate personnel will be available.

Further, our data and bioinformatics platform leverages third-parties heavily for day-to-day operations. If we cannot expand capabilities or have any issues relying on third-parties it could negatively impact our growth and our business. Additionally, if there are advancements in artificial intelligence technologies that we do not have access or the ability to use and our competitors can use it then they may create a superior or more desirable service.

Failure to implement necessary procedures, transition to new processes or hire the necessary personnel could result in higher costs of processing samples, quality control issues or inability to meet demand. There can be no assurance that we will be able to perform our assay services on a timely basis at a level consistent with demand, or that our efforts to scale our operations will not negatively affect the quality of assay services results. If we encounter difficulty meeting market demand or quality standards, our reputation could be harmed and our future prospects and our business could suffer.

Our reliance on distributors for sales of our services and products in certain geographies outside of the United States could limit or prevent us from selling our services and products and impact our revenue.

In Asia and certain regions of Europe, we sell our services and products through third-party distributors, and we intend to continue to grow our business internationally and to do so we must attract additional distributors and retain existing distributors to maximize the commercial opportunity for our services. There is no guarantee that we will be successful in attracting or retaining desirable sales and distribution partners or that we will be able to enter into such arrangements on favorable terms. Most of our distribution relationships are non-exclusive and permit such distributors to distribute competing services. As such, our distributors may not commit the necessary resources to market our services to the level of our expectations or may choose to favor marketing the services of our competitors. If current or future distributors do not perform adequately or we are unable to enter into effective arrangements with distributors in particular geographic areas, we may not realize long-term international revenue growth.

If we experience a significant disruption in our information technology systems or breaches of data security, our business could be adversely affected.

We rely on information technology systems to keep financial records, manage our manufacturing operations, fulfill customer orders, capture laboratory data, maintain corporate records, communicate with staff and external parties and operate other critical functions. Our information technology systems, and those of our vendors, are potentially vulnerable to disruption due to breakdown, malicious intrusion and computer viruses or other disruptive events including but not limited to natural disaster. If we were to experience a prolonged system disruption in our information technology systems or those of certain of our vendors, it could negatively impact our ability to serve our customers, which could adversely impact our business. Although we maintain offsite back-ups of our data, if operations at our facilities were disrupted, it could cause a material disruption in our business if we are not capable of restoring function on an acceptable timeframe.

In addition, our information technology systems, and those of our vendors, are potentially vulnerable to data security breaches — whether by employees or others — which may expose sensitive data to unauthorized persons. Such data security breaches, whether resulting from hacking, social engineering, phishing, or other causes could lead to the loss of confidential information, trade secrets or other intellectual property, or could lead to unauthorized access to or acquisition of, or the public exposure of, personal information (including sensitive personal information) of our employees, customers and others, any of which could have a material adverse effect on our business, reputation, financial condition and results of operations. In addition, any such access, disclosure or other loss of information could result in legal claims, investigations or proceedings by governmental entities or private parties, adverse publicity and harm to our reputation, loss of business, and liability under laws or regulations, including state data protection regulations and the GDPR (as defined below), and other regulations, the breach of which could result in significant penalties. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the types described above. We expect to continue to expend significant resources to protect against security breaches, and could be required to expend significant amounts to remediate and otherwise respond to security breaches, including in connection with making notifications to customers or other persons or implementing additional security measures.

Although we maintain insurance that may cover certain liabilities and losses in connection with a security breach or other security incident, we cannot be certain our insurance coverage will be adequate for liabilities or losses actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us or experience of losses that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, including our financial condition, results of operations and reputation.

We rely on assumptions and estimates and data to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

In addition to our financial results, our management regularly reviews a number of operating and financial metrics, including a breakdown of assay services revenue, product revenue and other revenue, revenue by customer market (government, pharmaceutical/biotechnology and academia), and status of pipeline opportunities that represent customers in test, trials, pilots and full deployments, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. As both the industry in which we operate and our businesses continue to evolve, so too might the metrics by which we evaluate our businesses. In addition, while the calculation of the metrics we use is based on what we believe to be reasonable estimates, our internal tools are not independently verified by a third party and have a number of limitations and, furthermore, our methodologies for tracking these metrics may change over time, for example, the industry breakdown of our customer revenue by government, pharma/bio and academia sales. Further, our pipeline opportunities may fail to materialize, which may lead to an inability to develop our business at all. Accordingly, investors should not place undue reliance on these metrics.

Our business has inherent operational risks that cannot be adequately covered by insurance or indemnity.

We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of our services and products. Our services and products may be deployed in response to an emergency or terrorist attack, which may increase our exposure to third party claims. While we have attempted to secure business liability insurance coverage at appropriate cost, it is impossible to insure against all risks inherent in our industry, nor can we assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Our insurance policies also contain deductibles, limitations and exclusions, which increase our costs in the event of a claim. Substantial claims in excess of or not otherwise covered by indemnity or insurance could have a material adverse effect on our business, financial condition and results of operations.

Our current revenues are derived almost entirely from our research-based business operations with a limited number of customers and collaborators in a concentrated and competitive business sector.

Our current and largest customer base is primarily composed of pharmaceutical and academic institutions, as well as biopharmaceutical organizations. Given that our current revenues are derived from these concentrated business sectors and a limited number of customers and collaborators our ability to conduct our business and generate revenue could be harmed by the loss of major customers in our research-based business operations, and any events or circumstances that broadly affect research-based sectors within our customer base, including, pharmaceuticals, biotechnology, contracted research and academia. Although research-based business is a large sector of the life sciences industry, it is a concentrated sector and our future revenues and success will depend upon our ability to respond to the evolving needs of the marketplace, including among existing customers and collaborators, and through increasing our customer base both in our research-based business and other sectors of the life-sciences industry, such as our clinical-based business and direct-to-consumer business operations. Although we have recently experienced success in the life sciences industry, which we believe is in part due to a growing customer base and wider acceptance of our technology, it is not advisable to rely on our past results as an indication of our future performance in a competitive industry where our continued success will be dependent upon our ability to expand our existing customer base and attracting new types of customers.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement expressed the view that certain terms and conditions common to warrants issued in connection with the initial public offerings of special purpose acquisition companies may require such warrants to be classified as liabilities on a balance sheet rather than as equity. As a result of the SEC Statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, CMLS II, in consultation with CMLS II’s independent registered public accounting firm and CMLS II’s audit committee, reevaluated the accounting treatment of the 5,520,000 Public Warrants and 5,013,333 Private Placement Warrants, and determined to revise its prior position and reclassify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on CMLS II’s balance sheet as of June 30, 2021 contained elsewhere in this registration statement are derivative liabilities related to the warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Prior to the Business Combination, CMLS II identified a material weakness in its internal control over financial reporting as of February 25, 2021. If our remediation measures are ineffective, we may not be able to report our financial condition or results of operations accurately or on a timely basis, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

Following the issuance of the SEC Statement on April 12, 2021, CMLS II’s management and its audit committee re-evaluated the accounting for its Public Warrants and Private Placement Warrants issued in connection with the IPO and concluded that, in light of the SEC Statement, it was appropriate to revise its prior position on accounting for warrants as equity instruments to instead classify warrants as liabilities measured at fair value, with subsequent fair value remeasurement (the “Reclassification”). See section entitled “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, CMLS II identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To respond to this material weakness, CMLS II devoted and we plan to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, CMLS II’s management and its audit committee concluded that it was appropriate to revise its prior position on accounting for warrants as equity instruments to instead classify warrants as liabilities measured at fair value, with subsequent fair value remeasurement. See section entitled “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Reclassification, CMLS II identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the Reclassification, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Reclassification and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

Old SomaLogic identified a material weakness in its internal control over financial reporting. If our remediation measures are ineffective, or if we experience additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, we may not be able to report our financial condition or results of operations accurately or on a timely basis, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

Old SomaLogic identified a material weakness in its internal control over financial reporting for the year ended December 31, 2020 due to ineffective controls over the financial statement close process and lack of sufficient accounting and financial reporting personnel to ensure consistent application of GAAP and compliance with SEC rules and regulations.

We are in the process of remediating the deficiency. We cannot assure you that the material weakness will be remediated by us on the timelines currently anticipated, or at all, and/or that there will not be additional material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report its financial condition, results of operations or cash flows.

If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which would harm our business.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations in a timely manner, or at all. In addition, any testing by us conducted in connection with Section 404(a) of SOX or any subsequent testing by our independent registered public accounting firm in connection with Section 404(b) of SOX, may reveal deficiencies in our internal controls over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. As discussed above, we have identified a material weakness which we are in the process of remedying. However, our efforts to remediate previous material weaknesses may not be effective or prevent any future deficiency in our internal control over financial reporting. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.

We will be required to disclose material changes made in our internal controls over financing reporting on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. Beginning with our second annual report on Form 10-K, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting. Once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b).

To achieve compliance with Section 404(a) within the prescribed period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a plan to assess and document the adequacy of our internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively and implement a continuous reporting and improvement process for internal control over financial reporting.

An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not identify. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and related notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Critical accounting policies and estimates used in preparing our consolidated financial statements include those related to revenue recognition, inventory, compound derivative liability and stock-based compensation expense. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our Common Stock.

If we were to be sued for product liability or professional liability, we could face substantial liabilities that exceed our resources.

The marketing, sale and use of our services and products could lead to the filing of product or professional liability claims were someone to allege that our services or products identified inaccurate, incomplete or untimely information regarding the binding specificity and/or performance of our reagents for their respective protein targets, the performance consistency of our SomaScan® assay and SomaSignal™ tests, or that our services or products otherwise failed to perform as designed or intended. We may also be subject to liability for errors in, a misunderstanding of or inappropriate reliance upon, the information we provide in the ordinary course of our business activities. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for us to defend. Regardless of merit or eventual outcome, product liability and professional liability claims may result in:

•        decreased demand for any products, services or clinical solutions that we have developed or may develop;

•        loss of revenue;

•        significant time and costs to defend related litigation;

•        the inability to commercialize any products, services or clinical solutions that we have developed or may develop; and

•        injury to our reputation and significant negative media attention.

Although we maintain insurance that may cover certain product liability and professional liability claims, we cannot be certain our insurance coverage will be adequate for claims actually asserted, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future liabilities. One or more large claims that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, including our financial condition, results of operations and reputation. Any product liability or professional liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause current collaborators to terminate existing agreements or potential collaborators to seek other companies, any of which could impact our results of operations.

We rely on certain scientific methodologies and metrics to evaluate our services and products, and real or perceived inaccuracies in such metrics or new developments in the industry may adversely affect our reputation and business.

As part of achieving commercial market acceptance for our current and future services and products, our management and experts regularly review and use a number of methodologies and metrics, including affinity levels, to evaluate and measure the performance of our services and products. Although we believe that the current science and data available to us, including metrics such as affinity levels, demonstrates that our services and products are superior in the proteomics field, there is always potential that through discoveries, innovations and advances in technology in an emerging field like proteomics, the metrics underlying our assumptions and estimations could be perceived to be inaccurate or misplaced, or our services and products could be proved to be outdated or inferior to new technologies. As both the industry in which we operate and our business continues to evolve, so too might the methodologies and metrics by which we evaluate our services and products. If we do not continue to improve our methodologies and metrics and our ability to evaluate our services and products against other technologies, or such efforts are outpaced by our competitors, it could ultimately have a negative effect on our business and reputation which we believe to be a leader in the field of proteomics. Additionally, while the scientific methodologies and calculation of the metrics we use is based on established science and current technology and data to inform what we believe to be reasonable estimates about our services and products, there could be limitations or superior methods we are not aware of and, further, our current practices for tracking these methodologies and metrics and may change over time, as new technologies, innovations and discoveries are adopted or become generally accepted in the scientific community. Accordingly, investors should not place undue reliance on the scientific metrics and methodologies that we use to evaluate the performance of our services and products given the evolving proteomics field and innovative nature of the life sciences industry.

If our services and products fail to achieve and sustain sufficient market acceptance, our revenue could be adversely affected.

Our success depends on our ability to develop and market services and products that are recognized and accepted as reliable, enabling and cost-effective. Most of the potential customers for our services already use expensive research systems in their laboratories that they have used for many years and may be reluctant to replace those systems with ours. Market acceptance of our technology platform will depend on many factors, including our ability to convince potential customers that our technology is an attractive alternative to other available technologies. Prior to adopting our technologies, some potential customers may need to devote time and effort to testing and validating our systems. Any failure of our systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than ours. In addition, it is important that our technology platform be perceived as accurate and reliable by the scientific and medical research community as a whole. Historically, a significant part of our sales and marketing efforts have been directed at demonstrating the advantages of our technology to industry leaders and encouraging such leaders to publish or present the results of their evaluation of our system. If we are unable to continue to motivate leading researchers to use our technology platform, or if such researchers are unable to achieve or unwilling to publish or present significant experimental results using our systems, acceptance and adoption of our systems may be slowed and our ability to increase our revenue would be adversely affected.

If we fail to offer high-quality customer service, our business and reputation could suffer.

We will continue to differentiate ourselves from our competition through our commitment to an exceptional customer experience. Accordingly, high-quality customer service is important for the growth of our business and any failure to maintain such standards of customer service, or a related market perception, could affect our ability to sell services and products to existing and prospective customers. Therefore, failure to scale our customer service organization adequately may adversely impact our business results and financial condition.

Customers utilize our service teams and online content for help with a variety of topics, including how to use our services and products efficiently, how to integrate our services and products into existing workflows, how to determine which of our other services may be needed for a given experiment and how to resolve technical, analysis and operational issues if and when they arise. As we introduce new services and enhance existing services and products, we expect utilization of our customer service teams to increase. In particular, the introduction of new or improved services that utilize different workflows or variations on existing workflows may require additional customer service efforts to ensure customers use such services correctly and efficiently. Additionally, as our business scales, we may need to engage third-party customer service providers, which could increase our costs and negatively impact the quality of the customer experience if such third parties are unable to provide service levels equivalent to ours.

The number of our customers has grown significantly and such growth, as well as any future growth, will put additional pressure on our customer service organization. We may be unable to hire qualified staff quickly enough or to the extent necessary to accommodate increases in demand.

In addition, as we continue to grow our operations and reach a global customer base, we need to be able to provide efficient customer service that meets our customers’ needs globally at scale. In geographies where we sell through distributors, we rely on those distributors to provide customer service. If these third-party distributors do not provide a high-quality customer experience, our business operations and reputation may suffer.

We have limited experience producing and supplying our products, we may be unable to consistently manufacture our products or source our components to the necessary specifications or in quantities necessary to meet demand at an acceptable cost or at an acceptable performance level.

Our SomaScan® assay requires an integrated workstation with many different components that work together. As such, a quality defect in a single component can compromise the performance of the entire solution. In order to successfully generate revenue from our SomaScan® assay services, we need to acquire products that meet our expectations for quality and functionality in accordance with established specifications on a timely basis. Our equipment and components are manufactured with complex processes, sophisticated equipment and strict adherence to specifications and quality systems procedures.

In order to successfully generate revenue from our services and products, we need to supply our customers with services and products that meet their expectations for quality and functionality in accordance with established specifications. While customer complaints regarding defects in our services and products have historically been low, we have experienced quality control and manufacturing defects in the past. Our ability to generate revenue could be impacted by any future quality control issues.

As we continue to grow and introduce new services and products, and as our services and products incorporate increasingly sophisticated technology, it will be increasingly difficult to ensure our services and products are produced in the necessary quantities without sacrificing quality. There is no assurance that we or our third-party suppliers will be able to continue to manufacture our services, products and components thereof so that they consistently achieve the product specifications and quality that our customers expect. Certain of our raw materials are subjected to a shelf life, after which their performance is not ensured. While we have implemented liquid stability and expiry standards, our long-term stability studies are underway and not complete. Use of raw materials that effectively expire early or shipment of defective products or components to customers, or using such defective supplies, products or components in our own labs may result in incorrect assay results, which could increase our costs or damage our reputation with customers, and depending upon current inventory levels and the availability and lead time for additional inventory, could lead to availability issues. Any future design issues, unforeseen manufacturing problems, such as contamination of facilities, equipment malfunctions, aging components, quality issues with components and materials sourced from third-party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, financial condition and operating results. If we or our third-party suppliers fail to maintain quality standards or certifications, our customers might choose not to purchase services or products from us.

In addition, as we increase manufacturing capacity, we will also need to make corresponding improvements to other operational functions, such as our customer service and billing systems, compliance programs and our internal quality assurance programs. We will also need additional equipment, manufacturing time, warehouse space and trained personnel to process higher volumes of services and products. We cannot assure that any increases in scale, related improvements and quality assurance will be successfully implemented or that equipment, manufacturing and warehouse space and appropriate personnel will be available. As we develop additional services and products, we may need to bring new equipment on-line, implement new systems, technology, controls and procedures and hire personnel with different qualifications. Our ability to increase our manufacturing capacity at our Boulder, Colorado location and in supplying services and products to our customers is complicated by the use of our proprietary equipment that is not readily available from third-party manufacturers.

Development of new SomaSignal™ tests, is a complex process, and we may be unable to commercialize new diagnostic tests on a timely basis, or at all.

We cannot assure you that we will be able to develop and commercialize new diagnostic tests on a timely basis. Before we can commercialize any new diagnostic tests, we will need to expend significant funds in order to:

•        conduct research and development;

•        further develop and scale our laboratory processes; and

•        further develop and scale our infrastructure to be able to analyze increasingly larger and more diverse amounts of data.

Our testing service development process involves risk, and development efforts may fail for many reasons, including:

•        failure of any test to perform as expected;

•        lack of validation or reference data; and

•        failure to demonstrate utility of a test.

As we develop tests, we will have to make significant investments in development resources, especially if we discover that proteomic signatures are not adequate for certain tests that we are creating or might attempt to create in the future. Further, some new tests we are developing may require biological signatures that are not available yet, or are not adequate to allow for an effective test. Finally, there may be protein target classes that are more difficult to achieve high affinity measurements and test results. In addition, competitors may develop and commercialize competing tests faster than we are able to do so, which may result in an adverse effect on our business or financial condition

If we cannot obtain enough samples, it will limit our ability to grow the business. If there is a change in public confidence in personal data management, it could lead to us not being able to store or have access to enough data. If we cannot develop strong enough insights from the data collected, then we might not grow our business.

Our research and development efforts will be hindered if we are not able to contract with third parties for access to samples, including sources such as biobanks.

Under standard clinical practice, samples collected from patients, including serum, plasma, blood and other tissues, are preserved and stored onsite. We rely on our ability to secure access to these archived samples, as well as information pertaining to the clinical outcomes of the patients from which they were derived for our clinical development activities. Others compete with us for access to these samples. Additionally, the process of negotiating access to archived samples is lengthy because it typically involves numerous parties and approval levels to resolve complex issues such as usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership and research parameters.

In January 2017, the Department of Health and Human Services (“HHS”) finalized new rules, which became effective as of January 19, 2018, expanding the language to be included in informed consent forms related to the collection of identifiable private information or identifiable biospecimens. Existing legal requirements concerning the collection and archiving of human samples and privacy related thereto, or other legal factors arising in the future, may impact our ability to negotiate access to samples with biobanks, hospitals, clinical partners, pharmaceutical companies, or companies developing diagnostics or therapeutics on a timely basis or on commercially reasonable terms. Other laboratories or our competitors may secure access to archived samples before us, and may therefore delay or limit our ability to research, develop and commercialize future services or products.

We have multi-step manufacturing processes some with long cycle times (months/years) that will continue to expand as our platform content expands. We will need to begin outsourcing some unit operations over time to ensure raw material availability and that has risks associated with it, as these are complex process chemistry operations with quality and yield requirements. Our batch sizes for key internal manufactured items are relatively fixed and generate multiple years of production in single lots. This may lead to inventory write-offs if technology advancements occur at a faster pace than our consumption of existing inventories allow generating early obsolescence. Additionally, we are reliant on a number of sole or single-sourced vendors for key raw material and those have relatively long lead times which may limit our ability to quickly respond to market changes without large inventory investments. We have scalable service capacity as adequate raw materials are available for surge capacities as we currently are not running a 24/7 operating model.

We rely on a limited number of suppliers, or in some cases, a sole supplier, for some of the equipment and materials, or components thereof, that we use for our services and products and the loss of such suppliers or the need to find replacements or immediately transition to alternative suppliers could adversely impact our business.

We rely on a limited number of suppliers for equipment and materials, or components thereof, that we use in our services and products or laboratory operations. Any disruption in certain of our supplier’s operations, or our inability to negotiate an extension to the applicable agreements on acceptable terms, or at all, or any competitive pressures, could negatively impact our supply chain and operations and our ability to conduct our business and generate revenue. Our suppliers could cease supplying these materials and equipment, or components thereof, at any time, or fail to provide us with sufficient quantities to meet our specifications. Any such interruption could significantly affect our business, financial condition, results of operations, and reputation.

We believe that there are only a select number of manufacturers other than those we rely on that are currently capable of supplying and servicing the arrays and other equipment and materials necessary for our operations. In the event it becomes necessary to utilize a different contract manufacturer for our products, we would experience additional costs, delays and difficulties in doing so as a result of identifying and entering into an agreement with a new manufacturer as well as preparing such new manufacturer to meet the logistical requirements associated with manufacturing our services and products, and our business would suffer.

Additionally, the use of equipment or materials provided by these replacement suppliers could require us to alter our current operations, establish new quality or performance standards, or revalidate our tests. Transitioning to new suppliers could also result in interruptions to our operations and affect our ability to service our customers and collaborators if we encounter delays or difficulties in securing these components, or if the quality of the components supplied do not meet specifications, or if we cannot then obtain an acceptable substitute. Therefore, we cannot assure you that, if we were forced to replace any of our limited or sole suppliers on which we rely, we would be able to secure alternative equipment and materials, or components thereof, or integrate such alternatives or replacements into our business without affecting our services and products or interrupting our current operations and business. If we encounter delays or difficulties in securing, replacing, reconfiguring, or revalidating the equipment and materials, or components thereof, and other supplies we require for our services and products and operations, it could adversely affect our business, revenue, financial condition and reputation.

Our suppliers have also been impacted by the COVID-19 pandemic, and we have also experienced supply delays for certain equipment, instrumentation and other supplies that we use for our services and products, as certain medical and testing supplies are otherwise diverted to COVID-19-related uses. If any of these events occur, our business, results of operations, financial condition and prospects could be harmed.

Certain aspects of our business rely on relationships with collaborative partners, distributors and other third parties for development, supply and marketing of certain services and potential services, and such collaborative partners or other third parties could fail to perform sufficiently.

We believe that success in penetrating certain geographic markets depends in part on our ability to develop and maintain relationships with key distributors of our services and products. Relying on distribution relationships is risky because, among other things, our distributors may: not devote sufficient resources to the sales of our services and products; fail to obtain approvals necessary to distribute our services and products; be acquired by other companies and terminate our distribution agreements or become insolvent; or decline to renew existing agreements on acceptable terms. Because these and other factors may be beyond our control, the distribution of our services and products in certain jurisdictions may be delayed or otherwise adversely affected. If we or any of our distributors terminate a distribution agreement, we may be required to devote additional resources to commercialization and distribution, which could adversely affect our business, financial condition and results of operations.

Certain disruptions in supply of, and changes in the competitive environment for, raw materials integral to the manufacturing of our services and products may adversely affect our profitability.

We use a broad range of materials and supplies, including metals, chemicals and other electronic components, in our services and products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our services and products, in each case may adversely affect our ability to maintain production of our services and products and sustain profitability. Unforeseen end-of-life for certain components, such as enzymes, could cause backorders as we modify our product specifications to accommodate replacement components. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to manufacture our services and products and to ship such services and products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

We may experience problems with supply chain efficiencies or logistical management, which could adversely affect our business operations.

Certain aspects of our business depend upon supply chain efficiencies and logistical management of samples. For example, our technology and assay services depend on processing specifically sized samples from multiple locations while maintaining the integrity of the samples such they remain free from corruption or contamination. If there are interruptions to the supply chain or sample logistics, including circumstances that cause the improper handling of the samples, it would limit our ability to complete high quality assays and properly service our customers and collaborators. Therefore, unlike some of our competitors, which do not need high-quality, uncorrupted samples of the size that we require, our supply chain operations and logistical management are more integral to our sample processing and testing, and the breakdown of the supply chain or sample logistics would negatively impact our business operations. Likewise, if there are technological advancements that improve our competitors business operations, but which we are unable to utilize due to our specific requirements for the supply chain and sample logistics, we would be at a competitive disadvantage which could harm our business, revenue and reputation.

We may experience manufacturing problems or delays that could limit our growth or adversely affect our operating results.

Our products and services are manufactured or performed at our facilities located in Boulder, Colorado using complex processes, sophisticated equipment and strict adherence to specifications and quality systems procedures. Any unforeseen manufacturing problems, such as contamination of our facilities, equipment malfunction, quality issues with components and materials sourced from third-party suppliers or failure to strictly follow procedures or meet specifications, could result in delays or shortfalls in performance. Identifying and resolving the cause of any such manufacturing or supplier issues could require substantial time and resources. If we are unable to keep up with demand for our products or services by successfully manufacturing and delivering our products or services in a timely manner, our revenue could be impaired, market acceptance for our products or services could be adversely affected and our customers might instead purchase our competitors’ products or services.

In addition, the introduction of new products and services may require the development of new manufacturing processes and procedures as well as new suppliers. While all of our assay services are performed using the same basic processes, significant variations may be required to meet new product or service specifications. Developing new processes and negotiating supply agreements can be very time consuming, and any unexpected difficulty in doing so could delay the introduction of a product or service.

We or our third parties upon whom we depend may be adversely affected by natural or man-made disasters or other business interruptions, such as cybersecurity attacks, and our business continuity and disaster recovery plans, or those of our collaborators, may not adequately protect us from the effects of a serious disaster.

Natural and man-made disasters and other events beyond our control could severely disrupt our operations, or those of third parties upon whom we depend, and have a material adverse impact on our business, results of operations, financial condition and prospects. If a natural disaster, power outage, cybersecurity attack or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, such as our laboratory facilities or those of our collaborators, limited our or our collaborators’ ability to access or use our respective digital information systems or that otherwise disrupted our respective operations, it may be difficult or, in certain cases, impossible for us or our collaborators to continue our respective businesses for a substantial period of time. The disaster recovery and business continuity plans we and our collaborators currently have in place are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. Our cybersecurity liability insurance may not cover any or all losses or liabilities, depending on the severity and extent of such liabilities or losses that we or our collaborators could sustain based on any breach of our respective computer security protocols or other cybersecurity attack. We may incur substantial expenses as a result of the limited nature of our respective disaster recovery and business continuity plans, which could have a material adverse impact on our business.

Unfavorable United States or global economic conditions as a result of the COVID-19 pandemic, or otherwise, could adversely affect our ability to raise capital and our business, results of operations and financial condition.

While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the COVID-19 pandemic has resulted in, and may continue to result in, extreme volatility and disruptions in the capital and credit markets, reducing our ability to raise additional capital through equity, equity-linked or debt financings, which could negatively impact our short-term and long-term liquidity and our ability to operate in accordance with our operating plan, or at all. Additionally, our results of operations could be adversely affected by general conditions in the global economy and financial markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our SomaScan® assay services and our ability to raise additional capital when needed on favorable terms, if at all. A weak or declining economy could strain our customers’ budgets or cause delays in their payments to us. Any of the foregoing could harm our business, and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our ability to raise capital, business, results of operations and financial condition.

We have estimated the sizes of the markets for our current and future services and products, and these markets may be smaller than we estimate.

The market for proteomics technologies and products is new and evolving, making it difficult to predict with any accuracy the size of the markets for our current and future services. Our estimates of the total addressable market for our current services and products and those under development are based on a number of internal and third-party estimates, including, without limitation, the research community’s unmet need for methods to better facilitate prediction of drug response and disease risk and outcomes, whether novel proteomics are successfully integrated into the genomics markets from full discovery to clinical decision making, the applicability of our technology in vitro diagnostics and laboratory developed tests, and the assumed prices at which we can sell our current and future services and products for markets that have not been established. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total addressable market for our current or future services and products may prove to be incorrect.

The future growth of the market for our current and future services depends on many factors beyond our control, including recognition and acceptance of our services by the scientific community and the growth, prevalence and costs of competing services and solutions. Such recognition and acceptance may not occur in the near term, or at all. If the markets for our current and future services are smaller than estimated or do not develop as we expect, or if the price at which we can sell future services and services or the total addressable market for our services and products is smaller than we have estimated, our growth may be limited and our business, financial condition and operational results of operations could be adversely affected.

Acquisitions or joint ventures could disrupt our business, cause dilution to our stockholders and otherwise harm our business.

We may acquire other businesses, products or technologies as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. We have not made any acquisitions to date, and our ability to do so successfully is unproven. Any of these transactions could be material to our financial condition and operating results and expose us to many risks, including:

•        disruption in our relationships with customers, distributors or suppliers as a result of such a transaction;

•        unanticipated liabilities related to acquired companies;

•        difficulties integrating acquired personnel, technologies and operations into our existing business;

•        diversion of management time and focus from operating our business;

•        increases in our expenses and reductions in our cash available for operations and other uses; and

•        possible write-offs or impairment charges relating to acquired businesses.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of any strategic transaction may not materialize. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, or the effect that any such transactions might have on our operating results.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

Because we and our collaborators currently market our services and products outside of the United States and may market future services and products outside of the United States, if cleared, authorized or approved, our business is subject to risks associated with doing business outside of the United States, including an increase in our expenses and diversion of our management’s attention from the development of future services and products. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including:

•        multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, export and import restrictions, economic sanctions and embargoes, employment laws, anticorruption laws, regulatory requirements, and other governmental approvals, permits and licenses;

•        failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our services and products in various countries;

•        additional potentially relevant third-party patent rights;

•        complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

•        difficulties in attracting talent, staffing, and retention, and managing foreign operations;

•        logistics and regulations associated with shipping samples, including infrastructure conditions and transportation delays;

•        limits in our ability to penetrate international markets if we are not able to conduct our immunosequencing or clinical diagnostic services locally;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our services and products and exposure to foreign currency exchange rate fluctuations;

•        natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, retaliatory measures or economic sanctions imposed by governments, curtailment of trade and other business restrictions;

•        regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the United States Foreign Corrupt Practices Act (“FCPA”), its books and records provisions, or its anti-bribery provisions, or laws similar to the FCPA in other jurisdictions in which we may now or in the future operate; and

•        anti-bribery requirements of several member states in the European Union (“EU”) and other countries, such as the United Kingdom’s Bribery Act of 2010, that are constantly changing and require disclosure of information to which United States legal privilege may not extend.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Cybersecurity risks and the failure to maintain the confidentiality, integrity and availability of our computer hardware, software and internet applications and related tools and functions, could result in damage to our reputation, data integrity and/or subject us to costs, fines or lawsuits under data privacy or other laws or contractual requirements.

The integrity and protection of our own data, and that of our customers and employees, is critical to our business. The regulatory environment governing information, security and privacy laws is increasingly demanding and continues to evolve. Implementing and maintaining compliance with applicable security and privacy regulations may increase our operating costs and/or adversely impact our ability to market our services and products to customers. Although our computer and communications hardware are protected through physical and software safeguards, they are still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, software viruses and similar events. These events could lead to the unauthorized access, disclosure and use of non-public information. We could be subject to risks caused by misappropriation, misuse, leakage, falsification, system malfunction or intentional or accidental release or loss of information maintained in our information systems and networks and those of our original equipment manufacturer suppliers. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, we may not be able to address these techniques proactively or implement adequate preventative measures. We are also reliant on the quality of our training of employees to allow them to spot and appropriately respond to cyber security threats. We have been subject to a number of phishing attempts and require employees to remain vigilant to ensure that such attempts are unsuccessful. If our computer systems are compromised, we could be subject to fines, damages, litigation and enforcement actions, customers could curtail or cease using its applications, and we could lose trade secrets, the occurrence of which could harm our business.

If we are unable to maintain reliable information technology systems and appropriate controls with respect to global data privacy and security requirements and prevent data breaches, we may suffer regulatory consequences in addition to business consequences. As an organization with a global impact, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal and/or sensitive data in the course of our business. There are numerous United States federal and state laws and regulations related to the privacy and security of personal information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) establish privacy and security standards that limit the use and disclosure of individually identifiable health information (known as “protected health information”) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks, and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such unauthorized access, breach or other loss of information could result in legal claims or proceedings and liability under federal or state laws that protect the privacy of personal information, such as the HIPAA and the Health Information Technology for Economic and Clinical Health Act and may result in regulatory penalties. In most cases, notice of breaches must be made to affected individuals, HHS, and for extensive breaches, notice may need to be made to the media or state Attorneys General. Such a notice could harm our brand and reputation and adversely affect our ability to compete.

In addition, many states in the United States in which we operate now or may operate in the future have laws that protect the privacy and security of sensitive and personal information. Certain state laws in the United States may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, the California Consumer Privacy Act of 2018 (“CCPA”), which went into effect on January 1, 2020, imposes stringent data privacy and security requirements and obligations with respect to the personal information of California residents and households. Among other things, it requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information that may increase the likelihood of, and risks associated with, data breach litigation. The CCPA was amended in September 2018 and November 2019, and the final text of the proposed regulation was submitted in June 2020. It remains unclear how various provisions of the CCPA will continue to be interpreted and enforced, and multiple states have enacted or are expected to enact similar laws. The effects of the CCPA and other similar state laws on our business are potentially significant and may require us to modify our data processing practices and policies and to incur costs and expenses in an effort to comply. State laws are changing rapidly, and there is discussion in the United States Congress of a new federal data protection and privacy law to which we may be subject.

In Europe, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, in the European Economic Area (“EEA”) and the United Kingdom (“UK”), the collection and use of personal data is governed by the provisions of the EU General Data Protection Regulation — 2016/679 (“EU GDPR”) and related guidance together with the UK General Data Protection Regulation (“UK GDPR,” collectively with the EU GDPR, the “GDPR”). The EU GDPR came into effect in May 2018, superseding the European Union Data Protection Directive and imposing more stringent data privacy and security requirements on companies in relation to the processing of personal data of European Union data subjects. The GDPR, together with national legislation, regulations and guidelines of the European Union member states and the United Kingdom govern the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the EEA or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The EU GDPR authorizes fines for certain violations of up to 4% of a company’s global annual revenue or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by customers and data subjects. European data protection authorities may interpret the GDPR and national laws differently and impose additional requirements, which contributes to the complexity of processing personal data in or from the EEA or United Kingdom. Guidance on implementation and compliance practices is often updated or otherwise revised. Further, while the United Kingdom enacted the Data Protection Act 2018 in May 2018 that supplements the EU GDPR and has publicly announced that it will continue to regulate the protection of personal data in the same way after the United Kingdom’s withdrawal from the European Union, the withdrawal has created uncertainty with regard to the future of regulation of data protection in the United Kingdom, specifically with respect to how the UK GDPR will be enforced. Several other countries, such as China and Russia, have also passed laws that require personal data relating to their citizens to be maintained on local servers and impose additional data transfer restrictions, which could increase the cost and complexity of delivering our services and products.

We are also reliant on certain manual processes for collecting and processing data, and any failures in these processes or failure to handle the data collected in accordance with relevant regulations could lead to enforcement actions. Complying with all applicable laws, regulations, standards and obligations relating to data privacy, security and transfers may cause us to incur substantial operational costs or require us to modify our data processing practices and processes. Government enforcement actions can be costly and interrupt the regular operation of our business, and data breaches or violations of data privacy laws can result in significant fines, reputational damage and civil lawsuits, any of which may adversely affect our business, financial condition and results of operations. We may not be able to respond quickly or effectively to regulatory, legislative and other developments, and these changes may in turn impair our ability to commercialize our assay services or increase our cost of doing business. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations and standards or new interpretations or applications of existing laws, regulations and standards, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions or reputational damage. Any of the foregoing could have an adverse effect on our competitive position, business, financial condition, results of operations and prospects.

We depend on our key personnel and other highly qualified personnel, and if we are unable to recruit, train and retain our personnel, we may not achieve our goals.

Our future success depends on our ability to recruit, train, retain and motivate key personnel, including our senior management, research and development, manufacturing and sales, customer service and marketing personnel. In particular, Roy Smythe, our Chief Executive Officer, and Melody Harris, our President and Chief Operating Officer, are critical to our vision, strategic direction, culture and products. Competition for qualified personnel is intense, particularly in the areas of Molecular Biology, Software and BioInformatics. As we grow, we may continue to make changes to our management team, which could make it difficult to execute on our business plans and strategies. New hires also require significant training and, in most cases, take significant time before they achieve full productivity. Our failure to successfully integrate these key personnel into our business could adversely affect our business.

Our continued growth depends, in part, on attracting, retaining and motivating highly trained sales personnel with the necessary scientific background and ability to understand our systems at a technical level to effectively identify and sell to potential new customers. In addition, the continued development of complementary software tools, such as our analysis tools and visualization software, requires us to compete for highly trained software engineers and for highly trained sales and customer service personnel globally. We also compete for computational biologists and qualified scientific personnel with other life sciences companies, academic institutions and research institutions.

We do not maintain key person life insurance or fixed term employment contracts with any of our employees. As a result, our employees could leave the Company with little or no prior notice and would be free to work for a competitor. Because of the complex and technical nature of our services and products and the dynamic market in which we compete, any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects.

Our employees, independent contractors, vendors and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, independent contractors, vendors and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA, EMA and comparable foreign regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. We have adopted a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business, financial condition and results of operations.

Actual or alleged non-compliance with applicable employment laws and regulation may require operational changes and undermine our competitive positioning or have other material adverse effects on our business.

Our business is subject to a variety of employment laws and regulations and may become subject to additional such requirements in the future. Although we believe we are in in material compliance with applicable employment laws and regulations, in the event of a change in requirements, we may be required to modify our operations or to utilize resources to maintain compliance with such laws and regulations. Moreover, we may be subject to various employment-related claims including individual actions, class actions, and government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour disputes, labor standards or healthcare and benefit issues in the future. Such claims, regardless of validity, may have a material adverse effect on our business, financial condition, cash flows or other results of operations.

Risks Related to Intellectual Property

If we are unable to protect our intellectual property effectively, our business would be harmed.

We rely on patent protection as well as protection afforded by trademark, copyright, trade secret and other intellectual property rights and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our proprietary, foundational aptamer-based technology and processes are supported by approximately 700 patents (issued or pending) and supports unparalleled sensitivity and specificity, and dynamic range. We continue to file new patent applications to attempt to obtain further legal protection of the full range of our technologies. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict the use of our intellectual property.

Our success depends in part on obtaining patent protection for our services and processes, preserving trade secrets, registering copyrights and trademarks, operating without infringing the proprietary rights of third parties and if needed acquiring licenses for certain aspects of our technology or services. We may exercise our business judgment and choose to relinquish rights in trade secrets by filing patent applications that disclose and describe our inventions, including certain trade secrets to seek patent protection for our services and technology. We cannot assure investors that any of our currently pending or future patent applications will result in issued patents and we cannot predict how long it will take for such patent applications to issue as patents. Our patent applications will not issue if there exists prior art that describes the same invention claimed in our patent applications. Publications of discoveries by others in the scientific literature often lag behind the actual date of these discoveries. Additionally, patent applications in the United States and in other jurisdictions do not typically publish until 18 months after the filing date or in some cases not at all. Therefore, we cannot know with certainty whether there is prior art that would prevent our patent applications from issuing or that we were the first to file for patent protection of such inventions. Moreover, we may not search for or identify all relevant third-party prior art or we may incorrectly interpret the relevance, scope or expiration of a third-party prior art of which we are aware. We might not have been the first to conceive or reduce to practice the inventions claimed in our patents filed before the Leahy–Smith America Invents Act (“AIA”). To determine the priority of these inventions and a pending application of a third party may require that we participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the United States Patent and Trademark Office (“USPTO”) that could result in substantial cost to us. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over our patent applications. In addition, changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against our patents, we could experience significant costs and management distraction. Further, in some cases, we have only filed provisional patent applications on certain aspects of our services and technologies and each of these provisional patent applications is not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of the filing date of the applicable provisional patent application. Such provisional patent applications may not become issued patents for a variety of reasons, including our failure to file a non-provisional patent application within the permitted timeframe or a decision that doing so no longer makes business or financial sense.

Further, we cannot assure investors that other parties will not challenge any patents issued to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We cannot guarantee investors that we will be successful in defending challenges made against our patents and patent applications, even if we spend significant resources defending such challenges. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents and could deprive us of the ability to prevent others from using the technologies claimed in such issued patents.

Further, certain services and technology may not able to be patented, or cannot reasonably become patented due to the extensive scope and nature of the relevant technology. As a result, we often can only rely on trade secrets to protect this technology, which is not as protective as receiving a patent. If we cannot protect our un-patentable trade secrets or keep them confidential, our business results of operation will be adversely impacted.

With respect to all categories of intellectual property protection, our competitors could purchase our services and products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. In addition, competitors may develop their own versions of our services and products in countries where we did not apply for patents, where our patents have not issued or where our intellectual property rights are not recognized and compete with us in those countries and markets.

Issued patents covering our services and products could be found invalid or unenforceable if challenged.

Although patents granted by the USPTO or other patent granting authority are generally entitled to a presumption of validity and enforceability, a granted patent’s scope, validity or enforceability can still be challenged. Some of our patents or patent applications (including in-bound licensed patents) have been or may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings. Any successful third-party challenge to our patents in this or any other proceeding could result in the unenforceability or invalidity of such patents, which may lead to increased competition to our business, which could harm our business. In addition, in patent litigation in the United States, defendant affirmative defenses and counterclaims alleging invalidity and unenforceability are commonplace. Therefore, if we enforced our patents against an infringing third party, it is very likely that the validity and unenforceability of our patents asserted in litigation will be challenged. The outcome of such assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on certain aspects of our platform technologies. In addition, if the breadth or strength of protection provided by our patents is threatened by such invalidity or unenforceability contentions, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop, or commercialize current or future services and products. We may not be aware of all third-party intellectual property rights potentially relating to our services and products.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business may be adversely affected. We currently own issued trademark registrations and have trademark applications pending, any of which may be the subject of a governmental or third-party objection, which could prevent the registration or maintenance of the same. We cannot assure you that any currently pending trademark applications or any trademark applications we may file in the future will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unsuccessful in obtaining trademark protection for our primary brand, we may be required to change our brand name, which could adversely affect our business.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations. We own the following registered or pending trademarks: SomaLogic®, SomaScan®, SOMAmer®, SomaSignal™ and corresponding and related logos.

Claims by third parties that we infringe or misuse their proprietary technology could subject us to significant liability and could force us to redesign our services and products or to incur significant costs.

Our competitors protect their intellectual property rights by means such as trade secrets, patents, copyrights and trademarks. Although we have not been involved in any litigation related to intellectual property rights of others, from time to time we receive letters from third parties alleging, or inquiring about, violations of their intellectual property rights. Any third party asserting that our services and products infringe their intellectual property rights would force us to defend ourselves, and possibly defend our customers, against the alleged infringement claims. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and could enjoin us from manufacturing and selling our infringing services and products. The risk of such a lawsuit will likely increase as our size and the number and scope of our services and products increase, as our geographic presence and market share expand and as the number of competitors in our market increases. Any such claims or litigation could:

•        be time-consuming and expensive to defend, whether meritorious or not;

•        require us to stop selling, incorporating or using our services and products that use the other party’s intellectual property;

•        divert the attention of our technical and managerial resources;

•        require us to enter into royalty or licensing agreements with third parties, which may not be available on terms that we deem acceptable, if at all;

•        prevent us from operating all or a portion of our business or force us to redesign our services and products, which could be difficult and expensive and may degrade performance of our services and products, or withdraw one or more of our services and products altogether;

•        subject us to significant liability for damages or result in significant settlement payments;

•        require us to indemnify our customers, distribution partners or suppliers; and

•        refund deposits and other amounts received for allegedly infringing technology or services and products.

Intellectual property litigation can be costly. Even if we prevail, the cost of such litigation could deplete our financial resources. Litigation is also time-consuming and could divert management’s attention and resources away from our business. Furthermore, during the course of litigation, confidential information will be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony under a protective order. Inadvertent disclosure of our confidential information despite an attorney’s eyes only protective order and our involvement in intellectual property litigation could materially adversely affect our business. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could significantly limit our ability to continue our operations. Any of the foregoing could disrupt our business and have a material adverse effect on our operating results and financial condition.

Involvement in lawsuits to defend against third-party claims of intellectual property infringement, could be time-intensive and costly and may adversely impact our business or stock price.

Numerous significant intellectual property claims have been litigated, and will likely continue to be litigated, between existing and new participants in our existing and targeted markets. Our success depends in part on our non-infringement of patents and proprietary rights of third parties. We develop complex services and products that integrate a wide range of technologies which may impact our ability to do so clear of third-party intellectual property rights and therefore may require a license to intellectual property rights of a third party or a successful challenge to the validity of the intellectual property rights of a third party to achieve clearance to commercialize future services and products. As we develop new technologies and move into new markets and applications for our services and products, we expect that incumbent participants in such markets may assert their patents and other proprietary rights against us as part of a business strategy to slow our entry into such markets, impede our successful competition and/or extract substantial license and royalty payments from us. In addition, we may be unaware of pending third-party patent applications that relate to our technology and our competitors and others may have patents or may in the future obtain patents and claim that use of our services and products infringes these patents. Our competitors and others may now, and in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success may depend in part on our non-infringement of the patents or proprietary rights of third parties. Thus, litigation may be necessary to defend ourselves from third-party claims against us.

We have received notices of claims of infringement and misappropriation or misuse of other parties’ intellectual property in the past and may from time to time receive additional notices. We cannot assure investors that we will prevail in such actions, or that other actions alleging misappropriation or misuse by us of third-party trade secrets, infringement by us of third-party patents and trademarks or other rights, will not be asserted or prosecuted against us in the future.

Litigation could result in substantial legal fees and could adversely affect our ability to compete in the marketplace. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have an adverse impact on our stock price, which may be disproportionate to the actual impact of the ruling itself. Parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from selling certain services and products. We may not be able to obtain these licenses at a reasonable cost, if at all. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. In addition, we could encounter delays in product introductions while we attempt to develop alternative methods or products to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing services and products, and the prohibition of sale of any of our services and products could materially affect our ability to grow and gain market acceptance for our services and products.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.

In addition, our agreements with some of our suppliers, distributors, customers, collaborators and other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims against us, including the claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify any of these third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results, or financial condition.

Involvement in lawsuits to enforce or defend our intellectual property rights against infringers could be time-intensive and costly and may adversely impact our business or stock price.

It may be necessary to enforce our intellectual property against third-party infringers. Typically, defendants named in intellectual property lawsuits challenge the validity of the asserted intellectual property as a defense. Thus, any enforcement litigation we may assert against an infringer could put our intellectual property at risk. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to us. Litigation could adversely affect the scope of our patent protection or invalidate our patents. Invalidation of our patents could reduce our ability to compete in the marketplace. If we resort to legal proceedings to enforce our intellectual property rights, those proceedings could be result in substantial legal fees and be burdensome, even if we were to prevail. Any litigation that may be necessary in the future could also result in diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

Confidentiality and trade secret protection agreements with employees and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets, confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed to be of limited value. However, trade secrets and confidential know-how are difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality and trade secret protection agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Furthermore, if a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Failure to obtain or maintain trade secrets or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets or confidential know-how.

Under certain circumstances, we may also decide to publish some know-how to attempt to prevent others from obtaining patent rights covering such know-how.

Intellectual property rights do not necessarily protect us from all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make products that are similar to any products and potential services and products we may develop or utilize similar technology that are not covered by the claims of the patents that we own or license now or in the future;

•        we, our licensors or current or future collaboration partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•        we or our licensors or current or future collaboration partners, might not have been the first to file patent applications covering certain of our or their inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our owned or licensed intellectual property rights;

•        it is possible that our pending owned or licensed patent applications or those that we may own or license in the future will not lead to issued patents;

•        issued patents that we hold rights to may not provide us with a competitive advantage, or may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•        our competitors or other third parties might conduct research and development activities in jurisdictions where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may not develop additional proprietary technologies that are patentable;

•        the patents of others may harm our business; and

•        we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have an adverse effect on our competitive position, business, financial condition or results of operations.

Obtaining and maintaining our patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and/or pendency of the patent applications. We have systems in place to remind us to pay these fees, and we engage an outside service and rely on our outside counsel to pay these fees due to non-United States patent agencies. The USPTO and various non-United States governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market without infringing our patents and this circumstance could have a material adverse effect on our business.

Our inability to effectively protect our proprietary technologies, including the confidentiality of our trade secrets, could harm our competitive position.

We currently rely upon trade secret protection and copyright, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third parties, and to a limited extent patent protection, to protect our confidential and proprietary information. Although our competitors have utilized and are expected to continue utilizing similar methods and have aggregated and are expected to continue to aggregate similar databases of proteomic testing information, our success will depend upon our ability to develop proprietary methods and databases and to protect any advantages afforded to us by such methods and databases relative to our competitors. If we do not protect our intellectual property adequately, competitors may be able to use our methods and databases and thereby erode any competitive advantages we may have.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. In this regard, we have applied, and we intend to continue applying, for patents covering such aspects of our technologies as we deem appropriate. However, we expect that potential patent coverage we may obtain will not be sufficient to prevent substantial competition. In this regard, we believe it is probable that others will independently develop similar or alternative technologies or design around those technologies for which we may obtain patent protection. In addition, any patent applications we file may be challenged and may not result in issued patents or may be invalidated or narrowed in scope after they are issued. Questions as to inventorship or ownership may also arise. Any finding that our patents are unenforceable could harm our ability to prevent others from practicing the related technology, and a finding that others have inventorship or ownership rights to our patents and patent applications could require us to obtain certain rights to practice related technologies, which may not be available on favorable terms, if at all. If we initiate lawsuits to protect or enforce our patents, or litigate against third-party claims, which would be expensive, and, if we lose, we may lose some of our intellectual property rights. Furthermore, these lawsuits may divert the attention of our management and technical personnel.

We expect to rely primarily upon trade secrets and proprietary know-how protection for our confidential and proprietary information, and we have taken security measures to protect this information. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. Among other things, we seek to protect our trade secrets and confidential information by entering into confidentiality and trade secret protection agreements with employees and consultants. There can be no assurance that any confidentiality agreements that we have with our employees and consultants will provide meaningful protection for our trade secrets and confidential information or will provide adequate remedies in the event of unauthorized use or disclosure of such information. Accordingly, there also can be no assurance that our trade secrets will not otherwise become known or be independently developed by competitors. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

Patent terms may be inadequate to protect our competitive position on our services and products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our services and products are obtained, once the patent life has expired, we may be open to competition from competitive services and products. If one of our services or products requires extended development, testing, regulatory review and/or examination by a patent granting authority, patents protecting such services or products might expire before or shortly after such services or products are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing services and products similar or identical to ours.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our services and products and technologies in every country throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we and our licensor may encounter difficulties in protecting and defending such rights in foreign jurisdictions. Consequently, we and our licensor may not be able to prevent third parties from practicing our inventions in some or all countries outside the United States, or from selling or importing services and products made using our or our licensor’s inventions in and into the United States or other jurisdictions. Competitors and other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own services and products and technologies and may also export infringing services and products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These services and products may compete with our services and products. Our and our licensor’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. Furthermore, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of any patents.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. In some countries, local authorities retain broad discretion to compel technology transfer or disclosure of proprietary trade secrets on the basis of national interests or national security, cybersecurity or data protection, regulatory requirements pertaining to foreign direct investments or joint ventures, or other regulations governing foreign companies’ business activities in these countries The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the misappropriation or other violations of our intellectual property rights including infringement of our patents in such countries. The legal systems in certain countries may also favor state-sponsored or companies headquartered in particular jurisdictions over our first-in-time patents and other intellectual property protection. The absence of harmonized intellectual property protection laws and effective enforcement makes it difficult to ensure consistent respect for patent, trade secret, and other intellectual property rights on a worldwide basis. As a result, it is possible that we will not be able to enforce our rights against third parties that misappropriate our proprietary technology in those countries.

Proceedings to enforce our or our licensor’s patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our and our licensor’s patents at risk of being invalidated or interpreted narrowly and our and our licensor’s patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We and our licensors may not prevail in any lawsuits that we or our licensor initiate, or that are initiated against us or our licensor, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our services and products, services and other technologies and the enforcement of intellectual property. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Any of the foregoing events could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our services and products.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries or regions may diminish the value of our intellectual property. We cannot predict the breadth of the claims that may be allowed by the USPTO nor scope and meaning of issued claims by a court during enforcement of our patents or in third party patents. We may not develop additional proprietary products, methods and technologies that are patentable. Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to a patent, while outside the United States, the first to file a patent application for the invention was entitled to a patent. On or after March 16, 2013, under the AIA, enacted in September 16, 2011, the United States transitioned from a first-to-invent to a first-to-file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application for a particular invention will be entitled to a patent regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013, but before us could therefore be awarded a patent covering an invention similar to or the same as our invention, even if we had made the invention before such third party. This requires us to be cognizant of the conception of an invention and the time it takes to filing a patent application on that invention. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our services and products or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.

The AIA also includes a number of significant changes that affect the way patent applications are prosecuted and also affects adversarial patent proceedings at the Patent Trials and Appeals Board (“PTAB”). These changes include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent in post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because there is a lower evidentiary standard needed to invalidate a patent in these USPTO proceedings as compared to the evidentiary standard in a United States federal court, a third party could successfully invalidate a patent before the PTAB on less evidence than would be required to meet the higher evidentiary standard to invalidate a patent in a federal district court. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party in a district court action. Therefore, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-bound licensed patents or patent applications and the enforcement or defense of our owned or in-bound licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the patent position of companies in the biotechnology field is particularly uncertain. Various courts, including the United States Supreme Court have rendered decisions that affect the scope of patentability of certain inventions or discoveries relating to biotechnology. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature are not themselves patentable. Precisely what constitutes a law of nature or abstract idea is uncertain, and it is possible that certain aspects of our technology could be considered natural laws. Accordingly, the evolving case law in the United States could adversely affect our ability to obtain patents and may facilitate third party challenges to any owned or licensed patents.

If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new services and products in the future.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business, including to develop or commercialize new products or services. However, such licenses may not be available on acceptable terms or at all. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be nonexclusive, which could give our competitors access to the same intellectual property licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed patents or other rights are found to be invalid or unenforceable, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

If licenses to third-party intellectual property rights are or become required for us to engage in our business, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us. Moreover, we could encounter delays in the introduction of tests while we attempt to develop alternatives. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing tests, which could materially affect our ability to grow and thus adversely affect our business and financial condition.

Our use of open source software could compromise our ability to offer our services and subject us to possible litigation.

We use open source software in connection with our services and products. Companies that incorporate open source software into their products have, from time to time, faced claims challenging their use of open source software and compliance with open source license terms. As a result, we could be subject to lawsuits and other allegations by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to the licensee’s software that incorporates, links or uses such open source software, and make available to third parties for no cost, any derivative works of the open source code created by the licensee, which could include the licensee’s own valuable proprietary code. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms can be ambiguous. Legal precedent in this area is not well established and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Any of the foregoing could harm our business, financial condition, results of operations, and prospects.

We may depend on proprietary technology licensed from others in the future. If we are unable to acquire or license additional proprietary rights from third parties, we may not be able to continue developing our potential services and products.

We may enter into agreements, including license agreements, with other parties in the future that impose diligence, development and commercialization timelines, milestone payments, royalties, insurance and other obligations on us. If we fail to comply with our obligations to our licensors or any of our other current or future collaborators, our counterparties may have the right to terminate these agreements, in which event we might not be able to develop, manufacture or market any potential services and products or other technology that is covered by these agreements, which could adversely affect the value of the potential services and products being developed under any such agreement, or we may face claims for monetary damages or other penalties under these agreements. Termination of these agreements or reduction or elimination of our rights under these agreements may result in us having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. In addition, such an event may cause us to experience significant delays in the development and commercialization of our services, potential services or technologies or incur liability for damages. If any such license is terminated, our competitors or other third parties could have the freedom to seek regulatory approval of, and to market, products and technologies identical or competitive to ours, and we may be required to cease our development and commercialization of certain of our services and products, potential services and products or technologies.

The growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. In that event, we may be required to expend significant time and resources to redesign our services and products, potential services and products or technologies or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected services and products, potential services and products or technologies, which could adversely impact our business, financial condition, results of operations and prospects. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, which may allow our competitors access to the same technologies licensed to us.

We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future services and products, and we cannot provide any assurances that we would be able to do so.

We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future services and products, and we cannot provide any assurances that third party patents do not exist that might be enforced against our current or future services and products in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we could not obtain a license, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected services and products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation.

Licensing of intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•        the scope of rights granted under the license agreement and other interpretation related issues;

•        whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties under collaborative development relationships;

•        our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our services and products, and what activities satisfy those diligence obligations; and

•        the ownership of inventions and know how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected services and products, or the dispute may have an adverse effect on our results of operation.

In addition to agreements pursuant to which we in license intellectual property, we have in the past and expect to in the future to grant licenses under our intellectual property. Like in licenses, out licenses are complex, and disputes may arise between us and our licensees, such as the types of disputes described above. Moreover, our licensees may breach their obligations, or we may be exposed to liability due to our failure or alleged failure to satisfy our obligations. Any such occurrence could have an adverse effect on our business.

We rely on strategic collaboration and licensing arrangements with third parties for research and development of commercial products and to further develop intellectual property. We may not be able to successfully establish and maintain such intellectual property.

Our research and development of our services and products relies, directly or indirectly, upon strategic collaborations and licensing agreements with third parties. We have collaboration and licensing arrangements with numerous academics, pharmaceutical companies, and others, under which the collaborator provides us with biological samples and associated clinical information. We use the biological samples for research and development by generating SomaScan® data (typically owned by SomaLogic) and obtaining relevant clinical information related to each biological sample (typically owned by the collaborator). Our collaboration and licensing arrangements also contain cross-licenses to permit the collaborator to use our SomaScan® data for limited purposes, e.g., drug development or academic research, and the collaborator grants us the right to use the clinical data for our products and services. Some collaborators limit our right to use their clinical data.

The development and commercialization of our products and services outside the United States rely upon strategic collaboration and licensing agreements with third parties. We have a collaborative arrangement with NEC Solution Innovators, Ltd. (“NES”), a wholly-owned subsidiary of NEC Corp. under which NES was granted an exclusive license under SomaLogic’s intellectual property to develop and commercialize tests for human healthcare management and a non-exclusive license to develop and commercialize SomaScan® services in Japan. Under the agreement, NES grants SomaLogic an exclusive license under NES’ and its affiliates’ technology and under any joint technology or patents to develop and commercialize tests in the rest of the world. This arrangement is exclusive for a period of ten years.

There can be no assurance that any current contractual arrangements between us and third parties or between our strategic partners and other third parties will be continued on materially similar terms and will not be breached or terminated early. Any failure to obtain or retain the rights to necessary technologies on acceptable commercial terms could require us to re-configure our products and services, which could negatively impact their commercial sale or increase the associated costs, either of which could materially harm our business and adversely affect our future revenues and ability to achieve sustained profitability.

We expect to continue and expand our reliance on collaboration and licensing arrangements. Establishing new strategic collaboration and licensing arrangements is difficult and time-consuming. Discussions with potential collaborators or licensors may not lead to the establishment of collaborations on favorable terms, if at all. To the extent we agree to work exclusively with one collaborator in a given area, our opportunities to collaborate with other entities could be limited. Potential collaborators or licensors may reject collaborations with us based upon their assessment of our financial, regulatory or intellectual property position or other factors. Even if we successfully establish new collaborations, these relationships may never result in the successful commercialization of any product or service. In addition, the success of the projects that require collaboration with third parties will be dependent on the continued success of such collaborators. There is no guarantee that our collaborators will continue to be successful and, as a result, we could expend considerable time and resources developing products or services that will not ultimately be commercialized.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ, and expect to employ in the future, individuals who were previously employed at universities or other companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. A loss of key research personnel work product could hamper or prevent our ability to commercialize potential products and services, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Government Regulation

The FDA may require us to obtain premarket authorizations and comply with the FDA requirements for some of our products and services. Failure to obtain such authorizations or failure to comply with FDA requirements may delay or prevent the marketing of our products and services.

We believe that our services are not presently regulated as medical devices by the FDA. However, the FDA’s policies may change or the FDA may disagree with our conclusion, and the agency may require us to obtain a premarket authorization. Failure to comply with such requirements or the additional, extensive and ongoing post-marketing obligations imposed by the FDA or other regulatory requirements of other regulatory agencies could result in unanticipated compliance expenditures, a range of administrative enforcement actions, injunctions, and/or criminal prosecution. FDA post-market obligations include, among other things, compliance with the FDA Quality System Regulations (“QSR”), establishing registration and device listings, labeling requirements, reporting of certain adverse events and malfunctions, and reporting of certain recalls. In addition, circumstances may arise that cause us to recall equipment used in connection with our products and services. Such recalls could have an adverse effect on our ability to provide those products and services, which in turn would adversely affect our financial condition. Our collaborators may also be required to maintain FDA clearance, authorization or approval for the products and services that we jointly develop. Any failure by us or our collaborators to maintain such clearance, authorization or approval could impair or cause a delay in our ability to profit from these collaborations.

We conduct our business in a heavily regulated industry, and changes in regulations or violations of regulations may, directly or indirectly, reduce our revenue, adversely affect our results of operations and financial condition and harm our business.

The life sciences industry is highly regulated, and the regulatory environment in which we operate may change significantly and adversely to us in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation, federal and state laws relating to:

•        laboratory testing, including Clinical Laboratory Improvement Amendments (“CLIA”) and state laboratory licensing laws;

•        the development, testing, use, distribution, promotion and advertising of research services, kits, clinical diagnostics and cellular therapies, including certain Laboratory Developed Tests (“LDT”), which are regulated by the FDA under the Food, Drug, and Cosmetic Act (“FDCA”);

•        cellular therapies, medical device and in vitro diagnostic clearance, marketing authorization or approval;

•        laboratory anti-mark-up laws;

•        the handling and disposal of medical and hazardous waste;

•        Occupational Safety and Health Administration rules and regulations;

•        HIPAA and other federal and state medical data privacy and security laws; and

•        the Genetic Information Nondiscrimination Act (“GINA”) and similar state laws.

In particular, while we believe that our services are not presently regulated as medical devices because they are research use only (“RUO”) or LDTs, the laws, regulations and policies of the FDA and non-United States regulators governing the marketing of RUO products, LDTs, and clinical diagnostic tests and services are extremely complex and the regulatory or judicial interpretations of the relevant laws and regulations may change in the future. For example, our SomaScan® assay services and kits offered as RUO could, in the future, be subject to greater regulation by the FDA pursuant to the medical device provisions of the FDCA beyond the current regulations governing RUO labeling. In addition, while we believe certain of our services are LDTs and thus not subject to premarket review requirements, FDA may disagree with our assessment or change its position in the future and assert that our products are medical devices that must receive FDA’s premarket review. If we do not comply with such requirements, or later become subject to these requirements and fail to adequately comply, we could be subject to enforcement actions from FDA, including but not limited to seizure, injunction, warning letters, untitled letters, and It-Has-Come-to-Our-Attention Letters, and our business operations may be harmed significantly. These requirements could additionally cause delays in our ability to market and sell our products or services, which could, directly or indirectly, reduce our revenue, adversely affect our results of operations and financial condition and harm our business.

If we fail to comply with federal and state laboratory licensing requirements, we could lose the ability to perform our tests or experience disruptions to our business.

We are subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA regulations establish specific standards with respect to personnel qualifications, facility administration, proficiency testing, quality control, quality assurance and inspections. CLIA certification is also required in order for us to be eligible to bill state and federal healthcare programs, as well as many private third-party payers, for our tests. We have current CLIA certifications to conduct our tests at our laboratory in Boulder, Colorado. To renew these certifications, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratories.

We also maintain out-of-state laboratory licenses to conduct testing on specimens from California, Maryland, Pennsylvania and Rhode Island.

States may currently have or later adopt laboratory licensure requirements, which, if operating in those states, may require us to modify, delay or stop our operations in such jurisdictions. We may also be subject to regulation in foreign jurisdictions as we seek to expand international utilization of our assay and tests or such jurisdictions adopt new licensure requirements, which may require review of our assay and tests in order to offer them or may have other limitations such as restrictions on the transport of samples necessary for us to perform our assay or tests that may limit our ability to make our tests available outside of the United States. Complying with licensure requirements in new jurisdictions may be expensive, time-consuming, and subject us to significant and unanticipated delays.

Failure to comply with applicable clinical laboratory licensure requirements may result in a range of enforcement actions, including license suspension, limitation, or revocation, directed plan of action, onsite monitoring, civil monetary penalties, criminal sanctions, and cancellation of the laboratory’s approval to receive Medicare and Medicaid payment for its services, as well as significant adverse publicity. Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing clinical laboratory licensure, or our failure to renew our CLIA certificate, a state or foreign license, or accreditation, could have a material adverse effect on our business, financial condition and results of operations. Even if we were able to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

The College of American Pathologists (“CAP”), maintains a clinical laboratory accreditation program. CAP asserts that its program is “designed to go well beyond regulatory compliance” and helps laboratories achieve the highest standards of excellence to positively impact patient care. While not required to operate a CLIA-certified laboratory, many private insurers require CAP accreditation as a condition to contracting with clinical laboratories to cover their tests. In addition, some countries outside the United States require CAP accreditation as a condition to permitting clinical laboratories to test samples taken from their citizens. We have CAP accreditations for our laboratories. Failure to maintain CAP accreditation could have a material adverse effect on the sales of our tests and the results of our operations.

Some of our activities may subject us to risks under federal and state laws prohibiting ‘kickbacks’ and false or fraudulent claims.

In addition to FDA marketing and promotion restrictions, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the healthcare industry, and to regulate billing practices and financial relationships with healthcare providers. These laws include a federal law commonly known as the Medicare/Medicaid Anti-Kickback Statute, and numerous similar state laws, which prohibit payments intended to induce healthcare providers or others to refer patients or to acquire, arrange for or recommend the acquisition of healthcare products or services. The Anti-Kickback Statute prohibits knowingly and willfully making a payment to induce patient referrals or generate business in connection with any governmental heath care program, state laws, however, may apply regardless of whether state or federal funds are involved. These laws generally constrain the sales, marketing and other promotional activities of providers of laboratory services by limiting the kinds of financial arrangements, including sales programs, that may be used with hospitals, healthcare providers, laboratories and other potential purchasers or prescribers of medical devices and laboratory services.

In 2018, Congress passed the Eliminating Kickbacks in Recovery Act (“EKRA”) as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act. EKRA is broader and imposes more restrictions than the federal Anti-Kickback Statute. Like the Anti-Kickback Statute, EKRA imposes criminal penalties for knowing or willful payment or offer, or solicitation or receipt, of any remuneration, whether directly or indirectly, overtly or covertly, in cash or in kind, in exchange for the referral or inducement of laboratory testing (among other healthcare services) unless a specific exception applies. EKRA is applicable to all “services covered by a health care benefit program” and does not differentiate between governmental programs and private programs. As a result, the federal government is fully within its authority to investigate and prosecute suspicious payments involving services reimbursed by either governmental health plans and private health plans. In addition, while the Anti-Kickback Statute includes certain exceptions that are widely relied upon in the healthcare industry, not all of those same exceptions apply under EKRA. For example, under the Anti-Kickback Statute, there is a safe harbor exception for bona fide employees. EKRA, however, does not differentiate between employee-based commissions and independent contractor-based commissions. This means that if a laboratory pays its employee a commission with respect to a referral, the laboratory would be exposed to EKRA liability.

Because EKRA is a relatively new law, there is no agency guidance or court precedent to indicate how and to what extent it will be applied and enforced. We cannot assure you that our relationships with healthcare providers, sales representatives, hospitals, customers, or any other party will not be subject to scrutiny or will survive regulatory challenge under EKRA.

The federal False Claims Act and similar state laws prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, or are for items or services that were not provided as claimed. Medicare payments are subject to audit, including through the Comprehensive Error Rate Testing (“CERT”) program, and payments may be recouped by Centers for Medicare and Medicaid (“CMS”) if it is determined that they were improperly made.

The federal Anti-Kickback Statute and False Claims Act prescribe civil and criminal penalties (including fines) for noncompliance that can be substantial. While we continually strive to comply with these complex requirements, interpretations of the applicability of these laws to marketing and billing practices are constantly evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could harm our business and prospects. Our failure to comply with applicable laws could result in various adverse consequences that could have a material adverse effect upon our business, including the exclusion of our products and services from government programs and the imposition of civil or criminal sanctions.

RUO products and services may be subject to regulatory scrutiny.

Certain of our services and products are currently labeled and sold for RUO and not for the diagnosis or treatment of disease. Because such products are not intended for diagnostic use, and the products do not include clinical or diagnostic claims or provide directions for use as diagnostic products, they are not subject to the same level of regulation by the FDA or by regulatory agencies of the EU as medical devices. In particular, while the FDA regulations require that RUO products be appropriately labeled, “For Research Use Only,” the regulations do not subject such products to the FDA’s pre- and post-market controls for medical devices provided that certain conditions are met. Pursuant to FDA guidance on RUO products, a company may not make clinical or diagnostic claims about an RUO product or provide clinical directions or clinical support services to customers of RUO products. A product labeled RUO but deemed by the FDA to be intended for clinical diagnostic use may be viewed by the FDA as adulterated and misbranded under the FDCA and subject to FDA enforcement action. The FDA considers the totality of the circumstances surrounding distribution and use of a product labeled as RUO, including how the product is marketed and to whom, when determining its intended use. If the FDA were to disagree with our RUO classification or modify its approach to regulating products labeled for RUO, we could experience reduced revenue or increased compliance and other costs, which could adversely affect our business, prospects, results of operations and financial condition. In the event that the FDA requires marketing authorization of our RUO products in the future, the FDA may not ultimately grant any clearance, authorization or approval requested by us in a timely manner, or at all.

We expect to rely on third parties in conducting any required future studies of diagnostic services and products that may be required by the FDA or other regulatory authorities, and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct clinical trials or other studies that may be required to obtain FDA and other regulatory clearance or approval for future diagnostic services and products, if such clearance or approval is required. Accordingly, we expect that we would rely on third parties, such as clinical investigators, consultants, and collaborators to conduct such studies if needed. Our reliance on these third parties for clinical and other development activities would reduce our control over these activities. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised, we may not be able to obtain regulatory clearance or approval.

Our employees, principal investigators, consultants and collaborators may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, consultants and those of our collaborators. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA and non-United States regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent improper marketing, fraud, misconduct, kickbacks, bribery, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We currently have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct. In addition, our code of conduct and the other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such investigations or actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant fines or other sanctions, which could have a significant impact on our business. We currently have a compliance program in accordance with the elements of an effective program outlined by the OIG, which could help mitigate damages, but cannot prevent all misconduct. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees, suffer adverse publicity and reputational harm, and have the attention of management diverted in defending ourselves against any of these claims or investigations.

We could be adversely affected by violations of the United States Foreign Corrupt Practices Act and other worldwide anti-bribery laws by us or our agents.

We are subject to the FCPA which prohibits companies and their intermediaries from making payments in violation of law to non-United States government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Our reliance on independent distributors to sell our assay services internationally demands a high degree of vigilance in maintaining our policy against participation in corrupt activity, because these distributors could be deemed to be our agents, and we could be held responsible for their actions. Other United States companies in the medical device and pharmaceutical fields have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with these individuals. We are also subject to similar antibribery laws in the jurisdictions in which we operate, including the United Kingdom’s Bribery Act of 2010, which also prohibits commercial bribery and makes it a crime for companies to fail to prevent bribery. We have limited experience in complying with these laws and in developing procedures to monitor compliance with these laws by our agents. These laws are complex and far-reaching in nature, and, as a result, we cannot assure you that we would not be required in the future to alter one or more of our practices to be in compliance with these laws or any changes in these laws or the interpretation thereof. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. We could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

If we elect to label and promote any of our products or services as medical devices, we may be required to obtain prior approval or clearance by the FDA, which would take significant time and expense and could fail to result in FDA clearance or approval for the intended uses we believe are commercially attractive.

Our services and products are currently labeled and promoted, and are, and in the near-future will be, sold primarily to academic and research institutions and research companies as RUO products, and are not currently designed, or intended to be used as medical devices. If we elect to label and market our products for broader use as medical devices, we may be required to obtain premarket 510(k) clearance or premarket approval from the FDA, unless an exception applies.

We may in the future register with the FDA. We would be subject to ongoing FDA “general controls,” which include compliance with FDA regulations for labeling, inspections by the FDA, complaint evaluation, corrections and removals reporting, promotional restrictions, reporting adverse events or malfunctions for our products, and general prohibitions against misbranding and adulteration.

In addition, we may in the future submit 510(k) premarket notifications to the FDA to obtain FDA clearance of certain of our products on a selective basis. It is possible, in the event we elect to submit 510(k) applications for certain of our products, that the FDA would take the position that a more burdensome premarket application, such as a premarket approval application (“PMA”) or a De Novo classification request is required for some of our products. If such applications were required, greater time and investment would be required to obtain FDA approval. Even if the FDA agreed that a 510(k) was appropriate, FDA clearance can be expensive and time consuming. It generally takes a significant amount of time to prepare a 510(k), including conducting appropriate testing on our products, and several months to years for the FDA to review a submission. Notwithstanding the effort and expense, FDA clearance or approval could be denied for some or all of our products for which we choose to market as medical devices. Even if we were to seek and obtain regulatory approval or clearance, it may not be for the intended uses we request or that we believe are important or commercially attractive. There can be no assurance that future products for which we may seek premarket clearance or approval will be approved or cleared by FDA or a comparable foreign regulatory authority on a timely basis, if at all, nor can there be assurance that labeling claims will be consistent with our anticipated claims or adequate to support continued adoption of such products. Compliance with FDA or comparable foreign regulatory authority regulations will require substantial costs, and subject us to heightened scrutiny by regulators and substantial penalties for failure to comply with such requirements or the inability to market our products. The lengthy and unpredictable premarket clearance or approval process, as well as the unpredictability of the results of any required clinical studies, may result in our failing to obtain regulatory clearance or approval to market such products, which would significantly harm our business, results of operations, reputation, and prospects.

In addition, even if we obtain an approval or clearance, we must be cautious in ensuring that the promotion of our products and services remain within the scope of the approval or clearance because FDA’s regulations applicable to our products and services prohibit them from being promoted for uses not within the scope of a given product’s intended use(s), among other promotional and labeling rules applicable to products subject to the FDCA.

Even after we receive an approval or clearance, we would be subject to ongoing FDA obligations and continued regulatory oversight and review, including the general controls listed above and the FDA’s QSRs for our development and manufacturing operations. In addition, we would be required to obtain a new 510(k) clearance before we could introduce subsequent modifications or improvements to such products. We could also be subject to additional FDA post-marketing obligations for such products, any or all of which would increase our costs and divert resources away from other projects. If we sought and received regulatory clearance or approval and are not able to maintain regulatory compliance with applicable laws, we could be prohibited from marketing our products for use as, or in the performance of, clinical diagnostics and/or could be subject to enforcement actions, including warning letters and adverse publicity, fines, injunctions, and civil penalties; recall or seizure of products; operating restrictions; and criminal prosecution.

In addition, we could decide to seek regulatory clearance or approval for certain of our products in countries outside of the United States. Sales of such products outside the United States will likely be subject to foreign regulatory requirements, which can vary greatly from country to country. As a result, the time required to obtain clearances or approvals outside the United States may differ from that required to obtain FDA clearance or approval and we may not be able to obtain foreign regulatory approvals on a timely basis or at all. In Europe, we would need to comply with the new In Vitro Diagnostic Regulation 2017/746, which became effective May 26, 2017, with application date of May 26, 2022. This will increase the difficulty of regulatory approvals in Europe in the future. Failure to comply with these regulatory requirements or obtain and maintain required approvals, clearances and certifications could impair our ability to commercialize our products for diagnostic use outside of the United States.

Our services and products could become subject to government regulation as medical devices by the FDA and other regulatory agencies even if we do not elect to seek regulatory clearance or approval to market our services for diagnostic purposes, which would adversely impact our ability to market and sell our services and harm our business. If our services become subject to FDA regulation, the regulatory clearance or approval and the maintenance of continued and post-market regulatory compliance for such services will be expensive, time-consuming, and uncertain both in timing and in outcome.

As we expand our product line and the applications and uses of our current services and products into new fields, certain of our future services and products could become subject to regulation by the FDA, or comparable international agencies, including requirements for regulatory clearance or approval of such services and products before they can be marketed. Also, even if our services and products are labeled, promoted, and intended as RUO or LDT, the FDA or comparable agencies of other countries could disagree with our conclusion that our services and products are intended for research use only or otherwise not subject to marketing authorization requirements, and deem our sales, marketing and promotional efforts as being inconsistent with the applicable legal requirements. For example, our customers may independently elect to use our RUO labeled services and products for clinical diagnostic use without our consent, which could subject our services and products to government regulation, and the regulatory clearance or approval and maintenance process for such services and products may be uncertain, expensive, and time-consuming. Regulatory requirements related to marketing, selling, and distribution of RUO or LDT products could change or be uncertain. If the FDA or other regulatory authorities assert that any of our RUO or LDT products are subject to regulatory clearance or approval, our business, financial condition, or results of operations could be adversely affected. The FDA has historically exercised enforcement discretion in not enforcing the premarket authorization and quality system regulations against laboratories offering LDTs. However, on October 3, 2014, the FDA issued two draft guidance documents that set forth the FDA’s proposed risk-based framework for regulating LDTs, which are designed, manufactured, and used within a single laboratory. The draft guidance documents provide the anticipated details through which the FDA would propose to establish an LDT oversight framework, including premarket review for higher-risk LDTs, such as those that have the same intended use as FDA-approved or cleared companion diagnostic tests currently on the market. In January 2017, the FDA announced that it would not issue final guidance on the oversight of LDTs and manufacturers of products used for LDTs, but would seek further public discussion on an appropriate oversight approach, and give Congress an opportunity to develop a legislative solution. More recently, the FDA has issued warning letters to certain labs for illegally marketing materials. The FDA has not created a legal “carve-out” for LDTs and retains discretion to take action when appropriate, such as when certain materials raise significant public health concerns.

As manufacturers develop more complex diagnostic tests and diagnostic software, the FDA may increase its regulation of LDTs. Any future legislative or administrative rule making or oversight of LDTs, if and when finalized, may impact the sales of our services and products and how customers use our services and products, and may require us to change our business model in order to maintain compliance with these laws. We cannot predict how these various efforts will be resolved, how Congress or the FDA will regulate LDTs in the future, or how that regulatory system will impact our business. Changes to the current regulatory framework, including the imposition of additional or new regulations, including regulation of our services and products, could arise at any time during the development or marketing of our services and products, which may negatively affect our ability to obtain or maintain FDA or comparable regulatory approval of our services and products, if required. Further, sales of our products and services for diagnostic applications in certain instances, or other uses that fit the FDA’s definition for “device,” may subject us to additional healthcare regulation and enforcement by the applicable government agencies. Such laws include, without limitation, state and federal anti-kickback or anti-referral laws, healthcare fraud and abuse laws, false claims laws, privacy and security laws, Physician Payments Sunshine Act and related transparency and manufacturer reporting laws, and other laws and regulations.

With regard to RUO products, on November 25, 2013, the FDA issued Final Guidance “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only.” The guidance emphasizes that the FDA will review the totality of the circumstances when it comes to evaluating whether equipment and testing components are properly labeled as RUO. The final guidance states that merely including a labeling statement that the product is for research purposes only will not necessarily render our product exempt from the FDA’s clearance, approval, and other regulatory requirements if the circumstances surrounding the distribution, marketing and promotional practices indicate that the manufacturer knows its products are, or intends for its products to be, used for clinical diagnostic purposes. These circumstances may include written or verbal sales and marketing claims or links to articles regarding a product’s performance in clinical applications and a manufacturer’s provision of technical support for clinical applications.

In 2020, the HHS announced rescission of guidance and other informal issuances of the FDA regarding premarket review of LDTs absent notice-and-comment rulemaking, stating that, absent notice-and-comment rulemaking, those seeking approval or clearance of, or an emergency use authorization, for an LDT may nonetheless voluntarily submit a premarket approval application, premarket notification or an Emergency Use Authorization request, respectively, but are not required to do so. However, laboratories opting to use LDTs without FDA premarket review or authorization would not be eligible for liability protection under the Public Readiness and Emergency Preparedness (“PREP”) Act that is normally provided to certain countermeasures that are approved, cleared, licensed, or otherwise authorized to fight against a pandemic or an epidemic.

While this action by HHS is expected to reduce the regulatory burden on clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988 that develop LDTs, it is unclear how this action as well as future legislation by federal and state governments and the FDA will impact the industry, including our business and that of our customers. Such HHS measure may compel the FDA to formalize earlier enforcement discretionary policies and informal guidance through notice-and-comment rulemaking and/or impose further restrictions on LDTs. HHS’s rescission policy may change over time. Congress could also enact legislation restricting LDTs. Any restrictions on LDTs by the FDA, HHS, Congress, or state regulatory authorities may decrease the demand for our products. The adoption of new restrictions on RUO products, whether by the FDA or Congress, could adversely affect demand for our specialized reagents and instruments. Further, we could be required to obtain premarket clearance or approval before we can sell our services and products to certain customers. If we market countermeasures to a pandemic or an epidemic, such as COVID-19, and we decide to forgo the FDA’s premarket review per the HHS’s policy, our countermeasures will not receive the immunity protection under the PREP Act.

If we or our strategic partners or licensees fail to obtain regulatory approvals in other countries for service and product candidates under development, we will not be able to generate revenue in such countries from the commercialization of service and product candidates.

In order for us to market our services and products outside of the United States and the European Union, we and our strategic partners and licensees must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional assay services and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval or EMA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States and EMA approval in the European Union. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory review processes in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA approval in the United States and EMA approval in the European Union. The adverse effects include the risk that our service and product candidate may not be approved for all indications that we request, which could limit the uses of our service and product and adversely impact our potential royalties and sales, and the risk that such approval may be subject to limitations on the indicated uses for which the service or product may be marketed or require costly, post-marketing follow-up studies.

If we fail to comply with applicable foreign regulatory requirements, we could be subject to penalties and suspension or withdrawal of regulatory approvals.

We or our strategic partners or licensees may fail to successfully petition the Japanese National Health Services for use of the SomaSignal™ tests in the annual government-funded health check. Failure to do so may adversely affect our business and we may not be able to achieve meaningful adoption of SomaSignal™ tests in Japan, which could stunt our growth.

Our strategic partner in Japan, NEC Solution Innovators, Ltd., established a wholly owned subsidiary in Japan for the purpose of pursuing increased adoption and expansion of our service offerings in Japan. As a part of this plan, the wholly owned subsidiary plans to petition the Japanese National Health Services to include the SomaSignal™ tests in the annual government-funded health check. Successful implementation of this plan requires an agreement by government agencies such as the Central Social Insurance Medical Counsel, which makes the decision on whether to reimburse for the services based on the recommendations that are made by the Ministry of Health, Labor and Welfare’s expert panel. To our knowledge, the wholly owned subsidiary has not begun the petition process. There is no guarantee that we will be able to obtain this approval and successfully include the SomaSignal™ tests in the annual government-funded health check. However, the successful petition with the Japanese National Health Services does not impact SomaLogic’s ability to execute the NEC contract or to generate revenue through this strategic partnership.

We could be adversely affected by alleged violations of the Federal Trade Commission Act or other truth-in-advertising and consumer protection laws.

Our advertising for current and future assay services is subject to federal and state laws that prohibit deceptive or unfair advertising and marketing practices. Under federal and state law, regulators such as the Federal Trade Commission (“FTC”) and the attorneys general (“AG,” or district attorneys in some states) of the various states have authority to bring actions against firms that engage in false or deceptive advertising or marketing practices. The FTC’s authority emanates from the Federal Trade Commission Act (“FTC Act”), which empowers the FTC to investigate and seek injunctive relief against deceptive or unfair acts or practices, including the dissemination of advertising claims without possession at the time of dissemination of a reasonable basis for belief that the claims are true and non-deceptive. Substantiation in the case of efficacy claims pertaining to health, safety, and life sciences generally must take the form of competent and reliable scientific evidence. Failure to have substantiation of this type is deceptive under the FTC Act and may subject the advertiser to an injunction to stop the advertising and possibly to engage in other remedial steps such as corrective advertising. Failure to comply with an FTC administrative order subjects the advertiser to significant civil penalties. States have similar unfair and deceptive acts and practices statutes (sometimes called “little FTC Acts” or “UDAP” statutes). They vary, but often the state regulator can seek monetary relief along with an order of discontinuance.

Both the FTC and the state AGs have broad powers and as described above, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which we would be able to market services or products in the future, or in extreme instances criminal prosecution if significant fraud is involved. These laws relate not only to the advertising produced and disseminated by us but also to statements made by endorsers or others in third-party testimonials that are used by us in advertising in any form, including but not limited to social media.

Federal and state laws also give causes of action to competitors to seek injunctive and monetary relief for false and misleading advertising statements. Any person who is or may be likely to be damaged by false or misleading advertising statement may bring an action in federal court pursuant to the Lanham Act, § 43(a). Proven damages may be trebled and attorney’s fees and costs may be awarded in appropriate cases. There are state analogs of this sort of unfair competition statute as well.

Under state UDAP statutes, consumers can bring private claims against companies who disseminate false or deceptive advertising claims. Although those UDAP statutes often provide for statutory damages in the case of individual consumers, more often such cases take the form of class actions, which can lead to massive damages awards and significant awards of attorney’s fees.

We are also subject to self-regulatory risks. The BBB National Programs, Inc. operates the National Advertising Division (“NAD”), which is the country’s leading self-regulatory body dedicated to truth and accuracy in advertising. A competitor can challenge advertising before the NAD. The process is non-public until the decision is rendered by the NAD, at which point the BBB National Programs issues a press release about the decision. Most advertisers comply with the recommendations of the NAD; those that refuse to comply can be referred to the FTC for investigation.

Any of the potential action described above if brought against us could disrupt our business operations, cause damage to our reputation, and result in a material adverse effects on our business.

Our business is subject to environmental regulation and regulations relating to the protection of health and safety matters that could result in compliance costs. Any violation or liability under environmental laws or health and safety regulations could harm our business.

We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes, including radioactive materials and wastes, and imposing liability for the cleanup of contamination from these substances. We handle hazardous substances in our manufacturing processes and in the compilation of our chemical library, and we could be liable for any improper use, storage, or disposal of such substances. We cannot completely eliminate the risk of contamination or injury from hazardous substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future.

The Occupational Safety and Health Act of 1970 (“OSHA”), establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various OSHA standards may apply to our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with OSHA and other state and local laws and regulations.

The failure to comply with environmental or safety regulations could also result in fines by government authorities and payment of damages to private litigants, which could harm our business.

Risks Related to SomaLogic Being a Public Company

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are in the process of implementing disclosure controls and procedures designed to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. As a result, because of these inherent limitations in our control system, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to file required reports in a timely manner and filing reports containing incorrect information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, damage to our reputation, and harm to our financial condition.

The requirements of being a public company may strain our resources, result in litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Complying with these rules and regulations has increased and will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We will need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming.

These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected. By disclosing information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

In addition, as a result of our disclosure obligations as a public company, we will have reduced strategic flexibility and will be under pressure to focus on short-term results, which may materially and adversely affect our ability to achieve long-term profitability.

Risks Related to Our Common Stock and Public Warrants

An active trading market for our Common Stock may never develop or be sustained.

Although our Common Stock is listed on The Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any of our Common Stock due to the limited public float. We cannot predict the prices at which our Common Stock will trade. It is possible that in one or more future periods our results of operations and progression of our product pipeline may not meet the expectations of public market analysts and investors, and, as a result of these and other factors, the price of our Common Stock may fall. Accordingly, we cannot assure you of your ability to sell your shares of our Common Stock when desired or at prices at or above the price you paid for your shares or at all.

The market price of our Common Stock may be volatile, which could result in substantial losses for investors.

The trading price of our Common Stock has been and may continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price of our Common Stock may fluctuate due to a variety of factors, including:

•        the timing of the launch and commercialization of our products and degree to which such launch and commercialization meets the expectations of securities analysts and investors;

•        actual or anticipated fluctuations in our operating results, including fluctuations in our quarterly and annual results;

•        operating expenses being more than anticipated;

•        the failure or discontinuation of any of our product development and research programs;

•        changes in the structure or funding of research at academic and research laboratories and institutions, including changes that would affect their ability to purchase our instruments or consumables;

•        the success of existing or new competitive businesses or technologies;

•        announcements about new research programs or products of our competitors;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        the recruitment or departure of key personnel;

•        litigation and governmental investigations involving us, our industry or both;

•        regulatory or legal developments in the United States and other countries;

•        volatility and variations in market conditions in the life sciences technology sector generally, or the proteomics or genomics sectors specifically;

•        investor perceptions of us or our industry;

•        the level of expenses related to any of our research and development programs or products;

•        actual or anticipated changes in our estimates as to our financial results or development timelines, variations in our financial results or those of companies that are perceived to be similar to us or changes in estimates or recommendations by securities analysts, if any, that cover our Common Stock or companies that are perceived to be similar to us;

•        whether our financial results meet the expectations of securities analysts or investors;

•        the announcement or expectation of additional financing efforts;

•        sales of our Common Stock by us or by our insiders or other stockholders;

•        the expiration of market standoff or lock-up agreements;

•        general economic, industry and market conditions; and

•        the COVID-19 pandemic, natural disasters or major catastrophic events.

Recently, stock markets in general, and the market for life sciences technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations, particularly in light of the current COVID-19 pandemic. Broad market and industry factors may seriously affect the market price of our Common Stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Common Stock. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company.

Because of the potential volatility of our Common Stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq

If Nasdaq delists our shares of Common Stock from trading on its exchange for failure to meet Nasdaq’s listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of new and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Our principal stockholders and management own a significant percentage of our Common Stock and will be able to exercise significant influence over matters subject to stockholder approval.

As of June 30, 2021, our directors, executive officers, holders of more than 5% of our outstanding shares of Common Stock and their respective affiliates beneficially owned, collectively, approximately 29.5% of the outstanding shares of Common Stock. As a result, these stockholders, if they act together, may significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company that our other stockholders may believe is in their best interests. This in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove the board of directors or management.

We do not expect to pay any dividends for the foreseeable future. Investors may never obtain a return on their investment.

You should not rely on an investment in our Common Stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our Common Stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations, fund our research and development programs and continue to invest in our commercial infrastructure. In addition, any future credit facility or financing we obtain may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our Common Stock. Accordingly, investors must rely on sales of our Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our Common Stock.

Our Bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

Our Amended and Restated Bylaws (“Bylaws”) provide that, unless we consent in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) or Bylaws (each, as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, except for any claim as to which the court does not have jurisdiction over an indispensable party to that claim. The foregoing shall not apply to any claims under the Exchange Act or the Securities Act. In addition, unless we give an Alternative Forum Consent, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Bylaws provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in our Bylaws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

Delaware law and provisions in our Amended and Restated Certificate of Incorporation and Bylaws might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of 66 2/3% of the voting power of our stockholders other than the interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

•        our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause by the affirmative vote of holders of at least two-thirds of the voting power of our then outstanding capital stock;

•        certain amendments to our Amended and Restated Certificate of Incorporation require the approval of stockholders holding two-thirds of the voting power of our then outstanding capital stock;

•        any stockholder-proposed amendment to certain provisions of our Bylaws require the approval of stockholders holding two-thirds of the voting power of our then outstanding capital stock;

•        our stockholders are only able to take action at a meeting of stockholders and are not able to take action by written consent for any matter, except as provided in Article VI(A) of our Amended and Restated Certificate of Incorporation;

•        vacancies on our board of directors are able to be filled only by our board of directors and not by stockholders;

•        only the chair of our board of directors, our chief executive officer, our president or a majority of our board of directors are authorized to call a special meeting of stockholders;

•        certain litigation against us can only be brought in Delaware;

•        our Amended and Restated Certificate of Incorporation authorizes preferred stock, the terms of which may be established by our board of directors and shares of which may be issued, without the approval of the holders of our capital stock; and

•        advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving our change in control. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under a warrant agreement between CMLS II and Continental Stock Transfer & Trust Company, as warrant agent. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants (i) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders; and (ii) at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Public Warrant; provided that the last reported sales price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders; provided further that, if the last reported sales price of our Common Stock is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their

Public Warrants. None of the Private Placement Warrants will be redeemable by us (except as described in the section entitled “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees.

Our warrants are exercisable for our Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our Public Warrants are exercisable for up to 5,520,000 shares of Common Stock at $11.50 per share. Our Private Placement Warrants are exercisable for up to 5,013,333 shares of Common Stock at $11.50 per share. The additional shares of our Common Stock issuable upon exercise of our warrants will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of our future operating results or financial position.

The pro forma financial information included in this prospectus is presented for informational purposes only and is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from CMLS II’s and our historical financial statements and certain adjustments and assumptions have been made regarding our Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price.

The price of our Common Stock and Public Warrants may be volatile.

The price of our Common Stock and Public Warrants may fluctuate due to a variety of factors, including:

•        changes in the industries in which we and our customers operate;

•        variations in our operating performance and the performance of our competitors in general;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        additions and departures of key personnel;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        sales of shares of our Common Stock by the PIPE Investors;

•        the volume of shares of our Common Stock available for public sale; and

•        general economic and political conditions such as recessions, interest rates, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Common Stock and Public Warrants regardless of our operating performance.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

As of the Closing Date, (i) shares of our Common Stock issued in connection with the consummation of the Business Combination in exchange for Old SomaLogic’s common stock represent approximately 61.3% of our total outstanding Common Stock, (ii) holders of Public Shares owned 14.8% of our total outstanding Common Stock, (iii) holders of the Founder Shares owned 3.8% of our total outstanding Common Stock and (iv) shares of our Common Stock issued in connection with the PIPE Investment represent approximately 20.1% of our total outstanding shares of Common Stock.

Although the Sponsor and certain of our stockholders are subject to certain lock-up restrictions regarding the transfer of our Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups. This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus up to 48,413,333 shares of Common Stock and 5,013,333 Private Placement Warrants. As restrictions on resale end and the registration statement is available for use, the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Although we consummated the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of our Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Common Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the securities hereunder.

Assuming the exercise of all outstanding warrants for cash and the exercise of all outstanding Madryn Options for cash, we will receive an aggregate of approximately $125.1 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants and the Madryn Options, if any, for investment in growth, and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants and the Madryn Options. There is no assurance that the holders of the warrants or holders of the Madryn Options will elect to exercise for cash any or all of such warrants or Madryn Options. To the extent that any warrants or Madryn Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants or Madryn Options will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Public Warrants, the Private Placement Warrants, and the Madryn Options offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share and the exercise price of the Madryn Options of $4.77 per share. The Public Warrants are listed on the Nasdaq under the symbol “SLGCW.”

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SLGC” and “SLGCW” respectively. Prior to the consummation of the Business Consummation, CMLS II’s Units, common stock and Public Warrants were listed on Nasdaq under the symbols “CMIIU,” “CMII” and “CMIIW,” respectively.

On September 28, 2021, the closing sale price of our Common Stock was $11.99 per share and the closing price of the Public Warrants was $3.22 per Public Warrant.

As of September 28, 2021, there were approximately 449 holders of record of our Common Stock and 1 holder of record of our Public Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the post-combination company as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of the post-combination company for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of CMLS II and Old SomaLogic after giving effect to the Business Combination, PIPE Investment, conversion of the convertible debt, and related adjustments described in the accompanying notes. CMLS II and Old SomaLogic are referred to herein, subsequent to the Business Combination and the PIPE Investment, as the post-combination company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and PIPE Investment as if they were completed on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and PIPE Investment as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 also gives pro forma effect to conversion of the convertible debt into 682,070 shares of Old SomaLogic Class B common stock, which occurred on July 9, 2021, as if it had occurred on June 30, 2021. Additionally, the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the for the year ended December 31, 2020 give pro forma effect to the conversion of the convertible debt as if it had occurred January 1, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical financial statements and the accompanying notes:

•        the historical audited financial statements of CMLS II as of December 31, 2020 and for the period from December 15, 2020 (inception) through December 31, 2020, included elsewhere in this prospectus;

•        the historical unaudited condensed financial statements of CMLS II as of and for the six months ended June 30, 2021, included elsewhere in this prospectus;

•        the historical audited consolidated financial statements of Old SomaLogic as of and for the year ended December 31, 2020, included elsewhere in this prospectus; and

•        the historical unaudited condensed consolidated financial statements of Old SomaLogic as of and for the six months ended June 30, 2021, included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination, the PIPE Investment, and the conversion of the convertible debt occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of Business Combination

On March 28, 2021, Old SomaLogic entered into the Merger Agreement with CMLS II and Merger Sub. The Business Combination was consummated on September 1, 2021, whereby (i) Old SomaLogic changed its name to “SomaLogic Operating Co., Inc.,” (ii) CMLS II changed its name to SomaLogic, Inc. (the “Company”), and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of the Company. The aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares, as defined below) was $1,250 million, which consists of cash payments (at the election of Old SomaLogic stockholders) of $50.0 million (“Cash Consideration”) and equity consideration in the form of (i) the issuance of shares of Common Stock of the Company (“Share Consideration”) and (ii) rollover of Old SomaLogic’s outstanding options. The number of shares of Common Stock issued as Share Consideration was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381 (the “Exchange Ratio”). Accordingly, the $50 million Cash Consideration was paid to Old SomaLogic stockholders, 110,973,213 shares of Common Stock were issued to Old SomaLogic stockholders on the Closing Date, and 17,177,528 shares of Common Stock may be issued in the future upon the exercise of Old SomaLogic options based on the following transactions that occurred on the Closing Date:

•        the cancellation of each issued and outstanding share of Old SomaLogic Class B common stock (including shares of Old SomaLogic Class B common stock resulting from the deemed conversion of Old SomaLogic redeemable convertible preferred stock) and the conversion into the right to receive a pro rata share of the Cash Consideration or a number of shares of Common Stock equal to the Exchange Ratio; and

•        the conversion of all outstanding Old SomaLogic options into options exercisable for shares of Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

Old SomaLogic stockholders and certain employees or individual service providers of Old SomaLogic (“Earn-Out Service Providers”) are also entitled to receive a number of shares (“Earn-Out Shares”) of up to 3,500,125 and 1,499,875 additional shares of Common Stock, respectively, if at any time between the 13-month anniversary of the Closing Date and the 24-month anniversary of the Closing Date, the Common Stock share price is greater than or equal to $20.00 for a period of at least 20 out of 30 consecutive trading days (“Triggering Event”). Any Earn-Out Shares issuable to an Earn-Out Service Provider shall be issued only if such individual continues to provide services (whether as an employee, director or individual independent contractor) through the date of occurrence of the corresponding Triggering Event (or a change in control acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the Old SomaLogic stockholders in accordance with their respective pro rata Earn-Out Shares.

Other Related Events in Connection with the Business Combination

Other related events in connection with the Business Combination are summarized below:

•        the issuance of 36,500,000 shares of Common Stock for aggregate proceeds of $365.0 million from consummation of the PIPE Investment; and

•        the conversion of CMLS II Class B common stock into Common Stock on a one-for-one basis

The unaudited pro forma condensed combined financial information below reflects the actual redemption of 809,850 shares of Class A common stock by CMLS II’s public stockholders at $10.00 per share.

The following summarizes the pro forma post-combination company Common Stock issued and outstanding immediately after the Business Combination and PIPE Investment:

	Shares	%
Public stockholders(1)	26,790,150	14.8%
PIPE Investors	36,500,000	20.1%
Initial Stockholders(1)	6,900,000	3.8%
Old SomaLogic stockholders(2)(3)	110,973,213	61.3%
	181,163,363	100%

____________

(1)      Excludes 5,520,000 and 5,013,333 shares of Common Stock issuable upon the exercise of Public Warrants and Private Placement Warrants, respectively.

(2)      Excludes 17,177,528 shares of Common Stock issuable upon the exercise of Old SomaLogic options.

(3)      Excludes 5,000,000 shares of Common Stock in potential Earn-Out Shares as they are not issuable until 13 to 24 months after the Closing Date and are contingently issuable based upon the Triggering Event.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
JUNE 30, 2021
(in thousands)

	CMLS II (Historical)	Old SomaLogic (Historical)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$674	$47,138	$365,000	(A)	$582,684
			276,009	(B)
			(9,660)	(C)
			(38,378)	(F)
			(8,099)	(H)
			(50,000)	(J)
Investments	—	111,041	—		111,041
Accounts receivable, net	—	13,566	—		13,566
Inventory	—	7,662	—		7,662
Deferred costs of services	—	1,721	—		1,721
Prepaid expenses and other current assets	130	1,728	—		1,858
Total current assets	804	182,856	534,872		718,532
Cash held in Trust Account	276,009	—	(276,009)	(B)	—
Non-current inventory	—	4,888	—		4,888
Property and equipment, net	—	4,400	—		4,400
Other long-term assets	—	6,279	(5,371)	(F)	908
Total assets	$276,813	$198,423	$253,492		$728,728
Liabilities, redeemable stock and other stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$—	$8,831	$(685)	(F)	$8,146
Accrued liabilities	—	5,604	—		5,604
Accrued offering costs and expenses	130	—	—		130
Deferred revenue	—	4,789	—		4,789
Deferred rent	—	54	—		54
Current portion of convertible debt	—	1,937	(1,937)	(D)	—
Total current liabilities	130	21,215	(2,622)		18,723
Deferred revenue, net of current portion	—	2,890	—		2,890
Other long-term liabilities	—	459	—		459
Deferred underwriters’ discount	9,660	—	(9,660)	(C)	—
Warrant liability	58,332	—	—		58,332
Earn-Out Liability	—	—	17,530	(L)	17,530
Total liabilities	68,122	24,564	5,248		97,934
Class A common stock subject to possible redemption	203,690	—	(203,690)	(G)	—
Redeemable convertible preferred stock	—	202,116	(202,116)	(M)	—

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET — (Continued)
JUNE 30, 2021
(in thousands)

	CMLS II (Historical)	Old SomaLogic (Historical)	Pro Forma Adjustments		Pro Forma Combined
Other stockholders’ equity (deficit):
Common Stock	1	—	4	(A)	19
			2	(G)
			—	(H)
			1	(I)
			11	(M)
Class B common stock	1	—	(1)	(I)	—
Old SomaLogic Class B common stock	—	748	7	(D)	—
			(755)	(M)
Treasury stock	—	(408)	408	(E)	—
Additional paid-in capital	48,276	405,583	364,996	(A)	1,066,122
			1,930	(D)
			(408)	(E)
			(41,897)	(F)
			203,688	(G)
			(8,099)	(H)
			(50,000)	(J)
			(43,277)	(K)
			(17,530)	(L)
			202,860	(M)
Accumulated other comprehensive loss	—	7	—		7
Accumulated deficit	(43,277)	(434,187)	(1,167)	(F)	(435,354)
			43,277	(K)
Total other stockholders’ equity (deficit)	5,001	(28,257)	654,050		630,794
Total liabilities, redeemable stock and other stockholders’ equity (deficit)	$276,813	$198,423	$253,492		$728,728

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share amounts)

	CMLS II (Historical)	Old SomaLogic (Historical)	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$—	$38,640	$—		$38,640
Operating expenses:
Cost of revenue	—	14,230	21	(AA)	14,251
Research and development	—	16,708	198	(AA)	16,906
Selling, general and administrative	—	27,642	822	(AA)	28,464
Operating costs	856	—	—		856
Total operating expenses	856	58,580	1,041		60,477
Loss from operations	(856)	(19,940)	(1,041)		(21,837)
Other (expense) income:
Interest income and other, net	—	71	—		71
Interest expense	—	(1,322)	48	(BB)	(1,274)
Loss on extinguishment of debt, net	—	(1,630)	—		(1,630)
Interest earned on cash and marketable securities held in Trust Account	9	—	(9)	(CC)	—
Offering costs allocated to warrants	(505)	—	—		(505)
Change in fair value of warrant liability	(41,925)	—	—		(41,925)
Total other (expense) income	(42,421)	(2,881)	39		(45,263)
Net loss	$(43,277)	$(22,821)	$(1,002)		$(67,100)
Weighted-average shares outstanding, basic and diluted	6,626,519	73,874,501		(DD)	181,163,363
Net loss per share, basic and diluted	$(6.53)	$(0.31)			$(0.37)

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	CMLS II (Historical)	Old SomaLogic (Historical)	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$—	$55,889	$—		$55,889
Operating expenses:
Cost of revenue	—	22,614	110	(AA)	22,724
Research and development	—	30,749	1,041	(AA)	31,790
Selling, general and administrative	—	36,882	4,328	(AA)	41,210
Formation and operating costs	1	—	—		1
Total operating expenses	1	90,245	5,479		95,725
Loss from operations	(1)	(34,356)	(5,479)		(39,836)
Other (expense) income:
Interest income and other, net	—	230	—		230
Interest expense	—	(18,889)	149	(BB)	(18,740)
Total other (expense) income	—	(18,659)	149		(18,510)
Net loss	$(1)	$(53,015)	$(5,330)		$(58,346)
Weighted-average shares outstanding, basic and diluted	6,000,000	72,833,736		(DD)	181,163,363
Net loss per share, basic and diluted	$(0.00)	$(0.73)			$(0.32)

Note 1 — Basis of Presentation

The historical information of CMLS II and Old SomaLogic has been adjusted in the unaudited pro forma condensed combined financial information to reflect pro forma adjustments related to the Business Combination, PIPE Investment, and conversion of the convertible debt in accordance with GAAP.

The Business Combination is accounted for as a reverse recapitalization because Old SomaLogic has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•        the Old SomaLogic stockholders hold the majority of voting rights in the post-combination company;

•        the Old SomaLogic stockholders have the right to appoint the majority of the directors on the post-combination company board;

•        senior management of Old SomaLogic comprises the senior management of the post-combination company; and

•        operations of Old SomaLogic comprise the ongoing operations of the post-combination company.

Under the reverse recapitalization model, the Business Combination is reflected as the equivalent of Old SomaLogic issuing stock for the net assets of CMLS II, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33 — 10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited condensed balance sheet of CMLS II as of June 30, 2021 with the unaudited condensed consolidated balance sheet of Old SomaLogic as of June 30, 2021, giving effect to the Business Combination, PIPE Investment, and conversion of the convertible debt as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of CMLS II for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of Old SomaLogic for the six months ended June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited statements of operations of CMLS II for the period from December 15, 2020 (inception) through December 31, 2020 with the audited consolidated statement of operations of Old SomaLogic for the year ended December 31, 2020. The unaudited pro forma condensed combined statements of operations presented give effect to the Business Combination, PIPE Investment, and conversion of the convertible debt as if they had been consummated on January 1, 2020, the earliest period presented. The unaudited pro forma condensed combined financial information also reflects the actual redemption of 809,850 shares of Class A common stock by CMLS II’s public stockholders at $10.00 per share.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Old SomaLogic incurred significant losses during the historical periods presented.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)    Reflects the proceeds of $365.0 million from the issuance and sale of 36,500,000 shares of Common Stock at $10.00 per share pursuant to the PIPE Investment entered into with PIPE Investors.

(B)    Reflects the liquidation and reclassification of $276.0 million of cash and marketable securities held in the Trust Account to cash and cash equivalents upon consummation of the Business Combination.

(C)    Represents the payment of $9.7 million of deferred underwriters’ discount (fees) incurred as part of CMLS II’s IPO that becomes payable upon the Closing of the Business Combination.

(D)    Reflects the conversion of Old SomaLogic’s convertible debt into 682,070 shares of Old SomaLogic Class B common stock, which occurred on July 9, 2021, prior to the consummation of the Business Combination.

(E)    Reflects the elimination of Old SomaLogic’s treasury stock.

(F)    Represents additional estimated transaction costs of $37.7 million incurred by CMLS II and Old  SomaLogic related to the Business Combination and PIPE Investment, of which $36.5 million are direct and incremental and have been reflected as a reduction in cash with a corresponding decrease in additional paid-in capital. The remaining $1.2 million of other transaction costs have been reflected as a reduction in cash with a corresponding decrease in accumulated deficit. Additionally, represents the elimination of $5.4 million deferred transaction costs incurred by Old SomaLogic related to the Business Combination and PIPE Investment, of which $0.7 million were accrued and $4.7 million were paid as of June 30, 2021. The deferred transaction costs incurred by Old SomaLogic are direct and incremental and have been reflected as a decrease in additional paid-in capital.

(G)    Reflects the reclassification of Class A common stock subject to possible redemption to permanent equity.

(H)    Represents the cash disbursed to redeem 809,850 shares of Class A common stock for $8.1 million at a redemption price of $10.00 per share.

(I)     Reflects the conversion of CMLS II Class B common stock to Common Stock concurrently with the Closing of the Business Combination on a one-for-one basis.

(J)     Reflects the payment of $50.0 million of Cash Consideration to the Old SomaLogic stockholders in connection with the Business Combination.

(K)    Reflects the elimination of CMLS II’s historical accumulated deficit.

(L)    Reflects the estimated fair value of the Earn-Out Shares contingently issuable and recorded as a liability as of the Closing Date. For further information, see Note 3.

(M)   Represents the Share Consideration paid to Old SomaLogic stockholders, resulting in the conversion of Old SomaLogic Class B common stock (including shares of Old SomaLogic Class B common stock resulting from the deemed conversion of Old SomaLogic redeemable convertible preferred stock) into Common Stock pursuant to the Exchange Ratio. Each Old SomaLogic stockholders’ Share Consideration was reduced by the applicable stockholders’ Cash Consideration.

Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:

(AA) Reflects the incremental stock-based compensation expense for Earn-Out Shares to be issued to Earn-Out Service Providers who have a continuing service requirement. For further details, refer to Note 3.

(BB) Represents the elimination of historical interest expense and debt discount amortization related to Old SomaLogic’s convertible debt for the six months ended June 30, 2021 and for the year ended December 31, 2020.

(CC) Represents the elimination of interest earned on cash and marketable securities held in CMLS II’s Trust Account for the six months ended June 30, 2021.

(DD) Represents pro forma net loss per share based on pro forma net loss and 181,163,363 total pro forma shares outstanding upon consummation of the Business Combination and PIPE Investment. For each period presented, there is no difference between basic and diluted pro forma net loss per share as outstanding options, warrants, and Earn-Out Shares are anti-dilutive and are not included in the calculation of diluted net loss per share.

Note 3 — Earn-Out Shares

Earn-Out Shares are contingently issuable upon the Triggering Event, except for Earn-Out Shares contingently issuable to Earn-Out Service Providers that are contingently issuable upon both the Triggering Event and certain service conditions. The Earn-Out Shares issuable to Old SomaLogic stockholders are deemed to be a contingent consideration arrangement and are expected to be accounted for as a liability (“Earn-Out Liability”). The estimated fair value of the Earn-Out Shares contingently issuable to Old SomaLogic stockholders is approximately $17.5 million as of June 30, 2021, which is recorded as Earn-Out Liability and remeasured to fair value at each reporting period.

The Earn-Out Shares issuable to Earn-Out Service Providers are expected to be accounted for as stock-based compensation expense as they are subject to a post-combination service condition through the date of the Triggering Event. The estimated fair value of the Earn-Out Shares issuable to Earn-Out Service Providers is approximately $6.5 million as of June 30, 2021, of which $1.0 million and $5.5 million were recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively.

The fair values of the Earn-Out Shares were determined using Monte Carlo simulation model implemented in a risk-neutral valuation framework. The most significant assumptions impacting the fair value of the Earn-Out Liability and Earn-Out Shares contingently issuable to Earn-Out Service Providers is the estimated share price at Closing Date, estimated forfeitures, the estimated volatility, and the risk-free interest rate over the period between the 13-month anniversary of the Closing and the 24-month anniversary of the Closing (inclusive of the first and last day of such period, the “Earn-Out Period”). If the actual assumptions are different from those assumed for the unaudited pro forma condensed combined financial information, the fair value of the Earn-Out Liability and Earn-Out Shares issuable to Earn-Out Service Providers would be different.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of SomaLogic’s results of operations and financial condition should be read in conjunction with the information set forth in SomaLogic’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and 2020, and the related respective notes thereto, included elsewhere in this prospectus. This discussion contains forward-looking statements based upon SomaLogic’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of SomaLogic, Inc., a Delaware corporation, and its subsidiary prior to the consummation of the Business Combination, and to the Company and its consolidated subsidiary following the consummation of the Business Combination.

Business Overview

SomaLogic is a leading commercial-stage proteomics company. We have built an integrated proteomics platform capable of robust, high throughput proteomics analysis with broad proteome coverage, low limits of detection, high reproducibility and at low costs. We designed our platform with the goal of being a universal proteomics platform, with the breadth (number of proteins measured) and precision (accuracy of measurement) important for discovery and research applications, and both the reproducibility and robustness important for clinical applications. Our platform is underpinned by our extensive global patent portfolio protecting our proteomics platform, products and services, our proprietary assay technology, our proteomics database (which we believe is one of the largest proteomics databases worldwide), and artificial intelligence and machine learning capabilities. As of June 30, 2021, our assay can measure approximately 7,000 protein target measurements in a single sample using only approximately 55µL of plasma or serum. Our proteomics database matches proteomics and clinical information and contains over 1.5 billion protein measurements with over 675,000 participant-years of longitudinal clinical data from follow-up. Leveraging our artificial intelligence-enabled bioinformatics capability, we use our database to power diagnostic product development for our research and clinical customers. We currently run our platform within our own laboratory, receive samples from customers and provide them proteomics analysis services. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities to analyze the data. We have served over 300 customers and collaborators with our proteomics technology since 2015. Our current partnerships include Novartis, Amgen and others, and our proteomics assay is used in laboratories both at the FDA and the National Institute of Health.

As of 2021, we primarily generate revenue through our assay services, which consists primarily of a service model whereby we receive samples from pharmaceutical, biotechnology or academic clients, perform the SomaScan® assay, and subsequently use bioinformatics and analytics to further refine the collected data and deliver this back to the customer. In the six months ended June 30, 2021 and in the years ended December 31, 2020 and 2019, approximately 75%, 85%, and 87%, respectively, of our assay services sales were generated by pharmaceutical customers. In mid-2020, we re-opened a simple fee-for-service offering, in addition to our previous data-sharing model that has proven very popular among customers. We expect our customer base to continue to grow in 2021 as a result of the fee-for-service offering and an expanded commercial development team.

In addition to the SomaScan® assay, we have developed and released SomaSignal™ tests into an observation market. The SomaSignal™ tests are data-driven diagnostic tests with high predictive power of biological disease and risks to patients which have a wide range of potential applications. We are currently evaluating a variety of different partnerships to drive adoption of SomaSignal™ tests.

We also generate product revenue, which primarily consists of the sale of SomaScan® kits. Our assay kits are aimed at enabling our customers to bring our proteomic platform in-house. We have historically sold our kits to a limited number of primarily academic customers and are establishing agreements for an upgraded platform with several sites in 2021 to prepare for a future full-scale launch.

As of June 30, 2021, we had approximately 220 employees, including a commercial team of more than 25 employees and a research and development team of more than 45 employees. We plan to continue expanding our commercial team significantly in the coming years.

Our commercial and product development teams are consistently partnering with our customers to develop products and services which speed the adoption of proteomics for our customers, including data analysis, data integration and ease of use tool sets. We are also actively exploring several potential co-marketing and new channel and product development opportunities with various partners in closely aligned scientific verticals, such as genomics.

We have historically and will continue to invest heavily in new products and solutions. Our research and development efforts are primarily focused on developing new proteomic content and additional SomaSignal™ tests as well as developing new applications for existing technologies.

Since our inception, we have incurred net losses in each year. Our net losses were $22.8 million and $36.6 million for the six months ended June 30, 2021 and 2020, respectively, and $53.0 million and $57.0 million for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of $434.2 million, cash and cash equivalents of $47.1 million, and short-term investments of $111.0 million. We expect to continue to incur significant expenses for the foreseeable future and to incur operating losses. We expect our expenses will increase in connection with our ongoing activities as we:

•        expand our sales and marketing efforts to further commercialize our products;

•        expand our research and development efforts to improve our existing products and develop and launch new products;

•        invest in processes, tools and infrastructure to support the growth of our business, including incurring costs related to operating as a public company;

•        attract, hire and retain qualified personnel; and

•        protect and defend our intellectual property.

Business Combination

On March 28, 2021, SomaLogic entered into the Merger Agreement with CMLS II and Merger Sub. Pursuant to the terms of the Merger Agreement, on September 1, 2021 (the “Closing Date”), (i) SomaLogic (“Old SomaLogic”) changed its name to “SomaLogic Operating Co., Inc.,” (ii) CMLS II changed its name to “SomaLogic, Inc.” (which represents “SomaLogic” or the “Company” following the consummation of the Business Combination), and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of the Company (the “Business Combination”).

The Business Combination will be accounted for as a reverse recapitalization. Old SomaLogic is deemed the accounting predecessor and the Company is the successor SEC registrant, which means that Old SomaLogic’s consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CMLS II is treated as the acquired company for financial reporting purposes.

The most significant change in the successor’s future reported financial position and results are expected to be an estimated $535.5 million net increase in cash and cash equivalents (as compared to SomaLogic’s consolidated balance sheet at June 30, 2021) and an estimated $654.1 million net increase in total stockholders’ equity (as compared to SomaLogic’s consolidated balance sheet at June 30, 2021), based on actual CMLS II stockholders’ redemptions and SomaLogic stockholders’ cash elections. Total transaction costs are estimated at approximately $43.1 million, of which SomaLogic expects approximately $1.2 million to be expensed. Refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus.

As a result of the Business Combination, SomaLogic is the successor to a SEC-registered and a Nasdaq-listed company, which will require SomaLogic to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. SomaLogic expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional services fees.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the Coronavirus Disease 2019 (COVID-19) outbreak to be a global pandemic. Since then, COVID-19 has continued to spread throughout much of the United States and the world causing uncertainty and disruption to business activities.

The COVID-19 pandemic resulted in delays in our fundraising efforts and revenue. In response, we took aggressive actions to reduce spend and contain costs including implementing a hiring freeze, eliminating travel, executing early lease terminations for two administrative buildings in Boulder, Colorado, as well as closing our Oxford, United Kingdom laboratory (“Lab Closure”). The Company experienced notable shifts in research funding in the pharmaceutical industry to COVID-19 research, largely delaying our revenue from the first half of 2020 to the second half of 2020. The Company modified its amended and restated credit agreement (“Amended and Restated Credit Agreement”) in the second and fourth quarters of 2020 in order to avoid noncompliance with financial and nonfinancial covenants. Despite the economic challenges due to the COVID-19 pandemic, we ended fiscal year 2020 with revenue growth of 74% year over year and we ended the first six months of 2021 with revenue growth of 188% compared to the same six months in the prior year. We also benefited from our cost savings actions which included reduction in travel and non-essential spending.

The COVID-19 pandemic continues to be dynamic and near-term challenges across the economy remain. We expect continued volatility and unpredictability related to the impact of COVID-19 on our business results. We continue to actively monitor the pandemic and we will continue to take appropriate steps to mitigate the adverse impacts on our business posed by the on-going spread of COVID-19.

Factors Affecting Our Performance

The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Continued adoption of our services and products

Our performance depends on our ability to drive adoption of our integrated platform of proteomic solutions and services, initially in the research and clinical markets. We have a well-established base of marquee customer and Key Opinion Leaders (“KOL”) relationships in place, and as we grow further, we expect to win contracts with new customers and expand the scope of existing contracts with existing customers. To facilitate this growth, we will grow our commercial organization and raise awareness through all available channels, including our KOL relationships and relevant publications. We plan to develop and grow our offering of reagents and corresponding solutions, including both small and large plex capabilities, site-of-service deployed assay options, and bioinformatics offerings to attract additional customers and cross-sell to existing customers. Additionally, we have an ongoing focus on growing our proteomics database and artificial intelligence and machine learning analytics to drive value and market opportunities.

Continued investment in growth

Our significant revenue growth has been driven by rapid innovation towards novel solutions that command price premiums and quick adoption of our solutions by our customer base. We intend to continue to make focused investments to increase revenue and scale operations to support growth and therefore expect expenses in this area to increase. We have invested, and will continue to invest, significantly in our laboratory process and commercial infrastructure. Investments in research and development will include hiring of employees with the necessary scientific and technical backgrounds to enable enhancements to our existing services and products and bring new services and products to market. Additionally, we plan to invest in sales and marketing activities, and expect to incur additional general and administrative expenses. To support the expansion, expenditures to develop and mature operational processes, financial and management information systems are expected to be incurred. As cost of revenue, operating expenses and capital expenditures fluctuate over time, we may experience short-term, negative impacts to our results of operations and cash flows, but we are undertaking such investments in the belief that they will contribute to long-term growth.

We have made, and intend to continue to make, investments that meet management’s criteria to expand or add key technologies we believe will facilitate the development and commercialization of new products or services in the future. Such investments could take the form of an asset acquisition, the acquisition of a business or the exclusive or non-exclusive license of patented technology. Any acquisitions we make may affect our future financial results.

Ability to lower the costs associated with performing the assay

Reducing the costs associated with performing our assay is both our focus and strategic objective. Over the long term, our objective is to reduce the cost of raw materials by improving the output efficiency of our assays and laboratory processes. Our approach to reducing these costs include, but are not limited to, modifying our assays and laboratory processes to use materials and technologies that provide equal or greater quality at lower cost, improving how we manage our materials and negotiating favorable terms for our materials purchases. We plan to reduce the cost of performing our SomaScan® assay as we move to either a less expensive array or Next Generation Sequencing system for our DNA readout of the protein concentrations present in a sample.

Seasonality

Our revenue can be seasonal dependent upon the spending patterns of our customers. Seasonality results from a number of factors, including the procurement and budgeting cycles of many of our customers, especially government- or grant-funded customers, whose cycles often coincide with government fiscal year ends. For example, the United States government’s fiscal year end occurs in our third quarter and may result in increased sales of our products during such quarter if government-funded customers have unused funds that may be forfeited, or future budgets that may be reduced, if such funds remain unspent at such fiscal year end. Furthermore, the academic budgetary cycle similarly requires grantees to “use or lose” their grant funding, which seems to be tied disproportionately to the end of the calendar year, driving sales higher during the fourth quarter. Similarly, our biopharmaceutical customers typically have calendar year fiscal years which also result in a disproportionate amount of their purchasing activity occurring during our fourth quarter.

Development and commercialization of clinical diagnostic tests

To facilitate a more complete understanding of human biology and improve human wellness, we aim to continue to advance our portfolio of clinical diagnostic tests that leverage our proprietary proteomics platform and artificial intelligence-enabled bioinformatics. By developing additional tests, the Company can provide more options to customers and collaborators and further commercialize our platform driving growth in revenue.

We released our first 12 SomaSignal™ tests into an observation market (local concierge practices in Colorado) under our laboratory developed tests (“LDT”) Clinical Laboratory Improvement Amendments (“CLIA”) license in late 2019. This selected market is being used to study sample logistics and flow, SomaSignal™ tests report structure as well as to determine the support needs of clinicians and patients ordering and receiving SomaSignal™ tests results. Over the past year, we have developed 16 tests for the research use only (“RUO”) market — most of which are directed at characterizing individuals in clinical trials. We anticipate approximately 10 to 15 additional SomaSignal™ tests or product claims to clear our development and validation process during 2021, mostly directed at helping to manage chronic disease and will be of significant interest to health system providers.

We are working closely with our clinical implementation partners and prioritizing the test pipeline to have the greatest impact on their business. Our plan is for these tests to focus on disease management, enabling at home sample collection and facilitating early intervention in diseases with the highest morbidity and mortality burden, such as type 2 diabetes, obesity, and cardiovascular disease.

Working in conjunction with our proteomics database and bioinformatics capabilities, our broad and versatile foundational assay, SomaScan®, enables the natural expansion of our test menu given the continuous incorporation of real-world data into our growing foundational assay. We believe this dynamic will support continuous and long-term growth of our research and clinical diagnostics business. Additionally, with our growing foundational assay in place as the single source for all new test menus, we believe we are well positioned to expand to additional adjacent markets within proteomics and genomics.

Expansion of our proteomic content

As of June 30, 2021, we have a library of slow off-rate modified aptamers, SOMAmers® reagents against approximately 7,000 protein target measurements of the 20,000 known canonical proteins encoded in the human genome. The breadth (number of proteins measured) of our SomaScan® assay is uniquely superior to other technologies in an aspect that is vital to customers. For each protein, we typically have a collection of 100’s to 1000’s of proprietary “monoclonal” SOMAmer® reagents (reagents with unique and defined sequences) from which we select and place one, or in some cases several, reagents on our SomaScan® assay. Any follow-up studies, which are of interest to many of our customers and partners, are facilitated with these collections of reagents, which is uniquely possible with our technology. To maintain our competitive advantage, we plan to increase the number of protein reagents to approximately 10,000 in the next 24 months based on allocated funding, resource availability, and the successful validation of new reagents. Upon successful commercialization of the new reagents, the impact to cost of revenue for the new proteomic content is estimated to be offset by the increased efficiencies we may gain from sample volume growth and value engineering initiatives.

Components of Results of Operations

Revenue

We derive our revenue from four primary sources: (1) assay services revenue, (2) product revenue, (3) collaboration revenue, and (4) other revenue. Customers include top biopharmaceutical companies and leading academic research universities.

Assay services revenue

We generate assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. We expect assay services revenue to increase over the long-term with new and recurring sales opportunities. With the enhancement of our proteomic services, we expect to capture more market opportunities outside of the United States region, as well as winning contracts with new customers and expanding the scope of sales with existing customers.

Product revenue

Product revenue primarily consists of kit sales, which enable our customers to bring the SomaScan® proteomic platform in-house and to build lines of business based on this technology. In preparation for a full-scale launch, we are establishing agreements with several sites to deploy kits this year. This will allow SomaLogic to quickly grow into geographic regions and research organizations we have historically not operated in.

Collaboration revenue

Collaboration revenue consists of fees earned for research and development services, except for grant revenue research and development services that are classified in other revenue. Collaboration revenue currently relates to an arrangement with one customer, NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC Corporation (“NEC”). We believe expanding collaborative arrangements with KOLs will allow for further enhancements of our integrated platform, lower barriers to adoption and introduce or expand new market channels and customers within geographic regions and markets we do not currently operate in.

Other revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. Grant revenue represents funding under cost reimbursement programs from government agencies, and non-profit foundations for qualified research and development activities performed by the Company. We expect other revenue to continue to grow as we expand our commercial team and they continue to pursue licensing relationships.

Cost of revenue

Cost of assay services revenue

Cost of assay services revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to assay services revenue. It also includes provisions for excess or obsolete inventory and costs for production variances, such as yield losses, material usages, spending and capacity variances. Cost of assay services revenue also includes royalty fees that the Company owes to third parties related to assay services.

We expect cost of assay services revenue to increase as we grow our sample volume. We expect the cost per sample to decrease over the long term due to the efficiencies we may gain as sample volume increases from improved utilization of our laboratory capacity and other value engineering initiatives. If our sample volume throughput is reduced as a result of the COVID-19 pandemic or otherwise, cost of revenue as a percentage of total revenue may be adversely impacted due to fixed overhead cost.

Cost of product revenue

Cost of product revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to product revenue. Cost of product revenue is recognized in the period the related revenue is recognized. Shipping and handling costs incurred for product shipments are included in cost of product revenue in the consolidated statements of operations and comprehensive loss. Cost of product revenue also includes royalty fees that the Company owes to third parties related to the sale of products.

Research and development

Research and development expenses consist primarily of salaries and benefits, laboratory supplies, clinical study costs, consulting fees and related costs. We believe that our continued investment in research and development is essential to our long-term competitive position. We plan to continue to invest significantly in our research and development efforts, including hiring additional employees, with an expected focus on advancing our assay and our bioinformatics platform, new clinical studies, as well as lowering the cost of assays. As a result of these and other initiatives, we expect research and development expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Selling, general and administrative

Selling expenses consist primarily of personnel and marketing related costs. General and administrative expenses consist primarily of personnel costs for our finance, human resources, business development and general management, as well as professional services, such as legal and accounting services.

As we continue to introduce new services and products, broaden our customer base and grow our business, we expect selling, general and administrative expenses to increase in future periods as the number of sales and marketing and administrative personnel grows. We also anticipate incurring increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as, investor and public relations expenses associated with operating as a public company.

Interest income and other, net

Interest income and other, net primarily consists of interest earned on our cash equivalents and investments, which are invested in money market funds, commercial paper, corporate bonds, United States Treasuries, asset-backed securities, and international government securities.

Interest expense

Interest expense is attributable to our borrowings under debt agreements as well as the change in fair value of the compound derivative liability.

Loss on extinguishment of debt, net

Loss on extinguishment of debt, net consists of a loss on extinguishment of debt due to repayment of the Amended and Restated Credit Agreement and a gain on extinguishment of debt due to forgiveness of the Paycheck Protection Program (“PPP”) loan during the six months ended June 30, 2021.

Results of Operations

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

Revenue

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Revenue:
Assay services revenue	$30,809	$10,788	$20,021	186%
Product revenue	655	689	(34)	(5)%
Collaboration revenue	1,525	957	568	59%
Other revenue	5,651	999	4,652	466%
Total revenue	$38,640	$13,433	$25,207	188%

Total revenue increased $25.2 million, or 188%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Assay services revenue increased by $20.0 million, or 186%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to a $14.5 million increase in sample volumes and a $5.5 million increase related to higher-average price per sample as a result of the reintroduction of the fee-for-service model in 2020. The increase in volume and price per sample for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 is partly due to a new contract with an existing customer for $9.7 million.

Product revenue decreased by less than $0.1 million, or 5%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to a reduction in the volume of kits sold.

Collaboration revenue increased by $0.6 million, or 59%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to the modification of our existing collaborative arrangement to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in March 2020. SomaLogic and NEC modified the collaboration agreement by entering into a new collaborative arrangement with NES in March 2020 to develop and commercialize SomaScan® services in Japan.

Other revenue increased by $4.7 million, or 466%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $4.1 million increase in royalty income related to an exclusive license to provide specific SOMAmers® in certain current and future products and a $0.6 million increase related to new grant revenue arrangements.

Cost of revenue

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Cost of assay services revenue	$13,811	$7,133	$6,678	94%
Cost of product revenue	419	334	85	25%
Total cost of revenue	$14,230	$7,467	$6,763	91%

Total cost of revenue increased $6.8 million, or 91%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Cost of assay services revenue increased by $6.7 million, or 94%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in cost of assay services revenue was primarily due to an increase in manufacturing costs as a result of volume increases, net of production efficiencies.

Cost of product revenue increased by less than $0.1 million, or 25%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to an increase in the cost of materials, partially offset by a reduction in the volume of kits sold.

Research and development

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Research and development	$16,708	$16,296	$412	3%

Research and development increased by $0.4 million, or 3%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in research and development was primarily due to a $0.2 million increase in wages and benefits due to increased headcount for our research and development team and a $0.2 million increase in stock-based compensation expense due to new option grants.

Selling, general, and administrative

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$27,642	$18,418	$9,224	50%

Selling, general, and administrative increased $9.2 million, or 50%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in selling, general and administrative was primarily due to a $5.7 million increase in advisory and management services incurred in relation to the Business Combination and other transactions, a $2.3 million increase in wages and benefits due to increased headcount for our commercial team, and a $1.1 million increase in stock-based compensation expense due to new option grants and option modifications.

Other (expense) income

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Other (expense) income:
Interest income and other, net	$71	$125	$(54)	(43)%
Interest expense	(1,322)	(7,995)	6,673	83%
Loss on extinguishment of debt, net	(1,630)	—	(1,630)	(100)%
Total other expense	$(2,881)	$(7,870)	$4,989	63%

Total other expenses decreased $5.0 million, or 63%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Interest income and other, net decreased by less than $0.1 million, or 43%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to lower interest rates on investments.

Interest expense decreased $6.7 million, or 83%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in interest expense was primarily due to a $4.8 million change in the fair value of the compound derivative liability in the six months ended June 30, 2020. In April 2021, the Company repaid the Amended and Restated Credit Agreement in full and the fair value of the compound derivative liability was included in the net carrying amount of the debt used to determine the loss on debt extinguishment.

Loss on extinguishment of debt, net of $1.6 million for the six months ended June 30, 2021 is due to a $5.2 million loss on extinguishment of debt as a result of the repayment of the Amended and Restated Credit Agreement in April 2021, offset by a $3.6 million gain on extinguishment of debt as of result of the forgiveness of the PPP loan in June 2021.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Revenue

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2020	2019
Revenue:
Assay services revenue	$45,827	$26,913	$18,914	70%
Product revenue	1,907	3,503	(1,596)	(46)%
Collaboration revenue	2,483	778	1,705	219%
Other revenue	5,672	993	4,679	471%
Total revenue	$55,889	$32,187	$23,702	74%

Total revenue increased $23.7 million, or 74%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Assay services revenue increased by $18.9 million, or 70%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 as a result of a $13.0 million increase for one customer due to a full year in 2020 versus one quarter in 2019 and $5.9 million increase due to higher sample volumes driven by a two-fold rise in our customer base primarily related to the reintroduction of the fee-for-service model in 2020.

Product revenue decreased by $1.6 million, or 46%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to a reduction of 50% in kits customer base resulting in lower volume of kits sold.

Collaboration revenue increased by $1.7 million, or 219%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 as a result of the modification of our existing collaborative arrangement to develop, market and sell SomaScan® technology and NEC’s IT package in March 2020. SomaLogic and NEC modified the collaboration agreement by entering into a new collaborative arrangement with NES in March 2020 to develop and commercialize SomaScan® services in Japan (see Note 2 and 3 to our consolidated financial statements included elsewhere in this prospectus for additional details).

Other revenue increased by $4.7 million, or 471%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of a $4.3 million increase in royalty income related to an exclusive license to provide specific SOMAmers® in certain current and future products and $0.4 million increase related to new grant revenue arrangements.

Cost of revenue

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2020	2019
Cost of assay services revenue	$21,857	$16,778	$5,079	30%
Cost of product revenue	757	1,452	(695)	(48)%
Total cost of revenue	$22,614	$18,230	$4,384	24%

Total cost of revenue increased $4.4 million, or 24%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Cost of assay services revenue increased by $5.1 million, or 30%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in cost of assay services revenue was primarily related to an $8.3 million increase in raw materials and manufacturing costs as a result of sample volume increases offset by a $2.5 million decrease in excess and obsolete inventory expense and a $0.7 million decrease in royalty and other expense due to the modification of the NEC collaborative arrangement in March 2020. The decline in excess and obsolete inventory expense resulted from sales volume growth, higher raw material usage, and a stronger outlook on future demands and product life cycles in 2020 compared to 2019.

Cost of product revenue decreased $0.7 million, or 48%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to lower volume of kits sold.

Research and development

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2020	2019
Research and development	$30,749	$32,502	$(1,753)	(5)%

Research and development decreased by $1.8 million, or 5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in research and development primarily related to a $1.7 million decrease from efforts to reduce spend and contain cost due to impacts of COVID-19 and $1.6 million decrease due to less internal clinical research activities, offset by a $1.5 million increase in stock compensation expense due to new stock option grants and option modifications.

Selling, general, and administrative

	Year Ended December 31,		$ Change	% Change
(dollars in thousands)	2020	2019
Selling, general and administrative	$36,882	$33,768	$3,114	9%

The increase in selling, general and administrative of $3.1 million, or 9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $1.2 million increase in wages and benefits due to increased headcount for our commercial team, a $1.1 million increase primarily due to higher professional services legal costs, a $0.7 million increase in stock compensation expense primarily due to repricing, option modifications, new options grants, a $0.7 million increase related to new software licenses and increased online marketing expenses, and a $0.3 million increase for early lease termination penalty for our headquarters. These increases were offset by a $0.9 million decrease for a charitable pledge made in 2019 that did not recur in 2020.

Other (expense) income

	Year Ended December 31,		$	Change	% Change
(dollars in thousands)	2020	2019
Other (expense) income:
Interest income and other, net	$230	$1,536		$(1,306)	(85)%
Interest expense	(18,889)	(6,225)		(12,664)	(203)%
Total other expense	$(18,659)	$(4,689)		$(13,970)	(298)%

Total other expenses increased $14.0 million, or 298%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

The decrease in interest income and other, net of $1.3 million, or 85%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to an average lower investment balance during 2020. The investments at December 31, 2019 matured in early 2020 and were not replaced until December of 2020 after the Series A Preferred Stock issuance.

The increase in interest expense of $12.6 million, or 203%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due primarily to the change in the fair value of the compound derivative liability of $12.3 million.

Liquidity and Capital Resources

As of June 30, 2021, our principal sources of liquidity were cash and cash equivalents and investments of $158.2 million. We have financed our operations primarily through revenue collected from our customers, net proceeds from sale of our capital stock, and borrowings from debt facilities. Following the completion of the reverse recapitalization, we expect that our operating cash flows, in addition to cash on hand, will enable us to make investments in the future. We expect our operating cash flows to further improve as we increase operational efficiencies and experience economies of scale.

We believe that our existing cash and cash equivalents, investments and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our sample volume growth rate, the pace of expansion of sales and marketing activities, the timing and extent of spending to supporting research and development efforts, the introduction of new and enhanced products and services, and the level of costs to operate as a public company following the reverse recapitalization. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies.

As of June 30, 2021, SomaLogic’s cash and cash equivalents amounted to $47.1 million. On a pro forma basis, after giving effect to the consummation of the Business Combination and PIPE Investment, SomaLogic’s cash and cash equivalents would have amounted to approximately $582.7 million on June 30, 2021, net of $43.1 million transaction costs, $0.8 million redemptions by CMLS II stockholders, and $50.0 million cash elections by SomaLogic stockholders. We intend to use a portion of the net cash proceeds from the Business Combination and PIPE Investment for payment of certain transaction costs. The remaining net cash proceeds will be retained by the Company to help fund future strategic and capital needs.

Our borrowings from debt facilities were provided from three different sources. On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the obligation was extinguished. In addition to the outstanding principal balance of $33.3 million as of that date, the Company also paid a prepayment penalty of approximately $4.0 million.

In April 2020, we received a loan in the aggregate amount of $3.5 million, pursuant to the Paycheck Protection Program, established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the United States Small Business Administration. Under the terms of the CARES Act, we applied for and received forgiveness on June 21, 2021 for the full amount borrowed under the PPP loan, including less than $0.1 million of accrued interest, which was recognized as a gain on extinguishment of debt during the six months ended June 30, 2021.

As of June 30, 2021, we had $2.0 million in principal balance outstanding related to the unsecured convertible promissory note (“Convertible Debt”) that was issued in March 2007. The Convertible Debt has a fixed interest rate of 3.75% and matures on June 30, 2024. On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock that resulted in an economic value equivalent to the issuance of preferred stock at the preferred stock conversion price indicated in the Convertible Debt note. As of the date hereof no debt obligations are outstanding.

We may be required to seek additional equity or debt financing. In the event the Company requires additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations, and financial condition.

We also have entered into various non-cancelable operating lease agreements for our current headquarters and laboratory facilities in Boulder, Colorado. In September 2020, we agreed to terminate the lease agreement for our corporate headquarters effective June 2021 and our lease for additional office space expires in August 2021. In connection with the Lab Closure, we also terminated the laboratory lease in Oxford, United Kingdom with the lease term set to expire on December 31, 2021. As of June 30, 2021, we continued to use the space for storage of property and equipment. As of June 30, 2021, our total future minimum lease commitments were $5.6 million, of which $0.9 million is due during the remainder of 2021.

Cash flows

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

The following table summarizes our cash flows for the six months ended June 30, 2021, and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(6,625)	$(23,562)
Net cash (used in) provided by investing activities	(72,188)	25,515
Net cash (used in) provided by financing activities	(38,460)	8,801
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	(18)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(117,276)	$10,736

Cash flows from operating activities

Cash used in operating activities for the six months ended June 30, 2021 was $6.6 million, which was primarily attributable to a net loss of $22.8 million and was partially offset by a net increase in our operating assets and liabilities of $4.1 million, non-cash stock-based compensation expense of $8.0 million, non-cash loss on extinguishment of debt, net of $1.6 million, non-cash depreciation and amortization of $1.4 million, non-cash provision for excess and obsolete inventory of $0.4 million, and non-cash amortization of debt issuance costs, discounts and premiums of $0.3 million. The net increase in our operating assets and liabilities was primarily due to the $3.9 million decrease in accounts receivable and a $2.5 million increase in deferred revenue. These changes were partially offset by a $0.9 million decrease in accrued and other liabilities, the payment of paid-in-kind interest on extinguishment of debt of $0.8 million, and a $0.6 million increase in prepaid expenses and other current assets.

Cash used in operating activities for the six months ended June 30, 2020 was $23.6 million, which was primarily attributable to a net loss of $36.6 million and a net decrease in our operating assets and liabilities of $1.6 million, which were partially offset by non-cash stock-based compensation expense of $6.7 million, non-cash change in fair value of the compound derivative liability of $4.8 million, non-cash depreciation and amortization of $1.4 million, non-cash amortization of debt issuance costs, discounts, and premiums of $1.3 million, and non-cash provision for excess and obsolete inventory of $0.4 million. The net decrease in our operating assets and liabilities was primarily due to the $2.3 million increase in accounts receivable and a $2.1 million increase in inventory. These changes were offset by a $1.8 million increase in accounts payable and a $1.0 million increase in deferred revenue.

Cash flows from investing activities

Cash used in investing activities for the six months ended June 30, 2021 was $72.2 million, consisting of $71.2 million for the purchase of available-for-sale securities, net of proceeds from sales and maturities of available-for-sale securities, and $1.0 million for the purchase of property and equipment, net of proceeds from the sale of property and equipment.

Cash provided by investing activities for the six months ended June 30, 2020 was $25.5 million, consisting of $26.0 million from sales and maturities of available-for-sale securities, net of amounts related to purchases of available-for-sale securities, offset by $0.5 million for the purchase of property and equipment.

Cash flows from financing activities

Cash used in financing activities for the six months ended June 30, 2021 was $38.5 million, consisting of the $36.5 million repayment of the Amended and Restated Credit Agreement and the payment of $4.7 million of deferred transaction costs related to the Business Combination, offset by $2.7 million in proceeds from the exercise of options to purchase our common stock.

Cash provided by financing activities for the six months ended June 30, 2020 was $8.8 million, consisting of $5.0 million in proceeds related to the Simple Agreement for Future Equity (“SAFE”), $3.5 million in proceeds from the PPP loan, and $0.3 million in proceeds from the exercise of options to purchase our common stock.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

The following table summarizes our cash flows for the years ended December 31, 2020, and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(28,338)	$(50,536)
Net cash (used in) provided by investing activities	(9,535)	30,665
Net cash provided by financing activities	188,766	144
Effect of exchange rates on cash, cash equivalents and restricted cash	(9)	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	$150,884	$(19,744)

Cash flows from operating activities

Cash used in operating activities for the year ended December 31, 2020 was $28.3 million, which was primarily attributable to a net loss of $53.0 million and a net change in our operating assets and liabilities of $8.7 million, which were partially offset by non-cash stock-based compensation expense of $15.2 million, change in fair value of the compound derivative liability of $12.3 million, non-cash depreciation and amortization of $2.8 million, and non-cash amortization of debt issuance costs, discounts, and premiums of $1.6 million. The net change in our operating assets and liabilities was primarily due to the $13.3 million increase in accounts receivable and a $1.2 million increase in deferred costs of services primarily related to the increase in revenue. These changes were partially offset by a $4.0 million increase in accounts payable and a $1.2 million increase in accrued and other liabilities.

Cash used in operating activities for the year ended December 31, 2019 was $50.5 million, which was primarily attributable to a net loss of $57.0 million and a net change in our operating assets and liabilities of $14.1 million, which were partially offset by, non-cash stock-based compensation expense of $13.1 million, non-cash depreciation and amortization of $3.2 million, non-cash provision for excess and obsolete inventory of $2.6 million and non-cash amortization of debt issuance costs, discounts, and premiums of $2.6 million. The net change in our operating assets and liabilities was primarily due to the $9.4 million decrease in deferred revenue as a result of timing of cash received from customers, $5.0 million increase in inventory, and $1.5 million decrease in accounts payable. These changes were partially offset by a $1.3 million decrease in deferred costs of services.

Cash flows from investing activities

Cash used in investing activities for the year ended December 31, 2020 was $9.5 million, consisting of $8.4 million for the purchase of available-for-sale securities, net of proceeds from sales and maturities of available-for-sale securities, and $1.1 million for the purchase of property and equipment, net of proceeds from the disposal of property and equipment.

Cash provided by investing activities for the year ended December 31, 2019 was $30.7 million, consisting of $31.3 million from sales and maturities of available-for-sale securities, net of amounts related to purchases of available-for-sale securities, offset by $0.7 million for the purchase of property and equipment, net of proceeds from the disposal of property and equipment.

Cash flows from financing activities

Cash provided by financing activities for the year ended December 31, 2020 was $188.8 million, consisting of $179.1 million in net cash proceeds from the issuance of Series A convertible preferred stock in November and December 2020, $5.0 million in proceeds related to the SAFE, $3.5 million in proceeds from the PPP loan, and $1.1 million in proceeds from the exercise of options to purchase our common stock.

Cash provided by financing activities for the year ended December 31, 2019 was $0.1 million as a result of options exercised to purchase our common stock.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which have been prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. We evaluate our estimates and judgments on an on-going basis. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to the Company’s consolidated financial position and results of operations. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

While our significant accounting policies are described in more detail in Note 2 of our consolidated financial statements and condensed consolidated financial statements, included elsewhere in this prospectus, we believe that the following accounting policies are those most critical as they require difficult, subjective, and/or complex judgements and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

We recognize revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

We recognize revenue when or as control of promised goods or services is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue and products are sold without the right of return.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. We do not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the goods or services and collection is one year or less. We expense incremental costs to obtain a contract as incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay services revenue

We generate assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. When assay services are included with other products or services within a customer contract, judgment is required to determine whether the promises are distinct or should be combined and to determine the transaction price allocation and standalone selling price. Standalone selling price is primarily determined based on amounts invoiced to customers in observable transactions. Standalone selling price varies depending on customer size, volume and contract length.

Product revenue

Product revenue primarily consists of kit sales to customers who have deployed the assay in their own laboratories. We receive a fixed price per kit and revenue from product sales is recognized upon transfer of control to the customer. Our principal terms of sale are freight on board (“FOB”) shipping point and as such, we transfer control and record revenue for product sales upon shipment. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration revenue

We provide research and development services that are accounted for in accordance with ASC 808, Collaborative Arrangements, because both parties are active participants and are exposed to significant risks and rewards depending on the activity’s commercial failure or success. The most critical judgments used to estimate revenue from collaborative arrangements include the determination of units of account within the scope of ASC 606, the number of distinct performance obligations, estimation of transaction price including allocation to the identified performance obligations, and determination of the pattern of recognition.

Other revenue

Other revenue includes royalty revenue and revenue received from research grants. We recognize royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. We recognize revenue for a sales or usage-based royalty promised in exchange for a license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

Grant revenue represents funding under cost reimbursement programs from government agencies and non-profit foundations for qualified research and development activities performed by the Company. For efforts performed under these grant agreements, our policy is to recognize revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities provided by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Inventory

Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated realizable value and records a charge to cost of revenue for such inventory as appropriate. In some cases, we have determined a certain portion of inventories to be in excess or obsolete. In those cases, we write down the value of those inventories to their net realizable value based upon judgement and estimates about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Our excess and obsolete inventory reserve may vary based upon judgments related to evolution of our products and services, new technologies, emerging competitors, and change in customer buying patterns. Direct and indirect manufacturing costs incurred during research and development activities are expensed to research and development as consumed. Judgment is required in determining the value of inventory that is not expected to be used in our assay services within 12 months of the current reporting period and is recorded as non-current inventory on the consolidated balance sheets.

Stock-based compensation

The Company incurs stock-based compensation expense related to stock options, and we recognize stock-based employee compensation, net of an estimated forfeiture rate over the employee’s requisite service period, which is generally the vesting period, on a straight-line basis. We utilize the Black-Scholes valuation model for estimating the fair value of stock options granted. The fair value of each option is estimated on the date of grant. The model assumptions include expected volatility, term, dividend yield and the risk-free interest rate. Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted are complex, involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.

Set forth below are the assumptions used in valuing the stock options granted and a discussion of the Company’s methodology for developing each of the assumptions used:

•        Expected dividend yield — The Company did not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future. Therefore, the Company used an expected dividend yield of zero in the option valuation model.

•        Expected volatility — Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzes the volatility used by similar public companies at a similar stage of development to estimate expected volatility. The comparable companies are chosen based on their similar size, stage in the life cycle or area of specialty.

•        Risk-free interest rate — We use a range of United States Treasury rates with a term that most closely resembles the expected life of the option as of the date of which the option was granted.

•        Expected average life of options — The expected life assumption is the expected time to exercise. The Company uses a simplified method to develop this assumption, which uses the average of the vesting period and the contractual terms.

Determination of Fair Value of Common Stock

The estimated fair value of the Old SomaLogic common stock underlying the Old SomaLogic stock options was determined at each grant date by Old SomaLogic’s board of directors with assistance of third-party valuation specialists. All options to purchase shares of the Old SomaLogic common stock were intended to be exercisable at a price per share not less than the per-share fair value of the Old SomaLogic common stock underlying those options on the date of grant.

As there was no public market for the Old SomaLogic common stock prior to the consummation of the Business Combination, on each grant date, Old SomaLogic developed an estimate of the fair value of the Old SomaLogic common stock based on the information known to Old SomaLogic on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the Old SomaLogic common stock, and in part on input from a third-party valuation firm. As provided in Section 409A of the Code, Old SomaLogic generally relied on its valuations for up to 12 months unless it experienced a material event that would have affected the estimated fair value per share of Old SomaLogic common stock.

The valuations of the Old SomaLogic common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Aid”). To determine the fair value of the Old SomaLogic common stock, Old SomaLogic utilized the probability-weighted expected return method and incorporated valuations under different scenarios and methods, included the option pricing, or “backsolve” method, which estimated the fair value of Old SomaLogic by reference to the value and preferences of its last round of financing, as well as its capitalization.

The assumptions used to determine the estimated fair value of the Old SomaLogic common stock were based on numerous objective and subjective factors, combined with management’s judgment, including:

•        the progress of Old SomaLogic’s research and development efforts, Old SomaLogic’s stage of development, and business strategy;

•        the rights, preferences, and privileges of Old SomaLogic’s redeemable convertible preferred stock relative to those of the Old SomaLogic common stock;

•        the prices at which Old SomaLogic sold shares of its redeemable convertible preferred stock;

•        Old SomaLogic’s financial condition and operating results, including its levels of available capital resources;

•        equity market conditions affecting comparable public companies; and

•        general United States market conditions and the lack of marketability of the Old SomaLogic common stock.

As the public trading market for our Common Stock has been established in connection with the consummation of the Business Combination, it is no longer necessary for our board of directors to estimate the fair value of our Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our Common Stock will be determined based on the quoted market price of our Common Stock.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 in our annual consolidated financial statements and interim condensed consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

Interest rate sensitivity

Our cash, cash equivalents, and investments as of June 30, 2021 and December 31, 2020 consisted of $158.2 million and $204.9 million, respectively, in money market funds, commercial paper, corporate bonds, United States Treasuries, asset-backed securities, and international government securities. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents, and investments.

BUSINESS

Unless expressly indicated or the context requires otherwise, the terms “SomaLogic,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to SomaLogic, Inc., the parent entity formerly named CM Life Sciences II Inc., after giving effect to the Business Combination, and as renamed SomaLogic, Inc., and where appropriate, our wholly-owned subsidiaries (including Old SomaLogic).

Company Overview

Our Mission

Our mission is to unlock the latent power of proteomics in order to facilitate a more complete understanding of human biology and contribute to the relief of suffering and the extension of healthy, meaningful life.

We believe we are only now traversing the early stages of the proteomics movement and that SomaLogic is at the forefront of such movement. We predict the new tools and insights generated in the field of proteomics will ultimately have more impact across the life sciences sector and produce more research and clinical benefit than genomics. We have spent the last 20 years developing our proprietary proteomics platform, solidifying commercial relationships and building what we view as one of the largest and most comprehensive proteomics databases in the world. Our goal is to establish our integrated technology as the universal proteomics platform: enabling potentially extraordinary biomedical discovery and opening the door to precision medicine through transformed diagnostics, population management and individual care.

Overview

SomaLogic is a leading commercial-stage proteomics company. We have built an integrated proteomics platform that, according to our internal models and testing specifications, is capable of robust, high throughput proteomics analysis with broad proteome coverage, low limits of detection, high reproducibility and at low costs. We designed our platform with the goal of being a universal proteomics platform, with the breadth (number of proteins measured) and precision (accuracy of measurement) important for discovery and research applications, and both the reproducibility and robustness important for clinical applications. Our platform is underpinned by our proprietary assay technology, our protein database (which we believe is one of the largest proteomics databases worldwide), and artificial intelligence and machine learning capabilities. As of June 30, 2021, our assay can measure approximately 7,000 protein target measurements in a single sample using only approximately 55 µL of plasma or serum. Our proteomics database matches proteomics and clinical information and contains over 1.5 billion protein measurements with over 675,000 participant-years of clinical follow-up. Leveraging our artificial intelligence-enabled bioinformatics capability, we use our database to power diagnostic product development for our research and clinical customers. We currently run our platform within our own laboratory, receive samples from customers and perform proteomics analysis on their behalf. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities through the cloud to analyze the data. We have served over 300 customers and collaborators with our proteomics technology since 2015. Our current partnerships include Novartis, Amgen, and others, and our proteomics assay is used in laboratories both at the FDA and the National Institute of Health.

Although the genomics revolution has led to a large number of biological insights, we believe the value of proteomics remains largely untapped as only a small portion of the human proteome is routinely identified and measured by others. Unlike the genome, which is essentially static, the proteome is dynamic within an organism and is a product of the genetic blueprint and environmental influences. The ability to measure accurately a large number of proteins and their interactions within biological systems enables researchers to capture a more complete snapshot of the dynamic state of a cell, tissue or organism. However, this has remained a challenge for the life sciences industry. Although proteomics technologies have advanced over the past several years, there are currently few commercially available methodologies for broad, large-scale protein measurement and each have their own limitations. This is largely due to inherent difficulties in measuring proteins. For example, proteins have unstable and variable chemical structures and their presence in blood or plasma can span a large dynamic range. Traditional methodologies have included mass spectrometry and antibody-based approaches, whereas the former has limitations with detecting proteins at low abundance, and the latter with the number of proteins that can be detected at once. We believe there is a widely accepted set of technology attributes required to broaden the utility of proteomics technologies, including, but not limited to, breadth (“plex,” or number of proteins measured), depth (or lower limits of detection), dynamic range, precision, throughput, ability to measure proteins in their native state, and processing bias. We believe our platform possesses each of these attributes, and as a result is capable of unlocking key biological insights that can ultimately improve and augment life science discovery, health care provider (individual and systems of care) productivity, and ultimately — individual health.

Our proprietary platform is built upon our assay technology, our proprietary database (which we believe is one of the world’s largest proteomics databases), and artificial intelligence and machine learning bioinformatics capabilities. We believe these technologies fit and work together seamlessly to enable our growing product offering, and the collection of more data to support product development. Our foundational assay technology includes our library of modified aptamer protein identification reagents, referred to as “SOMAmer® reagents,” and our SomaScan® assay. Our SOMAmer® reagents are proprietary “slow off-rate modified aptamers” which are short, synthetic single stranded DNA (ssDNA) sequences developed to bind specific protein targets with high affinity and specificity across the proteome. As of June 30, 2021, we have reagents targeting approximately 7,000 protein target measurements of the approximately 20,000 canonical human proteins included in our current SomaScan® assay, and plan to increase this number to approximately 10,000 in the next 24 months. We believe our foundational SomaScan® assay exhibits one of the industry’s leading technical specifications for identification and measurement, with a dynamic range of approximately 10 logs, a median coefficient of variation of approximately 5%, and high sensitivity and specificity. We have been able to increase the number of identified protein target measurements from less than 500 proteins over a decade ago to approximately 7,000 as of June 30, 2021, while also improving our platform’s technical performance. We predict this will continue to be the case as we increase the number of proteins measured in the future. This ability to precisely measure thousands of proteins in life sciences research or clinical samples enriches the biological and clinical insights derived from our database. To facilitate mining these insights, we have developed a unique proteomics bioinformatics platform during the past decade by virtue of analyzing high-plex proteomic data for over 450,000 cumulative SomaScan® assay runs which have been included in our database. Our models derived from artificial intelligence and machine learning can correlate patterns of protein expression to a current health state or future risk of disease and allow the platform to continuously evolve as we run more samples. SomaScan® is available as a Laboratory-Developed Test (“LDT”) in the United States.

Our business model is currently focused on research and clinical customers. We believe our platform has broad application beyond our current commercial offering and we continue to work with collaborators to explore new areas of application for research and clinical proteomics.

Our assay services delivered to the research market is focused on pharmaceutical and biotechnology companies, and academic research institutions. We facilitate drug development, analysis of clinical trials and new human biology insights by assessing protein-protein and protein-gene networks. According to research published in Nature Reviews Drug Discovery, approximately 90% of current FDA-approved drugs and drugs in development target a protein, which highlights the importance of proteomics and its ability to provide customers with actionable biological insights that can accelerate development and patient care. In addition to providing protein data for research customer use, as of June 30, 2021 we have released 16 SomaSignal™ research use only (RUO) protein-pattern recognition tests covering multiple applications, including facilitation of clinical trials (patient inclusion/exclusion, therapeutic effects of pharmaceuticals during trials, and other use cases).

Our services and products delivered into the clinical market is focused on providing data-driven diagnostic tests aimed at enabling high predictive power of biological disease and risks to patients based on high-plex proteomic measurement and bioinformatics predictive model development. We have released 12 SomaSignal™ tests for use as laboratory developed tests under our CLIA certification since late 2019. We also have a pipeline of over 100 unique tests and use claims targeting multiple applications, including offerings for health and wellness, preventative medical and disease management for pharmaceutical companies, health system providers and payors. Our SomaSignal™ tests provide several advantages that we believe will help to sustain our company as one of the leaders in the emerging high-plex clinical proteomics space. These advantages include more accurate tests for risk prediction and the breadth of protein measurement vs. selected biomarkers. We also run the same broad assay for each sample, and therefore offer all relevant tests as well as capture a broad dataset for each sample. We have developed a number of United States health system partnerships in which we are studying use cases and benefits for SomaSignal™ tests for patient populations, and should facilitate development of our clinical opportunity.

We believe proteomics represents one of the largest untapped opportunities in the life sciences industry today. Our platform has the ability to address a host of exciting opportunities across several proteomics markets, including basic research and discovery, translational research, biopharmaceutical development, and clinical diagnostic applications. According to Grand View Research, the global addressable market opportunity across these markets combined was valued at approximately $90 billion in 2020. According to Statista, the proteomics market focused on life sciences research applications is valued to be approximately $50 billion, consisting of approximately $30 billion for basic research and discovery, and approximately $20 billion for translational research and pharmaceutical development. In addition to life sciences research, we believe we are also uniquely positioned to capture a significant part of the clinical diagnostics market, which is valued at approximately $40 billion. Over the longer term, we expect to also target direct-to-consumer market applications. As was witnessed during the evolution of genomics enablement and applications development, we expect proteomics markets to grow substantially over time. We believe our platform is positioned to enable new applications and create new markets, which will further increase our total addressable market in future years.

We generated over $38 million of revenue during the six months ended June 30, 2021 and over $55 million of revenue in 2020, almost entirely from our research market. Our cash and cash equivalents balance as of June 30, 2021 is $47 million. On a pro forma basis, after giving effect to the consummation of the Business Combination and PIPE Investment, our cash and cash equivalents balance would have amounted to approximately $583 million as of June 30, 2021.

Proteomics and Existing Technologies

Background

We believe the value of proteomics remains largely untapped. Over the past decade, the genomics revolution has led to an acceleration of biological insights arising from the development and incorporation of large-scale, high-throughput molecular profiling techniques into research and clinical medicine. Although the knowledge of biological systems from the standpoint of both genomics and transcriptomics has led to significant scientific advancements and biological discoveries, we believe the critical impact of protein function on biology remains largely unexplored due to several inherent difficulties in proteomics that do not exist in genomics and slow the technological progress to fully interrogate the proteome, such as the unique characteristics of each protein, including shapes, sizes (20,000 different structures versus the fairly simple structure of nucleic acid), half-lives, and myriad locations throughout the human body in organs, tissues and cells (versus the content localization of nucleic acid in the nuclei of cells and in mitochondria). Therefore, unlike DNA, proteins can have unstable and variable chemical structures, and their presence in various biologic matrix samples can span an exceptionally large dynamic range. This can make proteins difficult to detect and identify, especially at low concentrations. We believe that to extract the multidimensional networks of biological information encoded in proteins, researchers generally have to be able to measure many proteins at scale, over a very wide dynamic range, and with a high degree of precision (we believe to suggest otherwise would require one assume the 20,000 known protein-encoding genes selected by millions of years of human evolution are not all important to understanding human biology). In addition, we view robust and reproducible analysis as a requirement to drive adoption in the clinical setting. Although there are several approaches widely practiced today that can identify and measure of a large number of proteins, the ability to capture a sufficiently broad number of proteins with high accuracy and repeatability, in order to capture a more comprehensive picture of the dynamic state of a cell, tissue or organism has largely been an ongoing, difficult challenge for the life sciences industry.

Key limitations of current proteomics technologies

We believe there are currently few widely practiced methodologies for broad interrogation of the proteome, and each can have their own specific set of limitations. The key methodologies today include mass spectrometry and antibody-based approaches. Protein sequencing and counting technologies have also been recent innovations in the field, but generally have not been applied commercially at scale.

•        Mass spectrometry:    Mass spectrometry is most often used to identify and measure peptides and proteins, including posttranslational modifications detectable through changes in mass. Mass spectrometry workflows are generally complex and time consuming, and can invariably include enzymatic fragmentation of proteins, such that it is not known whether a measured protein was intact in the sample. Mass spectrometry can also experience difficulties in detecting proteins at low abundance within samples. Sample pre-processing workflows, such as those using antibody columns to deplete abundant proteins or other protein-binding enrichment techniques, attempt to overcome some of these issues, but we believe these approaches can add sample processing biases, increase variation and disrupt normal physiologic interactions between proteins. The inherent complexity of protein samples can often lead to difficulties with data interpretation, and the dynamic range may harm linear quantification for low abundance signals.

•        Antibody-based proteomic approaches:    There are many widely practiced proteomics approaches based on the use of antibodies designed to target specific proteins. However, each approach can have its own set of limitations. For example, immunoassays and common tests that use antibodies are very sensitive, but these tests can be limited by plex-size, usually targeting less than approximately 30 to 50 proteins in a single sample. Higher multiplex antibody-based proteomic approaches can enable high-throughput, multiplex protein expression analysis and are often used to address the generally limited capabilities of mass spectrometry to navigate complex samples. However, these approaches typically require running a series of small plex-size samples, which may increase assay complexity and cost. Additionally, the per-reagent cost can be high.

•        Protein sequencing and counting approaches:    Several approaches have recently demonstrated the ability to detect proteins in a sample by determining their unique sequences, generally through successive cycles of controlled degradation coupled with detection of the terminal amino acids. Such approaches are broadly akin to Next Generation Sequencing (“NGS”) of nucleic acids in which DNA molecules of a certain sequence are quantified by counting. The development of these approaches is at the technology proof-of-principle stage. As with mass spectrometry approaches, any information about the native state of the proteins is by necessity lost during the sample processing steps of such sequencing and counting approaches.

We believe there is a widely accepted set of attributes which can reliably predict the effectiveness of proteomics technologies, but that widely practiced methods are generally limited with regards to providing all of these attributes. We aim to address such limitations with our platform, which includes the following attributes:

•        Breadth, or number of proteins measured:    Current quantitative proteomics methods usually only monitor a relatively small proportion of the proteome. The human genome consists of approximately 20,000 protein-coding genes which can give rise to millions of protein variants. However, widely practiced mass spectrometry techniques can only enable routine observation of, approximately 2,000 to 3,000 proteins in cells with a maximum of approximately 5,000, and significantly less in plasma due to challenges from the dynamic range. Antibody-based methods can generally be even more limited, with breadth being severely constrained due to non-specific interactions.

•        Depth, or lower limits of detection:    Given many important human proteins are present in plasma at very low concentrations, often in the sub-picomolar range, we believe the minimal level of detection, or depth, is a key factor for evaluating proteomic techniques. Existing proteomic techniques can often face an inherent tradeoff between this metric of lower limit of detection and the breadth metric mentioned previously. Although mass spectrometry theoretically has breadth of measurement, many proteins of interest can remain below the mass spectrometry limit of detection, even with significant plasma fractionation and abundant protein depletion approaches to improve the metric. While most antibody-based techniques can achieve adequate lower limit of detection to be able to measure less abundant proteins, we believe they are lacking in breadth of measurement. Depth is generally nonexistent for protein sequencing techniques.

•        Dynamic range:    The range of protein concentrations in a typical biological sample such as plasma or serum can be exceptionally wide and span approximately ten orders or greater of magnitude (from picogram/mL to 50 mg/mL), creating what can be a major technology challenge for protein identification across the full range. Most existing proteomics technologies can only readily analyze proteins within approximately three to four orders of magnitude, and mostly at what is generally recognized as the higher concentration end of the spectrum. Also, highly abundant proteins can often be removed to enable a more detailed analysis of less abundant proteins; however, this may result in partial loss of some potentially important biomarkers that happen to be bound to highly abundant carrier proteins. We believe it is important for technologies to span the entire expression range in plasma or serum, since many new disease protein biomarkers and peptides may be present only at low concentrations, but can have a significant impact on biology.

•        Precision:    Precision is a measure of repeatability and indicates how well the same result can be reproduced when a single sample is tested several times. Precision is typically measured by the coefficient of variation, which is calculated by dividing the standard deviation of repeat measurements by the mean. We believe a lower coefficient of variation is key to measuring the proteome. However, current proteomics technologies can typically yield higher coefficients of variation of approximately 5% to 20% for proximity ligation assays for antibodies, and 10% to 20% for mass spectrometry. Theoretically, this means small physiologic or disease related changes in protein levels, which can often be less than around 20%, cannot be reliably tested in individuals, and clinical studies needed to estimate such effects will require larger numbers of participants.

•        Throughput:    We believe throughput is an important factor for evaluating the success of proteomics approaches. Current widely adopted mass spectrometry workflows can remain complex and time consuming. They require skilled professionals to prepare samples and operate instruments, which can limit accessibility. Mass spectrometry typically involves a liquid chromatography and other sample processing steps to remove non-volatile salts, buffer components and highly abundant proteins, which can limit the throughput. These challenges can prevent the large-scale analysis we believe is needed to enable protein pattern recognition. Because of the limits of multiplexing antibody-based assays to approximately 30 to 50 analytes, large-scale multiplexing (e.g., approximately in the thousands of analytes) generally requires serial measurements, which can be inherently more costly and difficult to scale.

•        Ability to measure proteins in their native state:    We believe measuring proteins in their native state is critical to understanding how their structure maps to function. In addition, proteins exert their biological effects by operating in complex interacting networks that require maintenance of the native state, in most cases through shape recognition. Consequently, disrupting the native state can invariably lead to the loss of important biological information. Although native state mass spectrometry techniques exist, they can often provide low-resolution structural information and have constraints on sample purity and homogeneity. Antibody based approaches can sometime recognize native confirmations of proteins, but other times, they may only recognize linear sequences in proteins that do not require the maintenance of the native state. Protein measurements that rely on sequencing/counting methods also do not include any information about the native state of the proteins.

•        Processing Bias:    We view any technique that can preferentially deplete specific groups of proteins such as albumin or immunoglobulins, which interact with potentially hundreds of other proteins, or techniques which selectively bind groups of proteins based on their idiosyncratic chemical properties, can inherently and systematically bias what is measured after processing. Although these approaches can be useful in overcoming some technical issues, it is our view that they inherently distort the proteomic observations by introducing a processing bias that perturbs the physiologic interactions among proteins occurring naturally within the sample.

Our Technology

We have built an integrated proteomics platform to be capable of robust, high throughput proteomics analysis with broad proteome coverage, low limits of detection and at low costs. We designed our platform with the goal of being a universal proteomics platform that can be used across the life sciences industry, with the breadth (or number of proteins measured) and precision important for discovery and research applications, and the robustness and reproducibility important for clinical applications. Our platform includes a growing library of SOMAmer® reagents, our SomaScan® assay, our proteomics database (we believe to be one of the world’s largest clinical proteomics databases), and protein bioinformatics and artificial intelligence and machine learning analytics capabilities. These components fit and work together in a seamless fashion and enable our growing product offering. We currently run our platform within our own laboratory, receiving samples from customers and performing proteomics analyses on their behalf. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities through the cloud to analyze the data. Historically, we have deployed site-of-service SomaScan® kits and are now growing the number of these installations.

Figure: SomaLogic Platform and Business Structure

SOMAmer® Reagents: Novel Protein Identification and Measurement Reagents with a Number of Competitive Advantages

SOMAmers® are proprietary “slow off-rate modified aptamers” which we develop, modify and manufacture. We credit our founder with creating the field of aptamer science more than 30 years ago, and our research and development team with iteratively improving upon this field since that time with a focus on advancements in breadth (“plex,” or number of proteins measured), depth (or lower limits of detection), dynamic range, precision, throughput, native state protein identification, and processing bias. As of June 30, 2021, we currently have a library of SOMAmer® reagents against approximately 7,000 protein target measurements of the approximately 20,000 known canonical proteins encoded in the human genome. For each protein, we typically have a collection of approximately hundreds to thousands of proprietary “monoclonal” SOMAmer® reagents (i.e., our reagents with unique and defined sequences) from which we select and place one, or in some cases several, reagents on our SomaScan® assay. Any follow-up studies, which can often be of interest to many of our customers and partners, are facilitated with these collections of reagents, which is uniquely possible with our technology. We plan to increase the number of protein reagents for which we have a SOMAmer® reagent available in our SomaScan® assay to approximately 10,000 in the next 24 months. Because of the design of our SOMAmers®, we believe there is no upper limit to the number or types, of alternatively spliced or modified proteins (in addition to the canonical 20,000) accessible to our proteomic technology, and we view purified proteins as having become broadly available from multiple sources through improvements in recombinant protein expression techniques. Synthetic biology approaches are generally also capable of creating any purified protein for which we can then develop SOMAmers® for use in the SomaScan® assay.

Our SOMAmer® reagents are typically short (e.g., approximately 20-50`mer) synthetic ssDNA sequences developed to bind specific protein targets through a process called Systematic Evolution of Ligands by Exponential enrichment (“SELEX”), which optimizes their ability to bind with high affinity and specificity across the wide and diverse dynamic range of the proteome. SOMAmer® reagents bind to targets as three-dimensional shapes selected on the basis of their ability to recognize unique conformational epitopes on native proteins through shape complementarity. The power of the SELEX process comes from the intrinsic propensity of ssDNA to fold into unique three-dimensional shapes in solution. This means a large collection of ssDNA molecules represents a large collection of shapes. SOMAmer® reagents, which include protein-like functional groups added to the 5-position of deoxyuridine residues of each reagent, bind to proteins with significantly higher affinity and specificity as compared to conventional unmodified aptamers, and identify functionally-active proteins in their native state rather than linearized epitopes (as many antibody based approaches do), or possible fragments of protein (as mass spectrometry, protein fingerprinting and “sequencing” technologies do). SomaLogic holds patents on both the chemical composition of modified nucleotides and the use of these modified nucleotides in the SELEX process, both of which are essential for the creation of SOMAmer® reagents. Others have tried to develop workaround methods to our patents to create modified aptamers, but we believe that the scale of proteome coverage and/or the performance of our SOMAmer® reagents remains unmatched.

The SomaScan® assay: A Market-Validated Platform with Market-Leading Technical Specifications

Our patent-protected SomaScan® technology at its core uses approximately thousands of specific SOMAmer® reagents (each created with the SELEX process to a specific protein target) in a highly multiplexed assay that serves as the same foundational assay used across all our business lines and test offerings. We believe an important attribute of SomaScan® technology is its potential for increased breadth (i.e., “plex” or number of proteins measured), which has grown from about a few hundred to approximately 7,000 protein target measurements as of June 30, 2021, with improved technical performance. We aim to continue maintaining the assay performance as we grow our multiplex size further. The SomaScan® assay essentially obtains a DNA readout (since each SOMAmer® reagent has a unique DNA sequence) of the protein concentrations present in a sample, through a series of binding, capture, and washing steps, converting the protein profile into a corresponding DNA profile, which we consider easily quantified using a DNA microarray. Although the current readout for the assay is array-based, SomaScan® can also be read out using NGS techniques, and we have demonstrated feasibility for measuring both the entire SomaScan® content in this way, as well as combinations of reagents for the use of high-plex proteomic diagnostic SomaSignal™ tests. Due to the fact SOMAmers® are DNA-based reagents, we consider the use of NGS to be simpler than techniques using DNA barcodes linked to antibodies or similar techniques.

Our assay is one of the industry’s leading technical specifications for protein identification and measurement, with a dynamic range of approximately 10 logs, a median coefficient of variation of approximately 5%, sensitivity equivalent to some of the best antibody sandwich-based assays (femtomolar range), and specificity verified on pull-down experiments that mimic conditions of our assay and other techniques, even at high protein multiplicity. We believe several factors contribute to the high specificity of protein measurement in our SomaScan® assay. Aside from the intrinsic specificity of SOMAmer® reagents, which is based on shape complementarity to epitopes on native proteins, we try to take advantage of the off-rate differential between specific and non-specific interactions to provide an additional enhancement in specificity. We credit the ability to take better advantage of this off-rate differential compared to protein-based affinity reagents such as antibodies, because all SOMAmers® (and all aptamers) are polyanions, since they have polyanionic phosphodiester backbones (proteins, in contrast, have neutral polypeptide backbone). This means we can use other polyanions as competitors (for example, dextran sulfate) in our assay to dramatically minimize re-formation of non-specific protein-SOMAmer® complexes after they have fallen apart. In our view, no such generic competitors that can disrupt non-specific interactions of protein-based affinity reagents, like antibodies, exist. Additional enhancement in specificity in our SomaScan® assay comes from the use of two separate bead capture steps (that is, sequential capture of protein-SOMAmer® complexes first through the SOMAmer® reagent, and then through the protein). We consider this feature to be especially important for minimizing non-specific interactions of proteins that can bind to polyanionic surfaces with high avidity, or concurrent occupancy of multiple sites on a surface.

To evaluate approximately 7,000 protein target measurements in a single sample, only about 55 µL of plasma or serum is necessary, and SomaScan® can be run on other biological samples and matrices (e.g., cerebro-spinal fluid (“CSF”), tissue lysates, breast milk, cell cultures, etc.). SomaScan® assay can also be used on non-human samples since many human and non-human proteins are sufficiently similar and allow recognition of a large proportion (although not all) of non-human proteins. We have validated urine as a matrix that works for most analytes and diagnostic test models as well, and this could have importance in the future if a direct to consumer offering is contemplated.

The SomaLogic Proteomics Database: One of the World’s Largest Proteomics Databases

We believe we have developed one of the world’s largest customized proteomic database and are in the process of establishing the infrastructure of products and services for our customers to access and benefit from this database. As of June 30, 2021, our database contains greater than 1.5 billion protein measurements across more than 450,000 people with over 675,000 participant-years of clinical follow-up. Approximately 80% of samples we have run that have contributed to our database have been run on high-plex SomaLogic assays (approximately 5,000 or more proteins identified) as we have grown our protein count over time (approximately 7,000 or more protein target measurements).

We developed our database with a deliberate, dedicated effort over several years through data obtained from a myriad of sources, including research collaborations, self-funded data collection projects, health systems, clinical trials and annotated biobanks (several of which have not allowed others access to their samples) in order to reflect multi-dimensional human biology and a multi-environmental knowledge platform. As we continue to develop clinical relationships and access more biobanks with funding, we predict our database will continue to grow at a rapid pace over the next several years. As we expand our database, we are simultaneously developing products and services for our customers to use and leverage our unique and massive data asset through our artificial intelligence and machine learning capabilities in order to achieve enhanced and potentially earlier access to therapeutic options, and more effective tests.

We also expect to expand our offering in the future through additional products and services, including providing proteomic clinical decision support tools, and selling biological insights and analysis derived from the database.

Protein Bioinformatics and Analytics Capabilities: Ability to Interpret Protein Data and Develop Follow-On Clinical Products

We believe that the integration of proprietary protein bioinformatics and analytical capabilities is among the differentiating aspects of our platform. We have been analyzing high-plex proteomic data for well over a decade, executing over 450,000 cumulative assay runs and generating over 1.5 billion protein measurements — which has allowed us to develop our bioinformatics capabilities. We have also invested to build our team, knowledge, tools and capabilities, which we believe will allow us to provide operational bioinformatic support for customers in basic research and discovery, as well as to create robust and generalized clinical diagnostic models.

We have established a robust data processing pipeline that we believe results in accurate and highly reproducible proteomic data with low coefficients of variation, enabling data comparability and warehousing across multiple runs and clinical studies. Our artificial intelligence and machine learning models correlate to patterns of protein expression to a specific health state (condition) or disease. Our proteins chosen for each model (typically between 20 and 200, in total) are chosen objectively by our in-house artificial intelligence and machine learning model, as opposed to being selected from existing scientific literature or using correlations identifiable by humans like traditional protein-based diagnostic methods.

We are focused on continuing to leverage our extensive SomaScan® data set to develop SomaSignal™ tests, with application in a myriad of clinical areas we predict will ultimately replace more invasive, more expensive and less convenient, and less powerful alternative diagnostic approaches. Notably, all SomaSignal™ tests can be run from one sample, as they represent algorithms derived from one data source. Theoretically, this will enable proteomics analysis and tests which are repeatable. We consider this to be important because it may enable effective measurement of protein change over time. We are also focused on developing advanced detection methods to mitigate the effects of preanalytical variability — which in our view will be crucial for creating a scaled clinical diagnostics platform. In addition, we have developed methods for generating proteomic data on various sample types (e.g., serum, plasma, urine and tissues) and are also conducting initial work into SomaScan® derived protein pathways and proteomic encodings using our proprietary protein knowledge base.

Our bioinformatics teams, which include applied modeling, production and advanced research groups, are critical to our success. Importantly, our bioinformatics efforts are fully integrated with our clinical, software, research and commercial teams, which enables seamless coordination internally, and externally with third parties.

SomaSignal™ tests: Data driven diagnostic products with high predictive power

In our view, SomaSignal™ tests are innovative diagnostic products that use artificial intelligence and machine learning and high-plex proteomics to create protein expression pattern models that cannot only contribute to diagnosing diseases in the present, but also real-time body morphology and conditions (e.g., body fat, lean body mass, cardiopulmonary fitness (i.e., “VO2max”), whereas genomics cannot. These tests leverage data analytics capabilities to predict a variety of biological scenarios, while accounting for changes in the proteome over time, and assess their respective risks, all through an efficient and cost-effective manner. In addition, we believe these tests have the unique ability to predict future biologic and medical risk and to “see” these risks when traditional diagnostics may not in individuals thought to be at no risk as well as those thought to be optimally medical managed. We perform retrospective virtual clinical trials to validate these tests (using known samples and blinded samples from patients), and some of our tests have been run and validated by clinical consortia around the world in addition to our development cohorts (e.g., NASH Liver Investigation: Testing Marker Utility in Steatohepatitis (LITMUS) consortium funded by the European Innovative Medicines Initiative, and Heart Failure (multiple international consortia)).

Notably, SomaSignal™ tests are derived from the dynamic proteome, and unlike genomic tests, these tests are sensitive to changes such as, among other things, treatment effects, and increasing or decreasing biologic risk, All tests can be run from one sample, such that we only incur costs for the first one, and all others are simply algorithms. This means multiple different tests which can be particularly relevant to evaluating patient’s condition can be delivered together. The SomaSignal™ test development process is focused on identifying an agnostic selection of the optimal combination of protein measurements with the greatest signal to noise ratio. In this context, typically between approximately 20 to 200 proteins are chosen by our artificial intelligence and machine learning approach as indicative or predictive, and many of them that can end up in the reproducible models may not currently have known associations with the condition or disease. Models can be fully quantitative (e.g., likelihood of a cardiovascular event within 4 years, kg of visceral fat, etc.) and do not require any knowledge of protein biology to interpret.

Our Offerings

We are using our platform to target research and clinical applications. Our offerings focused on research are for basic research and discovery, as well as translational research and biopharmaceutical development applications. We also have an emerging clinical diagnostics business, through which we expect to establish several large United States health systems relationships in 2021. Over time, we believe we will also have an opportunity to develop, create and sell direct-to-consumer products.

SomaLogic Research

We have an established revenue stream from the research market, which as of June 30, 2021 consists primarily of a service model whereby we receive samples (including, from pharmaceutical, biotechnology or academic clients), perform the SomaScan® assay, and subsequently use bioinformatics and analytics to further refine the collected data and deliver this back to the customer.

Our research services have use cases for high-plex protein measurement and identification that we believe both encompass and extend beyond those of lower-plex offerings. Pharmaceutical and academic investigators often use high-plex protein data to facilitate drug development, clinical trial analyses and to better understand human biology through identifying protein-protein and protein-gene networks using high plex proteomics analysis. Unique to high-plex measurement (which is in the thousands rather than hundreds) is the ability to find more protein quantitative trait loci (i.e., “pQTLs,” sometimes referred to as protein single-nucleotide polymorphisms (i.e., “pSNPs”) associated with genetic variants in and around the gene (i.e., “cis-pQTLs”) and can potentially lead to an understanding of how genetic abnormalities effect protein biology and therefore potential druggable targets. Likewise, we view the ability to find trans effects — whereby proteins that are potential drug targets are not the products of altered genes, but rather proteins downstream of that biology — has improved exponentially with our approach, as we should be able to measure almost half of the canonical proteome. We believe the SomaScan® platform has been leveraged to publish the greatest number of previously unreported/novel cis and trans pQTLs, all of which potentially expand the understanding of human biology, and some which could provide insights to new therapeutic protein targets. In our opinion, these use cases represent a potentially vast opportunity for revenue growth since roughly 90% of current FDA-approved and in development drugs target a protein, and thus the pharmaceutical industry is actively investing in the procurement of full-genome sequenced sample sets and tools that can provide actionable insights for drug targeting.

We generated over $38 million in revenue during the six months ended June 30, 2021 and over $55 million in revenue in 2020, and since 2015, we have served over 300 pharmaceutical and research customers and collaborators. We originally established a marquee ten-year enterprise partnership deal with Novartis in 2011, for which they utilized our proprietary platform for drug development. We signed a 10-year contract with Novartis in late 2019 which includes annual minimum commitments of between 60,000 samples in 2021 to 75,000 or more samples by 2023, which we believe supports long-term revenue visibility and further validates our core platform. We signed a deal with Amgen in October 2020 worth roughly $24 million in revenue through 2021 so far. A two-year deal with Bristol Myers Squibb was signed in early 2021, which will provide approximately $12 million in revenue through 2022. We will be deploying assay kits in 2021 to site of service users, as well as a small plex offering, to provide incremental revenues to the biopharmaceutical and research market, and to facilitate clinical deployment of SomaSignal™ tests.

SomaLogic Research Product Features and Competitive Advantages

We believe the characteristics of our SomaScan® discovery product make us one of the leaders in the research market. In our opinion, these characteristics as summarized below cannot be matched by other existing technologies, which include:

•        approximately 7,000 protein target measurements as of June 30, 2021, with planned development of reaching approximately 10,000 in the next 24 months;

•        specificity, based on shape complementary to protein native state;

•        sensitivity, with a median of the approximately 7,000-plex is about 125 fM;

•        coefficients of variation, with the median of the approximately 7,000-plex at about 5%;

•        the widest dynamic range in plasma, at approximately 10 logs;

•        sample size requirements of only about 55 µL, from which one can get both the approximately 7,000-plex protein readout as well as any or all of our growing suite of SomaSignal™ tests; and

•        throughput, currently at approximately 13,000 SomaScan® assays/month, and potential to be scaled to even higher numbers.

Although the unmatched coverage of the proteome facilitates the study of thousands of proteins inaccessible at scale using other techniques, the specificity and precision of the SomaScan® assay means researchers can possibly discern subtle effects earlier and with greater certainty. Use of SomaScan® therefore can reduce the number of samples needed, and the time to gain insights into experimental systems. These savings in cost and time are compounded as companies seek to reduce costs and seize market opportunities by shortening all phases of research and development, from biomarker discovery to clinical trials and beyond. The otherwise unobtainable insights afforded by the SomaScan® assay and SomaSignal™ tests may offer further supplemental value, for example by revealing potential unexpected indications or better segmenting patient populations.

SomaLogic® Research Offering and Applications

Our research offering includes our reagents, assay and tests:

SOMAmer® Reagents.    In addition to follow-up studies related to our SomaScan® assay, our individual SOMAmer® reagents can be leveraged in a broad range of technical applications, including, but not limited to, sandwich assays, histology, mass spectrometry sample preparation, pull-down, SDS-PAGE, and protein-specific inhibitors. In addition, these reagents can be used in a large range of other industries where affinity-based purification is required, including, but not limited to, industrial chemical purification, therapeutics, food and beverage. As such, customers have licensed our reagents and the SELEX technology in three ways: (i) individual reagents that have been developed by SomaLogic, (ii) custom reagents developed by SomaLogic on our clients’ behalf, and (iii) custom reagents developed by our clients through a license for both the SELEX development technology and the subsequent reagents. An example of the use of SOMAmer® reagents for commercial purposes is the inclusion of SOMAmer®-based inhibitors of thermophilic enzymes, such as polymerases used in “hot-start” PCR amplification, which are examples of the type of products offered by certain biotechnology companies.

SomaScan® assay.    As of June 30, 2021, our SomaScan® assay measures 7,000 protein target measurements in a single sample, with planned development to expand to an approximately 10,000-plex assay for release. The SomaScan® assay is designed to have breadth (or number of proteins measured), precision, specificity, dynamic range, depth (or lower limits of detection), and throughput. SomaScan® users can also gain access to individual SOMAmer® reagents for a wide range of follow-up studies — a feature we consider as uniquely available with our research services compared to what other proteomic platforms are providing.

SomaSignal™ tests.    As of June 30, 2021, we have 16 research use only (RUO) tests primarily targeting clinical trial applications, such as characterizing and monitoring patients through the clinical trial cycle, including the following:

•        the ability to enrich clinical trials for the patients who are likely to progress, or people who are likely to have events and eliminating patients who cannot improve or who would have hidden risk factors. This enables smaller, shorter and more powerful trials, solving an issue that has hampered the clinical trials industry for decades;

•        as a pre-screening tool for clinical trial inclusion or exclusion (e.g., use of a blood test to reduce screen failures versus using an expensive and/or risky ‘gold standard’ such as a biopsy); and

•        monitoring the impact of therapy in patients either through a single test at a point in time, or a combination of tests over time, all of which can be obtained from one approximately 55µl sample. In exploratory development the tests which predict outcomes can illustrate likely future benefits and support investment in subsequent phases, or alternatively can lead to efficient termination of candidate drugs which do not have beneficial effects, or negative side effects. They can also show unexpected benefits on health states not originally expected to change, potentially increasing indications for use of a new therapeutic.

SomaLogic Research Pipeline and Future Directions

We have several products in our near-term pipeline as of 2021.

•        Approximately 10,000 protein measurement assays:    We are working towards advancing our approximately 10,000 measurement assay (SOMAmer® reagents to new proteins) and are targeting increasing the number of proteins at a rate of over 1,000 per year.

•        Bioinformatics platform:    We plan to launch our bioinformatics platform where our experienced team of data scientists will leverage their expertise in artificial intelligence and machine learning, and clinical test development to create a suite of bioinformatic and data analysis tools for our customers.

•        Value from data asset:    We are in the process of partnering with customers to provide them with biological insights derived from one of the world’s largest proteomic databases with greater than 1.5 billion protein measurements in more than 450,000 people with over 675,000 participant-years of clinical follow-up. As we further expand our proteomic database, we will develop database products for our customers to use that leverage our unique clinical and proteomic data assets.

•        SomaLogic Kits:    With our assay kits we aim to enable our customers to bring our proteomic platform in-house. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities to analyze the data. In preparation for a full-scale launch, we are establishing agreements with several sites and are deploying kits this year to their sites.

•        Small/Mid-Plex assays:    To fully take advantage of the SomaScan® platform, we plan to launch small/mid — plex assays to our customers to enable them to run multi-plex protein arrays at a variety of sizes and price points. This can increase our clients’ flexibility and create the path towards a discovery to clinic to post marketing workflow.

•        Complementary diagnostics:    We believe there is an opportunity for market expansion using complementary diagnostics, with appropriate regulatory strategies, to determine drug eligibility. Tests which show unresolved risks (e.g. coefficient of variation residual risk) can improve the uptake and cost-effectiveness of new drugs in targeted populations.

SomaLogic Clinical

Our services and products delivered into the clinical market aim to provide innovative, data-driven diagnostic tests with high predictive power of biological disease and risks to patients through health systems. Supported by our pipeline of over approximately 100 tests, we expect to serve the full spectrum of the market including offerings for health and wellness, preventative medical and disease management for pharmaceutical companies, health system providers and payors. Our pipeline and currently available tests cover early detection, risk prediction, disease progression, treatment selection, companion diagnostics, response prediction, multi-omic product development, patient population and risk stratification.

SomaLogic released its first 10 SomaSignal™ tests into an observation market (local concierge practices in Colorado) under our LDT CLIA license in late 2019. This selected market is being used to study sample logistics and flow, SomaSignal™ tests report structure as well as to determine the support needs of clinicians and patients ordering and receiving SomaSignal™ tests results. Over the past year, we have developed 16 tests for the research use only (RUO) market — most of which are directed at characterizing individuals in clinical trials. We anticipate approximately 10 to 15 additional SomaSignal™ tests or product claims to clear our development and validation process during 2021, mostly directed at helping to manage chronic disease and will be of significant interest to health system providers.

To date, we have established several industry partnerships that we anticipate will enable expansion of our clinical offering. We have established a revenue sharing agreement with NEC Solution Innovators, Ltd. (“NES”) under which NES established a wholly owned subsidiary, FonesLife, in July 2020 to develop and commercialize SomaLogic tests in Japan. Eventually, FonesLife plans to petition to the Japanese National Health Services for use of SomaSignal™ tests in the annual government funded health check. There is no guarantee that we will be able to obtain this approval and successfully include the SomaSignal™ tests in the annual government-funded health check. However, the successful petition with the Japanese National Health Services does not impact SomaLogic’s ability to execute the NEC contract or to generate revenue through this strategic partnership. For further information regarding SomaLogic’s collaborative arrangement with NEC, see Note 2 to notes to consolidated financial statements for SomaLogic, included elsewhere in this prospectus.

SomaLogic Clinical Product Features and Competitive Advantages

Although genomics has been generally implemented at-scale within the healthcare industry and in the clinical setting, in our view few options have existed to-date for clinicians and patients to utilize the power of broad proteomics. We believe SomaLogic is poised to facilitate a new and deeper understanding of disease biology by leveraging proteomics to assess disease diagnosis, progression and to ultimately quantify risk and predict health outcomes and drug response via a window into the more than 90% of human disease that is not driven by dominant genomic abnormalities.

We are focused on addressing the whole patient and believe we are the first platform that provides high-plex proteomics analysis to assess multiple organs and biological systems. Our tests leverage machine-learning models, which we predict will ultimately facilitate the ability to generate an easily accessible and interpretable test report for patients.

We believe our tests provide the following advantages:

•        one of the first sets of tests that incorporate artificial intelligence and machine learning to enable generating a report directly to the patient through their physicians without the need of special expertise;

•        highly accurate tests for risk prediction;

•        broad proteomics measurement vs. only selected biomarkers (unbiased diagnostic model development, driven by machine learning selection of important proteins rather than proteins pre-selected based on the literature); and

•        completing all relevant tests for a patient with one sample vs. requiring separate patient samples (or visits) needed for each “test” (as is today’s model).

SomaLogic Clinical Offering and Uses

We are focused on commercializing our tests and test development services to clinical customers:

SomaSignal™ tests.    We believe our SomaSignal™ tests will provide health systems and national health services with a leading-edge scientific tool set to allocate resources, risk stratify both populations and individual patients and personalize therapy. As the move to value-based care in health systems accelerates in North America and as worldwide national health services become more sophisticated, we believe clinicians need real-time health information to practice precision medicine, direct the most aggressive treatment to those at highest risk, intervene in disease progression, and reduce costly events. In addition, we believe policy-makers must understand likely future labor and resource allocation needs to manage healthcare and need reliable risk prediction to do so. We believe this type of care, powered by proteomics, will deliver improved outcomes for the patient, lower healthcare costs, and enable health systems and national health services to maximize their return on investment from investments in new “-omics” technology in an increasingly competitive marketplace. We have 12 SomaSignal™ tests currently available for use in 2021 as LDT under our CLIA certification, with greater than 100 tests in various stages of development:

Primary Cardiovascular Risk – 4 years
Secondary Cardiovascular Risk – 4 years
Liver Fat
Glucose Tolerance
Alcohol Impact
Cardiorespiratory Fitness –VO2 Max
Resting Energy Rate
Body Fat Percentage
Visceral Fat
Lean Body Mass
Heart Failure Prognosis – HFpEF
Heart Failure Prognosis – HFrEF

SomaLogic, Inc. developed the SomaSignal tests and determined their performance characteristics. The tests have neither been cleared nor approved by the US Food and Drug Administration. SomaLogic also offers additional tests for Research Use Only (RUO).

Figure: SomaLogic First 12 SomaSignal™ LDT CLIA certified tests

Among those tests anticipated to be completed and released in 2021 is a cancer predisposition panel (tests that predict the biologic predisposition to the development of breast, colon, prostate and lung cancer over a period of time). We believe these tests will measure an individual’s risk for development of cancer, rather than early disease detection, and we believe could be impactful on international cancer screening paradigms, as well as funnel patients into early detection tests, such as those incorporating cell-free DNA signals.

SomaSignal™ Test Development.    The number of tests that can be developed across the more than 90% of human disease that is not determined by dominant genomic drivers and using high-plex protein pattern recognition is substantial. In light of this, we plan to begin enabling customers and collaborators to develop their own tests on our platform. Our offering aims to serve pharmaceutical customers who have expressed an interest in the development of complementary diagnostics, and payors who have expressed interest in tests to determine the utility based on individual biology of high-cost or narrow therapeutic window pharmaceuticals.

SomaLogic Clinical Pipeline and Future Directions

We are continuously developing new tests to serve the research, clinical and consumer markets with over 100 new tests in development including:

•        FDA Authorized Diagnostics:    We are in the process of submitting a breakthrough device designation to the FDA. If the FDA authorizes the use of the product, we believe this may pave the way for future submissions to the FDA as we aim to identify SomaSignal™ tests of high clinical value and expand our portfolio of tests to enable precision medicine.

•        Co-Development of New SomaSignal™ tests:    Working closely with our clinical implementation partners, we are prioritizing the tests in our pipeline that we believe will have the greatest impact on their business. Our goal with these tests is to focus on disease management, enable at home sample collection and facilitate early intervention in diseases with the highest morbidity and mortality burden, such as type 2 diabetes, obesity, and cardiovascular disease.

•        SomaLogic Kits for Measuring Proteins In-House:    Our kits are aimed at enabling our customers to bring our proteomic platform in-house and to build lines of business based on this ground-breaking technology. We aim to leverage our SomaScan® assay installed base in academic medical centers, and new installations within health system core facilities (prioritizing our partners referenced above), to enable our customers to conduct clinical research using the SomaScan® platform and to develop lines of business (selling services to other researchers) using our proteomics platform.

•        Value from Data Asset:    We aim to expand upon what we believe is already one of the world’s largest clinically annotated proteomics database to facilitate clinical applications. Our goal is for our customers to be able to purchase SomaScan®, SomaSignal™ tests, and we plan to partner with customers to provide them biological insights derived from our proteomics database enriched with clinical data to further their clinical development needs. As we further expand our proteomics database, we aim to develop database products for our customers.

•        Clinical Decision Support Tools:    We believe current SomaSignal™ tests have a number of benefits over traditional diagnostics, including evaluation of disease development or trajectory risk impossible or difficult to currently assess, the replacement of expensive, risky or inconvenient traditional screening or diagnostic approaches and others. However, as we move forward with health system partners, and collect prospective treatment and outcomes data for patients who have received SomaSignal™ tests results, we believe we will be able to develop new clinical decision support tool algorithms based directly on individual patient protein expression patterns (e.g., which drug or other intervention is most likely to result in a desired outcome).

SomaLogic Direct-To-Consumer

As a number of our validated or in development SomaSignal™ tests are health and wellness oriented (e.g., biological age, resting metabolic rate, body composition, diet, sleep quality, aerobic conditioning, cognition, etc.), we believe there is a substantial direct-to-consumer opportunity. These include tests genomics cannot deliver, and we view as consistent with an increasing societal interest in technology and information that individuals can use to more independently manage their own health and diseases on an ongoing basis. Unlike the genome, which is essentially static, the proteome is dynamic and constantly changing, which could theoretically lead to an opportunity to conduct repeatable and recurring SomaSignal™ testing in areas of individual interest to determine if interventions, or lifestyle changes are altering risk or measurements. To facilitate home collection we are evaluating non-invasive blood collection devices, and have validated urine as a test and protein measurement matrix for most of our analytes and artificial intelligence and machine learning models, which could substantially lower the cost and improve the convenience of sample collection and handling. We plan to dramatically reduce our cost of goods sold over the next two years as we move either to a less expensive array or NGS system for our readout. We are also reviewing the legal framework and requirements that are associated with the home collection and testing.

We plan to develop our medical offerings first, to encourage acceptance of the validity of the science and approach in this community prior to moving to global Direct-To-Consumer, subject to review of and compliance with the relevant legal requirements. Our future global Direct-To-Consumer model could potentially be sold in collaboration with, or in support of, life insurance, fitness, wellness, beauty and other consumer offerings upon regulatory clearance.

Our Market Opportunity

Due to extensive existing applications and broad potential, we believe proteomics represents one of the largest untapped opportunities in the life sciences industry today. Our platform aims to address a large opportunity across multiple proteomics-based markets and is uniquely designed to attract and retain customers in order to capture a substantial share in each of these markets. With our growing foundational assay of proteins in place as the single source for all new test menus, we believe we are well positioned to expand to additional adjacent markets within proteomics and genomics. Our initial target markets are research and clinical diagnostics, both for which we have already began establishing our market presence among customers and collaborators. For clinical diagnostics, we have built relationships with health systems and expect to finalize co-development relationships by the end of 2021 and plan to offer commercial use of our tests to health system customers by the end of 2022. The global addressable market opportunity across the research and clinical diagnostics markets combined is valued at approximately $90 billion.

In addition, given the nascent state of the proteomics field and the rapid pace of innovation, we expect our platform to enable new applications to new markets which have not yet been monetized or even created, including potentially the direct-to-consumer market.

Figure: Proteomics Market Opportunities

Currently, about 90% of FDA-approved and in development drugs target a protein, and most other drugs interact with, or are influenced by signal transduction cascades mediated by proteins. The relationship between changes in the genome as reflected through mutations (e.g., single-nucleotide polymorphisms (i.e., “SNPs”)) and the corresponding changes in the proteome are increasingly recognized as a valuable tool in discovery. As such, an understanding of the proteome is paramount to both a better understanding and further development of pharmacology. We believe our platform provides a broad offering for the research market across both basic research and discovery, and translational research and pharmaceutical development. The research market is valued to be approximately $50 billion, consisting of approximately $30 billion for basic research and discovery, and approximately $20 billion for translational research and pharmaceutical development. We offer the basic research and discovery market proteomic discovery, drug and vaccine target identification and development, new biological insights and protein-QTL (i.e., “p-snip”) targets. For the translational research and pharmaceutical development markets we enable these capabilities in addition to companion and complementary diagnostics, and clinical trials facilitation.

We believe we are also uniquely positioned to capture a significant part of the clinical diagnostics market, which is valued at approximately $40 billion. Our broad and versatile foundational assay, working in conjunction with our massive proteomics database and bioinformatics capabilities, enables the natural expansion of our test menu given the continuous incorporation of the most recent real-world data into our growing foundational assay from which all tests are derived. We believe this dynamic will support continuous and long-term growth of our clinical diagnostics business. We expect to offer health systems applications across the patient continuum, spanning early detection, proprietary test development, risk prediction, disease progression, treatment selection, companion diagnostics, response prediction, multi-omic product development and patient and population risk stratification.

Our Strengths

Our historical and anticipated future growth are underpinned by a vast set of competitive strengths and advantages we believe will enable us to accelerate the field of proteomics, while establishing SomaLogic as the leading proteomics player. Our competitive strengths include:

•        Designed to be a universal proteomics platform that can be applied across research and discovery, translational research and biopharmaceutical development, and clinical applications.    We designed our platform to be an enabler and provide applications across several large, incompletely accessed proteomics markets, including basic research and discovery, translational research and biopharmaceutical development, and clinical diagnostic applications — representing an approximately $90 billion collective market opportunity. We believe our platform uniquely provides precise, broad, deep and reproducible measurement, proteogenomic advances, protein bioinformatic capabilities, artificial intelligence and machine learning analytics tools, minimum required sample input size, and scalability, with established commercial adoption. We believe the ability to serve the clinical market is a distinct advantage for our current research customers, which include leading biopharmaceutical companies, which have valued our platform’s potential to generate robust clinical tests over time.

•        Providing high-multiplex and high-throughput proteomics.    Our proteomics platform technology can currently measure greater than 7,000 protein target measurements as of June 30, 2021, which is approximately over four times (4X) greater than any other commercial competitor that exists today, and we believe there is no achievable upper limit to the number of distinct SOMAmer® reagent shapes that can be created and proteins subsequently analyzed (i.e., up to a thousand trillion). Over the past decade, we have successfully expanded the amount of highly reproducible protein measurements we can execute on our platform, enabled by our foundational assay, and underlying proprietary chemistry and reagents. Due to these unique underlying attributes, we believe we have generated new content at a rapid pace, which is far more expeditious relative to alternative antibody-based approaches among others. Our platform provides these analytical capabilities from a small required biological sample size (approximately 55 µL of plasma or serum), with ability to run assays simultaneously, at high-throughput, in a highly scalable and reproducible fashion that is highly market validated, based upon our well-established customer and partner base.

•        Proprietary, foundational aptamer-based chemistry and reagents.    Our platform differentiation and capability is underpinned by our unique assay, which utilizes slow off-rate modified aptamers, SOMAmer® reagents, to provide highly reproducible measurements of circulating proteins from a single sample. SOMAmer® reagents are aptamers that combine many of the features of protein-based and nucleic acid-based affinity reagents. Specifically, SOMAmer® reagents have sidechains that resemble some amino acids typically used by antibodies to recognize proteins. All aptamers are synthetically modified, and therefore amenable to tight controls and manufacturing processes, facilitate lot-to-lot reproducibility, and can withstand a wide range of solvents and chemicals as well as elevated temperatures — also harnessing the ability to introduce functional groups for various assays and uses in a site-specific manner. Aptamers have a dual-nature; they fold spontaneously and in a reversible manner into intercut three-dimensional shapes, with which they can recognize their protein targets — but importantly also have unique sequences that can be hybridized to complementary probes for detection. Our proprietary, foundational aptamer-based technology is supported by approximately 700 patents (issued or pending) and supports unparalleled sensitivity and specificity, and dynamic range.

•        One of the largest proprietary proteomics database leveraging clinical relationships.    We have a rigorously curated, proprietary clinical proteomics database containing more than 450,000 samples and over 1.5 billion protein measurements. Our proteomics database has been developed with deliberate, dedicated effort over more than a decade, with data obtained from clinical trials and annotated biobanks (approximately 40% of total samples), several of which have provided SomaLogic with exclusive sample access. Our database reflects multi-dimensional human biology and a multi-environmental knowledge base, enabling enhanced and potentially earlier access to therapeutic options and more effective test development. As we continue to bolster our clinical relationships and access additional biobanks, our database should continue to grow at a rapid pace over the next several years. We believe our database represents a powerful asset and substantial source of value generation over time, which will importantly support future clinical test development, additional monetization opportunities (e.g., curated access to discovery customers, recommendation engines, decision support products) and it is our view that it could potentially represent an unmatched regulatory development/FDA filing resource.

•        Artificial intelligence and machine learning-powered bioinformatics stack enables deep understanding of the proteome.    We consider one of the differentiating aspects of our platform to be its integration of proprietary protein bioinformatics and analytical capabilities, resulting from a more than ten-year track record of in-house protein data product development. Leveraging access to protein measurements and approximately 15 million clinical data points contained within our proprietary database, we have built bespoke protein bioinformatics capabilities, which enable us to offer analytics as a service (expanding our business model and customer access). We have established a robust data processing pipeline that results in accurate and highly reproducible proteomic data with low coefficients of variation, enabling data comparability and warehousing across multiple runs and clinical studies. Our artificial intelligence and machine learning models correlate to patterns of protein expression to a specific health state (condition) or disease from thousands measured each time. Our proteins chosen for each model (typically between about 20 to 200 in total) are chosen objectively by our in-house artificial intelligence and machine learning model, as opposed to being selected from existing scientific literature — in this sense, our approach is truly innovative and groundbreaking.

•        Extensive global patent portfolio protecting our proteomics platform, products and services.    As of June 30, 2021, our extensive patent portfolio of approximately 700 worldwide assets, includes approximately 530 issued patents and approximately 230 pending applications, which are directed to our proprietary, foundational aptamer-based technologies and products having unparalleled sensitivity and specificity, and dynamic range. The issued patents are all utility patents with granted claims directed to methods, kits and composition of matter that cover our aptamer-based assay, proprietary aptamer reagents and chemical modifications incorporated into our proprietary aptamers. Our patents and pending applications, if issued, are expected to expire between 2021 and 2039, in each case without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity or other government fees. We have developed a robust patent strategy that we believe results in SomaLogic owning the largest patent portfolio in the proteomics space. Our continuous effort to protect our innovation through patenting is expected to maintain this competitive advantage.

•        Established, multi-year relationships with growing customer base and some of the leading KOLs across relevant disease and application areas.    We have cultivated long-standing relationships with the trust of our customers, as we have developed our products and solutions for, and in collaboration with, our customers. From leading academic research universities to top biopharmaceutical companies, our customers have rigorously vetted and validated our technology, and we believe the high-quality nature of our offering has historically driven customer engagement and loyalty from more than 300 customers and collaborators since 2015, including industry leaders such as Novartis and Amgen. Many of the most prominent KOLs in proteomics are our supporters and promoters, as evidenced by use of our products in studies that have been published in over 250 peer-reviewed publications and by expanding use in our customers’ clinical trials. We have extensively outlined our technology description and methodology within peer-reviewed publications, to the extent practical — with an aim to foster a culture of rigorous transparency and to educate and inform the scientific community. In addition, we work proactively to spearhead new collaborations amongst KOLs in the scientific community with a focus on our core technology platform. Of note, we led and published a landmark proof-of-concept study in the Nature Medicine in December of 2019, which included more than 10 KOLs, focused on a prospective analysis of approximately 85 million protein measurements in 16,894 participants demonstrating protein expression patterns reliably encode for many different health issues, and large-scale protein scanning coupled with artificial intelligence and machine learning on our platform is viable for the development and future simultaneous delivery of multiple measures of health. We anticipate with further development, validation and the addition of more protein-phenotype models, this approach could enable a single-source, individualized “liquid health check.”

•        Initial traction in clinical markets with a growing menu of tests and relationships.    We have released our first 12 SomaSignal™ tests into local concierge medical practices in Colorado, under an LDT CLIA license received in late-2019. This select initial market is being utilized to study sample logistics and flow, test report structure as well as to determine the support needs of clinicians and patients ordering and receiving tests results. Over the past year, we have added 16 tests as research use only (RUO) offerings for clinical trial applications, most of which are relevant to characterization of participants in such trials. Approximately ten to fifteen additional new tests or regulated claims for existing tests are anticipated to clear development and validation during 2021, and the development pipeline consists of over 100 tests, in total, including testing for body conditions as well as presence or trajectory of myriad diseases, including cardiovascular, renal, neurologic, pulmonary and cancer-focused offerings, among others. In the near-term, we expect to begin to sell “test development” on our platform — biopharmaceutical customers have expressed interest in the development of complementary diagnostics, and payors have expressed interest in developing additional types of test offerings.

Our Strategy

Our goal is to drive adoption of our integrated platform of proteomic solutions and services, initially in the research and clinical markets, and then expanding into the direct-to-consumer and other attractive markets. Our strategy centers on lowering barriers to adoption and actively engaging with our broad community of customers and KOLs to accelerate the adoption of proteomics. Our growth strategy includes:

•        Drive adoption of our platform as the industry standard with research customers.    We plan to continually enhance and expand our basic research and discover, and translational research and biopharmaceutical development offerings for our research customers, which include biopharmaceutical companies, and academic and research laboratories. We have a well-established base of marquee customer and KOL relationships in place, and as we grow it further, we expect to win contracts with new customers and expand the scope of existing contracts with existing customers. To facilitate this growth, we plan to expand our commercial organization and raise awareness through all available channels, including our KOL relationships and relevant publications. We also plan to develop and grow our offering of reagents and corresponding solutions, including both small and large plex capabilities, site-of-service deployed assay options, and bioinformatics offerings to attract additional customers and cross-sell to existing customers.

•        Ramp our presence in the clinical market.    We expect the clinical market to be a key growth driver and are focused on building a significant market presence. We are executing our ongoing launch of SomaSignal™ clinical tests through expansion into additional health systems and increasing the scope of our test menu. To facilitate this expansion, we are establishing clinical partnerships with IDNs, and large health systems and hospitals to develop and then commercialize our product pipeline, which consists of over approximately 100 tests to serve the full spectrum of the market including offerings for health and wellness, preventative medical and disease management for pharmaceutical companies, health system providers and payors.

•        Grow our database, and artificial intelligence and machine learning capabilities to strengthen our value proposition for our customers.    Our database and artificial intelligence and machine learning capabilities enable us to leverage a massive amount of real time data in the creation and development of new high-performance tests for a variety of applications, initially for our research and clinical markets. We have developed what we view as one of the world’s largest customized proteomic databases with a deliberate, dedicated effort over several years through data obtained from a myriad of valuable sources, including research collaborations, self-funded data collection projects, health systems, clinical trials and annotated biobanks (several of which have not allowed others access to their samples). We are continuing to develop clinical relationships and access to more biobanks with funding to continue to grow our database at a rapid pace over the next several years. We are also in the process of establishing the infrastructure of products and services for our customers to access and benefit from this database so that they can leverage our unique and massive data asset through our artificial intelligence and machine learning capabilities to achieve enhanced and potentially earlier access to therapeutic options, and more effective tests. We also expect to expand our offering in the future through additional products and services, including providing proteomic clinical decision support, and selling biological insights and analysis derived from the database.

•        Strengthen our partnerships and collaborations to validate our integrated platform and expand its capabilities.    Since 2015, we have built over 300 industry partnerships and customer relationships, which include biopharmaceutical companies, academic laboratories, CRO’s and health systems. This includes recent research-based partnerships with Novartis, Amgen and a recent clinical based partnership with NES in Japan. We are in the process of establishing new partnerships and collaborations, as well as expanding the scope of our existing ones. We believe these actions will enhance our integrated platform, lower barriers to adoption and introduce new channels to product uptake, such as partnering to develop proteo-genomics combined products and services. Theoretically, the proteomics space is nascent and full of potential for discovery of biological insights and applications to disease, and we plan to remain well positioned to harness and channel this potential through our integrated platform for the ecosystem of various healthcare industry stakeholders who can leverage the full extent of our platform’s capabilities and realize the maximum amount of utility.

•        Enhance our integrated platform for use in decentralized settings.    We have plans in place to expand our integrated platform offering so it can be used in decentralized settings. This means academic and research laboratories would be able to conduct experiments on samples in-house rather than having to ship samples to our facilities. We believe researchers place substantial value on this flexibility given the tremendous value they place on the ability to pursue research ideas as soon as possible, independently and under their own control. Such an enhancement of our platform would also facilitate geographic expansion into areas, especially those such as Asia and South America, where strict local laws make it difficult to ship tissue samples cross border to our facilities in the United States.

•        Build commercial product development and sales channel relationships with Genomics, Transcriptomics and other molecular-based testing enterprises.    There are a myriad of opportunities to combine our high-plex protein pattern recognition test development models with other data to create new diagnostics approaches. Examples include adding proteomic data to render polygenic tests more accurate, to determine when phenotypic changes might require action related to positive dominant mutation disease test results, the use of proteomic disease predisposition tests to funnel individuals into early diagnosis approaches such as cell-free DNA, and combining proteomic data with various other-omic data to create more powerful diagnostic models (e.g., transcriptomics, microbiomics, metabolomics, etc.).

•        Expand beyond our initial research and clinical markets.    Although the research and clinical markets are our initial and current focus, we plan for our integrated platform to provide the technology, database and bioinformatics capabilities to facilitate expansion to new markets in the future. We plan to develop our medical offerings first, to encourage acceptance of the validity of the science and approach in this community prior to moving to a global Direct-to-Consumer model, subject to review of and compliance with the relevant legal requirements. As a number of our validated or in development SomaSignal™ tests are designed to be health and wellness oriented (e.g., body composition, diet, sleep quality, aerobic conditioning, cognition, etc.), and we believe there is a substantial direct-to-consumer opportunity. We have validated urine as a test and protein measurement matrix for most of our analytes and artificial intelligence and machine learning models, which in our view could substantially lower the cost and improve the convenience of sample collection and handling. Beyond direct-to-consumer, given the nascent state of the proteomics field and the rapid pace of innovation, we expect our platform could enable new applications to new markets which have not yet been monetized or even created.

Select Case Studies

Our integrated platform has broad applicability across multiple disease areas for both research and clinical purposes. We have applied our platform on disease areas of significant unmet need and we believe we have achieved promising data so far validating its utility. Select examples demonstrating our platform’s impact are as follows:

•        Cardiovascular disease.    Cardiovascular disease is one of the leading causes of mortality globally. Existing risk predictors are poor prognostic tests, specifically in high-risk populations, and their immutable components are insensitive to improvements. Therefore, we believe there exists a significant need to provide reliable, individualized, and dynamic surrogates of cardiovascular risk to improve general cardiac care management, and specifically to aid precision-use of cardioprotective drugs to accelerate clinical trials. As a result, we measured approximately 5,000 plasma proteins in 18,165 participants (individually) across seven clinical studies, and derived and validated a 27-protein model to assess the likelihood of cardiovascular events or death. Risk stratification using proteins generated a greater dynamic range in observed four-year event rates than clinical factors: 5.7% (“low,” n = 1,677), 11.2% (“low-medium,” n = 4,720), 20.0% (“medium-high,” n = 3,064) and 43.4% (“high,” n = 2,148), respectively, in four pre-defined categories, with consistent prognostic performance across morbidities, demographics, and geographic regions. In paired samples, increments in protein-predicted risk were greater in individuals approaching events, unchanged by neural interventions and lowered by beneficial interventions (e.g., cardioprotective drugs). The 27-protein model has demonstrated attributes of surrogacy, which may be useful both in clinical practice and in clinical trials.

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Figure: SomaSignal™ Secondary Cardiovascular Risk Test

•        Non-alcoholic steatohepatitis (NASH).    Non-alcoholic steatohepatitis (“NASH”) is liver inflammation and damage caused by buildup of fat in the liver and is a type of non-alcoholic fatty liver disease (“NAFLD”) which affects approximately 5% of adults in the United States, according to the American Liver Foundation. Today, NASH is primarily diagnosed by an invasive liver biopsy. As such, a practical noninvasive blood-based method that accurately and simultaneously characterizes all its relevant pathologic components could vastly accelerate the development of new drugs and enhance early detection and monitoring in clinical practice. As a result, we measured approximately 5,000 proteins in 2,856 serum samples collected from 636 participants in the NASH CRN natural history cohort, longitudinal samples from pioglitazone, vitamin E, and placebo (“PIVENS”), and obeticholic acid and placebo (“FLINT”) clinical trials for approximately 15 million protein measurements. Artificial intelligence and machine learning methods were used to develop protein models of each biopsy component using the natural history cohort and 50% of FLINT and PIVENS; they were validated in the other 50% of FLINT and PIVENS (paired validation) and also in a smaller hold-out fraction. Results for the four protein models in training/paired validation were: fibrosis (AUC: 0.92/0.85); steatosis (AUC: 0.95/0.79); inflammation (AUC: 0.83/0.72); ballooning (AUC: 0.87/0.83), and, when multiplied, predicted at-risk NASH (AUC: 0.93/0.85; sensitivity: 87%; specificity: 63%).

Applied longitudinally, model predictions characterized differential pharmacodynamic effects of vitamin E, pioglitazone and obeticholic acid. Serum proteomic patterns captured all four key components of the liver biopsy with diagnostic performance superior to alternative blood-based methods and at a competitive relative basis to imaging or elastography which only predicts one or two components at a time. The serum proteomic patterns clearly characterized the time-course and therapeutic effects of three different drug mechanisms — indicating these tests may potentially assist in new drug development as well as medical intervention decisions.

SomaSignal™ NASH Predictions Related to Biopsy Result (Validation Dataset)

Figure: The SomaSignal™ NASH Panel

Commercial Strategy, Sales and Marketing

Our commercial strategy is focused on continuing to drive the expansion of our customer base, and the adoption of the SomaLogic platform, within the biopharmaceutical, academic, and CRO research market. We will continue to add additional strategic agreements which enable the products from our platform to penetrate from discovery through all phases of clinical to post-marketing of potential blockbuster therapies. We will continue to utilize strong customer relationships to launch future near-term products, including the approximately 10,000 plex assay, SomaLogic bioinformatics platform, small/mid-plex offerings, and a relaunch of the kits business line.

In addition, we aim to continue to add more partnership agreements with various health systems, ACOs and payers to rapidly expand our entry into the healthcare market with our existing SomaSignal™ tests, and those in development. We have created flexible partnerships which allow for agile development of new ventures with health systems, payers and others.

We aim to also partner with our KOL network to create scientific and thought leadership publications and presentations to further validate proteomics as groundbreaking science, expanding upon use cases in specific therapeutic areas, and develop the health-economic evidence to support and advance medical science- focusing on use cases with the most significant and persuasive impact. We predict appropriate information from this scientific platform, together with our medical advisors, will be utilized for global marketing and sales material.

Our commercial and product development teams are consistently partnering with our customers to develop products and services which speed the adoption of proteomics for our customers, including data analysis, data integration and ease of use tool sets. We are also actively exploring several potential co-marketing and new channel and product development opportunities with various partners in closely aligned scientific verticals, such as genomics.

Our global direct sales and marketing efforts are targeted at the key decision makers and purchasers in pharmaceutical and biotechnology companies, research institutions, as well as key decision makers at health systems, and large payer organizations. We utilize a mix of traditional and non-traditional efforts to try to increase awareness of our products among our target customers including through digital marketing, webinars, direct sales calls, trade shows, conferences, and other forms of marketing. We also provide a curriculum of education and training in a live and multimedia formats.

We aim to provide extra value to our customers through our research user group, the SomaScan® Proteomics Consortium, which meets regularly and promotes collaboration among cohort studies that use SomaScan® profiling. Peer to peer discussion adds additional value to users, while SomaLogic experts are on hand to facilitate, answer questions, and provide educational presentations on a range of topics.

SomaLogic Biopharmaceutical and Research

The SomaLogic biopharmaceutical and research portfolio is sold through a direct sales force primarily to our biopharmaceutical and research customers. In mid-2020, SomaLogic re-opened a simple fee-for-service offering, in addition to its previous data-sharing model that we believe has proven very popular among customers. To further simplify contracting and speed the sales cycle, SomaLogic also offers customers the ability to contract through a third party and is evaluating similar options. SomaLogic also has long-term contracts and collaborations with several of the leading, multinational biopharmaceutical companies, and is now actively pursuing long-term enterprise level proteomics deals with most of the top 20 pharmaceutical (by revenue) companies, which will be facilitated by a comprehensive set of proteomics solutions in addition to our market-leading protein measurement and identification capabilities.

SomaLogic Clinical

We plan to enter this market through a series of clinical partnerships. As these partnerships yield positive healthcare economics, clinical outcomes and practice efficiency results, we plan to enter into commercial contracts with both health systems and commercial payer organizations. The terms and volumes for these customers will vary. Initial sales and marketing efforts will focus on building a strong KOL network, followed by more broad marketing within societies and physician networks, and eventually reaching from clinicians and health administrators to patients and their family members.

We are currently evaluating a variety of different partnerships with various customers to drive clinical adoption, and proof of implementation success. Initial target channels include health systems carrying various amounts of risk from full fee-for-service to full capitation, and commercial payers.

Within these channels we plan to develop an advocacy network to influence broad adoption both within the United States and globally, and we plan to work with our nationally recognized KOL advisors to shape future guidelines, facilitating adoption of proteomics and thereby advancing the practice of medicine worldwide.

Manufacturing and Supply

We depend on our manufacturing and supply chain operations to source the proteomes and other reagents we use in our products and solutions. Our suppliers and manufacturer are also the primary source of the instruments required to complete our assays and tests.

Some of our products are built using unique components, such as our SomaScan® assay but the majority of the components that make up our products and solutions are commonly sourced or off-the-shelf. While we purchase some of our components and materials used in manufacturing from single-source suppliers, we have qualified second sources for most, but not all, of our critical components and reagents. The loss of any of these suppliers could potentially harm SomaLogic. We believe alternatives would be available, however, it may take time to identify and validate replacement components, which could negatively affect our ability to supply our products on a timely basis. To mitigate this risk, we typically carry a significant inventory of our critical components. For further discussion of the risks relating to our third-party suppliers, see the section entitled “Risk Factors.”

Intellectual Property

Our success depends in part on our ability to maintain intellectual property protection for our products and technology. We utilize a variety of intellectual property protection strategies including patents, trade secrets, trademarks and other methods of protecting proprietary information.

Patents

We have an extensive global patent portfolio to protect our proteomics platform, the products and services. Our owned patents and pending applications, if issued, are expected to expire between 2021 and 2039, in each case without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity or other government fees. Our proprietary, foundational aptamer-based technology is supported by approximately 700 patents (issued or pending) and supports unparalleled sensitivity and specificity, and dynamic range.

Trademarks

We own various trademarks, applications, and unregistered trademarks in the United States and in important markets outside the United States, including our own company name and product and service names, including SomaLogic®, SomaSignal™, SOMAmer®, and SomaScan®. Our trademark portfolio is designed to protect the brands for our product and services, both current and in the pipeline.

Trade Secrets

In addition to our reliance on patent protection for our inventions, products and technologies, we also rely on trade secrets, know-how, confidentiality agreements and continuing technological innovation to develop and maintain our competitive position. For example, some elements of our analytical techniques and processes, as well the bioinformatics used to convert raw data into normalized data and related reference values and software are based on unpatented trade secrets and know-how not publicly disclosed. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees, advisors and consultants, these agreements may be breached and we may not have adequate remedies for any breach. In addition, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. As a result, we may not be able to meaningfully protect our trade secrets.

In-Licensing of Intellectual Property

We do not currently rely on any third party in-licensed intellectual property to practice any of its services or products.

Out-Licensing of Intellectual Property

In 2008, pursuant to an agreement with a certain biotechnology company, SomaLogic licensed a worldwide exclusive right (on a target by target basis), under SomaLogic’s patent portfolio (122 patents and patent applications) and proprietary information and know-how relating to its modified SELEX processes and modified aptamers technology to make, use, sell, and have made, and have sold (a) commercial products produced by or incorporating SomaLogic licensed technologies and (b) commercial products intended for use in nucleic acid amplification that are rationally designed nucleic acid sequences that is a temperature dependent inhibitor of a licensed target. SomaLogic retained a non-exclusive right to make, use and have made the aptamers for internal research and development, including the right to grant non-exclusive licenses to SomaLogic collaborator for research and development purposes. The biotechnology company’s license was amended in 2012 to grant such company enforcement of licensed patent rights against third-party infringers. In 2014, the biotechnology company’s license was amended to exclude in vivo imaging applications in the licensed field and licensed product. The royalties were also amended to include in addition to the original 15% royalty on net sales on licensed products and $50,000 annual minimum per calendar year for each licensed target, a new $35,000 per calendar year payment for each new target class, plus a one-time license fee of

$25,000 for each target that is added. The term of this license continues on a country-by-country basis, until the later of the expiration of the last to expire of the licensed patents having a valid claim that covers tech licensed products directed to a licensed target or the tenth anniversary of the first commercial sale of a licensed product under category (a) above.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We cannot provide any assurance any of our current or future patent applications will result in the issuance of patents, or any of our current or future issued patents will effectively protect any of our products, services or technology or prevent others from commercializing infringing products, services or technology. For further discussion of the risks relating to intellectual property, see the section entitled “Risk Factors — Risks Related to Intellectual Property.”

Collaboration Agreements

SomaLogic has several collaboration agreements with collaborators to facilitate various research efforts focused on proteomic profiling of several diseases and conditions. Our current collaborators include many universities and private companies in the biotechnology space.

On September 20, 2019, SomaLogic entered into a Master Collaboration Agreement (“MCA”) with Novartis Pharma AG, a Swiss company (“Novartis”), pursuant to which the parties engage in collaborative research efforts to advance the study of proteomic medicine. Under the MCA, SomaLogic agrees to provide SomaScan® assay services to Novartis upon Novartis’s submission of samples to SomaLogic. The MCA will remain in effect until December 31, 2028 unless either earlier terminated by the parties in accordance with the MCA or extended for an additional five (5) years by mutual written agreement. Under the MCA, Novartis is expected to submit an annual minimum number of samples to SomaLogic and pay a fee per sample of which SomaLogic provides its SomaScan services to such sample.

On October 13, 2020, SomaLogic entered into an Amended and Restated Master SomaScan Discovery Services Agreement (“MSDS”) with Amgen Inc., a Delaware corporation based in California (“Amgen”), pursuant to which SomaLogic agrees to use its SomaScan® assay technology to study protein samples provided by Amgen and provides reports for such studies, as outlined in individual statements of work (“SOWs”) from time to time. Each individual SOW sets forth the sample requirements, and fees payable to SomaLogic pursuant thereto, that Amgen agrees to supply to SomaLogic in order for SomaLogic to provide SomaScan® assay services. The MSDS will terminate on October 13, 2025 unless earlier terminated by the parties in accordance with the MSDS and in any event not until any open SOW is completed.

Scientific Advisory Board

We have assembled a highly qualified scientific advisory board composed of advisors who have deep expertise in the field of proteomics, medicine, regulatory compliance, and data science. The members of our scientific advisory board consist of experts across a range of key disciplines relevant to our products and solutions. We intend to continue to leverage the broad expertise of our advisors by seeking their counsel on important topics relating to our product candidate discovery and development programs. Members of our scientific advisory board have entered into agreements with us covering their respective confidentiality, non-disclosure and proprietary rights matters in connection with their service, and some members have options to purchase shares of our Common Stock.

Our scientific advisory board is comprised of the following members set forth below:

•        Michael Blum.    Associate Vice Chancellor for Informatics & Chief Digital Transformation Officer, University of California, San Francisco School of Medicine.

•        Sir Marc Feldmann.    Emeritus Professor, University of Oxford, United Kingdom.

•        Peter Ganz.    Professor, University of California, San Francisco School of Medicine.

•        Rosalind Raine.    Professor Health Care Evaluation, University College London, United Kingdom.

•        Grace Cordovano.    Professional Patient Advocate and Patient Representative.

•        Sir John Tooke.    Former Vice Provost (Health) & Head of the Medical School, University College London, United Kingdom; Former President, Academy of Medical Sciences, United Kingdom.

Employees and Human Capital

As of June 30, 2021, we had approximately 220 employees, including a commercial team of more than 25 employees and a research and development team of more than 45 employees. Most of our employees hold an academic degree, with a significant number also holding advanced degrees.

None of our employees are represented by a labor union or covered under collective bargaining agreement. We have not experienced any material work stoppages and we consider our relationship with our employees to be good, healthy, and transparent. We actively engage with managers to collect feedback and ideas on how to improve our working environment.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining incentivizing and integrating our existing and new employees, advisors and consultants. The principal purpose of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As we continue to monitor the global spread of COVID-19, we have implemented and will continue to implement measures to ensure the safety of our employees. We are continuously evaluating the guidance from federal and local authorities and have created strict polices and guidelines that put our employee’s health and safety first. Compliance with environmental, health and safety laws and regulations underlies the basis of applicable programs we have in place.

Facilities

Our corporate headquarters and laboratory facilities are located in Boulder, Colorado where we lease approximately 85,000 square feet of space under four leases, two of which were terminated effective June 2021 and August 2021, and two of which have extension options through 2026 and 2036. We also lease office and laboratory space at Warneford Hospital in Oxford, United Kingdom, under a sublease that has been terminated and expires in December 2021. We do not own any real property and believe our current facilities are sufficient to meet our ongoing needs. If we require additional space, we believe we will be able to obtain additional facilities on commercially reasonable terms and on an acceptable timeline.

Insurance

SomaLogic currently maintains policies providing first-party property and business interruption insurance, commercial general liability insurance, products liability insurance, commercial auto liability insurance, workers compensation and employers’ liability insurance, professional liability insurance, crime insurance, employment practices liability insurance, fiduciary liability insurance, cybersecurity insurance, and directors and officers liability insurance. Some or all of these policies contain change of control provisions that required notice to the insurers and/or issuance of substitute policies upon consummation of the Business Combination. The insurers providing this coverage may require additional premiums and/or the issuance of substitute coverage on a post-Business Combination basis and such substitute coverage may not be available on the same terms as the coverage currently available to SomaLogic.

The insurance previously maintained by Old SomaLogic and continued to be maintained by the Company following the consummation of the Business Combination may not be adequate to cover the potential costs and other losses arising from the types of claims, events or occurrences to which the coverage is otherwise applicable and all such coverages are subject to certain exclusions and limitations on coverage, and may be subject to deductibles, self-insured retentions requirements. In addition, such insurance may not be available in the future on economically reasonable terms, or at all, and it is possible that an insurer may deny coverage as to any future claim, loss or occurrence. The successful assertion of one or more large claims or the occurrence of losses that are excluded from coverage or that exceed available insurance coverage, or modifications to insurance policies, including premium increases or the imposition of large deductible, retention requirements, could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Subject to certain exceptions, prior to the consummation of the Business Combination, Old SomaLogic purchased a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain of the Company’s directors and officers with respect to matters that occurred on or prior to the consummation of the Business Combination.

Competition

The life sciences market is highly competitive and dynamic. There are other companies, both established and early-stage, that have indicated they are designing, manufacturing, and marketing products and services for, among other things, multiplexed or high-throughput proteomic analysis. These companies include Encodia, Quanterix, Quantum-Si, Olink, Seer and Nautilus, among others, each of which has products and services that may compete to varying degrees with some, but not all, of our services and product solutions. Some of these companies may be further along in their commercial and operating plans than we are, including actively commercializing products and services and growing established marketing and sales forces. Other competitors are earlier than us, and in the process of developing their technologies for the life sciences market which may lead to services and products that rival or replace our products over time.

We believe the principal competitive factors in our target markets include:

•        resolution and sensitivity;

•        cost of instruments and raw materials;

•        efficiency and speed of workflows;

•        the scale required to address the complexity and dynamic range of the proteome;

•        throughput to meet lab testing volume;

•        reputation among customers and key thought leaders;

•        innovation in product offerings (notably clinical proteomics applications);

•        accuracy and reproducibility of results;

•        strength of intellectual property portfolio;

•        operational and manufacturing footprint;

•        customer support infrastructure; and

•        a leadership and commercial team with extensive execution and scientific background.

Our commercial opportunity could be reduced if our competitors develop and commercialize products or services that offer better performance or are more convenient and cost-effective to use than our products or services. However, we believe we are substantially differentiated from our competitors for a multitude of reasons, including our novel approach and platform, the unique and proprietary nature of our aptamer-based technology (developed over more than two decades), our rigorous product development processes and quality of science, our highly experienced and multidisciplinary teams, our breadth of both proteomics research enabling and applied clinical solutions, and our access to an immediate growing market with opportunities to expand into adjacent market opportunities over time. We believe our customers will favor our services and products and company due to these differentiators.

Government Regulation

Our products are intended for either (1) research use only (“RUO”) or (2) clinical use applications; our RUO products are not used for clinical applications. Our customers include entities such as healthcare providers, academic institutions, research laboratories, and biopharmaceutical and biotechnology companies. Our products are used for obtaining proteomics information from pre-clinical or clinical trials, biomarker discovery, monitoring patients’ physiological states, among others.

Under a long-standing FDA regulation and policy, in vitro diagnostic (“IVD”) products intended for research use only are subject to a regulatory classification separate from classifications for products with clinical use applications. In particular, products that are RUO and that comply with certain labeling requirements (e.g., labeling that explains that the product is RUO) are typically not regulated by the FDA as medical devices and are not subject to the regulatory requirements discussed below for clinical diagnostic products. Therefore, in many cases, RUO products can be used or distributed for research use without first obtaining FDA clearance, authorization, or approval. Such products must bear the statement: “For Research Use Only. Not for Use in Diagnostic Procedures,” and comply with other legal requirements. RUO products cannot make any claims related to safety, effectiveness or diagnostic utility, and they cannot be intended for human clinical diagnostic use.

In November 2013, the FDA issued final guidance on products labeled RUO, which, among other things, reaffirmed a company may not make any clinical or diagnostic claims about an RUO product, stating that merely including a labeling statement the product is for research purposes only will not necessarily render the device exempt from the FDA’s clearance, approval, or other regulatory requirements if the totality of circumstances surrounding the distribution of the product indicates the manufacturer knows its product is being used by customers for diagnostic uses or the manufacturer intends such a use. A product labeled RUO but intended or promoted for clinical diagnostic use may be viewed by the FDA as adulterated and/or misbranded under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and subject to FDA enforcement action. The FDA will consider several factors surrounding distribution and use of an RUO product, including how the product is marketed and to whom, when determining its intended use. If FDA disagrees with a company’s RUO status for its product, the company may be subject to FDA enforcement actions. In addition, the FDA may require the company to seek clearance, authorization or approval for the product.

Clinical Diagnostics in the United States

In the United States, the FDA defines a medical device as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related article, including any component part or accessory, which is (i) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (ii) intended to affect the structure or any function of the body of man or other animals and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. Medical devices are subject to extensive regulation by the FDA under the FDCA and its implementing regulations, and other federal and state statutes and regulations. The laws and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, pre-market clearance, authorization or approval, establishment registration and product listing, product manufacturing, product packaging and labeling, product storage, advertising and promotion, product distribution, recalls and field actions, servicing and post-market clinical surveillance. A number of states in the United States also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.

The Federal Trade Commission (“FTC”) also oversees the advertising and promotion of SomaLogic’s current and future products pursuant to its broad authority to police deceptive advertising for goods or services within the United States. Under the Federal Trade Commission Act, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. In the context of performance claims for products such as SomaLogic’s goods and services, compliance with the FTC Act includes ensuring there is scientific data to substantiate the claims being made, the advertising is neither false nor misleading, and any user testimonials or endorsements SomaLogic or its agents disseminate related to the goods or services comply with disclosure and other regulatory requirements.

IVDs are a type of medical device and include reagents and instruments used in the diagnosis or detection of diseases, conditions or infections, including, without limitation, the presence of certain chemicals, genetic information or other biomarkers. Predictive, prognostic, and screening tests can also be IVDs. Most medical devices, including IVD products, must undergo pre-market review by and receive clearance, authorization, or approval from the FDA prior to commercialization, unless the device is of a type exempted from such review by statute, regulation, or an FDA exercise of enforcement discretion.

The FDA classifies medical devices into three classes based on risk. The level of regulatory control increases from Class I (lowest risk) to Class III (highest risk). Marketing of most Class II and III medical devices within the United States must be preceded either by pre-market notification and FDA clearance pursuant to Section 510(k) of the FDCA or by the granting of a PMA. Both 510(k) notifications and PMA applications must be submitted to the FDA with significant user fees, although reduced fees for small businesses are available. Class I devices are generally exempt from pre-market review and notification, as are some moderate-risk Class II devices. Manufacturers of all classes of devices must comply with the FDA’s Quality System Regulation (“QSR”), establishment registration, medical device listing, labeling requirements, and medical device reporting (“MDR”) regulations, which are collectively referred to as medical device general controls. Class II devices may also be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling. Some Class I and Class II devices can be exempted by regulation from the requirement of compliance with substantially all of the QSR.

510(k) Clearance Pathway

A 510(k) pre-market notification must contain information sufficient to demonstrate the new device is substantially equivalent to a device commercially distributed prior to May 28, 1976 or to a device determined by the FDA to be substantially equivalent to such a so-called “pre-amendments” device. To obtain 510(k) clearance for a non-exempt Class II device, the product developer must submit a pre-market notification to the FDA demonstrating its product is substantially equivalent to such a predicate device. The FDA’s 510(k) clearance process generally takes from three to twelve months from the date the application is submitted, but it may take significantly longer if the FDA has significant questions or needs more information about the new device or its manufacturing or quality controls.

As part of the 510(k) notification process for Class II devices that have an existing classification regulation available for purposes of the regulatory filing, the FDA may require the following:

•        development of comprehensive product description and indications for use;

•        completion of extensive preclinical tests and/or preclinical animal studies, performed in accordance with the FDA’s Good Laboratory Practice regulations, as well as any performance standards or other testing requirements established by the FDA through regulations or device-specific guidance; or

•        comprehensive review of predicate devices and development of data supporting the new product’s substantial equivalence to one or more predicate devices.

Assuming successful completion of all required testing, a 510(k) notification application is submitted to the FDA requesting clearance to market the product. This premarket notification includes all relevant data from pertinent pre-clinical and clinical trials (if applicable), together with detailed information relating to the product’s manufacturing controls and proposed labeling, and other relevant documentation. The FDA evaluates all 510(k) submissions prior to filing for substantive review based on specific acceptance criteria and may issue a refuse-to-accept notification if the submission is deficient with respect to any of the established criteria. If the FDA determines the applicant’s device is substantially equivalent to the identified predicate device(s), the agency will issue a 510(k) clearance letter that authorizes commercial marketing of the device for one or more specific indications for use. If FDA determines the applicant’s device is not substantially equivalent to the predicate device(s), the agency will issue a not-substantially-equivalent letter stating the new device may not be commercially distributed.

After a new medical device receives 510(k) clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, requires a new 510(k) clearance or could require the submission of a PMA. The FDA requires each manufacturer to make the determination of whether a device modification requires a new 510(k) notification or PMA in the first instance, but the FDA may review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance or PMA for a particular change, FDA may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA may also require the manufacturer to cease United States marketing and/or recall the modified device until 510(k) clearance or PMA approval for the modification is obtained, or bring other enforcement actions against the product and/or the manufacturer.

De Novo Classification

If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. However, if such a device would be considered low or moderate risk, it may be eligible for the De Novo classification process. The De Novo classification process allows a device developer to request the novel medical device be reclassified as either a Class I or Class II device, rather than having it regulated as a high-risk Class III device subject to the PMA requirements. If the manufacturer seeks reclassification into Class II, the classification request must include a draft proposal for special controls necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. Under the FDCA, the FDA is required to classify a device within 120 days following receipt of the De Novo classification request from an applicant; however, the most recent FDA performance review goals state that in fiscal year 2021, the FDA will attempt to issue a decision within 150 FDA review days of receipt on 65% of all De Novo classification requests received during the year and on 70% of De Novo classification requests received during fiscal year 2022. De Novo classification requests are subject to user fees, unless a specific exemption applies. In December 2018, the FDA issued a Proposed Rule that would formally codify requirements for the medical device De Novo classification process and the procedures and criteria for product developers to file a De Novo classification request (83 Fed. Reg. 63,127). This rule remains pending at FDA and the rulemaking process may be subject to additional activity after the COVID-19 public health emergency abates and pressure on the FDA’s Center for Devices and Radiological Health (“CDRH”) is reduced. Over the past 20 years, the De Novo classification process has been implemented by the FDA pursuant to statutory authorities and somewhat organically through informal guidance and iterative changes by Congress. The Proposed Rule allowed industry to participate in the development of the FDA’s policies and procedures for De Novo classification requests through the notice-and-comment rulemaking process.

As an alternative to the De Novo classification process, a company could also file a reclassification petition seeking to change the automatic Class III designation of a novel post-amendment device under Section 513(f)(3) of the FDCA. The FDA can also initiate reclassification of an existing device type on its own initiative. In December 2018, FDA issued a final rule to clarify the administrative process through which the FDA reclassifies a medical device. To reclassify a device under Section 513(e) of the FDCA, the FDA must first publish a proposed reclassification order that includes a summary of the valid scientific evidence that supports the reclassification; convene a device classification panel meeting; and consider comments to the public docket before it then publishes a final reclassification order in the Federal Register.

Pre-market Approval Pathway

Products classified by the FDA as Class III generally require marketing approval via a PMA. A PMA application must be supported by valid scientific evidence, which typically requires extensive data, including technical, pre-clinical, clinical, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use(s). A PMA application also must include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling. After a PMA application is submitted and found to be sufficiently complete, it is considered “filed” and the FDA begins an in-depth review of the submitted information. During this substantive review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA. In addition, the FDA generally will conduct a pre-approval inspection of the manufacturing facility to evaluate compliance with the QSR, which requires manufacturers to implement and follow design, testing, control, documentation and other quality assurance procedures.

FDA review of a PMA application is required to be completed within 180 days of the application’s filing date although the process generally takes longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•        the product may not be safe or effective for its intended use(s) to the FDA’s satisfaction;

•        the data from the applicant’s pre-clinical studies and clinical trials may be insufficient to support approval;

•        the manufacturing process or facilities that the applicant uses may not meet applicable requirements; and

•        changes in FDA approval policies or adoption of new regulations may require additional data to demonstrate the safety or effectiveness of the device.

If an FDA evaluation of a PMA application or manufacturing facilities is favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of a device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA may also determine additional trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy. PMA approval may also be granted with post-approval requirements such as the need for additional patient follow-up for an indefinite period of time.

New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive clinical data or the convening of an advisory panel.

Clinical Investigations Using Devices in Development

Clinical trials are almost always required to support a PMA application and are sometimes required for a De Novo classification request or 510(k) pre-market notification. In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, an investigator acting on behalf of the company must, among other things, apply for and obtain Institutional Review Board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves “significant risk” (as defined by the FDA) to human health, the company sponsoring the investigation (referred to as the “sponsor” by the FDA) must also submit and obtain an Investigational Device Exemption (“IDE”) approval from the FDA. An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of study participants, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA, the study protocol and informed consent are approved by a duly-appointed IRB at each clinical trial site, and the protocol is rolled out and delivered to each site.

The FDA’s IDE regulations govern investigational device labeling, prohibit promotion, and specify an array of Good Clinical Practice (“GCP”), requirements, which include, among other things, recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with FDA regulations for IRB approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product.

The commencement or completion of any clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application (or the FDA’s grant of a De Novo classification request or clearance of a 510(k) notification, as applicable), for numerous reasons, including, but not limited to, the following:

•        the FDA, the IRB(s), or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•        participants do not enroll in clinical trials at the expected rate;

•        participants do not comply with trial protocols;

•        participant follow-up is not at the expected rate;

•        patients experience adverse side effects;

•        participants die during a clinical trial, even though their death may not be related to the investigational products;

•        IRBs and third-party clinical investigators may delay or reject the sponsor’s trial protocol;

•        third-party clinical investigators decline to participate in a trial or do not perform a trial on the sponsor’s anticipated schedule or consistent with the clinical trial protocol, GCPs or other FDA requirements;

•        the sponsor or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

•        third-party clinical investigators have significant financial interests related to the sponsor or the study that the FDA deems to make the study results unreliable, or the sponsor or investigators fail to disclose such interests;

•        unfavorable regulatory inspections of the sponsor’s clinical trial sites or manufacturing facilities, which may, among other things, require the sponsor to undertake corrective action or suspend or terminate the sponsor’s clinical trials;

•        changes in governmental regulations or administrative actions applicable to the sponsor’s trial protocols;

•        the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness; and

•        the FDA concludes that the results from the sponsor’s trial and/or trial design are inadequate to demonstrate safety and effectiveness of the product.

Ongoing Post-Market Regulatory Requirements and FDA Enforcement

After a medical device is authorized for marketing and placed in commercial distribution, numerous regulatory requirements apply. These general controls that must be met for all device classes include:

•        establishment registration and device listing;

•        the QSR, which requires manufacturers, including third-party manufacturers, to follow design, testing, control, storage, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures;

•        labeling regulations, which govern the mandatory elements of the device labels and packaging (including Unique Device Identifier markings for certain categories of products);

•        FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

•        the MDR regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•        voluntary and mandatory device recalls to address problems when a device is defective and/or could be a risk to health;

•        correction and removal reporting regulations, which require that manufacturers report to FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•        post-market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA and certain state authorities. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may lead to any of the following sanctions:

•        warning letters or untitled letters that require corrective action;

•        fines and civil penalties;

•        unanticipated expenditures;

•        delays in approving/clearing or refusal to approve/clear any future SomaLogic products;

•        FDA refusal to issue certificates to foreign governments needed to export SomaLogic’s products for sale in other countries;

•        suspension or withdrawal of FDA approval or clearance (as may be applicable);

•        product recall or seizure;

•        partial suspension or total shutdown of production;

•        operating restrictions;

•        injunctions or consent decrees; and

•        civil or criminal prosecution.

SomaLogic, any contract manufacturers, and some suppliers of components or device accessories would also be required to manufacture medical device products in compliance with current Good Manufacturing Practice requirements set forth in the QSR, unless explicitly exempted by regulation. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components or services, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping. The FDA evaluates compliance with the QSR through periodic unannounced inspections. Following such inspections, the FDA may issue reports known as Forms FDA 483 or Notices of Inspectional Observations, which list instances where the FDA inspector believes the manufacturer has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the manufacturer fails to respond appropriately, the FDA may issue warning letters, which are notices of intended enforcement actions against the manufacturer, or untitled letters, which are used for less serious violations that may not rise to the level of regulatory significance, or it may take more significant administrative or legal action. For example, the FDA can shut down manufacturing operations, require recalls of medical device products, refuse to approve new marketing applications for future products, initiate legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against a manufacturer or its officers or other employees.

Regulation of Laboratory Developed Tests in the United States

Our products, SomaScan® and SomaSignal™, are available as laboratory developed tests (“LDTs”) for use in obtaining proteomics information from patients and monitoring patients’ physiological states, among others. LDTs have generally been considered to be tests that are designed, developed, validated and used within a single laboratory. The FDA has historically taken the position that it has the authority to regulate such tests as medical devices under the FDCA, but the FDA has exercised enforcement discretion for certain LDTs and has not required clearance, authorization, or approval of such LDTs prior to marketing, unless the product poses health or safety concerns or the product is a direct-to-consumer test. Laboratories certified as “high complexity” under CLIA may develop, manufacture, validate and run LDTs. The CLIA requirements are discussed below in the section entitled “United States Federal and State Regulation of Laboratories.”

On October 3, 2014, the FDA issued two draft guidance documents proposing a new regulatory paradigm for oversight of LDTs. These draft guidance documents proposed more active review of LDTs. The draft guidance documents were the subject of considerable controversy, and in November 2016, FDA announced that it would not be finalizing the 2014 draft guidance documents. On January 13, 2017, FDA issued a discussion paper which laid out elements of a possible revised future LDT regulatory framework, but did not establish any regulatory requirements. Meanwhile, the FDA issued several warning letters against marketers of LDTs, although focusing on issues that the FDA considered to pose high risks to the public. But in August 2020, the Department of Health and Human Services (“HHS”) declared that FDA will not be requiring premarket reviews for LDTs unless the FDA issues such a requirement by notice-and-comment rulemaking. Following the change of the administration in 2021, it is not clear what the HHS or FDA policy will be on the regulation of LDTs. Given the changing regulatory requirement, the FDA may decide to take action against certain LDTs on a case-by-case basis if the FDA views them as presenting a risk to patients. The FDA may regulate products that it does not consider to be LDTs as medical devices that are subject to the requirements that are described above.

United States Federal and State Regulation of Laboratories

Given aspects of SomaLogic’s business at certain facilities involve acting as a clinical laboratory, SomaLogic is required to hold certain federal and state licenses, certifications and permits to conduct our business. As to federal certifications, CLIA establishes rigorous quality standards for all laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment of, or assessment of health. As a clinical laboratory, SomaLogic must obtain a CLIA certificate based on the complexity of testing performed at the laboratory, such as a Certificate of Compliance for high-complexity testing. CLIA also mandates compliance with various operational, personnel, facilities administration, quality and proficiency requirements, intended to ensure their clinical laboratory testing services are accurate, reliable and timely. CLIA compliance and certification is also a prerequisite to be eligible to bill for services provided to government payors and for many private payors. Furthermore, SomaLogic is subject to survey and inspection every two years to assess compliance with program standards, and may be subject to additional unannounced inspections. Laboratories performing high-complexity testing are required to meet more stringent requirements than laboratories performing less complex tests.

In addition to CLIA requirements, SomaLogic participates in the accreditation program of the College of American Pathologists (“CAP”). CMS, the agency that oversees CLIA, has deemed CAP standards to be equally or more stringent than CLIA regulations and has approved CAP as a recognized accrediting organization. Inspection by CAP is performed in lieu of CMS inspections for accredited laboratories. Therefore, because SomaLogic is accredited by the CAP Laboratory Accreditation Program, we are deemed to also comply with CLIA. CLIA provides a state may adopt laboratory regulations more stringent than those under federal law, and a number of states have implemented their own more stringent laboratory regulatory requirements.

Select states have laboratory regulations that have been deemed by the federal government to be at least as stringent as CLIA, and thus laboratories licensed under those state regimes are exempt from CLIA and the state Department of Health is permitted to issue a CLIA number, along with a state Medical Test Site license, rather than a certificate being issued by CMS. State laws may require that laboratory personnel meet certain qualifications, specify certain quality control procedures, facility requirements or prescribe record maintenance requirements. Several states additionally require the licensure of out-of-state laboratories that accept specimens from those states. For example, New York requires a laboratory to hold a permit, which is issued after an on-site inspection, and approval of each LDT offered by a laboratory, and has various, more stringent requirements than CLIA and CAP, including those for personnel qualifications, proficiency testing, physical facility and equipment and quality control standards.

If a clinical laboratory is found to be out of compliance with CLIA certification, CAP accreditation or a state license or permit, the applicable regulatory agency may, among other things, suspend, restrict or revoke the certification, accreditation, license or permit to operate the clinical laboratory, assess civil monetary penalties and impose specific corrective action plans, among other sanctions.

United States Fraud and Abuse Laws and Other Compliance Requirements

Successfully commercializing our products and services depends not on only FDA approval, but also on broad health insurance or third party payor coverage. Government and private payors institute coverage criteria to ensure the appropriate utilization of products and services and to control costs. Limited third party payor coverage for a technology or procedure may limit adoption and commercial viability, while broader coverage supports optimal market uptake. These laws can be implicated by inappropriate sales and marketing arrangements with healthcare providers. Many commonly accepted commercial practices are illegal in the healthcare industry and violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in United States federal and state healthcare programs, including Medicare and Medicaid.

Federal Anti-Kickback Statute.    The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments, and providing anything at less than its fair market value. The Anti-Kickback law is broadly interpreted and aggressively enforced with the result that beneficial commercial arrangements in the health care industry may be criminalized. The penalties for violating the federal Anti-Kickback Statute include imprisonment for up to ten years, fines of up to $100,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid.

Federal False Claims Act.    The federal False Claims Act prohibits knowingly presenting, or causing to be presented a false claim or the knowing use of false statements or records to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,665 and $23,331 for each separate false claim. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals (known as “relators” or, more commonly, as “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement.

Federal Physician Self-Referral Law.    The federal Physician Self-Referral Law, also referred to as the Stark Law, prohibits a physician (or an immediate family member of a physician) who has a financial relationship with an entity from referring patients to that entity for certain designated health services, including durable medical equipment and supplies, payable by Medicare, unless an exception applies. The Stark Law also prohibits such an entity from presenting or causing to be presented a claim to the Medicare program for such designated health services provided pursuant to a prohibited referral, and provides that certain collections related to any such claims must be refunded in a timely manner.

Civil Monetary Penalties Law.    The Civil Monetary Penalties Law authorizes the imposition of substantial civil money penalties against an entity that engages in certain prohibited activities including but not limited to violations of the Stark Law or Anti-Kickback Statute, knowing submission of a false or fraudulent claim, employment of an excluded individual, and the provision or offer of anything of value to a Medicare or Medicaid beneficiary that the transferring party knows or should know is likely to influence beneficiary selection of a particular provider for which payment may be made in whole or part by a federal health care program, commonly known as the Beneficiary Inducement CMP.

State Analogs of Federal Fraud and Abuse Laws.    Many states in the United States have their own laws intended to protect against fraud and abuse in the health care industry and more broadly. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects. Penalties for violating these laws can range from fines to criminal sanctions.

HIPAA.    The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009, and implementing regulations, includes criminal prohibitions against healthcare fraud, embezzlement, and making false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

FCPA and Other Anti-Bribery and Anti-Corruption Laws.    The United States Foreign Corrupt Practices Act prohibits United States corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA would include interactions with certain healthcare professionals or organizations in many countries. SomaLogic’s present and future business has been and will continue to be subject to various other United States and foreign laws, rules and/or regulations.

Physician Payment Sunshine Act.    Manufacturers of United States FDA-regulated devices reimbursable by federal healthcare programs are subject to the Physician Payment Sunshine Act, which requires manufacturers to track and annually report to CMS certain payments and other transfers of value made to United States-licensed physicians or United States teaching hospitals. Manufacturers are also required to report certain ownership interests held by physicians and their immediate family members. The law carries penalties of up to $1.15 million per year for violations, depending on the circumstances, and payments reported also have the potential to draw scrutiny on payments to and relationships with physicians, which may have implications under the Anti-Kickback Statute, Stark Law and other healthcare laws.

In addition, there has been a recent trend of increased federal and state regulation of payments and other transfers of value provided to healthcare professionals and entities. Similar to the federal law, certain states also have adopted marketing and/or transparency laws relevant to device manufacturers, some of which are broader in scope. Certain states also mandate that device manufacturers implement compliance programs. Other states impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities. The need to build and maintain a robust compliance program with different compliance and/or reporting requirements increases the possibility that a healthcare company may violate one or more of the requirements, resulting in fines and penalties.

United States and International Data Security and Data Privacy Laws

SomaLogic is subject to diverse laws and regulations relating to data privacy and security, including, in the United States, the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and, in the EU), Regulation 2016/679, known as the GDPR, which came into effect across the European Economic Area in May 2018. New global privacy rules are being enacted and existing ones are being updated and strengthened. Complying with these numerous, complex and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of personal data (including sensitive or confidential patient or consumer information), whether by SomaLogic or a third-party, could have a material adverse effect on SomaLogic’s business, reputation, financial condition and results of operations, including but not limited to: material fines and penalties; damages; litigation; consent orders; extensive audits and inspections; bans on all or some processing of personal data carried out by noncompliant actors; and injunctive relief. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR.

HIPAA, as well as a number of other federal and state privacy-related laws, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information” or “PHI.” HIPAA applies to health plans, healthcare providers who engage in certain standard healthcare transactions electronically, such as electronic billing, and healthcare clearinghouses, all of which are referred to as “covered entities” under HIPAA. State imposed health information privacy and security laws typically apply based on licensure, for example, licensed providers or licensed entities are limited in their ability to use and share health information.

Additionally, many states have enacted legislation protecting the privacy and/or security of “personal information” such as identifiable financial or health information, social security number and credit card information. These laws overlap and apply simultaneously with federal privacy and security requirements and regulated entities must comply with all of them. The California Consumer Privacy Act (“CCPA”) that went into effect January 1, 2020, is one of the most restrictive state privacy laws, protecting a wide variety of personal information and granting significant rights to California residents with respect to their personal information. In dealing with health information for the development of its technology or for commercial purposes, SomaLogic will be affected by HIPAA and state-imposed health information privacy and security laws because these laws regulate the ability of SomaLogic’s potential customers and research collaborators to share health information with SomaLogic. Additionally, SomaLogic must identify and comply with all applicable state laws for the protection of personal information with respect to employee information or other personal information that the company collects. In addition to the CCPA, many other states have proposed or already enacted similar data privacy and security laws, including Massachusetts’ Standards for the Protection of Personal Information (MA 201 C.M.R. §§ 17.00 et seq.) and the newly enacted Virginia Consumer Data Protection Act.

In the European Union, increasingly stringent data protection and privacy rules that have and will continue to have substantial impact on the use of personal and patient data across the healthcare industry became stronger in May 2018. The GDPR applies across the European Union and includes, among other things, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and significant fines for non-compliance. The GDPR fine framework can be up to 20 million euros, or up to 4% of the company’s total global turnover of the preceding fiscal year, whichever is higher. The GDPR sets out a number of requirements that must be complied with when handling the personal data of such European Union based data subjects including: providing expanded disclosures about how their personal data will be used; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten”

and rights to data portability, as well as enhanced current rights (e.g., access requests); the principal of accountability and demonstrating compliance through policies, procedures, training and audit; and the new mandatory data breach regime. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the GDPR and are afforded greater protection and require additional compliance obligations. Noncompliance could result in the imposition of fines, penalties, or orders to stop noncompliant activities. We are subject to the GDPR since it offers products or services to individuals in the EU or otherwise enters into contracts with EU entities that handle the collection and processing of data of individuals within the EU.

SomaLogic could also be subject to evolving European Union laws on data export, for transfers of data outside the European Union to itself or third parties. The GDPR only permits exports of data outside the European Union to jurisdictions that ensure an adequate level of data protection. The United States has not been deemed to offer an adequate level of protection, so in order for SomaLogic to transfer personal data from the EU to the United States, SomaLogic must identify a legal basis for data transfer (e.g., the European Union Commission approved Standard Contractual Clauses). On July 16, 2020, the Court of Justice of the European Union or the CJEU, issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the European Union member states and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess United States national security laws on their business and future actions of European Union data protection authorities are difficult to predict.

Further, the United Kingdom’s decision to leave the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, while the Data Protection Act of 2018 that “implements” and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the European Economic Area to the United Kingdom will remain lawful under the GDPR.

Other Governmental Regulation

SomaLogic is subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials. For example, the United States Occupational Safety and Health Administration, or OSHA, has established extensive requirements relating specifically to workplace safety for employers in the United States. This includes requirements to develop and implement multi-faceted programs to protect workers from exposure to blood-borne pathogens, including preventing or minimizing any exposure through needle stick injuries. For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the United States Department of Transportation, the United States Public Health Service, the United States Postal Service and the International Air Transport Association. We generally use third-party vendors to dispose of regulated medical waste, hazardous waste and radioactive materials that we may use during our research.

International Laws and Regulations for IVD Products

Whether or not we obtain FDA marketing authorized for a clinical diagnostic product in the future, it must still obtain the requisite approvals from regulatory authorities in non-United States countries prior to the marketing of any product for clinical diagnostic use in those countries. The regulations in other jurisdictions vary from those in the United States and may be easier or more difficult to satisfy and are subject to change. For example, the European Union, or EU, published in 2017 new regulations that will result in greater regulation of medical devices and IVDs. This new IVD regulation (“new IVD Regulation”) is significantly different from the European directive for in vitro diagnostic products that it replaces in that it will ensure that the new requirements apply uniformly and on the same schedule across the member states, include a risk-based classification system and increase the requirements for conformity assessment. The new IVD Regulation will become fully applicable in May 2022, and it will increase the requirements for covered products and involve conformity assessments done by third parties that are designated under the IVD Regulation as notified bodies.

Outside of the European Union, regulatory authorization needs to be sought on a country-by-country basis in order for us to market any clinical diagnostic products. Some countries have adopted medical device regulatory regimes, such as the Classification Rules for Medical Devices published by the Hong Kong Department of Health, the Health Sciences Authority of Singapore regulation of medical devices under the Health Products Act, and Health Canada’s risk classification system for invasive devices, among others, that incorporate IVD products like the FDA’s current system. Each country may have its own processes and requirements for IVD licensing, approval/clearance, and regulation, therefore requiring us to seek any regulatory approvals on a country-by-country basis.

Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently party to or aware of any active legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Corporate Information

SomaLogic, Inc. was incorporated under the laws of the State of Delaware on October 13, 1999. SomaLogic’s principal executive offices are located at 2945 Wilderness Place, Boulder, Colorado 80301, and its telephone number is (303) 625-9000.

MANAGEMENT

The following table provides information, including ages as of the Closing Date, regarding our executive officers and directors:

Name	Age	Position
Executive Officers:
Roy Smythe	60	Chief Executive Officer and Director
Melody Harris	55	President and Chief Operating Officer
Shaun Blakeman	43	Chief Financial Officer
Amy Graves	45	Chief Accounting Officer
Ruben Gutierrez	46	General Counsel
Directors:
Robert Barchi	74	Director
Eli Casdin	48	Director
Kevin Conroy	55	Director
Troy Cox	56	Director
Charles M. Lillis	79	Chairman
Anne Margulies	65	Director
Ted Meisel	58	Director
Richard Post	63	Director
Stephen Quake	51	Director
Roy Smythe	60	Director

Executive Officers

Roy Smythe served as Old SomaLogic’s Chief Executive Officer and director since November 2018, and currently serves as our Chief Executive Officer and director following the consummation of the Business Combination. Dr. Smythe came to Old SomaLogic from Royal Philips, where he served as Global Chief Medical Officer for Strategy and Partnerships. Before joining Philips, he served as Chief Medical Officer at Valence Health, a Chicago-based healthcare company. He held the same title previously at AVIA, a healthcare technology accelerator. While in medical school at Texas A&M, he was a Charles A. Dana Foundation Scholar at the University of Pennsylvania School of Medicine and the Wharton School of Business. Following medical school, he trained in general surgery, surgical oncology and thoracic surgery and completed a postdoctoral research fellowship in molecular therapeutics at the University of Pennsylvania. His medical and translational research career then began at the University of Texas MD Anderson Cancer Center, where he was the recipient of NIH and numerous other funding awards. He subsequently chaired the Department of Surgery at Baylor Scott & White Health System and the Texas A&M Health Science Center College of Medicine, where he was the Roney Endowed Chair, and later became the Medical Director of Innovation and Executive Vice President for Institute Development before moving into expanded roles in corporate healthcare. Dr. Smythe’s qualifications to serve as part of our management include his extensive experience as a healthcare business entrepreneur, health system administrator, biomedical scientist, academician, and as an internationally recognized surgeon.

Melody Harris served as Old SomaLogic’s President since 2019 and oversaw commercial and product operations, marketing, commercial sales, IT, data protection and information security, legal, regulatory and quality, and human resources, and currently serves as our President and Chief Operating Officer following the consummation of the Business Combination. She previously served as Old SomaLogic’s Chief Legal Officer from April 2018 through March 2019. Prior to joining Old SomaLogic, Ms. Harris worked at Qualcomm Life, a digital health subsidiary of Qualcomm, Inc. (Nasdaq: QCOM) from June 2015 to March 2018, where she was Vice President and Chief Counsel. Ms. Harris joined Qualcomm Life with the acquisition of HealthyCircles (a technology spin-out from Microsoft HealthVault), where she served as general counsel. From 2003 to 2008, Ms. Harris served as President of a global brand management company with over $200 million in brand assets under management, leading global licensing deals, brand realignment, asset acquisition and G&A functions. Ms. Harris holds a B.A., cum laude, in Political Science from the University of Denver and a J.D., cum laude, from Harvard Law School. Her qualifications to serve as part of our management include her business, legal and operational experience as well as her significant achievements leading global and strategic deals with numerous companies across the healthcare spectrum.

Shaun Blakeman served as Old SomaLogic’s Chief Financial Officer since August 2021 and currently serves as our Chief Financial Officer following the consummation of the Business Combination. Prior to joining Old SomaLogic, Mr. Blakeman served as Senior Vice President and Chief Financial Officer of Cantel Medical, a public company focused on global infection prevention and control in the endoscopy, hemodialysis water and dental spaces. Mr. Blakeman also served as a Senior Finance Director at Medtronic, where he oversaw finance for multiple manufacturing sites in Medtronic’s Restorative Therapies Group. Before that, he was a Vice President of Finance for Cantel, where he was the segment CFO for the company’s $500 million endoscopy platform, Medivators. Prior to his time at Medivators, Mr. Blakeman spent five years with IDEX in financial leadership positions of increasing responsibility, up to the Vice President of Finance for the company’s diaphragm and dosing pump and water platforms. Prior to IDEX, Mr. Blakeman worked for Eaton in various finance positions. He began his career as an officer in the United States Navy in both Surface Warfare and Engineering Duty specialties. Mr. Blakeman received his Bachelor of Science in economics from the University of Minnesota, his Master of Science in applied physics from the Naval Postgraduate School, and his Master of Business Administration from the Indiana University Kelley School of Business. Mr. Blakeman’s qualifications to serve as Chief Financial Officer include his demonstrated success as a key leader in business operations and overseeing finance operations.

Amy Graves served as Old SomaLogic’s Senior Corporate Controller from 2019 until April 2021, subsequently being promoted to the Senior Vice President of Finance. Ms. Graves currently serves as our Chief Accounting Officer following the consummation of the Business Combination. Previous to joining Old SomaLogic, Ms. Graves served in various roles for Medtronic PLC (NYSE: MDT), from September 2009 to June 2019, supporting key functions including; manufacturing operations, research and development, IT, internal audit and sales. Prior to that, she served in the Assurance Practice of PricewaterhouseCoopers from October 2004 to September 2009. Ms. Graves received a B.S. from Southern Oregon University and received an M.A. from John Jay College of Criminal Justice. Ms. Graves’ qualifications to serve as part of our management include her proven record of orchestrating large-scale financial ecosystems and significant leadership experience.

Ruben Gutierrez served as Old SomaLogic’s General Counsel since May 2021 and currently serves as our General Counsel following the consummation of the Business Combination. Prior to joining Old SomaLogic, Mr. Gutierrez was Vice-President, Legal and Corporate Affairs for Natera, Inc. (Nasdaq: NTRA), a genetic testing company based in San Carlos, California, from May 2019 to May 2021. From January 2018 to May 2019, Mr. Gutierrez was the General Counsel of Human Longevity, Inc., a San Diego based genomics research and health intelligence company, and served as its Deputy General Counsel from October 2015 to December 2017. Prior to that, Mr. Gutierrez served as Division Counsel, Biosciences at Thermo Fisher Scientific, Inc. (NYSE: TMO) from February 2014 to October 2015. Mr. Gutierrez received an LL.M. in Taxation from the New York University School of Law, a J.D. from the University of Southern California Gould School of Law and a B.A. from the University of California, Los Angeles. He is a member of the State Bar of California. His qualifications to serve as part of our management include his extensive legal experience and roles at several companies in the life sciences industry.

Non-Employee Directors

Robert Barchi has served as a member of our board of directors since September 2021. Dr. Barchi is currently a Distinguished University Professor at Rutgers University and previously served as its president from September 2012 to June 2020. Prior to that, Dr. Barchi served as president of Thomas Jefferson University from 2004 to 2012. He is a trustee of the RWJ/Barnabas Health system and of the RWJ University Hospitals. He previously served on the boards of Covance, Inc. (NYSE: CVD) and VWR International (Nasdaq: VWR). Dr. Barchi holds a B.S. degree and an M.S. degree from Georgetown University. He is also a board-certified neurologist and holds a Ph.D in biochemistry and an M.D. from the University of Pennsylvania. Dr. Barchi is a fellow of the American Neurological Association, the American Academy of Neurology, and the American Association for the Advancement of Science. Dr. Barchi’s qualifications to serve on our board of directors include his extensive experience as a physician, scientist, and academic.

Eli Casdin has served as a member of our board of directors since September 2021 and serves as our nominating and corporate governance committee chairperson. Prior to the Business Combination, Mr. Casdin served as a director of Old SomaLogic since December 2020. Mr. Casdin founded Casdin Capital, LLC, an investment firm focused on the life sciences and healthcare industry, in November 2011 and currently serves as its Chief Investment Officer. Mr. Casdin has been a director of Sema4 Holdings Corp. (Nasdaq: SMFR) since July 2021. Since July 2020 and January 2021, Mr. Casdin has also served as Chief Executive Officer and a director of CM Life Sciences Inc. (Nasdaq: CMLF) until July 2021 and CM Life Sciences III Inc. (Nasdaq: CMLT), respectively, both blank check companies. Mr. Casdin previously served on the board of directors of Exact Sciences Corp. (Nasdaq: EXAS). Mr. Casdin holds a B.S. degree from Columbia University School of General Studies and an M.B.A. from Columbia Business School. His qualifications to serve on our board of directors include his extensive leadership experience as an executive officer of an investment firm, his extensive public and private company directorship experience in the life sciences and healthcare sectors, and his expertise in finance, capital markets, and the biotechnology industry.

Kevin Conroy has served as a member of our board of directors since September 2021. Mr. Conroy is Chairman and Chief Executive Officer of Exact Sciences Corporation (Nasdaq: EXAS), a molecular diagnostics company, which he joined in 2009. Before joining Exact Sciences, Mr. Conroy served as President and Chief Executive Officer of Third Wave Technologies, a molecular diagnostics company, from 2005 until the company’s acquisition by Hologic, Inc. in 2008. From 2004 to 2005, Mr. Conroy served as Third Wave’s General Counsel. Mr. Conroy also previously held leadership positions at GE Healthcare, a global leader in medical imaging and information technology. Mr. Conroy serves as a director of Epizyme, Inc. (Nasdaq: EPZM) and Adaptive Biotechnology Corporation (Nasdaq: ADPT), and previously served as director of ARYA Sciences Acquisition Corporation. Mr. Conroy holds a J.D. from Michigan Law School and a B.A. in electrical engineering from Michigan State University. His qualifications to serve on our board of directors include his leadership experience as a senior executive and board member of several public life science companies.

Troy Cox has served as a member of our board of directors since September 2021. Mr. Cox has served as Director of SOPHiA GENETICS SA since July 2019 and as Chairman since February 2020, Director of LetsGetChecked Inc. since October 2019 and as Vice Chairman since May 2020 and Director at Zymeworks Inc. (NYSE: ZYME) since June 2019. Mr. Cox also serves as Director for non-profits Massachusetts BioTechnology Council (MassBio) and Dream Foundation. Mr. Cox previously led Foundation Medicine, Inc. as President and Chief Executive Officer from February 2017 to February 2019, including its acquisition by Roche in July 2018. Prior to Foundation Medicine, Troy served as Senior Vice President and Officer at Genentech, Inc. from February 2010 to February 2017. Before joining Genentech, Mr. Cox held executive and senior roles of increasingly broad accountabilities including President of CNS operations at UCB BioPharmaceuticals, Senior Vice President at Sanofi-Aventis and diverse foundational roles at Schering-Plough. Mr. Cox received an M.B.A. at the University of Missouri and B.B.A. in Finance from the University of Kentucky. His qualifications to serve on our board of directors include his extensive experience in the life sciences industry as an executive and in connection with evaluation and execution of business transaction and merger opportunities.

Charles M. Lillis has served as a member of our board of directors since September 2021 and serves as the Chairman of our board of directors. Prior to the Business Combination, Mr. Lillis served as a member of Old SomaLogic’s board of directors since October 2013 and as Chair of Old SomaLogic’s board of directors since December 2020. Mr. Lillis currently serves a trustee of the Lillis Foundation, a non-profit that provides scholarships, grants and educational programming for underserved communities. Mr. Lillis also currently serves as the chair of the University of Oregon Board of Trustees. From October 2013 to July 2020, Mr. Lillis served on the board of directors of DISH Network Corporation (NASDAQ: DISH). Mr. Lillis received a B.A. in business and an M.B.A. from the University of Washington and a Ph.D. from the University of Oregon. Mr. Lillis’ qualifications to serve on our board of directors include his extensive experience serving on the boards and executive management teams of a number of companies as well as his business and finance background.

Anne Margulies has served as a member of our board of directors since September 2021 and serves as our compensation committee chairperson. Prior to the Business Combination, Ms. Margulies served as a director of Old SomaLogic since September 2019. Ms. Margulies currently serves as a member of the board of directors of Henry Schein, Inc. (Nasdaq: HSIC), a global dental and health care solutions and products company, and as an Advisor on the National Advanced Cybersecurity Center and the Massachusetts Governor’s Cyber Security Advisory Board. Ms. Margulies served as the Vice President and University Chief Information Officer of Harvard University from September 2010 to May 2021. Ms. Margulies was awarded an Honorary Doctorate from the Universitat Politecnica de Valencia in 2019 and received her B.A. from SUNY Plattsburgh. She was inducted into the CIO Hall of Fame in 2017 and was selected as the Boston CIO Leader of the Year in 2015. Ms. Margulies’ qualifications to serve on our board of directors include her extensive experience managing information technology strategy, policies, and services and developing internationally acclaimed initiatives such as the Massachusetts Institute of Technology’s OpenCourseWare program.

Ted Meisel has served as a member of our board of directors since September 2021. Mr. Meisel has served as the executive founder of AVIA Health Innovation, a purpose-built consulting firm helping healthcare systems achieve technology-enabled transformation of care delivery and operations, since 2012 and as Executive Chairman of WiserCare, a healthcare technology company, since 2010. He is also a director of Caravan Health, an Accountable Care Organization (ACO)/population health company, and has been a board member of Doctor Evidence, LLC, which offers life sciences companies an automated platform to discover, analyze and use medical evidence, since 2011. Mr. Meisel has also served as Senior Advisor to Next Equity Partners since 2016. Mr. Meisel holds a B.A. from Dartmouth College and a J.D. from Stanford Law School. His qualifications to serve on our board of directors include his extensive experience and success as an entrepreneur, executive, and investor in new healthcare models and technologies.

Richard Post has served as a member of our board of directors since September 2021 and serves as our audit committee chairperson. Prior to the Business Combination, Mr. Post served as a director of Old SomaLogic since October 2019. Mr. Post has served on the board of directors of Grand Basket, Inc., an outdoor furniture company, since 2019 and has served as the Managing Partner of Grand Basket Investments LLC, its affiliate investment company, since 2017. Mr. Post previously served as CEO of Autobytel Inc. (NASDAQ: ABTL), an internet-centric automotive media and marketing services company, from April 2005 to March 2006 and as CFO of MediaOne Group, Inc. (NYSE:UMG), an international broadband and wireless communications company, from 1998 to 2000. Mr. Post has served on the board of directors of Arbitron, Inc. (NYSE: ARB), Autobytel Inc. (NASDAQ: ABTL) and Financial Security Assurance Holdings, Inc. (NYSE: FSA). Mr. Post received both his bachelor’s degree in marketing and his M.B.A. from Delta State University. Mr. Post’s qualifications to serve on our board of directors include his experience serving on the boards of a number of public companies as well as his business and finance background.

Stephen Quake has served as a member of our board of directors since September 2021. Dr. Quake is the Lee Otterson Professor of Bioengineering, since 2008, and Professor of Applied Physics, since 2005, at Stanford University and, since 2016, Co-President of the Chan Zuckerberg Biohub, a non-profit medical research organization located in San Francisco. From 2006 to 2016, Dr. Quake was an Investigator for the Howard Hughes Medical Institute, a non-profit medical research organization. Prior to joining the faculty at Stanford University in 2005, Dr. Quake was a Professor of Applied Physics and Physics at the California Institute of Technology. Dr. Quake is currently scientific founder and director of Bluestar Genomics, Inc., Molecular Stethoscope, Inc., Mirvie, Inc. and IgGenix, Inc., and was also a scientific founder of several other companies, including Fluidigm Corporation (Nasdaq: FLDM), CareDX, Inc. (Nasdaq: CDNA), Verinata Health, Inc. (now part of Illumina, Inc. (Nasdaq: ILMN)), and KariusDX. Dr. Quake received a B.S. in Physics and M.S. in Mathematics from Stanford University and a D.Phil. in Theoretical Physics from the University of Oxford as a Marshall Scholar. His qualifications to serve on our board of directors include his extensive professional and educational experience in the life sciences industry, as well as his role in founding several companies in the industry.

Corporate Governance

The Company structured its corporate governance in a manner that CMLS II and Old SomaLogic believed would closely align the Company’s interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•        the Company has independent director representation on its audit committee and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        at least one of its directors qualify as an “audit committee financial expert” as defined by the SEC; and

•        implementing a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to the Company and its business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and information technology functions, the audit committee reviews and discusses all significant areas of the Company’s business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors receives periodic detailed operating performance reviews from management.

Board Committees

The standing committees of our board of directors consists of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

The Company’s chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of the Company’s activities.

Audit Committee

The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in any proxy statement or prospectus required to be filed by the Company under the rules and regulations of the SEC and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) the Company’s independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal audit function, if any, and (5) the performance of the Company’s independent registered public accounting firm.

The audit committee consists of Richard Post, serving as the chairperson, Troy Cox, Eli Casdin Robert Barchi, and Anne Margulies. Our board of directors has determined that each member of the audit committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. At least one member of the audit committee qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which is available free of charge on our corporate website (www.somalogic.com).

Compensation Committee

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (1) setting the Company’s compensation program and compensation of its executive officers and directors, (2) monitoring the Company’s incentive and equity-based compensation plans, and (3) preparing the compensation committee report required to be included in any proxy statement or prospectus required to be filed by the Company under the rules and regulations of the SEC.

The compensation committee consists of Anne Margulies, serving as the chairperson, Charles M. Lillis, Richard Post and Troy Cox.

Our board of directors has adopted a written charter for the compensation committee, which is available free of charge on our corporate website (www.somalogic.com).

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to (1) oversee all aspects of the Company’s corporate governance functions on behalf of the board of directors; (2) make recommendations to the board of directors regarding corporate governance issues; (3) identify, review and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors; (4) serve as a focal point for communication between such candidates, non-committee directors and the Company management; (5) recommend to the board of directors for selection candidates to the board of directors to serve as nominees for director for the annual meeting of stockholders; (6) make other recommendations to the board of directors regarding affairs relating to the directors of the Company including director compensation; and (7) perform any other duties as directed by the board of directors.

The nominating and corporate governance committee consists of Eli Casdin, serving as the chairperson, Kevin Conroy, Stephen Quake and Anne Margulies.

Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available free of charge on our corporate website (www.somalogic.com).

Code of Business Conduct

The Company adopted a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which is available on the Company’s website. The Company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that the Company’s Internet website address is provided as an inactive textual reference only. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers have served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that Charles M. Lillis, Eli Casdin, Kevin Conroy, Troy Cox, Stephen Quake, Anne Margulies, Richard Post, and Robert Barchi, representing eight (8) of the Company’s ten (10) directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq.

Compensation of Directors and Executive Officers

Overview

Following the Closing of the Business Combination, the Company’s executive compensation program is informed by compensation policies and philosophies consistent with those adopted by peer companies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing SomaLogic’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with SomaLogic’s financial performance; and

•        align senior management’s interests with SomaLogic’s equity owners’ long-term interests through equity participation and ownership.

Decisions with respect to the compensation of the Company’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. The Company awarded approximately $0.3 million in transaction bonuses to key employees in connection with the Closing.

We anticipate that compensation for the Company’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. The Company will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

The Company’s named executive officers’ base salaries in effect prior to the Business Combination will continue as described under “Executive Compensation” subject to increases made in connection with the annual review of our named executive officers’ base salaries, and be reviewed annually by the compensation committee.

Annual Bonuses

The Company will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. Near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect to use stock-based awards in future years to promote our interests by providing our executives with the opportunity to acquire equity interests as an incentive for remaining in our service and aligning the executives’ interests with those of our equity holders. Stock-based awards will be awarded in future years under the Incentive Plan. For a description of the Incentive Plan, please see the section entitled “Incentive Plan.”

Other Compensation

The Company maintains various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. The Company provides our named executive officers with specified perquisites and personal benefits.

Director Compensation

Non-employee directors of the Company receive varying levels of compensation for their services as directors and members of committees of our board of directors. The Company determines director compensation in accordance with industry practice and standards.

EXECUTIVE COMPENSATION

Unless expressly indicated or the context requires otherwise, the terms “SomaLogic,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to SomaLogic, Inc., the parent entity formerly named CM Life Sciences II Inc., after giving effect to the Business Combination, and as renamed SomaLogic, Inc., and where appropriate, our wholly-owned subsidiaries (including Old SomaLogic).

To achieve the Company’s goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

This section provides an overview of our and Old SomaLogic’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Upon the closing of the Business Combination, other than Lawrence Gold, all of the executive officers of Old SomaLogic became executive officers of the Company.

Old SomaLogic’s board of directors, with input from its Chief Executive Officer, historically determined the compensation for Old SomaLogic’s named executive officers. For the year ended December 31, 2020, Old SomaLogic’s named executive officers were:

•        Roy Smythe, Chief Executive Officer;

•        Melody Harris, President and Chief Operating Officer;

•        Lawrence Gold, Chairman Emeritus and Founder; and

•        Stephen Williams, Chief Medical Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the effectiveness of this prospectus may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table for the Fiscal Year Ended December 31, 2020

The following table shows the compensation earned by our named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation(5) ($)	Total Compensation ($)
Roy Smythe Chief Executive Officer	2020	500,000	—	—	1,504,813	314,655	—	—	2,319,468
Lawrence Gold Chairman Emeritus and Founder(3)	2020	473,256	—	—	2,521,438	202,583	—	11,230	3,208,507
Melody Harris President & Chief Operating Officer(4)	2020	360,000	150,000	—	782,734	161,675	—	11,108	1,465,517
Stephen Williams Chief Medical Officer	2020	391,563	—	—	443,720	151,144	—	14,419	1,000,846

____________

(1)      The amounts reported represent the aggregate grant date fair value of the stock options awarded under our 2017 Equity Incentive Plan to our named executive officers in the year ended December 31, 2020, calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation.” This value includes the incremental compensation due to any modifications. See Note 11 to our consolidated financial statements for the assumptions used in calculating the grant date fair value.

(2)      Annual incentive amounts paid in 2021 for the 2020 performance year were made under individual employment agreements and are reported in the “Non-Equity Incentive Plan Compensation” column. These amounts were paid to the named executive officers in March 2021.

(3)      SomaLogic entered into a severance agreement with Lawrence Gold, as amended effective December 4, 2020, providing for the terms and conditions of his continued service with SomaLogic. Pursuant to the agreement, Mr. Gold resigned from Old SomaLogic’s board of directors and his role with Old SomaLogic changed from an executive officer to the Chairman Emeritus & Founder, effective November 20, 2020, however, Mr. Gold will continue to have board of director observer rights through 2021. Lawrence Gold did not receive any compensation in 2020 in respect of his service on Old SomaLogic’s board of directors.

(4)      Melody Harris received a sign on bonus in the amount of $50,000 and a retention bonus in the amount of $100,000 during the year ended December 31, 2020, in connection with her employment by SomaLogic in April 2018.

(5)      Lawrence Gold, Melody Harris, and Stephen Williams received 401(k) contributions in the amount of $10,800 each from SomaLogic in the year ended December 31, 2020.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to SomaLogic. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of December 31, 2020, the annual base salaries for Messrs. Smythe, Gold and Williams were equal to $500,000, $473,256 and $391,563, respectively, and the annual base salary for Ms. Harris was $360,000.

Non-Equity Incentive Compensation

SomaLogic provides non-equity incentive compensation to its employees selected by the compensation committee, including SomaLogic’s named executive officers, based on the achievement of individual and corporate performance, as determined by the compensation committee. Performance goals may include, without limitation, goals related to attainment of research and development milestones; capital raising; cash flow; cash position; customer renewals; earnings per share; expense management; financial milestones; leadership development; license or research collaboration arrangements; revenue; new product development; operating cash flow; and operating expenses. The performance goals may differ from participant to participant and from award to award. The non-equity incentive bonuses awarded to the named executive officers for 2020 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Equity Compensation

Old SomaLogic maintained two equity incentive plans — the SomaLogic, Inc. 2009 Equity Incentive Plan (“2009 Plan”) and the SomaLogic, Inc. 2017 Equity Incentive Plan (“2017 Plan”), which have provided SomaLogic’s employees in the United States and United Kingdom, including the named executive officers, non-employee directors, consultants and independent contractors the opportunity to participate in the equity appreciation of SomaLogic’s business through the receipt of equity awards. The 2009 Plan was terminated on September 22, 2017, when Old SomaLogic’s board of directors adopted the 2017 Plan, and no further awards were granted under the 2009 Plan thereafter. The 2009 Plan and the 2017 Plan provided for awards of incentive and nonstatutory stock options to purchase shares of Old SomaLogic’s common stock, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock-based awards. Previously granted awards under the 2009 Plan and 2017 Plan continue to be subject to the terms and conditions of the respective plans and the stock award agreements pursuant to which such awards were granted. SomaLogic believes that such equity awards function as a compelling retention tool.

Each named executive officer currently holds stock options. Specifically, Messrs. Smythe, Gold and Williams and Ms. Harris were granted stock options as set forth below. The stock options generally vest and become exercisable as follows: 25% of the award vests on the first anniversary of the grant date, and the remaining portion of the award vests in equal installments over the next 36 months thereafter, subject to the named executive officer’s continuous employment with SomaLogic through the applicable vesting dates; provided that the award will fully accelerate in vesting in the event of a termination of the named executive officer’s employment by SomaLogic without “cause” (as defined in the named executive officers’ executive compensation arrangements) or in the event that the named executive officer resigns his or her employment with SomaLogic for “good reason” (as defined in the named executive officers’ executive compensation arrangements), in each case, within one year following the closing of a “change in control” (as defined in the named executive officers’ executive compensation arrangements). The consummation of the Business Combination did not constitute a change in control under the named executive officers’ employment arrangements, or for purposes of the 2009 Plan or the 2017 Plan.

On May 12, 2020, the Old SomaLogic board of directors approved a stock option repricing in which the exercise price of outstanding options under the 2009 Plan and the 2017 Plan was changed to $4.00 per-share, a per-share value in excess of the per-share value determined by a third party valuation as of March 31, 2020. No other terms of the repriced stock options, including those held by the named executive officers, were modified, and the repriced stock options will generally continue to vest according to their original vesting schedules and will retain their original expiration dates. In connection with the repricing of these options, SomaLogic recorded incremental expense of $0.9 million for the year ended December 31, 2020.

The following table sets forth the stock options granted to SomaLogic’s named executive officers in the 2020 fiscal year:

Outstanding Equity Awards for the Fiscal Year Ended December 31, 2020

	Option Awards(1)					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roy Smythe	—	459,505	—	$4.00	5/11/2030	—	—	—	—
Roy Smythe(2)	1,041,666	958,334	—	$4.00	11/18/2028	—	—	—	—
Lawrence Gold	1,000,000	—	—	$4.00	8/31/2030	—	—	—	—
Melody Harris	—	268,252	—	$4.00	5/11/2030	—	—	—	—
Melody Harris(2)	193,750	106,250	—	$4.00	5/16/2028	—	—	—	—
Melody Harris(2)	48,438	26,562	—	$4.00	5/16/2028	—	—	—	—
Melody Harris(2)	171,875	203,125	—	$4.00	2/7/2029	—	—	—	—
Melody Harris(2)	—	250,000	—	$4.00	5/15/2029	—	—	—	—
Stephen Williams	77,519	—	—	$1.29	3/4/2023	—	—	—	—
Stephen Williams	47,481	—	—	$1.29	3/4/2023	—	—	—	—
Stephen Williams	—	186,107	—	$4.00	5/11/2030	—	—	—	—
Stephen Williams(2)	48,438	26,562	—	$4.00	5/16/2028	—	—	—	—
Stephen Williams(2)	118,750	181,250	—	$4.00	5/15/2029	—	—	—	—

____________

(1)      Each of the stock option grants vests 25% after one year, then monthly thereafter for 36 months.

(2)      Stock option grant was repriced in May 2020 to have a strike price equal to $4.00.

The Company adopted the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including current named executive officers) and consultants of the Company and certain of its affiliates and to enable the Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to the Company’s long-term success. Effective on the Closing Date, the Incentive Plan was adopted by our board of directors. For additional information about the Incentive Plan, please see the section entitled “Incentive Arrangements” below.

Other Elements of Compensation

SomaLogic maintains the SomaLogic, Inc. 401(k) Plan (“401(k) Plan”) that provides eligible employees, including SomaLogic’s current named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation into the 401(k) Plan, subject to applicable annual Code limits. Employees are immediately and fully vested in their contributions. In 2020, SomaLogic made safe harbor matching contributions of 100% of elective deferrals into the 401(k) Plan, up to 4% of a participant’s eligible compensation. This safe harbor matching contribution was 100% vested. SomaLogic believes that providing a vehicle for tax-deferred retirement savings through the 401(k) Plan adds to the overall desirability of SomaLogic’s executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with SomaLogic’s compensation policies.

None of SomaLogic’s named executive officers participated in any defined benefit pension plans or any non-qualified deferred compensation plans in 2020.

Employee Benefits

SomaLogic’s named executive officers are eligible to participate in SomaLogic’s employee benefit plans, including SomaLogic’s medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case, on the same basis as all of SomaLogic’s other employees. SomaLogic generally does not provide perquisites or personal benefits to SomaLogic’s named executive officers, except in limited circumstances.

No Tax Gross-Ups

SomaLogic does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by SomaLogic.

Executive Compensation Arrangements

Roy Smythe, Melody Harris, and Stephen Williams

General.    On April 20, 2020, SomaLogic entered into employment agreements with each of Roy Smythe, Melody Harris, and Stephen Williams, in each case, providing for the terms and conditions of their continued at-will employment with SomaLogic. The agreements include, among other things (i) each such named executive officer’s annual base salary, (ii) eligibility for an annual incentive bonus for each of Mr. Smythe, Mr. Williams and Ms. Harris of up to 50%, 30% and 30% of their respective annual base salaries, subject to the achievement of certain financial targets and certain other performance metrics, (iii) eligibility to participate in the 2017 Plan and retention of their previously-granted awards under the 2009 Plan, in each case, subject to the terms of the applicable plan and as determined by our board of directors and (iv) eligibility to participate in SomaLogic’s employee benefit plans, as in effect from time to time.

Termination.    The agreements will terminate upon the applicable named executive officer’s death, and may be terminated by SomaLogic in the event of the applicable named executive officer’s “disability” (as defined in the agreements), or by SomaLogic with or without “cause” (as defined in the agreements). Each such named executive officer may resign his or her employment with SomaLogic with or without “good reason” (as defined in the agreements).

Non-Enhanced Severance.    In the event that SomaLogic terminates any such named executive officer’s employment without cause, or in the event that any such named executive officer resigns his or her employment with SomaLogic for good reason, such named executive officer would receive, in addition to accrued but unpaid salary and vested employment benefits through the termination date (i) continuation of his or her annual base salary for a period of 12 months following the termination date, or six months in the case of Mr. Williams, and (ii) provided that the named executive officer has properly and timely elected coverage under COBRA, a monthly COBRA premium payment for each month of monthly severance in an amount necessary to reimburse the named executive officer for continued health care coverage for the named executive officer and his or her dependents, provided that the named executive officer has not secured alternate health care coverage, and such COBRA premiums are not otherwise being paid by another entity.

Enhanced Severance.    In the event that SomaLogic terminates any such named executive officer’s employment without cause, or in the event that any such named executive officer resigns his or her employment with SomaLogic for good reason, in either case, during the 12-month period following a “change in control” (as defined in the agreements) or the consummation of the Business Combination, such named executive officer would receive from SomaLogic, in addition to accrued but unpaid salary and vested employment benefits through the termination date (i) continuation of their annual base salary for a period of 18 months following the termination date for Mr. Smythe, 15 months for Ms. Harris or 12 months for Mr. Williams, (ii) payment of his or her annual bonus, without regard to the achievement of financial targets and performance metrics, payable in 18 monthly installments in the case of Mr. Smythe, 15 monthly installments in the case of Ms. Harris and 12 monthly installments in the case of Mr. Williams, (iii) provided that the named executive officer has properly and timely elected coverage under COBRA, a monthly COBRA premium payment for 18 months following the termination date for Mr. Smythe, 15 months for Ms. Harris, or 12 months for Mr. Williams, in an amount necessary to reimburse the named executive officer for continued health care coverage for the named executive officer and his or her dependents, provided that the named executive officer has not secured alternate health care coverage, and such COBRA premiums are not otherwise being paid by another entity and (iv) acceleration of all outstanding unvested stock options granted to the named executive officer, which will become exercisable for the remainder of their full term. The consummation of the Business Combination did not constitute a change in control under the executive compensation arrangements.

Conditions to Severance.    Payment of the severance benefits described above is conditioned upon such named executive officer’s compliance with his or her post-employment restrictive covenants, and such named executive officer’s execution and non-revocation of a release of claims in favor of SomaLogic and certain other parties within 60 days following the termination date.

Lawrence Gold

SomaLogic entered into a severance agreement with Lawrence Gold, as amended effective December 4, 2020, providing for the terms and conditions of his continued service with SomaLogic. Pursuant to the agreement, Mr. Gold will serve as an employee of SomaLogic through the period ending on December 31, 2021, and during the period beginning on January 1, 2022, through June 30, 2023, Mr. Gold will serve as a consultant to SomaLogic pursuant to the terms of a consulting services agreement, in each case, unless Mr. Gold’s service is terminated earlier in accordance with the terms of the agreement. The agreement provides that, among other things, during the period that Mr. Gold serves as an employee, Mr. Gold will be (i) entitled to an annual base salary equal to $475,000, (ii) eligible for an annual incentive bonus equal to $200,000, with the actual amount paid based upon the achievement of certain performance metrics and (iii) entitled to salary continuation through December 31, 2021, in the event that SomaLogic terminates his employment other than for “cause” (as defined in the agreement), and other than in the event of his death or “disability” (as defined in the agreement), subject to Mr. Gold’s execution of a general release of claims in favor of SomaLogic. The agreement provides that, among other things, during the period that Mr. Gold serves as a consultant, Mr. Gold will be (i) entitled to a monthly payment equal to $39,583, (ii) for the 2022 calendar year, eligible for an annual incentive bonus equal to $200,000, with the actual amount paid based upon the achievement of certain performance metrics and (iii) entitled to a lump-sum payment in an amount equal to the remaining consulting fee through June 30, 2023, in the event that SomaLogic terminates his consultancy other than for cause, subject to Mr. Gold’s execution of a general release of claims in favor of SomaLogic.

In connection with the agreement, Mr. Gold resigned from the Old SomaLogic board of directors, effective November 20, 2020. Further, on December 4, 2020, the Old SomaLogic board of directors took action to fully accelerate the vesting of the stock options granted to Mr. Gold, and to provide that such stock options will remain outstanding for the duration of their term.

Incentive Arrangements

2009 Equity Incentive Plan

The Old SomaLogic board of directors adopted the 2009 Plan on November 5, 2009, and SomaLogic’s stockholders approved the 2009 Plan on March 20, 2010. The 2009 Plan was terminated on September 22, 2017, when the Old SomaLogic board of directors adopted the 2017 Plan, and no further awards were granted under the 2009 Plan thereafter. The 2009 Plan provided for SomaLogic’s ability to grant eligible participants equity and equity-based awards in the form of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards. The 2009 Plan continues to govern the terms and conditions of outstanding awards previously granted under the 2009 Plan.

As of December 31, 2020, awards outstanding under the 2009 Plan consisted of stock options to purchase an aggregate of 2,784,840 shares of Old SomaLogic’s common stock and no other form of awards were outstanding under the 2009 Plan. In connection with the Business Combination, all outstanding stock options under the 2009 Plan were assumed by the Company and converted into an option to purchase shares of Common Stock upon substantially the same terms and conditions prior to the Business Combination.

2017 Equity Incentive Plan

The Old SomaLogic board of directors adopted the 2017 Plan on September 22, 2017, and SomaLogic’s stockholders approved the 2017 Plan on October 20, 2017. The 2017 Plan provided for Old SomaLogic’s ability to grant eligible participants equity and equity-based awards in the form of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards. Effective on the Closing Date, the Incentive Plan was adopted by our board of directors and the 2017 Plan was terminated such that no new awards will be available under the 2017 Plan.

As of December 31, 2020, awards outstanding under the 2017 Plan consisted of stock options to purchase an aggregate of 6,083,947 shares of Old SomaLogic’s common stock and no other form of awards were outstanding under the 2017 Plan. In connection with the Business Combination, all outstanding stock options under the 2017 Plan were assumed by the Company and converted into an option to purchase shares of Common Stock upon substantially the same terms and conditions prior to the Business Combination.

Incentive Plan

In connection with the Business Combination, the Company adopted the Incentive Plan, under which the Company may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which the Company competes. Equity-based awards for our directors and named executive officers will be awarded in future years under the Incentive Plan. The following summarizes the material terms of the Incentive Plan. This summary is qualified in its entirety to the full text of the Incentive Plan.

Administration.    The Incentive Plan is administered as determined by our board of directors or a committee thereof duly authorized to administer the Incentive Plan. For purposes of this discussion, the body that administers the Incentive Plan is referred to as the “Administrator.” Among the Administrator’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the Incentive Plan as it deems necessary or proper. The Administrator has authority to administer and interpret the Incentive Plan, to grant discretionary awards under the Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award, to make all other determinations in connection with the Incentive Plan and the awards thereunder as the Administrator deems necessary or desirable, to adopt, alter, and repeal administrative rules, guidelines and practices governing the Incentive Plan, to delegate authority under the Incentive Plan to our executive officers and to otherwise supervise administration of the Incentive Plan. To the extent the Company seeks to obtain the benefit of exemptions available under Rule 16b-3 under the Exchange Act, the applicable compensation may be approved by “non-employee directors.”

Available Shares.    The initial aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Incentive Plan or with respect to which awards may be granted is 21,300,000 shares plus any shares of Common Stock subject to stock options that were assumed in the Business Combination. In addition, the number of shares of Common Stock available for issuance under the Incentive Plan will be annually increased on January 1 of each calendar year beginning in 2022 by an amount equal to 5%. The maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Incentive Plan is 21,300,000 shares, and will not be subject to the annual adjustment provision described above. The number of shares available for issuance under the Incentive Plan may also be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of Common Stock. In the event of any of these occurrences, the Company may make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the Incentive Plan or covered by grants previously made under the Incentive Plan. The shares available for issuance under the Incentive Plan may be, in whole or in part, either authorized and unissued shares of Common Stock or shares of Common Stock held in or acquired for the Company’s treasury. If an award under the Incentive Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. In addition, the following shares may also be used again for grant under the Incentive Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; and (2) shares purchased on the open market with the cash proceeds from the exercise of options.

Annual Non-Employee Director Compensation Limitation.    Under the Incentive Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all types of awards granted under the Incentive Plan to any individual non-employee director in any fiscal year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding awards, as well as, for the avoidance of doubt, any cash retainers) will not exceed $700,000.

Eligibility for Participation.    Members of our board of directors, as well as employees of, and consultants to, the Company or its subsidiary and affiliates, are eligible to receive awards under the Incentive Plan. There are approximately 220 employees of the Company and its subsidiaries and affiliates, 6 consultants of the Company and its subsidiaries and affiliates, 1 employee director, and 9 non-employee directors who are eligible to receive awards under the Incentive Plan.

Award Agreement.    Awards granted under the Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Administrator.

Stock Options.    The Administrator may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Administrator will determine the number of shares of Common Stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at grant, and the exercisability of such options may be accelerated by the Administrator.

Stock Appreciation Rights.    The Administrator may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related stock option is exercisable (a “Tandem SAR”), or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of Common Stock or cash, as determined by the Administrator, equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR is the exercise price per share of the related stock option in the case of a Tandem SAR and is the fair market value of Common Stock on the date of grant in the case of a Non-Tandem SAR. The Administrator may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the Incentive Plan, or such other event as the Administrator may designate at the time of grant or thereafter.

Restricted Stock.    The Administrator may award shares of restricted stock. Except as otherwise provided by the Administrator upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Administrator may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with the Company that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

Other Stock-Based Awards.    The Administrator may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, PSUs, dividend equivalent units, stock equivalent units, RSUs and deferred stock units under the Incentive Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Administrator may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period.

Other Cash-Based Awards.    The Administrator may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Administrator will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Administrator may accelerate the vesting of such award in its discretion.

Performance Awards.    The Administrator may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Administrator. Based on service, performance and/or other factors or criteria, the Administrator may, at or after grant, accelerate the vesting of all or any part of any performance award.

Change in Control.    In connection with a change in control, as defined in the Incentive Plan, the Administrator may accelerate vesting of outstanding awards under the Incentive Plan. In addition, such awards may be, in the discretion of the Administrator: (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by the Company for an amount equal to the excess of the price of a share of Common Stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of Common Stock paid in a change in control is less than the exercise price of the award. The Administrator may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Certain Transactions.    In connection with certain transactions and events affecting the Common Stock, including, without limitation, any extraordinary dividend, conversion, adjustment, split, recapitalization, reorganization, merger, consolidation, or similar corporate transaction or event, the Administrator has broad discretion to take action under the Incentive Plan to provide for adjustments to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event.

Stockholder Rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of Common Stock covered by any award until the participant becomes the record holder of such shares.

Repricing.    Our board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR that has an exercise price in excess of fair market value in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Amendment and Termination.    Notwithstanding any other provision of the Incentive Plan, our board of directors may at any time amend any or all of the provisions of the Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. In no event may the Incentive Plan be amended without the approval of the Company to increase the aggregate number of shares of Common Stock that may be issued under the Incentive Plan, or to make any other amendment that would require stockholder approval under applicable law, rules and regulations of any exchange on which our securities are listed, except as provided under the Incentive Plan.

Transferability.    Awards granted under the Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Administrator may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards.    The Incentive Plan provides that awards granted under the Incentive Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date; Term.    Effective on the Closing Date, the Incentive Plan was adopted by our board of directors. No award will be granted under the Incentive Plan on or after the 10-year anniversary of the effective date of the Incentive Plan. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Potential Payments upon Termination or Change in Control

SomaLogic does not provide “single-trigger” severance payments that are prompted solely by a change in control.

Pursuant to his severance agreement, as amended, in the event that Mr. Gold’s employment is terminated by SomaLogic other than for cause, and other than in the event of his death or disability, subject to Mr. Gold’s execution of a general release of claims in favor of SomaLogic, Mr. Gold will receive continuation of his annual base salary through December 31, 2021. In the event Mr. Gold’s consultancy is terminated by SomaLogic other than for cause, Mr. Gold will receive a lump-sum payment in an amount equal to the remaining monthly consulting fee through June 30, 2023, subject to Mr. Gold’s execution of a general release in favor of SomaLogic.

Pursuant to their executive compensation arrangements, in the event that SomaLogic terminates any of Roy Smythe’s, Melody Harris’, or Stephen Williams’ employment without cause, or in the event that any such named executive officer resigns his or her employment with SomaLogic for good reason, in either case, during the 12-month period following a “change in control” (as defined in the agreements), the named executive officers would receive the payments and benefits discussed in the section above entitled “Enhanced Severance.” The consummation of the Business Combination did not constitute a change in control under the executive compensation arrangements.

DIRECTOR COMPENSATION

The following table sets forth the compensation of the Old SomaLogic directors in the 2020 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Charles M. Lillis(3)	30,000	171,000	201,000
Jessica Mathews	30,000	171,000	201,000
Anne Margulies(6)	30,000	47,898	77,898
Franck Moison(6)	30,000	47,898	77,898
Richard Post	30,000	47,898	77,898
Al Reynolds(4)	30,000	1,052,400	1,082,400
Terry Randall(4)	37,000	285,350	322,350
Eli Casdin(5)	—	—	—

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(1)      The amounts reported represent the aggregate grant date fair value of the stock options awarded under our 2017 Equity Incentive Plan to our directors in the year ended December 31, 2020, calculated in accordance with FASB ASC Topic 718. This value includes the incremental compensation due to any modifications. See Note 11 to our consolidated financial statements for the assumptions used in calculating the grant date fair value.

(2)      As of December 31, 2020, each of Charles M. Lillis, Jessica Mathews and Terry Randall held stock options to purchase an aggregate of 100,000 shares of Old SomaLogic common stock, each of Anne Margulies, Franck Moison and Richard Post held stock options to purchase an aggregate of 60,000 shares of Old SomaLogic common stock and Al Reynolds held stock options to purchase an aggregate of 1,305,000 shares of Old SomaLogic common stock.

(3)      Charles M. Lillis was appointed Chairman of the Old SomaLogic board of directors in December 2020 and is currently the Chairman of our board of directors following the consummation of the Business Combination.

(4)      Al Reynolds and Terry Randall resigned from the Old SomaLogic board of directors in November 2020 in connection with Old SomaLogic’s issuance of Series A preferred stock. The Company accelerated the vesting of these two individuals’ awards.

(5)      Eli Casdin did not receive any compensation in respect to his board service of the Old SomaLogic board during 2020.

(6)      Anne Margulies and Franck Moison resigned from Old SomaLogic’s board of directors in June 2021. The Company accelerated the vesting of these two individuals’ awards.

Our board of directors sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of SomaLogic stock to further align their interests with those of our stockholders. In 2020, each non-employee director of SomaLogic was eligible to receive an annual fee of $30,000. In addition, the chairperson of the audit committee during 2020 received an additional $7,000 for his service in such role. SomaLogic also granted stock options to its non-employee directors under the 2017 Plan.

The stock options generally vest and become exercisable as follows: 25% of the award vests on the first anniversary of the grant date, and the remaining portion of the award vests in equal installments over the next 36 months thereafter, subject to the non-employee directors remaining on our board of directors through the applicable vesting dates.

In connection with the Business Combination, SomaLogic adopted the Incentive Plan, under which non-employee directors of the Company will be subject to an annual compensation limit of $700,000.

To achieve SomaLogic’s goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

CMLS II’s Related Party Transactions

Founder Shares

On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 CMLS II Class B common stock, par value $0.0001 (“Founder Shares”). In January and February 2021, the Sponsor transferred 25,000 Founder Shares to certain CMLS II directors. On February 22, 2021, CMLS II effected a 1:1.2 stock split of the Class B common stock, resulting in our Sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding, including up to 900,000 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to fully exercise their over-allotment option on February 25, 2021, none of the Class B shares were forfeited.

The Initial Stockholders agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the CMLS II charter to modify the substance or timing of its obligation to redeem 100% of our Public Shares if CMLS II did not complete an initial business combination within 24 months from the closing of the IPO or to provide for redemption in connection with a business combination and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CMLS II failed to complete an initial business combination within 24 months from the closing of the IPO.

Private Placement Warrants

The Sponsor and CMLS II’s independent directors have purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,520,000. The Sponsor purchased 4,346,669 Private Placement Warrants, and certain CMLS II directors purchased 166,666 Private Placement Warrants each. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us (except as described herein), (ii) may not (including the Common Stock issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and any shares of Common Stock issuable upon the exercise of the Private Placement Warrants) are entitled to registration rights pursuant to an Amended and Restated Registration Rights Agreement dated as of September 1, 2021 (“Amended and Restated Registration Rights Agreement”), requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Amended and Restated Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note — Related Party

On December 17, 2020, the Sponsor agreed to loan CMLS II up to $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. No amounts were ever borrowed under the promissory note.

Underwriting Agreement

The underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee became payable to the underwriter from the amounts held in the Trust Account solely upon the event that CMLS II completed a business combination and was paid to the underwriter at Closing.

Forward Purchase Agreement

CMLS II entered into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which, subject to the conditions described below, they caused the Clients to purchase from CMLS II up to an aggregate amount of 7,500,000 shares of Common Stock, or the forward purchase shares, for $10.00 per forward purchase share, or an aggregate amount of up to $75,000,000, in the PIPE Investment. The amount of forward purchase shares sold pursuant to the forward purchase agreements was determined in CMLS II’s discretion based on CMLS II’s need for additional capital to consummate the Business Combination. Under each forward purchase agreement, CMLS II was required to approach Casdin and Corvex if it proposed to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with the Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares was, among other things, conditioned on CMLS II completing a business combination with a company engaged in a business that is within the investment objectives of the Clients purchasing forward purchase shares and on the business combination (including the target assets or business, and the terms of the business combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients. Each of Casdin and Corvex had the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that CMLS II obtained alternative financing to fund the initial business combination and the Clients participated in such financing, the aggregate commitment under the forward purchase agreement was reduced by the amount of such alternative financing. The Clients (directly or through one or more affiliates) agreed to purchase an aggregate of 5,000,000 shares of Common Stock in the PIPE Investment, which satisfied the obligations of Casdin and Corvex under the forward purchase agreements. As a result, CMLS II, Casdin and Corvex terminated the obligations under the forward purchase agreements at the Closing.

PIPE Subscription Agreement

In connection with the Business Combination, CMLS II entered into the Subscription Agreements each dated as of March 28, 2021 (the “Subscription Agreements”) with certain institutional and accredited investors (“PIPE Investors”), pursuant to which, among other things, CMLS II agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 36,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $365,000,000. The obligations to consummate the subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment was consummated concurrently with the Closing.

Related Party Policy

Prior to the consummation of the IPO, CMLS II adopted a code of ethics requiring CMLS II to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the CMLS II board of directors (or the appropriate committee of the CMLS II board of directors) or as disclosed in its public filings with the SEC. Under the CMLS II code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving CMLS II.

In addition, the CMLS II audit committee, pursuant to a written charter that CMLS II adopted prior to the consummation of the IPO, was responsible for reviewing and approving related party transactions to the extent that CMLS II entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. CMLS II also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicited information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Old SomaLogic’s Related Party Transactions

Eli Casdin

Prior to the consummation of the Business Combination, Eli Casdin served as a director of Old SomaLogic since December 2020 (upon being designated by the holders of Old SomaLogic’s Series A preferred stock pursuant to the terms of the Series A Financing described in this section) and also served as the Chief Executive Officer of CMLS II. Effective December 2020, Mr. Casdin was entitled to receive $56,000 annually as a director of Old SomaLogic. Additionally, Mr. Casdin is a beneficial owner of the Sponsor because Sponsor is controlled by C-LSH II LLC, an entity affiliated with Mr. Casdin. As a result, Mr. Casdin is a related party. As a result of the consummation of the transactions contemplated by the Merger, Mr. Casdin was entitled to, but did not elect to, receive a portion of the merger consideration as cash.

In view of Mr. Casdin’s role with CMLS II, Mr. Casdin did not attend any of the Old SomaLogic board of directors’ meetings that discussed the proposed Merger and Business Combination or any alternative opportunities under consideration by Old SomaLogic, nor did Mr. Casdin vote on any such matters. After the Old SomaLogic board of directors approved entering into the Merger Agreement with CMLS II, Mr. Casdin, in his capacity as an Old SomaLogic Series A preferred stock director, provided his consent to Old SomaLogic entering into the Merger Agreement.

Series A Financing

On November 20, 2020, Old SomaLogic entered into a Series A Preferred Stock Purchase Agreement, pursuant to which Old SomaLogic issued an aggregate of 31,485,973 shares of Old SomaLogic Series A preferred stock in November and December 2020 at a purchase price of $6.78 per share for aggregate consideration of approximately $213.5 million.

The participants in this preferred stock financing include certain holders of more than 5% of Old SomaLogic’s stock. The following table sets forth the aggregate number of shares of Old SomaLogic Series A preferred stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
Casdin Partners Master Fund, L.P.	4,424,778	$29,999,995	November 20, 2020
Casdin Private Growth Equity Fund, L.P.	1,474,926	9,999,998	November 20, 2020
Madryn Health Partners, LP(1)	980,936	6,650,746	November 20, 2020
Madryn Health Partners (Cayman Master), LP(1)	1,670,243	11,324,248	November 20, 2020
Novartis Pharma AG(2)	5,125,367	34,749,988	December 2020

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(1)      In November 2020, Old SomaLogic signed an amendment to the Madryn Credit Agreement and issued a total of 2,651,179 shares of Series A preferred stock to Madryn Health Partners, LP, and Madryn Health Partners (Cayman Master), LP to reduce principal by $10.0 million, reduce the fixed annual interest rate and amend certain other provisions.

(2)     In December 2019, Old SomaLogic entered into a Simple Agreement for Future Equity (“SAFE”) with Novartis Pharma AG. The SAFE agreement provided Novartis Pharma AG with the right to purchase a SAFE for $5.0 million. Old SomaLogic received the $5.0 million from Novartis Pharma AG in February 2020 and, as a result, Novartis was issued 737,463 shares of Series A preferred stock in connection with the Series A preferred stock financing. Old SomaLogic received the aggregate purchase price in cash in December 2020 for the issuance of the remaining 4,387,904 shares of Series A preferred stock to Novartis Pharma AG.

Side Letters and Letter Agreements

In connection with Old SomaLogic’s Series A preferred stock financing, Old SomaLogic entered into a series of side letters containing various degrees of additional investor rights with each of the following related parties of Old SomaLogic: Casdin Partners Master Fund, L.P., Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP and Novartis Pharma AG.

Master Collaboration Agreement

On September 20, 2019, Old SomaLogic entered into a Master Collaboration Agreement (“MCA”) with Novartis Pharma AG, a Swiss company, pursuant to which the parties engage in collaborative research efforts to advance the study of proteomic medicine. Under the MCA, Old SomaLogic agreed to provide SomaScan® assay services to Novartis Pharma AG upon Novartis Pharma AG’s submission of samples. Novartis Pharma AG is a related party because Novartis Pharma AG is a security holder of more than 5% of the issued and outstanding stock of Old SomaLogic. Under the MCA, Novartis Pharma AG is expected to pay the Company between $250 and $400 per sample provided to Old SomaLogic for scan services, with a minimum sample requirement of 55,000 samples total in 2020 and 60,000 samples total in 2021. The actual payment made by Novartis Pharma AG in 2020 was $13,768,045.

Independent Contractor Services Agreement

On July 31, 2017, Old SomaLogic entered into an Independent Contractor Services Agreement (“ICSA”) with CIO Source, LLC (“CIO Source”), pursuant to which CIO Source provides management consulting services to Old SomaLogic under individual statements of work issued under the ICSA. CIO Source is a related party because Greg Sparks, who currently serves as Chief Information Officer of Old SomaLogic, is the current founder of CIO Source. During the year 2019, Old SomaLogic paid CIO Source $1,0173,113 under the ICSA. During the year 2020, Old SomaLogic paid CIO Source $1,024,827 under the ICSA. During the year 2021, Old SomaLogic paid CIO Source $258,765 under the ICSA. The ICSA was terminated upon Mr. Spark’s acceptance of employment with Old SomaLogic.

Grant to Colorado Longitudinal Study

On March 18, 2019, Old SomaLogic committed to providing a grant of up to $1,000,000 (payable in ten biannual installments of $100,000) to the Colorado Longitudinal Study (“COLS”), a 501(c)(3) non-profit organization, in the form of executing a Corporate Founder Pledge Agreement with COLS. The purpose of the proceeds of the grant to support the goals of COLS in creating a biobank repository of biological samples collected annually from Colorado residents. The intent is for the samples to be studied by scientific researchers. COLS is a related party to Old SomaLogic because Lawrence Gold, who previously served as Chairman of the Old SomaLogic board of directors and a member of management of Old SomaLogic (until his resignation, effective November 20, 2020), is the current Chairman of the Board of Directors of COLS. Old SomaLogic paid $200,000 pursuant to the Corporate Founder Pledge Agreement during the fiscal year ended December 31, 2019, paid $100,000 during the year ended December 31, 2020, and paid $100,000 during the six months ended June 30, 2021. As of June 30, 2021, $0.4 million of the $0.5 million remaining commitment is recorded in accrued liabilities and $0.1 million is recorded in other long-term liabilities.

Severance Agreement and First Amendment to Severance Agreement

Old SomaLogic entered into a severance agreement with Lawrence Gold, as amended effective December 4, 2020, providing for the terms and conditions of his continued service with Old SomaLogic. Pursuant to the agreement, Mr. Gold will serve as an employee of Old SomaLogic through the period ending on December 31, 2021, and during the period beginning on January 1, 2022, through June 30, 2023, Mr. Gold will serve as a consultant to Old SomaLogic pursuant to the terms of a consulting services agreement, in each case, unless Mr. Gold’s service is terminated earlier in accordance with the terms of the agreement. The agreement provides that, among other things, during the period that Mr. Gold serves as an employee, Mr. Gold will be (i) entitled to an annual base salary equal to $475,000, (ii) eligible for an annual incentive bonus equal to $200,000, with the actual amount paid based upon the achievement of certain performance metrics and (iii) entitled to salary continuation through December 31, 2021 in the event that Old SomaLogic terminates his employment other than for “cause” (as defined in the agreement), and other than in the event of his death or “disability” (as defined in the agreement), subject to Mr. Gold’s execution of a general release of claims in favor of Old SomaLogic. The agreement provides that, among other things, during the period that Mr. Gold serves as a consultant, Mr. Gold will be (i) entitled to a monthly payment equal to $39,583, (ii) for the

2022 calendar year, eligible for an annual incentive bonus equal to $200,000, with the actual amount paid based upon the achievement of certain performance metrics and (iii) entitled to a lump-sum payment in an amount equal to the remaining consulting fee through June 30, 2023 in the event that Old SomaLogic terminates his consultancy other than for cause, subject to Mr. Gold’s execution of a general release of claims in favor of Old SomaLogic.

In connection with the agreement, Mr. Gold resigned from the Old SomaLogic board of directors, effective November 20, 2020. Further, on December 4, 2020, the Old SomaLogic board of directors took action to fully accelerate the vesting of the stock options granted to Mr. Gold, and to provide that such stock options will remain outstanding for the duration of their term.

Madryn Options

The Company may, from time to time, grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Company will determine the number of shares of Common Stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at grant, and the exercisability of such options may be accelerated by the Administrator.

As a result of the Business Combination, each share of Class B common stock of Old SomaLogic was cancelled and converted into a portion of the merger consideration on the terms set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares) was $1,250 million, which consists of cash payments (at the election of Old SomaLogic stockholders) of $50.0 million and equity consideration in the form of (i) the issuance of shares of Common Stock of the Company and (ii) rollover of Old SomaLogic’s outstanding options. The number of shares of Common Stock issued to Old SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381. Accordingly, (i) $50 million cash was paid to SomaLogic stockholders (thereby reducing the aggregate number of shares issuable under the Merger Agreement at Closing from 125,000,000 to 120,000,000 shares of Common Stock), (ii) 110,973,213 shares of Common Stock were issued to Old SomaLogic stockholders on the Closing Date and (iii) the remaining balance of the 120,000,000 shares of Common Stock to be issued under the Merger Agreement may be issued in the future upon the exercise of options of the Company that were converted from Old SomaLogic options.

Pursuant to a Non-Statutory Stock Option Agreement, dated as of September 1, 2020, Old SomaLogic granted to Lawrence Gold an option to purchase 1,000,000 shares of Old SomaLogic’s Class B common stock. Pursuant to a Stock and Option Purchase Agreement, dated as of June 30, 2021, by and among Lawrence Gold and the entities set forth on Schedule I thereto (collectively, the “Sellers”), and Madryn Health Partners, LP, a Delaware limited partnership and Madryn Health Partners (Cayman Master), LP, a limited partnership formed in the Cayman Islands (collectively, “Madryn”), the Sellers transferred, on July 1, 2021, (i) 2,000,000 shares of Old SomaLogic Class B common stock at a purchase price of $10.00 per share (or 1,676,198 shares of Common Stock at a purchase price of $11.93 after giving effect to the exchange ratio of 0.8381) and (ii) options to acquire up to 1,000,000 shares of Old SomaLogic Class B common stock at purchase price of $6.00 per option (or options to acquire up to 838,100 shares of Common Stock at a purchase price of $7.16 per option after giving effect to the exchange ratio of 0.8381) to Madryn (the “Madryn Options”).

Executive Agreements

For a description of the employment agreements and compensation arrangements with our named executive officers and directors, see the section entitled “Executive Compensation Arrangements.”

Related Party Transactions Entered into in Connection with the Business Combination

In connection with the Business Combination, certain agreements were entered into pursuant to the Merger Agreement. These agreements include:

Amended and Restated Registration Rights Agreement

In connection with the closing of the Business Combination, the Company, the Sponsor and certain other parties thereto (collectively, the “rights holders”) entered into the Amended and Restated Registration Rights Agreement, which amended and restated in its entirety the Registration Rights Agreement, dated February 22, 2021, by and between CMLS II and the parties thereto. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, the Company must prepare and file with the SEC, no later than 30 days after the Closing Date, a shelf registration statement for an offering to be made on a continuous basis from time to time with respect to the resale of the registrable shares under the Amended and Restated Registration Rights Agreement. The Company is further required to use commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as possible after filing, but in no event later than the earlier of 60 days following the filing date thereof and five business days after the SEC notifies the Company that it will not review such registration statement, subject to extension in the event that the registration is subject comments from the SEC.

In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the rights holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such rights holders. The Amended and Restated Registration Rights Agreement will also provide the rights holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Forfeiture Agreement

In connection with the execution of the Merger Agreement, CMLS II and the Sponsor entered into the Forfeiture Agreement whereby the Sponsor agreed to forfeit certain of its CMLS II Class B common stock. Under the Forfeiture Agreement, up to 33% of Sponsor’s shares were subject to forfeiture based on the extent of redemptions from the Trust Account, such that Sponsor shall forfeit the full 33% of such shares if there were redemptions for 100% of the Trust Account and no shares if there were 0% redemptions (with the portion of such 33% of Sponsor’s shares that were forfeited adjusting on a linear basis in between 100% and 0% redemptions from the Trust Account). Sponsor did not forfeit any of its CMLS II Class B common stock.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, CMLS II entered into the Stockholder Support Agreement with certain stockholders of Old SomaLogic, pursuant to which, among other things, such stockholders executed written consents with respect to their shares of Old SomaLogic stock held of record or thereafter acquired in favor of the Merger and related matters, in each case, on the terms and subject to the conditions set forth in the Stockholder Support Agreement.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with CMLS II and Old SomaLogic, pursuant to which, among other things, the Sponsor agreed to vote all shares of CMLS II common stock beneficially owned by the Sponsor in favor of each of the proposals and any other matters necessary or reasonably requested by Old SomaLogic for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and against any other competing business combination proposal.

The Sponsor Support Agreement provided that the Sponsor would not redeem any shares of its CMLS II common stock in connection with the Merger.

The Sponsor also agreed, subject to certain exceptions, not to (a) transfer any of its CMLS II Class B common stock or Private Placement Warrants, (b) enter into any swap or other arrangement that transferred to another the Sponsor’s CMLS II Class B common stock or Private Placement Warrants, and (c) publicly announce any intention to effect any transaction specified by the foregoing until the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) such date and time as the Merger Agreement is terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”), and (iii) the liquidation of CMLS II subsequent to the Closing.

The Sponsor Support Agreement provides for the terms of the Sponsor’s lock-up period with respect to its capital stock and warrants, the agreement also provides that no amendment may be made to the Inside Letter.

The Sponsor Support Agreement shall terminate and be of no further force or effect upon the earliest of: (i) the Expiration Time (as defined in the Merger Agreement), (ii) the liquidation of the Company, and (iii) the written agreement of the Company and Sponsor. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under such agreement will terminate, without any liability or other obligation on the part of any party to any person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of the Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination.

Insider Letter

In connection with the underwriting agreement and the IPO, CMLS II, the Sponsor and each insider entered into the Insider Letter providing for a lock-up in relation to the Sponsor’s Class B common stock of CMLS II or any shares of Class A common stock of CMLS II until the earlier of (a) one year after the completion of the Company’s initial business combination and (b) subsequent to the business combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-day trading day period commencing at least 150 days after the consummation of the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash securities or other property. The Sponsor and each insider also agreed not to transfer any Private Placement Warrants (or any share of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination.

Lock-up Agreements

In connection with the execution of the Merger Agreement, Old SomaLogic agreed to use reasonable best efforts to obtain a Stockholder Lock-Up Agreement from each Old SomaLogic stockholder holding more than 1% of the outstanding capital stock of Old SomaLogic. Pursuant to such Stockholder Lock-Up Agreement, each stockholder agreed, from the Closing Date until the earliest of (a) the date that is 180 calendar days from the Closing Date, and (b) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company capital stock for cash, securities or other property; not to (i) sell, offer to sell, contract or agree to sell, hypothecate pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to shares of Common Stock issued to such stockholder pursuant to the Merger Agreement (such shares of Common Stock, the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the referred stockholder may take any of the actions specified in clauses (i), (ii) and (iii) above at any time after the first date on which the closing price of Common Stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws, provide that the Company will indemnify each of its directors to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Bylaws also provide our board of directors with discretion to indemnify officers and employees when determined appropriate by the Company’s board of directors.

The Company entered into new indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Amended and Restated Certificate of Incorporation and the Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Related Party Policy

Upon the consummation of the Business Combination, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our audit committee, pursuant to a written charter that we adopted in connection with the Business Combination, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

Under Item 404 of Regulation S-K, a “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or its subsidiary was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company or its subsidiary as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of its voting stock; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of its voting stock.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our Amended and Restated Certificate of Incorporation, the audit committee will have the responsibility to review related party transactions.

Under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of the Company’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to the Company’s audit committee (or to another independent body of our board of directors) for review. To identify related person transactions in advance, the Company will rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the related person’s interest in the transaction;

•        the approximate dollar value of the amount involved in the transaction;

•        the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of business of the Company;

•        whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to the Company of, the transaction; and

•        any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Company’s audit committee will approve only those transactions that it determines are fair to the Company and in the Company’s best interests.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Business Combination by:

•        each person who is the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•        each of our named executive officers and directors; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o SomaLogic, Inc., 2945 Wilderness Place, Boulder, Colorado 80301.

The beneficial ownership of our Common Stock is based on 181,163,363 shares of Common Stock issued and outstanding immediately following consummation of the Business Combination, including the redemption of Public Shares issued in the IPO, the conversion of the CMLS II Class B common stock and the consummation of the PIPE Investment.

Name and Address of Beneficial Owner	Number of shares of Common Stock	% of Common Stock	% of Total Voting Power
Directors & executive officers(1)
Roy Smythe(2)	1,358,627	*	*
Melody Harris(3)	601,264	*	*
Shaun Blakeman	—	*	*
Charles M. Lillis(4)	403,684	*	*
Amy Graves(5)	22,702	*	*
Ruben Gutierrez	—	*	*
Eli Casdin(6)(7)(8)	19,189,082	10.6%	10.6%
Kevin Conroy(9)	25,000	*	*
Troy Cox(10)	75,000	*	*
Stephen Quake(11)	425,000	*	*
Anne Margulies(12)	48,192	*	*
Richard Post(12)	48,192	*	*
Ted Meisel	—	*	*
Robert Barchi	—	*	*
All directors and executive officers as a group (14 individuals)	22,196,743	12.1%	12.1%
5% beneficial owners
Lawrence Gold and affiliates(13)	9,133,066	5.0%	5.0%
Novartis(14)	10,367,340	5.7%	5.7%
Casdin Private Growth Equity Fund, LP(7)(8)	12,389,082	6.8%	6.8%

____________

*        Indicates beneficial ownership of less than 1%.

(1)      The business address of each of these stockholders is c/o SomaLogic, 2945 Wilderness Place, Boulder, Colorado 80301.

(2)      Consists of options to purchase 1,358,627 shares of Common Stock that are exercisable within 60 days of September 1, 2021.

(3)      Consists of options to purchase 601,264 shares of Common Stock that are exercisable within 60 days of September 1, 2021.

(4)      Consists of (i) 276,573 shares of Common Stock held of record by Charles M. Lillis, (ii) 100,572 shares of Common Stock held of record by The Lillis Foundation, (iii) 12,571 shares of Common Stock held of record by CAG LLC, and (iv) options to purchase 13,968 shares of Common Stock that are exercisable within 60 days of September 1, 2021. Mr. Lillis may be deemed to be a beneficial owner of the shares held directly by CAG LLC and The Lillis Foundation as a result of Mr. Lillis’ voting and dispositive power with respect to the shares.

(5)      Consists of options to purchase 22,702 shares of Common Stock that are exercisable within 60 days of September 1, 2021.

(6)      CMLS Holdings II LLC is the record holder of 6,800,000 shares of Common Stock. Eli Casdin is a member of the board of managers of CMLS Holdings II LLC and shares voting and investment discretion with respect to the Common Stock held of record by CMLS Holdings II LLC.

(7)      Consists of (i) 7,416,812 shares of Common Stock held by Casdin Partners Master Fund, L.P. and (ii) 2,472,270 shares of Common Stock held by Casdin Private Growth Equity Fund, L.P.. The shares held by Casdin Partners Master Fund, L.P. may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. The address for the Casdin entities noted herein is 1350 Avenue of the Americas, Suite 2600, New York, New York 10019.

(8)      Includes 2,500,000 shares of Common Stock issued in the PIPE Investment to Casdin Partners Master Fund, L.P. The shares may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC.

(9)      Consists of 25,000 shares of Common Stock held of record by Kevin Conroy.

(10)    Consists of (i) 25,000 shares of Common Stock held of record by Troy Cox and (ii) 50,000 shares of Common Stock issued in the PIPE Investment to Mr. Cox.

(11)    Consists of (i) 25,000 shares of Common Stock held of record by Stephen Quake, (ii) 150,000 shares of Common Stock held of record by Quake 2017 Charitable Remainder Unitrust, (iii) 150,000 shares of Common Stock held of record by The Eleftheria Foundation, and (iv) 100,000 shares of Common Stock held of record by DeltaXDeltaP Hbar Trust. Mr. Quake may be deemed to be a beneficial owner of the shares held directly by Quake 2017 Charitable Remainder Unitrust, The Eleftheria Foundation and DeltaXDeltaP Hbar Trust as a result of Mr. Quake’s voting and dispositive power with respect to the shares.

(12)    Consists of options to purchase 48,192 shares of Common Stock that are exercisable within 60 days of September 1, 2021.

(13)    Consists of (i) 437,822 shares of Common Stock held of record jointly by Lawrence Gold and Hope Morrissett who have shared voting and dispositive power with respect to the shares, (ii) 4,982,168 shares of Common Stock held of record by MorrGold Holdings, LLC, (iii) 3,713,076 shares of Common Stock held of record by MorrGold II, LLC. Mr. Gold is the managing director or MorrGold Holdings, LLC and MorrGold II, LLC. Mr. Gold’s business address is 1033 5th Street, Boulder, CO 80302.

(14)    Consists of (i) 1,676,200 shares of Common Stock held of record by Novartis Institutes for BioMedical Research, Inc. (“Novartis Research”) and (ii) 8,591,140 shares of Common Stock held of record by Novartis Pharma AG (“Novartis AG”). Also includes 100,000 shares of Common Stock issued to Novartis AG in the PIPE Investment. The business address for Novartis Research is 700 Main Street 421Q, Cambridge, MA 02139. The business address for Novartis AG is Lichstrasse 35, Basel, Switzerland 4056.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or Private Placement Warrants being offered for resale by this prospectus, which consists of:

•        up to 36,500,000 PIPE Shares;

•        up to 6,900,000 Founder Shares;

•        up to 5,013,333 shares of Common Stock issuable upon the exercise of Private Placement Warrants; and

•        up to 5,013,333 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock or Private Placement Warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock and Private Placement Warrants of each Selling Securityholder, the number of shares of Common Stock and number of Private Placement Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Common Stock or Private Placement Warrants registered on its behalf.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares of Common Stock and Private Placement Warrants.

	Shares of Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percentage Beneficially Owned After Offering(2)
Ally Bridge MedAlpha Master Fund L.P.(3)	800,000	800,000	—	—
Alyeska Master Fund, L.P.(4)	500,000	500,000	—	—
ARK PIPE Fund I LLC(5)	5,477,867	2,048,745	—	—
Boston Millennia Partners IV Limited Partnership and certain of its affiliates(6)	582,535	200,000	—	—
Casdin Private Growth Equity Fund, L.P. and certain of its affiliates(7)	12,701,006	2,500,000	—	—
Chimera Investment LLC(8)	600,000	600,000	—	—
CMLS Holdings II LLC(9)	11,146,669	11,146,669	—	—
Corvex Master Fund LP and certain of its affiliates(10)	2,500,000	2,500,000	—	—
Certain entities within the D. E. Shaw group(11)	1,438,834	800,000	—	—
Declaration Capital Fund SPV XI LLC(12)	650,000	650,000	—	—
Dendur Master Fund Ltd.(13)	530,613	200,000	—	—
Driehaus Life Sciences Master Fund, L.P. and certain of its affiliates(14)	1,611,345	1,000,000	—	—
Farallon Capital Partners, L.P. and certain of its affiliates(15)	5,962,939	1,500,000	—	—
Foresite Capital Fund V, L.P.(16)	5,462,938	1,000,000	—	—
Illumina, Inc.(17)	2,500,000	2,500,000	—	—
Janus Capital Management LLC, as investment advisor for its clients(18)	2,999,900	3,000,000	—	—
Jason Kelly(19)	191,666	191,666	—	—
JS Capital LLC(20)	1,000,000	1,000,000	—	—
Kevin Conroy(21)	191,666	191,666	—	—
Magnetar Capital Master Fund Ltd and certain of its affiliates(22)	599,481	500,000	—	—
Howard Hoffen and Sandra Hoffen, Tenants in Common(23)	225,000	225,000	—	—
Entities affiliated with Millennium Management LLC(24)	2,273,021	750,000	—	—
Monashee Solitario Fund LP(25)	1,525,125	250,000	—	—
Mossrock Capital, LLC(26)	177,512	50,000	—	—
Morgan Stanley entities(27)	1,454,916	1,000,000	—	—
Novartis Pharma AG and certain of its affiliates(28)	10,691,195	100,000	—	—
Perceptive Life Sciences Master Fund, Ltd.(29)	2,160,000	1,500,000	—	—
Pura Vida Investments, LLC and certain of its affiliates(30)	3,044,689	1,500,000	—	—
Stephen Quake and certain affiliates(31)	591,666	591,666	—	—
Redmile Group, LLC and certain of its affiliates(32)	1,577,980	1,500,000	—	—
Sachem Head LP and certain of its affiliates(33)	660,000	500,000	—	—
SB Northstar LP(34)	2,200,000	2,200,000	—	—
Soleus Capital Master Fund, L.P. and certain of its affiliates(35)	438,990	400,000	—	—
T. Rowe Price New Horizons Fund, Inc. and certain of its affiliates(36)	7,162,914	2,700,000	—	—
TBC 222 LLC(37)	400,000	400,000	—	—

	Shares of Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percentage Beneficially Owned After Offering(2)
Certain funds and accounts managed by TOMS Capital Investment Management LP(38)	500,000	500,000	—	—
Troy M. Cox(39)	241,666	241,666	—	—
Velan Capital Partners, LP(40)	441,760	225,000	—	—
Ziff Capital Healthcare Ventures-SL, LLC(41)	2,775,125	1,500,000	—	—
Total			—	—

____________

*        Less than 1%

(1)      The first table includes PIPE Shares, Founder Shares, Earn-Out Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive and assumes that none of the restricted stock units in respect of the Earn-Out Shares granted pursuant to the earn-out award agreement were forfeited), shares of Common Stock issuable upon exercise of the Private Placement Warrants (including both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and additional shares underlying the Private Placement Warrants to purchase Common Stock which may be exercisable or vest within one year following the Closing), shares of Common Stock issuable upon exercise of the Public Warrants (including both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and additional shares underlying the Public Warrants to purchase Common Stock which may be exercisable or vest within one year following the IPO), and the second table includes the Private Placement Warrants included in this table (collectively, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all.

(2)      The percentage of shares or warrants to be beneficially owned after completion of the offering is calculated on the basis of 181,163,363 shares of Common Stock outstanding at the Closing Date, which excludes all currently outstanding warrants and Earn-Out Shares.

(3)      Includes 800,000 PIPE Shares.

(4)      Includes 500,000 PIPE Shares.

(5)      Includes (i) 1,500,000 PIPE Shares, (ii) 548,745 shares of Common Stock issuable upon exercise of the Public Warrants, and (iii) 3,429,122 shares of Common Stock.

(6)      Includes (i) 200,000 PIPE Shares held by Boston Millennia Partners IV Limited Partnership, (ii) 342,297 shares of Common Stock held by Boston Millennia Partners IV Limited Partnership, (iii) 11,112 Earn-Out Shares to be issued to Boston Millennia Partners IV Limited Partnership, (iv) 28,542 shares of Common Stock held by Boston Millennia Associates IV Partnership and (v) 584 Earn-Out Shares to be issued to Boston Millennia Associates IV Partnership.

(7)      Includes (i) 2,500,000 PIPE Shares held by Casdin Partners Master Fund, L.P, (ii) 7,416,812 shares of Common Stock held by Casdin Partners Master Fund, L.P., (iii) 233,943 Earn-Out Shares to be issued to Casdin Partners Master Fund, L.P, (iv) 2,472,270 shares of Common Stock held by Casdin Private Growth Equity Fund, L.P., and (v) 77,981 Earn-Out Shares to be issued to Casdin Private Growth Equity Fund, L.P.

(8)      Includes 600,000 PIPE Shares.

(9)      Includes 4,346,669 shares of Common Stock issuable upon exercise of the Private Placement Warrants and 6,800,000 Founder Shares.

(10)    Includes (i) 125,000 PIPE Shares held by Corvex Master Fund LP, (ii) 2,335,000 PIPE Shares held by Corvex Select Equity Master Fund LP, and (iii) 40,000 PIPE Shares held by Corvex Dynamic Equity Select Master Fund LP.

(11)    Includes (i) 200,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C., and (ii) 600,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C. (together with D. E. Shaw Oculus Portfolios, L.L.C., the “D. E. Shaw Entities”), (iii) 106,472 shares of Common Stock issuable upon exercise of the Public Warrants held by D. E. Shaw Valence Portfolios, L.L.C., and (iv) 532,362 shares of Common Stock held by D. E. Shaw Valence Portfolios, L.L.C. Each of the D. E. Shaw Entities has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the shares owned by the D. E. Shaw Entities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares owned by the D. E. Shaw Entities. David E. Shaw disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. The business address of each of the D. E. Shaw Entities is c/o D. E. Shaw & Co., L.P., 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(12)    Includes 650,000 PIPE Shares.

(13)    Includes (i) 200,000 PIPE Shares, (ii) 60,000 shares of Common Stock issuable upon exercise of the Public Warrants, and (iii) 270,613 shares of Common Stock.

(14)    Includes (i) 439,830 PIPE Shares held by Destinations Multi Strategy Alternatives Fund, (ii) 77,310 shares of Common Stock issuable upon exercise of the Public Warrants held by Destinations Multi Strategy Alternatives Fund; (iii) 386,550 shares of Common Stock held by Destinations Multi Strategy Alternatives Fund, (iv) 131,600 PIPE Shares held by Driehaus Event Driven Fund; (v) 22,690 shares of Common Stock issuable upon exercise of the Public Warrants Driehaus Event Driven Fund; (vi) 124,795 shares of Common Stock Driehaus Event Driven Fund; and (vii) 428,570 PIPE Shares held by Driehaus Life Sciences Master Fund, L.P.

(15)    Includes (i) 50,000 PIPE Shares held by Farallon Capital F5 Master I, L.P., (ii) 13,600 PIPE Shares held by Farallon Capital (AM) Investors, L.P., (iii) 40,900 PIPE Shares held by Farallon Capital Institutional Partners II, L.P., (iv) 186,800 PIPE Shares held by Farallon Capital Institutional Partners, L.P., (v) 26,200 PIPE Shares held by Four Crossings Institutional Partners V, L.P., (vi) 22,600 PIPE Shares held by Farallon Capital Institutional Partners III, L.P., (vii) 290,900 PIPE Shares held by Farallon Capital Offshore Investors II, L.P., (viii) 119,000 PIPE Shares held by Farallon Capital Partners, L.P., (xiv) 750,000 PIPE Shares held by Zone II Healthcare Holdings, LLC, (xv) 4,326,473 shares of Common Stock held by Zone II Healthcare Holdings, LLC, and (xvi) 136,466 Earn-Out Shares to be issued to Zone II Healthcare Holdings, LLC.

(16)    Includes (i) 1,000,000 PIPE Shares, (ii) 4,326,472 shares of Common Stock and (iii) 136,466 Earn-Out Shares to be issued.

(17)    Includes 2,500,000 PIPE Shares.

(18)    Includes (i) 2,827,394 PIPE Shares held by Janus Henderson Triton Fund, (ii) 13,411 PIPE Shares held by National Elevator Industry Health Benefit Plan, (iii) 30,686 PIPE Shares held by PENN SERIES FUND, INC. SMALL CAP GROWTH FUND, (iv) 38,826 PIPE Shares held by Migros Pensionskasse — Aktien Welt, (v) 58,963 PIPE Shares held by Nationwide Savings Plan, (vi) 15,071 PIPE Sharesheld by LIUNA National (Industrial) Pension Fund and (vii) 15,549 PIPE Shares held by LIUNA Staff & Affiliates Pension Fund. Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, CO 80206.

(19)    Includes 166,666 shares of Common Stock issuable upon exercise of the Private Placement Warrants and 25,000 Founder Shares.

(20)    Includes 1,000,000 PIPE Shares.

(21)    Includes 166,666 shares of Common Stock issuable upon exercise of the Private Placement Warrants and 25,000 Founder Shares.

(22)    Includes (i) 37,500 PIPE Shares held by Magnetar Capital Master Fund Ltd, (ii) 282 shares of Common Stock issuable upon exercise of the Public Warrants held by Magnetar Capital Master Fund Ltd, (iii) 1,488 shares of Common Stock held by Magnetar Capital Master Fund Ltd, (iv) 95,050 PIPE Shares held by Map 243 Segregated Portfoli, (v) 2,674 shares of Common Stock issuable upon exercise of the Public Warrants held by Map 243 Segregated Portfoli, (vi) 15,477 shares of Common Stock held by Map 243 Segregated Portfoli, (vii) 213,870 PIPE Shares held by NR 1 SP, (viii) 3,201 shares of Common Stock issuable upon exercise of the Public Warrants held by NR 1 SP, (vix) 18,528 shares of Common Stock held by NR 1 SP, (x) 153,580 PIPE Shares held by Magnetar Constellation Fund II-PRA LP — Series H Interests, (xi) 4,314 shares of Common Stock issuable upon exercise of the Public Warrants held by Magnetar Constellation Fund II — PRA LP — Series H Interests, (xii) 22,485 shares of Common Stock held by Magnetar Constellation Fund II — PRA LP- Series H Interests, (xiii) 11,926 shares of Common Stock held by Boothbay Absolute Return Strategies, LP, (xiv) 8,074 shares of Common Stock held by Boothbay Diversified Alpha Master Fund LP, (xv) 979 shares of Common Stock issuable upon exercise of the Public Warrants held by Corbin Hedged Equity Fund, L.P., (xvi) 5,061 shares of Common Stock held by Corbin Hedged Equity Fund, L.P., (xvii) 250 shares of Common Stock issuable upon exercise of the Public Warrants held by Magnetar Healthcare Master Fund Ltd, and (xviii) 4,742 shares of Common Stock held by Magnetar Healthcare Master Fund Ltd.

(23)    Includes 225,000 PIPE Shares.

(24)    Includes (i) 750,000 PIPE Shares held by Integrated Core Strategies (US) LLC, (ii) 1,522,175 shares of Common Stock held by Integrated Core Strategies (US) LLC, and (iii) 846 shares of Common Stock held by Integrated Assets II LLC. Integrated Assets II LLC is an affiliate of Integrated Core Strategies (US) LLC. Millennium International Management LP is the investment manager to Integrated Assets II LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets II LLC. Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% owner of Integrated Assets II LLC and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets II LLC. Millennium Group Management LLC is the managing member of Millennium Management LLC and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Group Management LLC is also the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets II LLC. The managing member of Millennium Group Management LLC is a trust of which Israel A. Englander (“Mr. Englander”) currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC and Integrated Assets II LLC. The foregoing should not be construed in and of itself as an admission by Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies (US) LLC or Integrated Assets II LLC, as the case may be.

(25)    Includes (i) 250,000 PIPE Shares, (ii) 1,236,135 shares of Common Stock, and (iii) 38,990 Earn-Out Shares to be issued.

(26)    Includes (i) 50,000 PIPE Shares, (ii) 123,613 shares of Common Stock and (iii) 3,899 Earn-Out Shares to be issued.

(27)    Includes (i) 114,336 PIPE Shares held by EQ Advisors Trust — EQ/Morgan Stanley Small Cap Growth Portfolio, (ii) 50,597 shares of Common Stock held by EQ Advisors Trust — EQ/Morgan Stanley Small Cap Growth Portfolio, (iii) 248,614 PIPE Shares held by Inception Trust, (iv) 97,892 shares of Common Stock held by Inception Trust, (v) 469 PIPE Shares held by Morgan Stanley Investment Funds — Counterpoint Global Fund; (vi) 229 shares of Common Stock held by Morgan Stanley Investment Funds — Counterpoint Global Fund, (vii) 635,501 PIPE Shares held by Morgan Stanley Institutional Fund, Inc. — Inception Portfolio; (viii) 305,714 shares of Common Stock held by Morgan Stanley Institutional Fund, Inc. — Inception Portfolio, (vix) 1,080 PIPE Shares held by Morgan Stanley Institutional Fund, Inc. — Counterpoint Global Portfolio, and (vx) 484 shares of Common Stock held by Morgan Stanley Institutional Fund, Inc. — Counterpoint Global Portfolio.

(28)    Includes (i) 100,000 PIPE Shares held by Novartis Pharma AG, (ii) 8,591,140 shares of Common Stock held by, Novartis Pharma AG, (iii) 270,984 Earn-Out Shares to be issued to Novartis Pharma AG, (iv) 1,676,200 shares of Common Stock held by Novartis Institutes for BioMedical Research, Inc., and (v) 52,871 Earn-Out Shares to be issued to Novartis Institutes for BioMedical Research, Inc.

(29)    Includes (i) 1,500,000 PIPE Shares, (ii) 110,000 shares of Common Stock issuable upon exercise of the Public Warrants, and (iii) 550,000 shares of Common Stock.

(30)    Includes (i) 343,500 PIPE Shares held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20, (ii) 111,084 shares of Common Stock issuable upon exercise of the Public Warrants held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20, (iii) 436,673 shares of Common Stock held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20, (iv) 60,000 PIPE Shares held by Sea Hawk Multi-Strategy Master Fund Ltd, (v) 8,613 shares of Common Stock issuable upon exercise of the Public Warrants held by Sea Hawk Multi-Strategy Master Fund Ltd, (vi) 43,069 shares of Common Stock held by Sea Hawk Multi-Strategy Master Fund Ltd, (vii) 93,000 PIPE Shares held by Walleye Manager Opportunities LLC, (viii) 10,291 shares of Common Stock issuable upon exercise of the Public Warrants held by Walleye Manager Opportunities LLC, (vix) 51,460 shares of Common Stock held by Walleye Manager Opportunities LLC, (x) 141,000 PIPE Shares held by Walleye Opportunities Master Fund Ltd, (xi) 14,747 shares of Common Stock issuable upon exercise of the Public Warrants held by Walleye Opportunities Master Fund Ltd, (xii) 120,779 shares of Common Stock held by Walleye Opportunities Master Fund Ltd, (xiii) 862,500 PIPE Shares held by Pura Vida Master Fund, Ltd., (xiv) 124,662 shares of Common Stock issuable upon exercise of the Public Warrants held by Pura Vida Master Fund, Ltd., and (xv) 623,311 shares of Common Stock held by Pura Vida Master Fund, Ltd.

(31)    Includes (i) 100,000 PIPE Shares held by DeltaXDeltaP Hbar Trust, (ii) 150,000 PIPE Share held by The Eleftheria Foundation, (iii) 150,000 PIPE Shares held by Quake 2017 Charitable Remainder Unitrust, (iv) 166,666 shares of Common Stock issuable upon exercise of the Private Placement Warrants and (v) 25,000 Founder Shares held by Stephen Quake. Stephen Quake is the President of The Eleftheria Foundation and the settlor of DeltaXDeltap Hbar Trust.

(32)    Includes (i) 28,600 PIPE Shares held by Redmile Capital Offshore II Master Fund, Ltd., (ii) 35,200 PIPE Shares held by Redmile Capital Offshore Fund (ERISA), Ltd., (iii) 917,300 PIPE Shares held by Redmile Capital Offshore Master Fund, Ltd., (iv) 74,000 PIPE Shares held by Map 20 Segregated Portfolio, a Segregated Portfolio of LMA SPC, (v) 444,900 PIPE Shares held by Redmile Capital Fund, LP and (v) 11,697 Earn-Out Shares to be issued to Redmile Strategic Master Fund, LP. and (vi) 66,283 Earn-Out Shares to be issued to RAF, LP. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (vii) (collectively, the “Redmile Funds”) and, in such capacity, exercises voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(33)    Includes (i) 297,400 PIPE Shares held by Sachem Head LP, (ii) 94,624 shares of Common Stock issuable upon exercise of the Public Warrants held by Sachem Head LP, (iii) 202,600 PIPE Shares held by Sachem Head Master LP, and (iv) 65,376 shares of Common Stock issuable upon exercise of the Public Warrants held by Sachem Head Master LP.

(34)    Includes 2,200,000 PIPE Shares.

(35)    Includes 400,000 PIPE Shares held by Soleus Capital Master Fund, L.P. (“Soleus Master Fund”). Soleus Capital, LLC (“SC LLC”) is the sole general partner of Soleus Master Fund and thus holds voting and dispositive power over the PIPE Shares held by Soleus Master Fund. Soleus Capital Group, LLC (“SCG LLC”) is the sole managing member of SC LLC. Mr. Guy Levy is the sole managing member of SCG LLC. Each of SCG LLC, SC LLC and Mr. Guy Levy disclaims beneficial ownership of the PIPE Shares held by Soleus Master Fund, except to the extent of their respective pecuniary interests therein. Also includes 38,990 Earn-Out Shares issuable to Soleus Private Equity Fund I, L.P. (“Soleus PE Fund I”). Soleus Private Equity GP I, LLC (“Soleus GP”) is the sole general partner of Soleus PE Fund I. Soleus GP holds voting and dispositive power over the Earn-Out Shares issuable to Soleus PE Fund I. Soleus PE GP I, LLC (“Soleus PE GP”) is the sole manager of Soleus GP. Mr. Guy Levy is the sole managing member of Soleus PE GP. Each of Mr. Guy Levy, Soleus PE GP and Soleus GP disclaims beneficial ownership of the Earn-Out Shares issuable to Soleus PE Fund I, except to the extent of their respective pecuniary interests therein. Soleus PE Fund I does not hold voting or dispositive power over, nor does it hold any pecuniary interest in, the PIPE Shares held by Soleus Master Fund, and Soleus Master Fund does not hold voting or dispositive power over, nor does it hold any pecuniary interest in, the Earn-Out Shares issuable to Soleus PE Fund I.

(36)    Includes (i) 1,629,162 PIPE Shares held by T. Rowe Price New Horizons Fund, Inc., (ii) 202,676 PIPE Shares held by T. Rowe Price New Horizons Trust, (iii) 9,456 PIPE Shares held by T. Rowe Price U.S. Equities Trust, (iv) 6,363 PIPE Shares held by MassMutual Select Funds, (v) 756,585 PIPE Shares held by T. Rowe Price Health Sciences Fund, Inc., (vi) 122,177 Earn-Out Shares to be issued to T. Rowe Price Health Sciences Fund, Inc., (vii) 62,011 PIPE Shares held by TD Mutual Funds — TD Health Sciences Fund, (viii) 8,783 Earn-Out Shares to be issued to TD Mutual Funds — TD Health Sciences Fund, (ix) 33,747 PIPE Shares held by T. Rowe Price Health Sciences Portfolio, (x) 5,505 Earn-Out Shares to be issued to T. Rowe Price Health Sciences Portfolio, (xi) 174,533 PIPE Shares held by HorizonBeach & Co., (xii) 3,873,442 PIPE Shares held by LobsterCrew & Co., (xiii) 278,474 PIPE Shares held by Mac & Co., LLC.

(37)    Includes 400,000 PIPE Shares.

(38)    Includes (i) 75,725 PIPE Shares held by PBCAY ONE LIMITED, (ii) 96,949 PIPE Shares held by TCIM SP Opportunities Master Fund LP, (iii) 166,419 PIPE Shares held by TOMS Capital Investments LLC, and (iv) 160,907 PIPE Shares held by TCIM Capital Opportunities I Ltd.

(39)    Includes (i) 50,000 PIPE Shares, (ii) 166,666 shares of Common Stock issuable upon exercise of the Private Placement Warrants and (iii) 25,000 Founder Shares.

(40)    Includes (i) 225,000 PIPE Shares, (ii) 2,060 shares of Common Stock issuable upon exercise of the Public Warrants and (iii) 10,300 shares of Common Stock.

(41)    Includes (i) 1,500,000 PIPE Shares, (ii) 1,236,135 shares of Common Stock and (iii) 38,990 Earn-Out Shares to be issued.

	Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percentage Beneficially Owned After Offering(2)
CMLS Holdings II LLC(42)	4,346,669	4,346,669	—	—
Jason Kelly(43)	166,666	166,666	—	—
Kevin Conroy(44)	166,666	166,666	—	—
Stephen Quake(45)	166,666	166,666	—	—
Troy Cox(46)	166,666	166,666	—	—
Total	5,013,333	5,013,333	—	—

____________

(42)    Includes 4,346,669 Private Placement Warrants.

(43)    Includes 166,666 Private Placement Warrants.

(44)    Includes 166,666 Private Placement Warrants.

(45)    Includes 166,666 Private Placement Warrants.

(46)    Includes 166,666 Private Placement Warrants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Amended and Restated Certificate of Incorporation is attached as an exhibit to Form 8-K filed on September 8, 2021. We urge you to read the Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of SomaLogic’s securities. Our Amended and Restated Certificate of Incorporation provides as follows.

Authorized Stock

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 601,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 600,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

Common Stock

Our Amended and Restated Certificate of Incorporation provides that the Common Stock has the following rights, powers, preferences and privileges:

General

The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by our board of directors and outstanding from time to time.

Voting Power

Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by our board of directors in accordance with applicable law.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Transfer Rights

Subject to applicable law and the transfer restrictions set forth in Article VII of the Bylaws, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by our board of directors as hereinafter provided.

Authority is hereby expressly granted to our board of directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and our Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by our Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants were be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00 — Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to warrant holders (“Reference Value”).

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00 — Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Common Stock;

•        if, and only if, the closing price of the Common Stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•        if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending three trading days before we send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of a business combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the our board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (“Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a business combination on the date of the completion of a business combination (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day after the day on which the Company completes a business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that (1) the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be exercisable on a cashless basis, (3) the Private Placement Warrants will be non-redeemable (except as described above in “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise.    If we call the Public Warrants for redemption as described above, our management will have the option, under certain circumstances as fully described in the Warrant Agreement, to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and

(2) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; or (iii) in connection with the redemption of our Public Shares had CMLS II failed to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders of the Company as provided for in our Amended and Restated Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public

Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CMLS II. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to the IPO, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

Our Sponsor and certain CMLS II directors purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant for an aggregate purchase price of $7,520,000 in a private placement. The Private Placement Warrants have terms and provisions that are identical to those of the Private Placement Warrants sold as part of the Units in the IPO, including as to exercisability and exercise period, except that (1) the Private Placement Warrants (including the Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants may be exercised on a cashless basis, (3) the Private Placement Warrants will be non-redeemable (except as described above in “Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Madryn Options

The Company may, from time to time, grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Company will determine the number of shares of Common Stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at grant, and the exercisability of such options may be accelerated by the Administrator.

As a result of the Business Combination, each share of Class B common stock of Old SomaLogic was cancelled and converted into a portion of the merger consideration on the terms set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares) was $1,250 million, which consists of cash payments (at the election of Old SomaLogic stockholders) of $50.0 million and equity consideration in the form of (i) the issuance of shares of Common Stock of the Company and (ii) rollover of Old SomaLogic’s outstanding options. The number of shares of Common Stock issued to Old SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381. Accordingly, (i) $50 million cash was paid to SomaLogic stockholders (thereby reducing the aggregate number of shares issuable under the Merger Agreement at Closing from 125,000,000 to 120,000,000 shares of Common Stock), (ii) 110,973,213 shares of Common Stock were issued to Old SomaLogic stockholders on the Closing Date and (iii) the remaining balance of the 120,000,000 shares of Common Stock to be issued under the Merger Agreement may be issued in the future upon the exercise of options of the Company that were converted from Old SomaLogic options.

Pursuant to a Non-Statutory Stock Option Agreement, dated as of September 1, 2020, Old SomaLogic granted to Lawrence Gold an option to purchase 1,000,000 shares of Old SomaLogic’s Class B common stock. Pursuant to a Stock and Option Purchase Agreement, dated as of June 30, 2021, by and among Lawrence Gold and the entities set forth on Schedule I thereto (collectively, the “Sellers”), and Madryn Health Partners, LP, a Delaware limited partnership and Madryn Health Partners (Cayman Master), LP, a limited partnership formed in the Cayman Islands (collectively, “Madryn”), the Sellers transferred, on July 1, 2021, (i) 2,000,000 shares of Old SomaLogic Class B common stock at a purchase price of $10.00 per share (or 1,676,198 shares of Common Stock at a purchase price of $11.93 after giving effect to the exchange ratio of 0.8381) and (ii) options to acquire up to 1,000,000 shares of Old SomaLogic Class B common stock at purchase price of $6.00 per option (or options to acquire up to 838,100 shares of Common Stock at a purchase price of $7.16 per option after giving effect to the exchange ratio of 0.8381) to Madryn (the “Madryn Options”).

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, Amended and Restated Certificate of Incorporation and Bylaws

Provisions of the DGCL and our Amended and Restated Certificate of Incorporation could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

In addition, our Amended and Restated Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•        There is no cumulative voting with respect to the election of directors.

•        Our board of directors is empowered to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, or removal of a director in certain circumstances.

•        Directors may only be removed from our board of directors for cause.

•        Our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors by successfully engaging in a proxy contest at two or more annual meetings.

•        A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

•        A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•        Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our board of directors is entitled, without further stockholder approval, to designate one or more series of Preferred Stock and the associated voting rights, preferences and privileges of such series of Preferred Stock. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Amended and Restated Certificate of Incorporation includes a forum selection clause. Our Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on the Company’s behalf;

•        action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders;

•        action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•        action to interpret, apply, enforce or determine the validity of our Amended and Restated Certificate of Incorporation or Bylaws; or

•        other action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with our Bylaws, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Prior to the consummation of the Business Combination, CMLS II, our predecessor company, was a shell company. Following the consummation of the Business Combination, we are no longer a shell company. As long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 is available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock or warrants, as applicable, then outstanding; or

•        the average weekly reported trading volume of the Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the Closing Date, we had 181,163,363 shares of Common Stock outstanding, of which 137,763,363 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates. All of the 6,900,000 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of our Common Stock issued to the PIPE Investors pursuant to the Subscription Agreements are restricted securities for purposes of Rule 144.

As of the date of this prospectus, there are 10,533,333 warrants of the Company outstanding, consisting of 5,520,000 Public Warrants originally sold as part of the Units issued in the IPO and 5,013,333 Private Placement Warrants that were issued to our Sponsor and certain CMLS II directors in a private sale concurrently with the IPO. Each warrant is exercisable for one share of our Common Stock, in accordance with the terms of the warrant agreement governing the warrants. The Public Warrants are freely tradable, except for any Public Warrants purchased by one of our “Affiliates” within the meaning of Rule 144 under the Securities Act.
Any shares issued to “Affiliates” within the meaning of Rule 144 under the Securities Act will be restricted securities for of Rule 144.

In addition, we are obligated to use, no later than 15 business days after the Closing, best efforts to file a registration statement under the Securities Act covering (i) the 5,520,000 shares of our Common Stock that may be issued upon the exercise of the Public Warrants and (ii) the 5,013,333 shares of our Common Stock that may be issued upon the exercise of the Private Placement Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied.

Registration Rights

Company Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Common Stock issuable upon the exercise of the Private Placement Warrants) are entitled to registration rights pursuant to the Amended and Restated Registration Rights Agreement dated as of September 1, 2021, which amended and restated in its entirety the Registration Rights Agreement signed February 22, 2021, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Amended and Restated Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Demand Registration Rights

Following the expiration of the Founder Shares Lock-Up Period or the Private Placement Lock-Up Period (each as defined in the Amended and Restated Registration Rights Agreement) or any other applicable lock-up period, holders of at least a majority in interest of the then-outstanding number of registrable securities held by the holders or any holder expecting to sell registrable securities yielding aggregate gross proceeds in excess of $50,000,000 may make a written demand for registration of all or part of their registrable securities. The Company will within five days of the Company’s receipt of the demand, notify, in writing all other Holders of registrable securities of such demand. Each holder who will want to participate in the registration will notify the Company, in writing, within five days after the receipt by the holder of the notice from the Company. Upon receipt by the Company of any such written notification from a holder(s) to the Company such holder(s) will be entitled to have their registrable securities included in a registration more than 60 days immediately after the Company’s receipt of the demand.

Under no circumstances will the Company be obligated to effect more than an aggregate of three registrations pursuant to a demand by the existing holders and an aggregate of five registrations pursuant to a demand by the new holders with respect to any or all registrable securities.

Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a demand from a holder if the Company has registered registrable securities pursuant to a demand (which has become effective) from such holder in the preceding 120 days, and (ii) the Company’s obligations with respect to any demand will be deemed satisfied so long as the registration statement filed includes all of such holder’s registrable securities and is effective.

Piggyback Registration Rights

If the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company, other than a registration statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering solely of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, (e) for any issuances of securities in connection with a transaction involving a merger, consolidation, sale, exchange, issuance, transfer, reorganization or other extraordinary transaction between the Company or any of its Affiliates and any third party, or (f) filed pursuant to subsection 2.1.1 of the Amended and Restated Registration Rights Agreement, then, the Company shall give written notice of such proposed filing to all of the holders of registrable securities (excluding the Sponsor with respect to any Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement), distributed by the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable) as soon as practicable but not less than 20 days before the anticipated filing date of such registration statement. This notice will offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice.

The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the registration statement is to be filed included in such registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering will enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Shelf Registration Rights

The Company will, as soon as practicable, but in any event within 30 days after the Business Combination, file a registration statement under the Securities Act to permit the public resale of all the registrable securities held by the holders from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the Amended and Restated Registration Rights Agreement and will use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the Business Combination and (ii) five business days after the SEC notifies the Company that it will not review the registration statement.

Without limiting the foregoing, as soon as practicable, but in no event later than three business days, following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that the registration statement will not be subject to review, the Company will file a request for acceleration of effectiveness of such registration statement to a time and date not later than two business days after the submission of such request.

The registration statement filed with the SEC will be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the registrable securities, provided, that the Company will file, within 30 days of such time as Form S-3 is available for the registration, a post-effective amendment to the registration statement then in effect, or otherwise file a registration statement on Form S-3, registering the registrable securities for resale on Form S-3 (provided that the Company will use commercially reasonable efforts to maintain the effectiveness of the registration statement then in effect until such time as a registration statement (or post-effective amendment) on Form S-3 covering such registrable securities has been declared effective by the SEC.

The registration statement will cover all registrable securities, and will contain a prospectus in such form as permits any holder to sell such registrable securities pursuant to Rule 415 under the Securities Act at any time beginning on the effective date for such registration statement and the Company will file with the SEC the final form of such prospectus pursuant to Rule 424 (or successor thereto) under the Securities Act no later than the second Business Day (as defined in the Amended and Restated Registration Rights Agreement) after the registration statement becomes effective. The registration statement will provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the holders and will include a customary “plan of distribution.” The Company will use its commercially reasonable efforts to cause the registration statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the registration statement is available or, if not available, that another registration statement is available at all times, for the public resale of all the registrable securities held by the holders until all such registrable securities have ceased to be registrable securities. As soon as practicable following the effective date of the registration statement, but in any event within three business days of such date, the Company will notify the Holders of the effectiveness of such registration statement.

PIPE Subscription Agreement

Under the terms of the Subscription Agreements, we, as soon as practicable, but in no event later than 30 calendar days after the Business Combination, will file with the SEC (at our sole cost and expense) a registration statement registering the resale of the PIPE Shares, and we will use its commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 100th calendar day if the SEC notifies us that it will “review” the registration statement) following the Business Combination and (ii) the tenth business day after the date we are notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

If the SEC prevents us from including any or all of the shares proposed to be registered under the registration statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the PIPE Shares by the applicable stockholders or otherwise, such registration statement will register for resale such number of PIPE Shares which is equal to the maximum number of PIPE Shares as is permitted by the SEC. In such event, the number of PIPE Shares to be registered for each selling stockholder named in the registration statement will be reduced pro rata among all such selling stockholders. In the event we amend the registration statement in accordance with the foregoing, we will use our commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Securities that were not registered on the initial registration statement. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the registration statement until all such securities cease to be Registrable Securities or such shorter period upon which each undersigned party with Registrable Securities included in such registration statement have notified us that such Registrable Securities have actually been sold.

The Company will provide all customary and commercially reasonable cooperation necessary to enable the holders to resell Registrable Securities pursuant to the registration statement or Rule 144 under the Securities Act (“Rule 144”), as applicable, qualify the Registrable Securities for listing on the primary stock exchange on which its Common Stock are then listed, update or amend the registration statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities.

Public Warrants

Under the terms of the warrant agreement pursuant to which the Public Warrants were issued, we agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the Public Warrants. The Company will thereafter use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th Business Day following the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the sixty-first Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we failed to have maintained an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, to exercise such Public Warrants on a “cashless basis,” by exchanging the Public Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) in accordance with the provisions of the warrant agreement.

If the Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and (ii) in the event we so elect, we shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, notwithstanding anything in the warrant agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

Listing of Securities

Our Common Stock and Public Warrants are traded on Nasdaq under the symbols “SLGC” and “SLGCW,” respectively.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Common Stock or Private Placement Warrants or interests in our Common Stock or Private Placement Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Common Stock or Private Placement Warrants or interests in our Common Stock or Private Placement Warrants on any stock exchange, market or trading facility on which shares of our Common Stock or Private Placement Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of Common Stock or Private Placement Warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Common Stock or Private Placement Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their employees, partners, members or stockholders;

•        short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        by pledge to secure debts and other obligation;

•        directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        through agents;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Common Stock or Private Placement Warrants at a stipulated price per share or per Private Placement Warrant; and

•        through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may effect the distribution of our Common Stock and Private Placement Warrants from time to time in one or more transactions either:

•        at a fixed price or prices, which may be changed from time to time;

•        at market prices prevailing at the time of sale;

•        at prices relating to the prevailing market prices; or

•        at negotiated prices.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Common Stock or Private Placement Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock or Private Placement Warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Common Stock or Private Placement Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Common Stock and Private Placement Warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Common Stock and Private Placement Warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Common Stock and Private Placement Warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•        the name of the selling security holder;

•        the number of Common Stock and Private Placement Warrants being offered;

•        the terms of the offering;

•        the names of the participating underwriters, broker-dealers or agents;

•        any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•        the public offering price;

•        the estimated net proceeds to us from the sale of the Common Stock and Private Placement Warrants;

•        any delayed delivery arrangements; and

•        other material terms of the offering.

In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell Common Stock and Private Placement Warrants, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the Common Stock and Private Placement Warrants offered under this prospectus.

In connection with the sale of shares of our Common Stock or Private Placement Warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock or Private Placement Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Common Stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Common Stock or Private Placement Warrants offered by this prospectus, which shares or Private Placement Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Common Stock or Private Placement Warrants offered by them will be the purchase price of such shares of our Common Stock or Private Placement Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Common Stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Common Stock or Private Placement Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Common Stock or Private Placement Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Common Stock or Private Placement Warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Common Stock and Private Placement Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock or Private Placement Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Common Stock or Private Placement Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock or Private Placement Warrants by bidding for or purchasing shares of Common Stock or Private Placement Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Common Stock or Private Placement Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock or Private Placement Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the Amended and Restated Registration Rights Agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to remain effective with respect to any securities registered hereunder pursuant to such agreement until: (i) such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (ii) such securities have ceased to be outstanding; (iii) such securities have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer will have been delivered by us and subsequent public distribution of such securities will not require registration under the Securities Act; (iv) with respect to a Selling Securityholder party to such agreement, all such securities held by such Selling Securityholder could be sold pursuant to Rule 144 without restriction on volume or manner of sale in any three-month period and without the requirement for us to be in compliance with the public information required under Rule 144; or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Under each Subscription Agreement, we have agreed to our commercially reasonable efforts to maintain the continuous effectiveness of the registration statement of which this prospectus forms a part with respect to any securities registered hereunder pursuant to such agreement until: (A) with respect to a Selling Securityholder party to such agreement, such Selling Securityholder ceases to hold any such securities; (B) the date all such securities held by such Selling Securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and without the requirement for us to be in compliance with the current public information required under Rule 144; or (C) when such securities shall have ceased to be outstanding or three years from the date of effectiveness of such registration statement; or (B) such shorter period upon which such Selling Securityholder has notified us that such securities have actually been sold. Under the warrant agreement, we have agreed to maintain the effectiveness of this prospectus in respect of the shares of Common Stock issuable upon the exercise of the Public Warrants and the Private Placement Warrants until the expiration or redemption of such Private Placement Warrants. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our Common Stock and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Common Stock or Private Placement Warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Common Stock or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Common Stock or Private Placement Warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Private Placement Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Common Stock or Private Placement Warrants pursuant to the distribution effected through this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Reed Smith LLP, New York, NY.

EXPERTS

The consolidated financial statements of SomaLogic, Inc. at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of CMLS II as of December 31, 2020, and for the period from December 15, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statement of CMLS II as of February 25, 2021, appearing in this prospectus has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Newly Appointed Independent Registered Public Accountant

On September 1, 2021, the audit committee of our board of directors approved the appointment of Ernst & Young LLP (“EY”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021.

During the period from December 15, 2020 (inception) through December 31, 2020 and the subsequent period through September 1, 2021, the Company did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by EY that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Common Stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is http://www.somalogic.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Unaudited Condensed Consolidated Financial Statements of SomaLogic
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-49
Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021 and 2020 (unaudited)	F-50
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity for the six months ended June 30, 2021 and 2020 (unaudited)	F-51
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 (unaudited)	F-52
Notes to Condensed Consolidated Financial Statements (unaudited)	F-53

CM LIFE SCIENCES II INC.
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
Assets:
Current Assets:
Cash	$673,770	$—
Prepaid Expenses	128,610	—
Total current assets	802,380	—

Deferred offering costs	—	72,202
Cash and Investments held in Trust Account	276,009,453	—
Total Assets	$276,811,833	$72,202

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued offering costs and expenses	$129,710	$48,340
Total current liabilities	129,710	48,340
Deferred underwriting fee	9,660,000	—
Warrant liability	58,331,844	—
Total liabilities	68,121,554	48,340

Commitments
Class A common stock subject to possible redemption, 20,369,028 and 0 shares at redemption value at June 30, 2021 and December 31, 2020, respectively	203,690,277	—

Stockholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 7,230,972 and 0 shares issued and outstanding (excluding 20,369,028 and 0 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	723	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding at June 30, 2021 and December 31, 2020(1)	690	690
Additional paid-in capital	48,275,606	24,310
Accumulated deficit	(43,277,017)	(1,138)
Total stockholders’ equity	5,000,002	23,862
Total Liabilities and Stockholders’ Equity	$276,811,833	$72,202

____________

(1)      Shares at December 31, 2020 included up to 900,000 Founder Shares (as defined below) which were subject to forfeiture by the Sponsor if over-allotment option was not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CM LIFE SCIENCES II INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Operating costs	$798,326	$855,945
Loss from Operations	(798,326)	(855,945)

Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	6,882	9,453
Offering costs allocated to warrants	—	(504,743)
Change in fair value of warrant liability	(16,073,179)	(41,924,644)
Total other expenses	(16,066,297)	(42,419,934)

Net loss	$(16,864,623)	$(43,275,879)

Weighted average shares outstanding of Class A common stock, basic and diluted	27,600,000	27,600,000
Basic and diluted net loss per share, Class A	$(0.00)	$(0.00)
Weighted average shares outstanding of Class B common stock, basic and diluted	6,900,000	6,626,519
Basic and diluted net loss per share, Class B	$(2.44)	$(6.53)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CM LIFE SCIENCES II INC.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Common stock		Class B Common stock(1)		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	6,900,000	$690	$24,310	$(1,138)	$23,862
Sale of 27,600,000 Units, net of underwriting discount, offering expenses and fair value of public warrants	27,600,000	2,760	—	—	251,939,536	—	251,942,296
Net loss	—	—	—	—	—	(26,411,256)	(26,411,256)
Class A common stock subject to possible redemption	(22,055,490)	(2,206)	—	—	(220,552,694)	—	(220,554,900)
Balance as of March 31, 2021 (unaudited)	5,544,510	$554	6,900,000	$690	$31,411,152	$(26,412,394)	$5,000,002
Net loss	—	—	—	—	—	(16,864,623)	(16,864,623)
Class A common stock subject to possible redemption	1,686,462	169	—	—	16,864,454	—	16,864,623
Balance as of June 30, 2021 (unaudited)	7,230,972	$723	6,900,000	$690	$48,275,606	$(43,277,017)	$5,000,002

____________

(1)      Shares at January 1, 2021 included up to 900,000 Founder Shares which were subject to forfeiture by the Sponsor if over-allotment option was not exercised in full or in part by the underwriter (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CM LIFE SCIENCES II INC.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)

Cash flows from operating activities:
Net loss	$(43,275,879)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(9,453)
Offering costs allocated to warrants	504,743
Change in fair value of warrant liability	41,924,644
Changes in operating assets and liabilities:
Prepaid assets	(128,610)
Accrued expenses	128,572
Net cash used in operating activities	(855,983)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)
Net cash used in investing activities	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriter’s fees	270,480,000
Proceeds from issuance of Private Placement Warrants	7,520,000
Payment of offering costs	(470,247)
Net cash provided by financing activities	277,529,753
Net change in cash	673,770
Cash, beginning of period	—
Cash, end of the period	$673,770

Supplemental disclosure of non-cash financing activities:
Initial value of Class A common stock subject to possible redemption	$237,186,060
Change to Class A common stock subject to possible redemption	$(33,495,783)
Deferred underwriter’s discount payable charged to additional paid-in capital	$9,660,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

CM Life Sciences II Inc. (the “Company”) is a blank check company incorporated as a Delaware corporation on December 15, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2021 (the “Effective Date”). On February 25, 2021, the Company consummated the IPO of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,600,000 Units issued pursuant to the full exercise of the underwriter’s over-allotment option, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3. Each Unit consists of one share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and one-fifth of one redeemable warrant to purchase one share of Class A Common Stock at a price of $11.50 per whole share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,013,333 private placement warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, in a private placement (the “Private Placement”) to the Company’s Sponsor, CMLS Holdings II LLC, a Delaware limited liability company (the “Sponsor”) and the Company’s independent directors, generating gross proceeds of $7,520,000, which is discussed in Note 4.

Transaction costs of the IPO amounted to $15,675,247 consisting of $5,520,000 of underwriting discount, $9,660,000 of deferred underwriting discount, and $495,247 of other offering costs.

Following the closing of the IPO on February 25, 2021, $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, including the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company does not complete an initial Business Combination within 24 months from the closing of the IPO or during any Extension Period, subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the IPO or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will have 24 months from the closing of the IPO to complete the initial Business Combination (the “Combination Period”) or during any extended period of time that it may have to consummate an initial Business Combination as a result of an amendment to its amended and restated certificate of incorporation (the “Extension Period”). However, if the Company is unable to complete the initial Business Combination within the Combination

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to any founder shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares (as defined below) and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period, and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company will enter into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $0.7 million in its operating bank account, and working capital of approximately $0.7 million.

The Company’s liquidity needs up to February 25, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the Founder Shares and access to a loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5). Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of June 30, 2021, there were no amounts outstanding under any working capital loan.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Agreement and Plan of Merger

On March 28, 2021, the Company and its wholly owned subsidiary, S-Craft Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 and Amendment No. 2 thereto, dated as of May 12, 2021 and July 15, 2021, respectively (the “Merger Agreement”), with SomaLogic, Inc., a Delaware corporation (“SomaLogic”). Pursuant to the terms of the Merger Agreement, the Company will acquire SomaLogic through the merger of Merger Sub with and into SomaLogic, with SomaLogic surviving as a wholly owned subsidiary of the Company (the “Merger”). Upon the consummation of the transactions contemplated by the Merger Agreement (“SomaLogic Business Combination”), the Company will change its name to SomaLogic, Inc. The SomaLogic Business Combination was approved by the boards of directors of each of the Company and SomaLogic. The SomaLogic Business Combination is expected to close in the third quarter of 2021, following the receipt of the required approval by the stockholders of each of SomaLogic and of the Company and the satisfaction of certain other customary closing conditions.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding equity interests of SomaLogic for at least $1.25 billion in aggregate consideration consisting of 125,000,000 shares of the Company’s Class A Common Stock (assuming no cash elections will be made by SomaLogic stockholders) and up to an additional 5,000,000 shares of the Company’s Class A Common Stock pursuant to the Earn-Out Shares (as defined below). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (“Effective Time”), and as further described in this prospectus, (i) each share of SomaLogic common stock and SomaLogic preferred stock held in SomaLogic’s treasury or owned by the Company, Merger Sub or SomaLogic immediately prior to the Effective Time (each an “Excluded Share”), will be cancelled and no consideration will be paid or payable with respect thereto and (ii) each share of SomaLogic stock, other than Excluded Shares and Dissenting Shares (as defined in the Merger Agreement), that is issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the total consideration, with each SomaLogic’s stockholder (as applicable) being entitled to receive (the consideration in clauses (a) through (c), the “Merger Consideration”):

(a)     if such stockholder has made a cash election, as set forth and in accordance with the terms of the Merger Agreement, such stockholder shall receive a portion of the specified aggregate amount of cash consideration payable under the terms of the Merger Agreement (such aggregate amount not to exceed $50,000,000) and pursuant to the terms of such stockholder’s cash election;

(b)    a number of shares of Class A Common Stock of the Company equal to the quotient of: (i) (A) the product of (x) such stockholder’s total shares of SomaLogic stock (with the SomaLogic common stock and preferred stock (determined on an as-converted basis) included as a single class) multiplied by (y) the per share amount calculated in accordance with the Merger Agreement minus (B) the amount of cash payable to such stockholder pursuant to its cash election, if any, divided by (ii) $10.00; and

(c)     such stockholder’s earn-out pro rata share of any Earn-Out Shares (as defined below) to which such stockholder is entitled pursuant to the terms of the Merger Agreement.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The exchange ratio is currently expected to be 0.8426 shares of Class A Common Stock per share of SomaLogic’s Class B common stock, after giving effect to the conversion of each share of SomaLogic preferred stock into two shares of SomaLogic Class B common stock.

Following the closing of the SomaLogic Business Combination, and as additional consideration for the Merger and the other transactions, if at any time between the 13-month anniversary of the closing and the 24-month anniversary of the closing (inclusive of the first and last day of such period, the “Earn-Out Period”), the volume-weighted average closing sale price of a share of the Company’s Class A Common Stock as reported on Nasdaq for a period of at least 20 out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination is greater than or equal to $20.00 (“Triggering Event”), then we will deliver or cause to be delivered to each applicable SomaLogic stockholder in accordance with such stockholder’s respective earn-out pro rata share (other than holders of Dissenting Shares, as defined in the Merger Agreement), and each employee or individual service provider of SomaLogic, in each case whom the board of directors of SomaLogic designates as an Earn-Out Service Provider prior to the Closing and who enters into an earn-out award agreement (such employee or individual service provider, an “Earn-Out Service Provider”) (in accordance with its respective earn-out pro rata share and, in the case of the Earn-Out Service Providers, in accordance with the terms of the applicable earn-out award agreement), 5,000,000 shares of the Company’s Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Class A Common Stock occurring on or after the Closing) (“Earn-Out Shares”), upon the terms and subject to the conditions set forth in the Merger Agreement and the other transaction agreements and, in the case of the Earn-Out Service Providers, subject to the additional requirements set forth in the Merger Agreement and the applicable earn-out award agreement.

The SomaLogic Business Combination will have no effect on the Class A Common Stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding. The shares of Class B common stock, par value $0.0001 of the Company (“Class B Common Stock”) held by the Company’s Initial Stockholders and referred to as the Founder Shares will automatically convert into Class A Common Stock concurrently with or immediately following the consummation of the SomaLogic Business Combination on a one-for-one basis.

Upon the Closing, the former SomaLogic stockholders are expected to hold, in the aggregate, approximately 61.7% of the outstanding shares of the post-combination company (assuming no cash elections will be made by SomaLogic stockholders).

In connection with the SomaLogic Business Combination, the Company entered into subscription agreements, each dated as of March 28, 2021 (“Subscription Agreements”), with certain institutional investors (collectively, “PIPE Investors”), including certain stockholders of SomaLogic and certain affiliates of CMLS Holdings II LLC (the “Sponsor”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 37,500,000 shares of Class A Common Stock at $10.00 per share, for an aggregate purchase price of $375,000,000 (“PIPE Investment”).

The Merger Agreement allows the parties to terminate the Merger Agreement if certain customary conditions described in the Merger Agreement are not satisfied, including, without limitation, each party’s right to terminate, subject to certain limited exceptions, if the SomaLogic Business Combination is not consummated by December 31, 2021. If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of a willful and intentional breach of the Merger Agreement or intentional fraud in the making of the representations and warranties in the Merger Agreement.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of December 31, 2020 and for the period from December 15, 2020 (inception) through December 31, 2020 included in the registration statement on Form S-1/A as filed with the SEC on February 12, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were held in money market funds which only invest in U.S. government treasury obligations. During the three and six months ended June 30, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 2, Note 4, Note 5, and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Condensed Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Condensed Statement of Operations in the period of change.

Offering Costs Associated with the IPO

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations in the amount of $504,743 for the six months ended June 30, 2021. Offering costs associated with the Class A Common Stock were charged to stockholders’ equity upon the completion of the IPO.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s shares of Class A Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021, 20,369,028 shares of Class A Common Stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The deferred tax assets were deemed to be de minimis as of June 30, 2021 and December 31, 2020.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The provision for income taxes was deemed to be de minimis for the three and six months ended June 30, 2021.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 10,533,333 shares of Class A Common Stock in the calculation of diluted loss per common stock, since they are not yet exercisable.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Reconciliation of Net Loss per Common share

The Company’s condensed statement of operations includes a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Accordingly, basic and diluted income per common share of Class A Common Stock and Class B Common Stock is calculated as follows:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Redeemable Class A common stock:
Interest income earned on investments held in the Trust Account	$6,882	$9,453
Less: Interest income available to the Company for taxes	(6,882)	(9,453)
Adjusted net income	$—	$—

Weighted average shares outstanding of Class A common stock	27,600,000	27,600,000
Basic and diluted net income per share, Class A common stock	$(0.00)	$(0.00)

Non-redeemable Class B common stock:
Net Loss	$(16,864,623)	$(43,275,879)
Less: Income attributable to Class A common stock	—	—
Adjusted net loss	$(16,864,623)	$(43,275,879)

Weighted average shares outstanding of Class B common stock	6,900,000	6,626,519
Basic and diluted net loss per share, Class B common stock	$(2.44)	$(6.53)

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

See Note 8 for additional information on assets and liabilities measured at fair value.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

Public Units

On February 25, 2021, the Company sold 27,600,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one share of Class A Common Stock, and one-fifth of one redeemable warrant to purchase one share of Class A Common Stock (the “Public Warrants”).

Public Warrants

Each whole warrant entitles the holder to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

with the provisions of the warrant agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue-sky laws to the extent an exemption is not available.

Redemptions of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemptions of warrants when the price per share of Class A Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the closing price equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A Common Stock shall mean the volume weighted average price of the Company’s Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment).

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor and the Company’s independent directors purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per warrant, for an aggregate purchase price of $7,520,000. The Sponsor has purchased 4,346,669 warrants, and each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake (and/or one or more entities controlled by them) purchased 166,666 warrants.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described herein), (ii) may not (including the Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO

Note 5 — Related Party Transactions

Founder Shares

On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 shares (the “Founder Shares”) of Class B Common Stock. In January and February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake. On February 22, 2021, the Company effected a 1:1.2 stock split of the Class B Common Stock, resulting in our sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding (see Note 7), including up to 900,000 Founder Shares which were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. As a result of the underwriter’s election to fully exercise their over-allotment option on February 25, 2021, none of the Founder Shares were forfeited.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees (the “lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

On March 28, 2021, the Sponsor entered into a Sponsor Forfeiture Agreement (the “Forfeiture Agreement”) with SomaLogic and the Company, whereby Sponsor has agreed, subject to certain limitations and in accordance with the terms of the Forfeiture Agreement, to forfeit up to 33% of its shares of Class B Common Stock of the Company, such actual amount tied to actual exercise of redemption rights by the Company stockholders in connection with the Business Combination, as more fully described in the Forfeiture Agreement.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Promissory Note — Related Party

On December 17, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. No amounts were ever borrowed under the promissory note.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Forward Purchase Agreements

On February 22, 2021, the Company entered into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which, subject to the conditions described below, they will cause the Clients to purchase from the Company up to an aggregate amount of 7,500,000 shares of Class A Common Stock, or the forward purchase shares, for $10.00 per forward purchase share, or an aggregate amount of up to $75,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The amount of forward purchase shares sold pursuant to the forward purchase agreements will be determined in the Company’s discretion based on the Company’s need for additional capital to consummate a Business Combination. Under each forward purchase agreement, the Company is required to approach Casdin and Corvex if it proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with a Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares will, among other things, be conditioned on the Company completing a Business Combination with a company engaged in a business that is within the investment objectives of the Clients purchasing forward purchase shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients. Each of Casdin and Corvex will have the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that the Company obtains alternative financing to fund the initial Business Combination and the Clients participate in such financing, the aggregate commitment under the forward purchase agreement will be reduced by the amount of such alternative financing.

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants which will be issued in a private placement simultaneously with the closing of the IPO and the shares of Class A Common Stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iv) any Forward Purchase Shares that are issued in a private placement simultaneously with the closing of the initial Business Combination, will have registration

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter had a 45-day option from the date of the IPO to purchase up to an aggregate of 3,600,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On February 25, 2021, the underwriter fully exercised the over-allotment option to purchase 3,600,000 Units, and was paid an underwriting discount in aggregate of $5,520,000.

Additionally, the underwriter is entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO or $9,660,000 in the aggregate. The deferred fee will be payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common stock — The Company is authorized to issue a total of 380,000,000 shares of Class A Common Stock at par value of $0.0001 each. At June 30, 2021 and December 31, 2020, there were 7,230,972 and 0 shares issued and outstanding, excluding 20,369,028 and 0 shares subject to possible redemption, respectively.

Class B Common stock — The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. At June 30, 2021 and December 31, 2020, there were 6,900,000 shares issued and outstanding. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The shares of Class B Common Stock will automatically convert into Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by public stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Forward Purchase Shares), excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

CM LIFE SCIENCES II INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$276,009,453	$276,009,453	$—	$—
Liabilities:
Public Warrant Liability	$29,833,667	$29,833,667	$—	$—
Private Placement Warrant Liability	28,498,177	—	—	28,498,177
	$58,331,844	$29,833,667	$—	$28,498,177

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Consolidated Statement of Operations.

The Company established the initial fair value for the Warrants on February 25, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. As of June 30, 2021, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public and Private Warrants were classified as Level 3 at the initial measurement date, and the Private Warrants were classified as Level 3 as of June 30, 2021 due to the use of unobservable inputs. For the period ending June 30, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to use of the observed trading price of the separated Public Warrants.

The following table presents the changes Level 3 liabilities for the six months period ended June 30, 2021:

Fair Value at January 1, 2021	$—
Initial fair value of public and private warrants	25,681,866
Change in fair value of public and private warrants	32,649,978
Transfer of public warrants to Level 1	(29,833,667)
Fair Value at June 30, 2021	$28,498,177

The key inputs into the Monte Carlo simulation as of June 30, 2021 were as follows:

Inputs	June 30, 2021
Risk-free interest rate	0.90%
Expected term (years)	5.17
Expected volatility	50.3%
Stock price	$12.26
Expected dividend yield	0%

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than contained herein, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of CM Life Sciences II, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of CM Life Sciences II Inc. (the “Company”) as of February 25, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 25, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statement

As discussed in Note 2 to the financial statement, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the financial statement has been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 14, 2021

CM LIFE SCIENCES II INC.
BALANCE SHEET
FEBRUARY 25, 2021
(As Restated)

Assets
Cash on hand	$1,884,888
Prepaid expenses	151,115
Total current assets	2,036,003
Cash Held in Trust Account	276,000,000
Total Assets	$278,036,003

Liabilities and Stockholders’ Equity
Accrued offering costs and expenses	$508,073
Total current liabilities	508,073
Deferred underwriters’ discount	9,660,000
Warrant liability	25,681,860
Total liabilities	35,849,933

Commitments
Class A Common Stock subject to possible redemption, 23,718,606 shares at redemption value	237,186,060

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 380,000,000 shares authorized; 3,881,394 issued and outstanding	388
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	690
Additional paid-in capital	14,780,158
Accumulated deficit	(9,781,226)
Total stockholders’ equity	5,000,010

Total Liabilities and Stockholders’ Equity	$278,036,003

The accompanying notes are an integral part of the balance sheet.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 1 — Organization and Business Operations

CM Life Sciences II Inc. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on December 15, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target with respect to the Business Combination.

As of February 25, 2021, the Company had not commenced any operations. All activity for the period from December 15, 2020 (inception) through February 25, 2021 relates to the Company’s formation and the initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is CMLS Holdings II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s initial public offering (the “IPO”) was declared effective on February 22, 2021 (the “Effective Date”). On February 25, 2021, the Company consummated the IPO of 27,600,000 units (the “Units”), including the issuance of 3,600,000 Units as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per Unit, generating gross proceeds to the Company of $276,000,000, which is discussed in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,013,333 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note 5. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, generating gross proceeds of $7,520,000, which is described in Note 5.

Transaction costs of the IPO amounted to $15,675,247 consisting of $5,520,000 of underwriting discount, $9,660,000 of deferred underwriting discount, and $495,247 of other offering costs.

Following the closing of the IPO on February 25, 2021, $276,000,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, including the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Initial Public Offering or during any Extension Period, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial business combination within 24 months from the closing of the Initial Public Offering or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will have 24 months from the closing of the Initial Public Offering to complete the initial Business Combination (the “Combination Period”) or during any extended period of time that it may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation (the “Extension Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 1 — Organization and Business Operations (cont.)

public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within such time period, and (iv) vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company will enter into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of February 25, 2021, the Company had approximately $1.9 million in its operating bank account, and working capital of approximately $1.5 million.

The Company’s liquidity needs up to February 25, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 6) for the founder shares and access to a loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 6). In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company has sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 1 — Organization and Business Operations (cont.)

and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination. The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement, dated as of February 22, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). In response to the SEC Statement, the Company reevaluated the accounting treatment of (i) the 5,520,000 redeemable warrants (the “Public Warrants”) that were included in the Units issued by the Company in its IPO and (ii) the 5,013,333 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO (see Note 1, Note 4 and Note 5). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that the terms of the Warrant Agreement preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, management concluded that the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at issuance (on the date of the consummation of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of the change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to stockholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Therefore, the Company, in consultation with its Audit Committee, concluded that it is appropriate to restate the Company’s previously issued balance sheet as of February 25, 2021, as previously reported in its Form 8-K which should no longer be relied upon.

The following table summarizes the impact to the balance sheet dated February 25, 2021, filed on Form 8-K on March 3, 2021 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in a $25.7 million increase to the warrant liabilities line item on February 25, 2021 and offsetting decrease to the Class A common stock subject to redemption mezzanine equity line item. Transaction costs of the IPO of $504,743 were allocated to expense associated with the warrant liability, which is reflected in the change to the accumulated deficit line. The liability associated with the Private Warrants in excess of the Private Placement proceeds resulted in a non-operating expense of $9,274,660, which is reflected in the change to the accumulated deficit line. There is no change to total stockholders’ equity at any reported balance sheet date.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	As of February 25, 2021
	As Previously Reported	Restatement Adjustment	As Restated
Total assets	$278,036,003	$—	$278,036,003
Liabilities and stockholders’ equity
Total current liabilities	$508,073	$—	$508,073
Stock warrant liabilities	—	25,681,860	25,681,860
Total liabilities	10,168,073	25,681,860	35,849,933
Class A common stock, $0.0001 par value; shares subject to possible redemption	262,867,920	(25,681,860)	237,186,060
Stockholders’ equity:
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	131	257	388
Class B common stock – $0.0001 par value	690	—	690
Additional paid-in-capital	5,001,012	9,779,146	14,780,158
Accumulated deficit	(1,823)	(9,779,403)	(9,781,226)
Total stockholders’ equity	5,000,010	—	5,000,010
Total liabilities and stockholders’ equity	$278,036,003	$—	$278,036,003

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 3 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimates, could change in the near term due to one or more future confirming events.

One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of February 25, 2021.

Cash Held in Trust Account

At February 25, 2021, the Company had $276,000,000 in cash held in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 2, Note 4, and Note 5) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Common Stock Subject to Possible Redemption

The Company accounts for its shares of common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 3 — Significant Accounting Policies (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering.  Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received.  Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations.  Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. Transaction costs of the IPO amounted to $15,675,247, of which $504,743 were allocated to expense associated with the warrant liability.

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

See Note 9 for additional information on assets and liabilities measured at fair value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognitio and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 3 — Significant Accounting Policies (cont.)

recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 25, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s deferred tax assets were deemed to be de minimis as of February 25, 2021.

Note 4 — Initial Public Offering

Public Units

On February 25, 2021, the Company sold 27,600,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one share of Class A common stock, and one-fifth of one redeemable warrant (the “Public Warrants”).

The Company paid an underwriting fee at the closing of the IPO of $5,520,000. As of February 25, 2021, an additional fee of $9,660,000 (see Note 7) was deferred and will become payable upon the Company’s completion of an initial Business Combination. The deferred portion of the fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Public Warrants

Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 4 — Initial Public Offering (cont.)

Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•        if, and only if, the closing price equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the volume weighted average price of the Company’s Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 5 — Private Placement

The Sponsor and the Company’s independent directors have purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per warrant, for an aggregate purchase price of $7,520,000. The Sponsor has purchased 4,346,669 warrants, and each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake (and/or one or more entities controlled by them) has purchased 166,666 warrants. The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described herein), (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

Note 6 — Related Party Transactions

Founder Shares

On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B common stock, par value $0.0001 (the “Founder Shares”). In January and February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake. On February 22, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in our sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding (see Note 7), including up to 900,000 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to fully exercise their over-allotment option on February 25, 2021, none of the Class B shares were forfeited.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees (the “lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On December 17, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. No amounts were ever borrowed under the promissory note.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 6 — Related Party Transactions (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of February 25, 2021, the Company had no borrowings under the Working Capital Loans.

Note 7 — Commitments and Contingencies

Forward Purchase Agreements

The Company entered into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which, subject to the conditions described below, they will cause the Clients to purchase from the Company up to an aggregate amount of 7,500,000  shares of Class A common stock, or the forward purchase shares, for $10.00 per forward purchase share, or an aggregate amount of up to $75,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The amount of forward purchase shares sold pursuant to the forward purchase agreements will be determined in the Company’s discretion based on the Company’s need for additional capital to consummate a Business Combination. Under each forward purchase agreement, the Company is required to approach Casdin and Corvex if it proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with a Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares will, among other things, be conditioned on the Company completing a Business Combination with a company engaged in a business that is within the investment objectives of the Clients purchasing forward purchase shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients. Each of Casdin and Corvex will have the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that the Company obtains alternative financing to fund the initial business combination and the Clients participate in such financing, the aggregate commitment under the forward purchase agreement will be reduced by the amount of such alternative financing.

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants which will be issued in a private placement simultaneously with the closing of the Initial Public Offering and the shares of Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iv) any Forward Purchase Shares that are issued in a private placement simultaneously with the closing of the initial Business Combination, will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 7 — Commitments and Contingencies (cont.)

Underwriters Agreement

The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO or $9,660,000 in the aggregate. The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 25, 2021, there were no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 380,000,000 shares of Class A common stock at par value of $0.0001 each. At February 25, 2021, there were 3,881,394 shares of Class A Common Stock outstanding, excluding 23,718,606 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of February 25, 2021, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Forward Purchase Shares), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

CM LIFE SCIENCES II INC.
NOTES TO THE FINANCIAL STATEMENT
FEBRUARY 25, 2021

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at February 25, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	February 25, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Public Warrants Liability	$8,887,200	$—	$—	$8,887,200
Private Placement Warrants Liability	16,794,660	—	—	16,794,660
	$25,681,860	$—	$—	$25,681,860

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

The Company established the initial fair value for the Warrants on February 25, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation as of February 25, 2021 were as follows:

	Public Warrants	Private Warrants
Inputs
Risk-free interest rate	0.92%	0.92%
Expected term (years)	5.52	5.52
Expected volatility	23.7%	42.6%
Stock price	$9.68	$9.68

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 14, 2021, the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
CM Life Sciences II Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CM Life Sciences II Inc. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from December 15, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 15, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
February 24, 2021

CM LIFE SCIENCES II INC.
BALANCE SHEET
DECEMBER 31, 2020

Assets
Deferred offering costs	$72,202
Total Assets	$72,202

Liabilities and Stockholder’s Equity
Accrued offering costs and expenses	$48,340
Total current liabilities	48,340

Commitments and Contingencies

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)(2)	690
Additional paid-in capital	24,310
Accumulated deficit	(1,138)
Total stockholder’s equity	23,862
Total Liabilities and Stockholder’s Equity	$72,202

____________

(1)      Includes up to 900,000 shares of Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of our Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES II INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 15, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,138
Net loss	$(1,138)

Basic and diluted weighted average Class B common stock outstanding(1)(2)	6,000,000

Basic and diluted net loss per Class B common share	$(0.00)

____________

(1)      Excludes an aggregate of up to 900,000 shares of Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of our Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES II INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM DECEMBER 15, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance as of December 15, 2020 (inception)	—	$—	$—	$—	$—
Class B common stock issued to Sponsor(1)(2)	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(1,138)	(1,138)
Balance as of December 31, 2020	6,900,000	$690	$24,310	$(1,138)	$23,862

____________

(1)      Includes up to 900,000 shares of Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of our Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES II INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 15, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,138)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in current assets and liabilities:
Accrued expenses	1,138
Net cash used in operating activities	—

Net change in cash	—

Cash, beginning of the period	—
Cash, end of the period	$—

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Deferred offering costs included in accrued offering costs	$47,202

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

CM Life Sciences II Inc. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on December 15, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 15, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is CMLS Holdings II LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 24,000,000 units at $10.00 per unit (the “Units”) (or 27,600,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 4,533,333 warrants (or 5,013,333 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”), each exercisable to purchase one Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Proposed Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Proposed Public Offering or during any Extension Period, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial business combination within 24 months from the closing of the Proposed Public Offering or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 24 months from the closing of the Proposed Public Offering to complete the initial Business Combination (the “Combination Period”) or during any extended period of time that it may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation (the “Extension Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within such time period, and (iv) vote any founder shares held by them and any public shares purchased during or after the Proposed Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company will enter into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimates, could change in the near term due to one or more future confirming events.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 900,000 Class A common shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial for the period from December 15, 2020 (inception) through December 31, 2020. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 24,000,000 Units, (or 27,600,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Proposed Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

The Sponsor and the Company’s independent director nominees have severally agreed to purchase an aggregate of 4,533,333 Private Placement Warrants (or 5,013,333 warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.50 per warrant, for an aggregate purchase price of $6,800,000, or $7,520,000 if the underwriters’ over-allotment option is exercised in full. The Sponsor has committed to purchase 3,866,669 warrants (or 4,346,669 warrants if the underwriters’ over-allotment option is exercised in full), and each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake (and/or one or more entities controlled by them) has committed to purchase 166,666 warrants. The Private Placement Warrants will be identical to the warrants sold in the Proposed Public Offering except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described herein), (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the Proposed Public Offering.

Note 5 — Related Party Transactions

Founder Shares

On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B common stock, par value $0.0001 (the “Founder Shares”). In January and February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake. On February 22, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in our sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Shares outstanding (see Note 8). All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Up to 900,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees (the “lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On December 17, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of March 31, 2021, or the closing of the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the offering proceeds. As of December 31, 2020, the Company had no borrowings under the promissory note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments & Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Forward Purchase Agreements

The Company intends to enter into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which, subject to the conditions described below, they will cause the Clients

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

to purchase from the Company up to an aggregate amount of 7,500,000 shares of Class A common stock, or the forward purchase shares, for $10.00 per forward purchase share, or an aggregate amount of up to $75,000,000, in a private placement that will close concurrently with the closing of a Business Combination. The amount of forward purchase shares sold pursuant to the forward purchase agreements will be determined in the Company’s discretion based on the Company’s need for additional capital to consummate a Business Combination. Under each forward purchase agreement, the Company is required to approach Casdin and Corvex if it proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with a Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares will, among other things, be conditioned on the Company completing a Business Combination with a company engaged in a business that is within the investment objectives of the Clients purchasing forward purchase shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients. Each of Casdin and Corvex will have the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that we obtain alternative financing to fund the initial business combination and the Clients participate in such financing, the aggregate commitment under the forward purchase agreement will be reduced by the amount of such alternative financing.

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Proposed Public Offering, (ii) Private Placement Warrants which will be issued in a private placement simultaneously with the closing of the Proposed Public Offering and the shares of Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iv) any Forward Purchase Shares that are issued in a private placement simultaneously with the closing of the initial Business Combination, will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company will grant the underwriters a 45-day option from the date of this Proposed Public Offering to purchase up to an additional 3,600,000 units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $4,800,000 (or $5,520,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Proposed Public Offering upon the completion of the Company’s initial Business Combination.

Note 7 — Stockholders’ Equity

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there was no shares of Class A common stock issued or outstanding.

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. On February 22, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in there being an aggregate of 6,900,000 shares of Class B common stock issued and outstanding (see Note 8). All shares and the associated amounts as of December 31, 2020 have been retroactively restated to reflect the aforementioned stock split. Of the 6,900,000 shares of Class B common stock, an aggregate of up to 900,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Forward Purchase Shares), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — No warrants are currently outstanding. Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination (excluding any issuance of Forward Purchase Shares) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

the $10.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the Proposed Public Offering or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” (as defined below) of the Company’s Class A common stock except as otherwise described below;

CM LIFE SCIENCES II INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

•        if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the volume weighted average price of the Company’s Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 24, 2021, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In January and February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Conroy, Mr. Cox, Dr. Kelly and Dr. Quake at their original per-share purchase price, for an aggregate of 100,000 Founder Shares transferred.

On February 22, 2021, the Company amended and restated its certificate of incorporation effecting a 1:1.2 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split.

SomaLogic, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(dollars in thousands, except for share and per share amounts)	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$47,138	$164,944
Investments	111,041	39,954
Accounts receivable, net	13,566	17,449
Inventory	7,662	7,020
Deferred costs of services	1,721	1,450
Prepaid expenses and other current assets	1,728	1,158
Total current assets	182,856	231,975
Non-current inventory	4,888	6,024
Property and equipment, net	4,400	3,913
Other long-term assets	6,279	378
Total assets	$198,423	$242,290

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	8,831	7,064
Accrued liabilities	5,604	6,310
Deferred revenue	4,789	1,762
Deferred rent	54	238
Current portion of convertible debt	1,937	—
Current portion of long-term debt	—	2,423
Total current liabilities	21,215	17,797
Convertible debt	—	1,926
Long-term debt	—	32,326
Deferred revenue, net of current portion	2,890	3,415
Other long-term liabilities	459	909
Total liabilities	24,564	56,373
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.01 par value; 50,000,000 authorized at June 30, 2021 and December 31, 2020; 31,485,973 shares issued and outstanding at June 30, 2021 and December 31, 2020 (aggregate liquidation preference of $213,475 as of June 30, 2021 and December 31, 2020)	202,116	202,116
Stockholders’ deficit:
Class A common stock, $0.01 par value; 218,000,000 shares authorized at June 30, 2021 and December 31, 2020; no shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.01 par value; 218,000,000 shares authorized at June 30, 2021 and December 31, 2020; 74,817,828 and 73,481,228 shares issued at June 30, 2021 and December 31, 2020, respectively; 74,686,484 and 73,368,008 shares outstanding at June 30, 2021 and December 31, 2020, respectively	748	735
Treasury stock, at cost, 131,344 and 113,220 shares at June 30, 2021 and December 31, 2020, respectively	(408)	(352)
Additional paid-in capital	405,583	394,786
Accumulated other comprehensive income (loss)	7	(2)
Accumulated deficit	(434,187)	(411,366)
Total stockholders’ deficit	(28,257)	(16,199)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$198,423	$242,290

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Six Months Ended June 30,
(dollars in thousands, except for share and per share amounts)	2021	2020
Revenue:
Assay services revenue	$30,809	$10,788
Product revenue	655	689
Collaboration revenue	1,525	957
Other revenue	5,651	999
Total revenue	38,640	13,433
Operating expenses:
Cost of assay services revenue	13,811	7,133
Cost of product revenue	419	334
Research and development	16,708	16,296
Selling, general and administrative	27,642	18,418
Total operating expenses	58,580	42,181
Loss from operations	(19,940)	(28,748)
Other (expense) income:
Interest income and other, net	71	125
Interest expense	(1,322)	(7,995)
Loss on extinguishment of debt, net	(1,630)	—
Total other expense	(2,881)	(7,870)
Net loss	(22,821)	(36,618)
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities	8	(20)
Foreign currency translation gain (loss)	1	(4)
Total other comprehensive income (loss)	9	(24)
Comprehensive loss	$(22,812)	$(36,642)
Net loss per share, basic and diluted	$(0.31)	$(0.50)
Weighted-average shares used to compute net loss per share, basic and diluted	73,874,501	72,605,744

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and
Stockholders’ (Deficit) Equity
(unaudited)

(dollars in thousands, except share amounts)	Redeemable Convertible Preferred Stock		Class A and Class B Common Stock		Treasury Stock Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	—	$—	72,657,092	$727	$(347)	$378,364	$27	$(358,351)	$20,420
Issuance of Class B common stock upon exercise of options	—	—	203,417	2	—	283	—	—	285
Issuance of Class B common stock for services	—	—	88,000	1	—	152	—	—	153
Stock-based compensation	—	—	—	—	—	6,594	—	—	6,594
Surrender of shares in cashless exercise	—	—	—	—	(5)	—	—	—	(5)
Other comprehensive loss	—	—	—	—	—	—	(24)	—	(24)
Other	—	—	—	—	—	148	—	—	148
Net loss	—	—	—	—	—	—	—	(36,618)	(36,618)
Balance at June 30, 2020	—	$—	72,948,509	$730	$(352)	$385,541	$3	$(394,969)	$(9,047)
Balance at December 31, 2020	31,485,973	$202,116	73,481,228	$735	$(352)	$394,786	$(2)	$(411,366)	$(16,199)
Issuance of Class B common stock upon exercise of options	—	—	1,142,426	11	—	2,781	—	—	2,792
Issuance of Class B common stock for services	—	—	194,174	2	—	262	—	—	264
Stock-based compensation	—	—	—	—	—	7,754	—	—	7,754
Surrender of shares in cashless exercise	—	—	—	—	(56)	—	—	—	(56)
Other comprehensive income	—	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	—	(22,821)	(22,821)
Balance at June 30, 2021	31,485,973	$202,116	74,817,828	$748	$(408)	$405,583	$7	$(434,187)	$(28,257)

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(dollars in thousands)	2021	2020
Operating activities
Net loss	$(22,821)	$(36,618)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,377	1,359
Amortization of debt issuance costs, discounts and premiums	258	1,334
Amortization of premium (accretion of discount) on available-for-sale securities, net	155	(59)
Loss on extinguishment of debt, net	1,630	—
Change in fair value of compound derivative liability	7	4,822
Provision for excess and obsolete inventory	385	432
(Recovery) provision for doubtful accounts	(36)	17
Stock-based compensation expense	8,016	6,746
Paid-in-kind interest	165	4
Other	7	60
Changes in operating assets and liabilities:
Accounts receivable	3,919	(2,310)
Inventory	109	(2,058)
Deferred costs of services	(271)	(57)
Prepaid expenses and other current assets	(570)	(137)
Other long-term assets	—	(15)
Accounts payable	172	1,838
Deferred revenue	2,502	1,037
Accrued and other liabilities	(877)	43
Payment of paid-in-kind interest on extinguishment of debt	(752)	—
Net cash used in operating activities	(6,625)	(23,562)
Investing activities
Proceeds from sale of property and equipment	8	—
Purchase of property and equipment	(962)	(520)
Purchase of available-for-sale securities	(102,106)	(5,738)
Proceeds from sales and maturities of available-for-sale securities	30,872	31,773
Net cash (used in) provided by investing activities	(72,188)	25,515
Financing activities
Repayment of long-term debt	(36,512)	—
Payment of deferred transaction costs	(4,686)	—
Proceeds from SAFE agreement	—	5,000
Proceeds from Paycheck Protection Program loan	—	3,520
Proceeds from exercise of stock options	2,738	281
Net cash (used in) provided by financing activities	(38,460)	8,801
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	(18)
Net (decrease) increase in cash, cash equivalents and restricted cash	(117,276)	10,736
Cash, cash equivalents and restricted cash at beginning of period	165,194	14,310
Cash, cash equivalents and restricted cash at end of period	$47,918	$25,046
Supplemental cash flow information:
Cash paid for interest	$1,627	$1,829
Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$910	$71
Surrender of shares in cashless exercise	56	5
Amendment fee related to extinguishment of debt financed through additional principal	—	2,500
Issuance of Class B common stock for services	262	152
Deferred transaction costs included in accounts payable	685	—
Forgiveness of Paycheck Protection Program loan and accrued interest	3,561	—
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$47,138	$24,796
Restricted cash included in other long-term assets	780	250
Total cash, cash equivalents and restricted cash at end of period	$47,918	$25,046

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1. Description of Business and Basis of Presentation

Description of Business

SomaLogic, Inc. (“SomaLogic”, the “Company”, “we”, “us”, and “our”) was incorporated in the state of Delaware on October 13, 1999 and is headquartered in Boulder, Colorado. The Company operates as a protein biomarker discovery and clinical diagnostics company. We develop slow-offrate modified aptamers (“SOMAmers®”), which are modified nucleic acid-based protein binding reagents that are specific for their cognate protein, and offer proprietary SomaScan® services, which provide multiplex protein detection and quantification of protein levels in complex biological samples. Our SOMAmers®/SomaScan® technology enables researchers to analyze various types of biological samples for protein biomarker signatures, which can be utilized in drug discovery and development. Biomarker discoveries from SomaScan® can lead to diagnostic applications in various areas of diseases including cardiovascular and metabolic disease, nonalcoholic steatohepatitis, and wellness, among others.

The Company is subject to certain risks and uncertainties including, but not limited to, those associated with the ability to meet obligations, continuing losses, negative cash flows from operations, fluctuations in operating results, funding expansion, strategic alliances, managing rapid growth and expansion, suppliers, regulatory issues, competition, technology trends, and evolving industry standards.

On March 28, 2021, the Company entered into a merger agreement with CM Life Sciences II Inc. (“CMLS II”), a Special Purpose Acquisition Company (“SPAC”) and its wholly owned subsidiary, S-Craft Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on September 1, 2021 (the “Closing Date”), (i) SomaLogic (“Old SomaLogic”) changed its name to “SomaLogic Operating Co., Inc.”, (ii) CMLS II changed its name to “SomaLogic, Inc.” (“New SomaLogic”, which represents “SomaLogic” or the “Company” following the consummation of the Business Combination), and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of New SomaLogic (the “Business Combination”).

Basis of Presentation

The condensed consolidated interim financial statements and accompanying notes include the accounts of the Company and its wholly owned immaterial foreign subsidiary. All intercompany transactions and balances have been eliminated in consolidation. The accompanying condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes, which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2020 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, inventory valuation, compound derivative liability valuation and the valuation of stock-based compensation awards. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to the Company’s consolidated financial position and results of operations.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, and accounts receivable. Our cash and cash equivalents are deposited with high-quality financial institutions. Deposits at these institutions may, at times, exceed federally insured limits.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable as of the periods presented were as follows:

	Revenue		Accounts Receivable
	Six Months Ended June 30,		As of June 30, 2021	As of December 31, 2020
	2021	2020
Customer A	22%	47%	18%	26%
Customer B	25%	*	*	11%
Customer C	13%	*	37%	25%
Customer D	*	*	*	16%

____________

*        less than 10%

Customers outside of the United States collectively represented 3% and 6% of the Company’s gross accounts receivable balance as of June 30, 2021 and December 31, 2020, respectively. Substantially all of the Company’s long-lived assets are located within the United States.

Certain components included in our products require customization and are obtained from a single source or a limited number of suppliers.

Impact of the COVID-19 Pandemic

We are subject to ongoing uncertainty concerning the Coronavirus Disease 2019 (COVID-19) pandemic, including its length and severity and its effect on our business. The COVID-19 pandemic resulted in delays in our fundraising efforts and revenue. In response, we took aggressive actions to reduce spend and contain costs including implementing a hiring freeze, eliminating travel, executing early lease terminations for two administrative buildings in Boulder, Colorado, as well as closing our Oxford, United Kingdom laboratory (“Lab Closure”). The Company experienced notable shifts in research funding in the pharmaceutical industry to COVID-19 research, largely delaying our revenue from the first half of 2020 to the second half of 2020. The Company modified its Amended and Restated Credit Agreement in the second and fourth quarters of 2020 in order to avoid noncompliance with financial and nonfinancial covenants (see Note 9).

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

The COVID-19 pandemic continues to be dynamic and near-term challenges across the economy remain. We expect continued volatility and unpredictability related to the impact of COVID-19 on our business results. We continue to actively monitor the pandemic and we will continue to take appropriate steps to mitigate the adverse impacts on our business posed by the on-going spread of COVID-19.

Inventory

Inventory is stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated net realizable value and records a charge to cost of revenue for such inventory as appropriate. Direct and indirect manufacturing costs incurred during research and development activities are expensed to research and development as consumed. The value of inventory that is not expected to be used within 12 months of the balance sheet date is classified as non-current inventory in the accompanying consolidated balance sheets.

Deferred Transaction Costs

The Company capitalized certain legal, audit, accounting and other third-party fees that are directly associated with the Business Combination as deferred financing costs until the Business Combination is completed. After completion of the Business Combination, these fees will be recorded as a reduction to additional paid-in capital generated as a result of the Business Combination. Should the Business Combination not be completed, the deferred financing costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss. The Company classified $5.4 million of deferred transaction costs related to the Business Combination as of June 30, 2021 within other long-term assets in the condensed consolidated balance sheet.

Revenue Recognition

The Company recognizes revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

The Company recognizes revenue when or as control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue and products are sold without the right of return.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. The Company does not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the good or service and collection is one year or less. The Company expenses incremental costs to obtain a contract when incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay Services Revenue

The Company generates assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation as there are few directly comparable products in the market and factors such as customer size are factored into the determination of selling price. We determine standalone selling prices based on amounts invoiced to customers in observable transactions.

Product Revenue

Product revenue primarily consists of kit sales to customers who assay samples in their own laboratories. The Company receives a fixed price per kit and revenue from product sales is recognized upon transfer of control to the customer. The principal terms of sale are freight on board (“FOB”) shipping point and as such, the Company transfers control and records revenue for product sales upon shipment. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration Revenue

In July 2011, NEC Corporation (“NEC”) and the Company entered into a Strategic Alliance Agreement (the “SAA”) to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in the United States. To support this development, NEC made an upfront payment of $12.0 million and SomaLogic agreed to pay NEC a perpetual royalty on certain SomaScan® revenues. This agreement includes a clause whereby if there is a material breach of the contract or change in control of the Company, the Company may be required to pay a fee to terminate the agreement.

The Company determined that the SAA met the criteria set forth in ASC 808, Collaborative Arrangements, because both parties were active participants and were exposed to significant risks and rewards dependent on commercial failure or success. The Company recorded the upfront payment as deferred revenue to be recognized over the period of performance of 15 years. The revenue was recorded in collaboration revenue in the consolidated statements of operations and comprehensive loss.

In March 2020, NEC and the Company mutually terminated the SAA and concurrently the Company and NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC, entered into a new arrangement, the Joint Development and Commercialization Agreement (the “JDCA”), to develop and commercialize SomaScan® services in Japan. NES agreed to make annual payments of $2 million for five years, for a total of $10.0 million, in exchange for research and development activities, as described below. The Company determined the JDCA should be accounted for as a modification of the SAA. Therefore, the remaining SAA deferred revenue balance as of the date of the modification was included as consideration under the JDCA resulting in total consideration of $15.3 million for research and development activities. We determined that this arrangement also meets the criteria set forth in ASC 808. The JDCA contains three separate performance obligations: (i) research and development activities, (ii) assay services, and (iii) a 10-year exclusive license of the Company’s intellectual property.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

(i) Research and Development Activities

The Company determined that NES is not a customer with respect to the research and development activities associated with the collaboration arrangement under ASC 808. The Company’s efforts related to the research and development activities are incurred consistently throughout the performance period. As a result, the Company recognizes revenue from these activities over time on a straight-line basis and records revenue in collaboration revenue in the consolidated statements of operations and comprehensive loss.

(ii) Assay Services

The Company determined that NES is a customer for the assay services performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives a fixed fee (standalone selling price) per sample in exchange for assaying samples, which is a service performed for other customers in the ordinary course of business. This performance obligation is recognized at a point in time when the assay data report is delivered to the customer and recorded in assay services revenue in the consolidated statements of operations and comprehensive loss.

(iii) License of Intellectual Property

The Company determined that NES is a customer for the license performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives royalties based on NES’ net sales and determined the allocation of royalties solely to this performance obligation is consistent with the objectives in ASC 606. This performance obligation was satisfied at the beginning of the license term. Subject to the sales and usage-based royalty exception, revenue is recognized in the period in which the subsequent sale or usage has occurred. Royalties are recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Other Revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. These fees are equivalent to a percentage of the customer’s related revenues. The Company recognizes revenue for sales-based or usage-based royalties promised in exchange for a license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

In June 2008, the Company and New England Biolabs, Inc. (“NEB”) entered into an exclusive licensing agreement, whereby the Company provides a license to use certain proprietary information and know-how relating to its aptamer technology to make and use commercial products. In exchange, the Company receives royalties from NEB for these products. The Company recognized royalties of approximately $5.0 million and $1.0 million for the six months ended June 30, 2021 and 2020, respectively.

Grant revenue represents funding under cost reimbursement programs from government agencies and non-profit foundations for qualified research and development activities performed by the Company. The Company recognizes grant revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities performed by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

Segment Information

The Company has one operating segment. The Company’s chief operating decision maker (the “CODM”) role is performed by the Company’s Chief Executive Officer. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources and assessing performance. Substantially all of the Company’s operations and decision-making functions are located in the United States.

Recent Accounting Pronouncements

The Company is considered to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies so long as the Company remains an emerging growth company.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions related to contract modifications and hedge accounting to address the transitions from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance permits an entity to consider contract modification due to reference rate reform to be an event that does not require contract remeasurement at the modification date or reassessment of a previous accounting determination. The standard is effective upon issuance and can be applied as of March 12, 2020 through December 31, 2022. The Company does not expect the adoption of the standard to have a material impact on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles of ASC 740 as part of an overall simplification initiative. The effective date for the standard is for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which sets forth a “current expected credit loss” (CECL) model that requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extends the effective date of ASU 2016-13 for non-public business entities to fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the effective date of ASU 2016-02 for non-public business entities to fiscal years beginning after December 31, 2021, and interim periods within fiscal years beginning after December 15, 2022. The

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

2. Summary of Significant Accounting Policies (cont.)

Company anticipates that it will elect to adopt the practical expedient to not separate lease and non-lease components. The Company also anticipates that it will elect to adopt the package of practical expedients, which allows it to not reassess: 1) whether any expired or existing contracts are or contain leases, 2) the lease classification for any expired or existing leases and 3) initial direct costs for any existing leases. The Company will elect to not recognize on the balance sheet leases with terms of 12 months or less. For these short-term leases, the Company will recognize the lease payments in profit or loss on a straight-line basis over the lease term and any variable lease payments in the period in which the obligation for those payments is incurred. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

3. Revenue

The following table provides information about disaggregated revenue by product line (in thousands):

	Six Months Ended June 30,
	2021	2020
Assay services revenue	$30,809	$10,788
Product revenue	655	689
Collaboration revenue	1,525	957
Other revenue:
Royalties	5,050	981
Other	601	18
Total other revenue	5,651	999
Total revenue	$38,640	$13,433

Contract Balances and Remaining Performance Obligations

As of June 30, 2021 and December 31, 2020, deferred revenue was $7.7 million and $5.2 million, respectively. As of June 30, 2021 and December 31, 2020, the portion of deferred revenue related to collaboration revenue was $5.4 million and $5.0 million, respectively, which is being recognized on a straight-line basis over the period of performance.

A summary of the change in contract liabilities is as follows (in thousands):

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Balance at beginning of period	$5,177	$5,469
Recognition of revenue included in balance at beginning of period	(1,236)	(1,003)
Revenue deferred during the period, net of revenue recognized	3,738	711
Balance at end of period	$7,679	$5,177

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

4. Fair Value Measurement and Fair Value of Financial Instruments

The following tables set forth the Company’s financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements as of June 30, 2021 and December 31, 2020 (in thousands):

As of June 30, 2021	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$15,035	$—	$—	$15,035	Level 1
Money market funds	25,948	—	—	25,948	Level 1
Commercial paper	6,155	—	—	6,155	Level 2
Total cash and cash equivalents	47,138	—	—	47,138
Investments:
Commercial paper	87,076	6	(1)	87,081	Level 2
U.S. Treasuries	4,525	—	—	4,525	Level 2
Asset-backed securities	8,136	1	(1)	8,136	Level 2
Corporate bonds	9,299	—	(1)	9,298	Level 2
International government securities	2,001	—	—	2,001	Level 2
Total investments	111,037	7	(3)	111,041
Total assets measured at fair value on a recurring basis	$158,175	$7	$(3)	$158,179
As of December 31, 2020	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$138,977	$—	$—	$138,977	Level 1
Money market funds	23,568	—	—	23,568	Level 1
Commercial paper	2,399	—	—	2,399	Level 2
Total cash and cash equivalents	164,944	—	—	164,944
Investments:
Commercial paper	33,863	2	(2)	33,863	Level 2
Corporate bonds	6,093	—	(2)	6,091	Level 2
Total investments	39,956	2	(4)	39,954
Total assets measured at fair value on a recurring basis	$204,900	$2	$(4)	$204,898

All of the U.S. Treasury securities, asset-backed debt securities, commercial paper, corporate bonds, and international government securities designated as available-for-sale securities have an effective maturity date that is less than one year from the respective balance sheet date, and accordingly, have been classified as current in the condensed consolidated balance sheets.

The Company classifies its investments in money market funds within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company classifies its commercial paper, corporate bonds, U.S. Treasuries, asset-backed securities, and international government securities as Level 2 and obtains the fair value from a third-party pricing service, which may use quoted market prices for identical or comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data. There were no transfers between Levels 1, 2, or 3 for the periods presented.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

4. Fair Value Measurement and Fair Value of Financial Instruments (cont.)

As all of the Company’s available-for-sale securities have been held for less than a year as of both June 30, 2021 and December 31, 2020, no security has been in an unrealized loss position for 12 months or greater. We evaluated our securities for other-than temporary impairment and considered the decline in market value for the securities to be primarily attributed to current economic and market conditions. It is not more likely than not that we will be required to sell the securities, and we do not intend to do so prior to the recovery of the amortized cost basis. Based on this analysis, the available-for-sale securities were not considered to be other-than-temporarily impaired as of June 30, 2021 and December 31, 2020.

The fair value of the compound derivative liability was approximately $0.4 million as of December 31, 2020 and is recorded in other long-term liabilities on the condensed consolidated balance sheet. We measured the compound derivative liability at each consolidated balance sheet date using a probability-weighted method with unobservable inputs, which are classified as Level 3 within the fair value hierarchy. The primary inputs for the probability-weighted valuation include the Company’s credit spread, applicable market discount rates, estimated recovery rates and U.S. Treasury rates. The credit spread assumption was approximately 8% and the recovery rate was approximately 69% as of December 31, 2020.

Due to deteriorating economic conditions and delays in fundraising efforts during the COVID-19 pandemic in the second quarter of 2020, we restructured the Amended and Restated Credit Agreement on June 29, 2020 (see Note 9). We recorded an increase in the fair value of the compound derivative of $4.8 million immediately prior to the restructuring, which was recorded as interest expense in the accompanying condensed consolidated statement of operations and comprehensive loss. The amendment fee of $2.5 million and the present value of the additional interest of approximately $1.4 million were settled against the compound derivative liability.

On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the fair value of the compound derivative liability was included in the net carrying amount of the debt used to determine the loss on debt extinguishment (see Note 9).

The fair value of the Convertible Debt was approximately $4.6 and $2.3 million as of June 30, 2021 and December 31, 2020, respectively, which is a Level 3 measurement based on the conversion value of the instrument (see Note 9).

5. Inventory

Inventory consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Raw materials	$12,316	$12,883
Finished goods	234	161
Total inventory	$12,550	$13,044
Inventory (current)	$7,662	$7,020
Non-current inventory	$4,888	$6,024

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Lab equipment	$9,747	$9,865
Computer equipment	1,418	1,402
Furniture and fixtures	947	947
Software	2,963	2,657
Leasehold improvements	2,099	3,539
Construction in progress	1,560	81
Total property and equipment, at cost	18,734	18,491
Less: Accumulated depreciation and amortization	(14,334)	(14,578)
Property and equipment, net	$4,400	$3,913

Depreciation expense was $1.1 million for the six months ended June 30, 2021 and 2020 and amortization expense was $0.3 million for the six months ended June 30, 2021 and 2020.

7. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Accrued compensation	$4,735	$5,378
Accrued charitable contributions	400	400
Accrued medical claims	323	307
Other	146	225
Total accrued liabilities	$5,604	$6,310

8. Commitments and Contingencies

Operating Leases

We have entered into various non-cancelable operating lease agreements for our current headquarters and laboratory facilities in Boulder, Colorado. In August 2015, the Company entered into a lease agreement for the Company’s corporate headquarters with a lease term that expires in June 2023; however, in September 2020, we agreed to terminate the lease effective June 2021. In January 2017, the Company entered into a lease for additional office space that expires in August 2021. The Company does not currently have plans to extend this lease.

The Company announced the closure of its Oxford, United Kingdom laboratory on August 27, 2020 and is using the space for storage of property and equipment as of June 30, 2021. The related laboratory lease term is set to expire on December 31, 2021 and does not provide for early termination.

The Company also has operating leases for its research and development lab facility and operations lab facility in Boulder, Colorado. During the year ended December 31, 2020, the Company extended the lease term on both leases until February 2026 and December 2023, respectively. The laboratory leases include escalating rent payments and options to renew the leases. The Company had deposits of $0.8 million and $0.3 million classified as restricted cash

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

8. Commitments and Contingencies (cont.)

and included in other long-term assets as of June 30, 2021 and December 31, 2020, respectively. The deposits are restricted from withdrawal and held by a bank in the form of collateral for an irrevocable standby letter of credit held as security for the lease of the Company’s research and development facility.

Rent expense was approximately $0.9 million and $1.0 million for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, future minimum commitments under the Company’s non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,
Remainder of 2021	$872
2022	1,454
2023	1,497
2024	810
2025	834
Thereafter	143
Total future minimum lease payments	$5,610

SAFE Agreement

In December 2019, in conjunction with a revenue contract with a customer, the Company entered into a Simple Agreement for Future Equity (the “SAFE”). The SAFE agreement provided the customer with the right to purchase a SAFE for a fixed payment of $5.0 million that would convert into equity (variable number of shares based upon fair value at the date of issuance) upon certain specified fundraising events. The right to purchase the SAFE was contingent on the customer’s approval of the Company’s plan to move to the next version of our SomaScan® platform (the “Reversioning Plan”), which did not occur until January 2020. The obligation was classified as a liability and measured at fair value upon the customers’ approval of the Reversioning Plan in January 2020. We received $5.0 million in cash and the customer was issued 737,463 Series A Preferred Stock (see Note 10), which effectively converted the liability into redeemable convertible preferred stock.

Legal Proceedings

We are subject to claims and assessments from time to time in the ordinary course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We are not currently party to any material legal proceedings in which a potential loss is probable or reasonably estimable.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

9. Convertible and Long-Term Debt

Convertible Debt

The Company has an unsecured convertible promissory note that was issued in March 2007, at par value, for an aggregate principal amount of $2.0 million (the “Convertible Debt”). In June 2017, the original maturity date for the Convertible Debt was extended to June 30, 2024 and the interest rate was amended to a fixed rate of 3.75%. The Company performed a two-step analysis in accordance with ASC 470-50, Debt — Modification and Extinguishments, and determined that the amendment should be accounted for as a modification because the present value of the cash flows under the terms of the modified agreement were not substantially different than the present value of the remaining cash flows under the terms of the original agreement and the change in the value of the conversion option was not substantially different than the carrying value of the Convertible Debt. The resulting impact was a reduction in the carrying amount of the Convertible Debt for $0.1 million and an offsetting impact to additional paid-in capital. The carrying amount of the Convertible Debt, net of the unamortized discount, was $1.9 million as of June 30, 2021 and December 31, 2020. Amortization of the discount was less than $0.1 million for the six months ended June 30, 2021 and 2020.

The Convertible Debt has a voluntary conversion feature that allows the holder, at its sole option, the right to request the Company to convert the principal, any accrued, but unpaid interest and any other unpaid amount of the obligation into our common stock or preferred stock. There is also an automatic conversion feature that permits the Convertible Debt to be settled in common stock or cash upon certain events. The number of shares of common stock that could be issued will be determined based on the total outstanding obligation divided by $3.72 and the number of shares of preferred stock that could be issued will be determined based on the total outstanding obligation divided by $5.87.

On March 30, 2021, the Company issued a notice of prepayment to the holder of the Convertible Debt stating the Company intends to prepay the full outstanding Convertible Debt obligation. The holder has the option to either request a conversion to equity pursuant to the Convertible Debt voluntary conversion provisions or accept the Company’s prepayment. As a result, the Company reclassified the net carrying value of the Convertible Debt of $1.9 million from long-term liabilities to current liabilities as of June 30, 2021.

On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock (refer to Note 16).

Interest expense on the Convertible Debt was less than $0.1 million for the six months ended June 30, 2021 and 2020.

Paycheck Protection Program (“PPP”)

In April 2020, the Company received a loan in the aggregate amount of $3.5 million, pursuant to the Paycheck Protection Program (the “PPP”), established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration. The PPP loan, which was in the form of a note dated April 13, 2020, matures on April 13, 2022 and bears interest at a rate of 0.98% per annum. All principal and interest payments are deferred until April 13, 2021.

Under the terms of the CARES Act, the Company could apply for and receive forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness is determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, eligible payroll costs and mortgage interest, rent or utility costs, and on the maintenance or rehiring of employees and maintaining compensation levels during the eight-week period following the funding of the PPP loan. On June 21, 2021, the Company was notified by the lender that the PPP loan had been forgiven for the full amount borrowed under the PPP loan, including less than $0.1 million of accrued interest. In accordance with ASC 405-20, Extinguishment of Liabilities, the income from the forgiveness of the amount borrowed and the accrued interest was recognized as a gain on extinguishment of debt recorded within loss on debt extinguishment, net in the condensed consolidated statement of operations and comprehensive loss during the six months ended June 30, 2021.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

9. Convertible and Long-Term Debt (cont.)

Amended and Restated Credit Agreement

In February 2016, the Company entered into a credit agreement (the “Credit Agreement”) with Madryn Health Partners, LP (“Madryn”), under which we received net proceeds of approximately $35.0 million, including debt issuance costs of $0.8 million. Interest on the Credit Agreement accrued at an annual floating interest rate of LIBOR (with a 1% floor) plus 12.5%, payable quarterly, of which a portion could be deferred at our option and paid together with the principal at maturity (“payment in kind” or “PIK”). The Credit Agreement had an interest-only period through March 31, 2020 and a final maturity date of December 31, 2021.

In December 2017, the Company entered into the Amended and Restated Credit Agreement, receiving an additional $3.4 million in proceeds. The Amended and Restated Credit Agreement reduced the floating interest rate of LIBOR plus 12.5% to 8.86%, waived revenue covenants until October 1, 2020 as long as cash and investments exceeded the principal balance of the debt, removed the option to defer a portion of the interest payment until maturity and extended the term to December 2022. As of December 31, 2017, the additional debt recorded as PIK was approximately $1.6 million. In exchange for these changes, we issued 800,000 shares of Class B common stock to Madryn at a fair value of $12.35 per share. The fair value of the Class B common stock issued of $9.9 million, plus additional financing fees of $0.2 million, was recorded as deferred costs and is amortized to interest expense over the life of the loan using the effective interest rate method.

We determined that the Amended and Restated Credit Agreement contained put options related to early redemption mandatory prepayment terms in case of change in control or an event of default (the “redemption features”). The redemption features embedded in the Credit Agreement and Amended and Restated Credit Agreement met the requirements for separate accounting and were accounted for as a single, compound derivative instrument, in accordance with ASC 815, Derivatives and Hedging.

On June 29, 2020, the Company signed an amendment to the Amended and Restated Credit Agreement. The amendment increased the fixed annual interest rate to 12%, of which 3% can be deferred at our option and paid together with the principal at maturity, waived or amended certain covenants and eliminated amortizing principal payments set to begin in March 2021. The entirety of the outstanding principal balance will become due on the maturity date of December 31, 2022. Additionally, we incurred an amendment fee of $2.5 million, which was added to the outstanding principal balance. This amendment met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and received concessions. The amendment did not result in a gain on restructuring because the total undiscounted cash outflows required under the Amended and Restated Credit Agreement exceeded the carrying value of the debt immediately prior to the amendment. The present value of the additional interest resulted in a premium of $1.4 million.

On November 20, 2020, the Company signed an additional amendment to the Amended and Restated Credit Agreement. In connection with the amendment, the Company issued 2,651,179 shares of Series A Preferred Stock to Madryn for a total fair value of approximately $18.0 million in exchange for the deemed prepayment of $10.0 million in the principal amount, a prepayment penalty of $2.5 million and amendment fees of approximately $5.5 million. This amendment also reduced the fixed annual interest rate to 11%, of which 2% can be deferred at our option and paid together with the principal at maturity, and amended certain change of control provisions.

On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the obligation was extinguished. In addition to the outstanding principal balance of $33.3 million as of that date, the Company also paid a prepayment penalty of approximately $4.0 million. As a result of the repayment of the Amended and Restated Credit Agreement, the Company recognized a $5.2 million loss on extinguishment of debt in the condensed consolidated statement of operations and comprehensive loss during the six months ended June 30, 2021.

Obligations under the Amended and Restated Credit Agreement are collateralized by liens on substantially all of the Company’s assets, including certain intellectual property. The Amended and Restated Credit Agreement contains various customary representations and warranties, conditions to borrowings, events of default and covenants,

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

9. Convertible and Long-Term Debt (cont.)

including financial covenants requiring the maintenance of minimum annual revenue and liquidity. The Company was in compliance with its financial covenants under the Amended and Restated Credit Agreement as of the extinguishment date and December 31, 2020. The Company incurred $1.2 million and $3.1 million of interest expense under the Amended and Restated Credit Agreement for the six months ended June 30, 2021 and 2020, respectively. The interest expense includes noncash amortization of the debt issuance costs of approximately $0.3 million and $1.3 million for the six months ended June 30, 2021 and 2020, respectively, and is net of amortization of premium of less than $0.1 million for the six months ended June 30, 2021 and 2020. During the six months ended June 30, 2021, the additional interest recorded as PIK, which is added to the principal balance of the long-term debt, was $0.2 million. Interest of less than $0.1 million was recorded as PIK during the six months ended June 30, 2020.

Long-term debt consisted of the following (in thousands):

	As of June 30, 2021	As of December 31, 2020
Paycheck Protection Program loan	$—	$3,520
Amended and Restated Credit Agreement	—	33,087
Plus: Premium	—	708
Less: Unamortized debt issuance costs	—	(2,566)
Total long-term debt	$—	$34,749
Current portion of long-term debt	$—	$2,423
Long-term debt, net of current portion	$—	$32,326

10. Redeemable Convertible Preferred Stock and Common Stock

The Company’s certificate of incorporation, as amended, authorizes it to issue 486,000,000 shares of $0.01 par value stock, with 218,000,000 shares designated as Class A common stock (the “Class A Common Stock”), 218,000,000 shares designated as Class B common stock (the “Class B Common Stock”) (collectively, the “Common Stock”) and 50,000,000 shares designated as shares of redeemable convertible preferred stock. As of June 30, 2021, the Company had 74,817,828 shares of Class B Common Stock issued, 74,686,484 shares outstanding and no Class A common shares issued or outstanding. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

The Company’s stock option plan allows employees to surrender previously purchased shares to the Company to complete a cashless exercise of options. These surrendered shares are recorded as treasury stock at cost. The amounts recorded in treasury stock were $0.4 million as of June 30, 2021 and December 31, 2020.

Redeemable Convertible Preferred Stock

In November and December 2020, the Company issued and sold 17,842,914 shares and 13,643,059 shares, respectively, of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) at a price of $6.78 per share for an aggregate purchase price of $213.5 million. The Company incurred equity issuance costs of $11.4 million in connection with these offerings, which are reflected as a reduction to the carrying value of the redeemable convertible preferred stock.

Upon issuance of the Series A Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that the Company is not required to separately account for these features. The Company also concluded that no beneficial conversion feature existed as of June 30, 2021.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

10. Redeemable Convertible Preferred Stock and Common Stock (cont.)

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting

The holders of Series A Preferred Stock are entitled to vote, together with the holders of Class B Common Stock as a single class, on all matters submitted to stockholders for a vote, excluding those matters required to be submitted to a preferred stock class vote. Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of votes per share of Class B Common Stock into which each share of Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Series A Preferred Stock, voting exclusively as a separate class, are entitled to elect one director of the Company. Each holder of Class A Common Stock is entitled to one vote for each share. Class B common stock is entitled to ten votes for each share.

Dividends

The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at a rate of 6% per annum of the original issuance price of $6.78 per share per annum. The dividends are payable in preference and priority to any payment of any dividend on common stock. After payment of dividends on the Series A Preferred Stock, the Company may declare and distribute dividends on a pro rata basis among the holders of the redeemable convertible preferred stock and common stock based on the number of shares of common stock held by each, determined on an as-if-converted basis. No dividends have been declared or paid since issuance of the Series A Preferred stock as of June 30, 2021.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as described below), the holders of shares of Series A Preferred Stock then outstanding will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the greater of (i) the original issue price of $6.78, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class B Common Stock. In the event that assets available for distribution to the stockholders are insufficient to pay the holders of redeemable convertible preferred stock the full amount to which they are entitled, the holders of shares of Series A Preferred Stock shall receive a pro rata distribution, based on the relative Series A Preferred Stock ownership. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock.

Unless the holders of at least a majority of the then-outstanding shares Series A Preferred Stock voting together exclusively and as a single class elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which the stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets of the Company.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred shareholders upon the occurrence of certain deemed liquidation events that are not considered to be solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.

Conversion

Each share of Series A Preferred Stock is convertible into shares of Class B Common Stock at the option of the holder at any time after the date of issuance. Each share of Series A Preferred Stock will be automatically converted

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

10. Redeemable Convertible Preferred Stock and Common Stock (cont.)

into shares of Class B Common Stock, at the applicable conversion ratio then in effect, upon either (i) the closing of a firm commitment public offering at a price of at least $3.39 per share with at least $100.0 million of gross proceeds to the Company, (ii) the closing of a business combination, merger, reorganization, or similar transaction, at a price of a least $3.39 per share with combined available cash or cash equivalents of at least $100.0 million, or (iii) the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

The conversion ratio of the Series A Preferred Stock is determined by dividing the original issue price of $6.78 by the conversion price of $3.39, subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation and designation, as amended and restated.

Common Stock Reserved

The Company is required, at all times, to reserve a sufficient number of shares of common stock to effect the conversion of all outstanding shares of the Series A redeemable convertible preferred stock. The Company has also reserved 14.6 million shares of common stock for issuance under the 2017 Equity Incentive Plan and the 2009 Equity Incentive Plan (collectively, the “Incentive Plan”).

11. Stock-based Compensation

At June 30, 2021, there were 13,681,709 options outstanding within the Incentive Plan and 4,975,000 options outstanding that were granted outside of the Incentive Plan. The exercise price of all options as of the grant date was equal to or greater than the deemed fair value of the underlying common stock as determined by the Company’s Board of Directors with the assistance of periodic valuations from a third-party valuation firm. Generally, such options vest over four years, with 25% vesting upon the first-year anniversary of the grant date and the remaining options vesting ratably each month thereafter.

Stock-based compensation was recorded in the condensed consolidated statements of operations and comprehensive loss as shown in the following table (in thousands):

	Six Months Ended June 30,
	2021	2020
Cost of assay services revenue	$181	$216
Cost of product revenue	6	7
Research and development	1,574	1,414
Selling, general and administrative	6,255	5,109
Total stock-based compensation	$8,016	$6,746

Stock-based compensation expense includes $0.3 million and $0.2 million related to Class B common stock issued to a nonemployee for services provided during the six months ended June 30, 2021 and 2020, respectively.

The assumptions used in valuing the stock options granted are set forth in the following table:

	Six Months Ended June 30,
	2021	2020
Expected dividend yield	—%	—%
Expected volatility	86.8 – 92.8%	83.5%
Risk-free interest rate	0.64 – 1.11%	0.34 – 0.44%
Expected weighted-average life of options	6.04 years	5.95 years

The weighted-average grant date fair value for options granted during the six months ended June 30, 2021 and 2020 was $2.26 and $1.71, respectively.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

11. Stock-based Compensation (cont.)

The following table shows a summary of all stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (dollars in thousands)
Outstanding as of December 31, 2020	13,543,787	$3.28
Granted	6,826,875	$4.24
Exercised	(1,142,426)	$2.44
Forfeited	(387,366)	$3.12
Expired	(184,161)	$1.89
Outstanding as of June 30, 2021	18,656,709	$3.70	8.34	$57,781
Exercisable as of June 30, 2021	8,354,970	$3.13	7.00	$30,656
Vested and expected to vest as of June 30, 2021	16,403,106	$3.64	8.20	$51,819

The total intrinsic value of options exercised during the six months ended June 30, 2021 and 2020 was approximately $1.7 million and $0.2 million, respectively.

Based on options granted to employees as of June 30, 2021, total compensation expense not yet recognized related to unvested options is approximately $23.7 million, which is expected to be recognized over a weighted average period of 2.35 years.

In June 2021, the Company modified options held by directors that resigned from the board to accelerate the vesting and/or extend contractual terms. In connection with these modifications, the Company recorded incremental stock-based compensation expense of $0.7 million for the six months ended June 30, 2021.

12. Income Taxes

There has historically been no federal or state provision for income taxes because the Company has incurred operating losses and maintains a full valuation allowance against its net deferred tax assets in the United States. For the six months ended June 30, 2021 and 2020, the Company recognized no provision for income taxes in the United States. The foreign provision for income taxes was immaterial for the six months ended June 30, 2021 and 2020.

Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.

13. Employee Benefit Plans

The Company sponsors a 401(k) plan, covering all employees in the United States. The Company matches 100% of the first 4% of employee contribution with immediate vesting. During the six months ended June 30, 2021 and 2020, we made matching contributions of approximately $0.6 million and $0.4 million, respectively.

14. Related Parties

The Company paid $0.1 million of an unconditional contribution to a related party during the six months ended June 30, 2021 and 2020. As of June 30, 2021, $0.4 million of the $0.5 million remaining pledge is recorded in accrued liabilities and $0.1 million is recorded in other long-term liabilities.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Six Months Ended June 30,
	2021	2020
Net loss	$(22,821)	$(36,618)
Weighted average shares used in computing net loss per share, basic and diluted	73,874,501	72,605,744
Net loss per share, basic and diluted	$(0.31)	$(0.50)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Six Months Ended June 30,
	2021	2020
Redeemable convertible preferred stock (on an if-converted basis)	62,971,946	—
Stock options to purchase common stock	18,656,709	13,323,593
Convertible debt (on an if-converted basis)	681,430	537,634
	82,310,085	13,861,227

16. Subsequent Events

For its condensed consolidated financial statements as of June 30, 2021 and for the six months then ended, the Company evaluated subsequent events through September 8, 2021, the date on which these financial statements were issued.

On July 1, 2021, an employee of the Company sold 2,000,000 shares of the Company’s Class B common stock at a price of $10.00 per share and 1,000,000 vested options to acquire shares of the Company’s Class B common stock at a price of $6.00 per option for an aggregate amount of $26.0 million to certain of the Company’s existing investors. The Company determined that the purchase prices were in excess of the fair value of such shares and options. As a result, the excess of the purchase prices above fair value will be recognized in the condensed consolidated statement of operations and comprehensive loss as stock-based compensation expense in the third quarter of 2021.

On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock that resulted in an economic value equivalent to the issuance of preferred stock at the preferred stock conversion price indicated in the Convertible Debt note.

On September 1, 2021, the Company completed the Business Combination with CMLS II, whereby (i) Old SomaLogic changed its named to “SomaLogic Operating Co. Inc.”, (ii) CMLS II changed its name to “SomaLogic, Inc.”, and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of New SomaLogic. The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SomaLogic will be treated as the accounting acquirer for financial reporting purposes. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid in connection with the Business Combination (excluding any potential Earn-Out Shares, as defined below) was $1,250 million, which consists of cash payments (at the election of SomaLogic stockholders) of $50.0 million and equity consideration in the form of (i) the issuance of shares of Class A common stock of New SomaLogic (“Common Stock”) and (ii) rollover of SomaLogic’s outstanding options. The number of shares of Common Stock issued to SomaLogic stockholders was based on a deemed value of $10.00 per share after giving effect to an exchange ratio of 0.8381. Accordingly, $50 million in cash was paid to SomaLogic stockholders, 110,973,213 shares of Common Stock were issued to SomaLogic stockholders on the Closing Date, and 17,177,528 shares of Common Stock may be issued in the future upon the exercise of options of the Company that were converted from Old SomaLogic options.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

16. Subsequent Events (cont.)

SomaLogic stockholders and service providers of SomaLogic (“Earn-Out Service Providers”) are also entitled to receive a number of shares (the “Earn-Out Shares”) of up to 3,500,125 and 1,499,875 additional shares of Common Stock, respectively, if at any time between the 13-month anniversary of the Closing Date and the 24-month anniversary of the Closing Date, the Common Stock share price is greater than or equal to $20.00 for a period of at least 20 out of 30 consecutive trading days (the “Triggering Event”). Any Earn-Out Shares issuable to an Earn-Out Service Provider shall be issued only if such individual continues to provide services (whether as an employee, director or individual independent contractor) through the date of occurrence of the corresponding Triggering Event (or a change in control acceleration event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the SomaLogic stockholders in accordance with their respective pro rata Earn-Out Shares.

In addition, certain investors purchased an aggregate of 36,500,000 shares of Common Stock at the Closing Date for an aggregate purchase price of $365.0 million.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of SomaLogic, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SomaLogic, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

Denver, Colorado
May 14, 2021

SomaLogic, Inc.
Consolidated Balance Sheets

	As of December 31,
(dollars in thousands, except for share and per share amounts)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$164,944	$14,060
Investments	39,954	31,495
Accounts receivable, net	17,449	4,203
Inventory	7,020	8,430
Deferred costs of services	1,450	256
Prepaid expenses and other current assets	1,158	1,323
Total current assets	231,975	59,767
Non-current inventory	6,024	5,199
Property and equipment, net	3,913	5,707
Other long-term assets	378	589
Total assets	$242,290	$71,262
Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	7,064	3,020
Accrued liabilities	6,310	4,812
Deferred revenue	1,762	799
Deferred rent	238	273
Current portion of long-term debt	2,423	—
Total current liabilities	17,797	8,904
Convertible debt	1,926	2,000
Long-term debt	32,326	34,568
Deferred revenue, net of current portion	3,415	4,670
Other long-term liabilities	909	700
Total liabilities	56,373	50,842
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.01 par value; 50,000,000 and 5,000,000 shares authorized at December 31, 2020 and 2019, respectively; 31,485,973 and no shares issued and outstanding at December 31, 2020 and 2019, respectively (aggregate liquidation preference of $213,475 as of December 31, 2020)	202,116	—
Stockholders’ (deficit) equity:
Class A common stock, $0.01 par value; 218,000,000 and 100,000,000 shares authorized at December 31, 2020 and 2019, respectively; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Class B common stock, $0.01 par value; 218,000,000 and 100,000,000 shares authorized at December 31, 2020 and 2019, respectively; 73,481,228 and 72,657,092 shares issued at December 31, 2020 and 2019, respectively; 73,368,008 and 72,544,447 shares outstanding at December 31, 2020 and 2019, respectively	735	727
Treasury stock, at cost, 113,220 and 112,645 shares at December 31, 2020 and 2019, respectively	(352)	(347)
Additional paid-in capital	394,786	378,364
Accumulated other comprehensive (loss) income	(2)	27
Accumulated deficit	(411,366)	(358,351)
Total stockholders’ (deficit) equity	(16,199)	20,420
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$242,290	$71,262

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(dollars in thousands, except for share and per share amounts)	2020	2019
Revenue:
Assay services revenue	$45,827	$26,913
Product revenue	1,907	3,503
Collaboration revenue	2,483	778
Other revenue	5,672	993
Total revenue	55,889	32,187
Operating expenses:
Cost of assay services revenue	21,857	16,778
Cost of product revenue	757	1,452
Research and development	30,749	32,502
Selling, general and administrative	36,882	33,768
Total operating expenses	90,245	84,500
Loss from operations	(34,356)	(52,313)
Other (expense) income:
Interest income and other, net	230	1,536
Interest expense	(18,889)	(6,225)
Total other expense	(18,659)	(4,689)
Net loss	(53,015)	(57,002)
Other comprehensive (loss) income:
Net unrealized (loss) gain on available-for-sale securities	(25)	47
Foreign currency translation (loss) gain	(4)	2
Total other comprehensive (loss) income	(29)	49
Comprehensive loss	$(53,044)	$(56,953)
Net loss per share, basic and diluted	$(0.73)	$(0.79)
Weighted-average shares used to compute net loss per share, basic and diluted	72,833,736	72,365,489

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity

(dollars in thousands, except share amounts)	Redeemable Convertible Preferred Stock		Class A and Class B Common Stock		Treasury Stock Amount	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	—	$—	72,284,924	$723	$(239)	$365,049	$(22)	$(301,349)	$64,162
Issuance of Class B common stock upon exercise of options	—	—	284,168	3	—	249	—	—	252
Issuance of Class B common stock for services	—	—	88,000	1	—	1,049	—	—	1,050
Stock-based compensation	—	—	—	—	—	12,017	—	—	12,017
Surrender of shares in cashless exercise	—	—	—	—	(108)	—	—	—	(108)
Net unrealized gain on available-for-sale securities	—	—	—	—	—	—	47	—	47
Foreign currency translation gain	—	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	—	(57,002)	(57,002)
Balance at December 31, 2019	—	—	72,657,092	727	(347)	378,364	27	(358,351)	20,420
Issuance of Series A redeemable convertible preferred stock, net of issuance costs	31,485,973	202,116	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of options	—	—	736,136	7	—	1,102	—	—	1,109
Issuance of Class B common stock for services	—	—	88,000	1	—	227	—	—	228
Stock-based compensation	—	—	—	—	—	14,945	—	—	14,945
Surrender of shares in cashless exercise	—	—	—	—	(5)	—	—	—	(5)
Net unrealized loss on available-for-sale securities	—	—	—	—	—	—	(25)	—	(25)
Foreign currency translation loss	—	—	—	—	—	—	(4)	—	(4)
Other	—	—	—	—	—	148	—	—	148
Net loss	—	—	—	—	—	—	—	(53,015)	(53,015)
Balance at December 31, 2020	31,485,973	$202,116	73,481,228	$735	$(352)	$394,786	$(2)	$(411,366)	$(16,199)

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(dollars in thousands)	2020	2019
Operating activities
Net loss	$(53,015)	$(57,002)
Adjustment to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,823	3,157
Amortization of debt issuance costs, discounts, and premiums	2,221	2,556
Accretion of discount on available-for-sale securities, net	(55)	(791)
Change in fair value of compound derivative liability	12,327	—
Provision for excess and obsolete inventory	102	2,576
Provision (recovery) for doubtful accounts	60	(1)
Loss on disposal of equipment	98	17
Stock-based compensation expense	15,172	13,066
Paid-in-kind interest	587	—
Other	9	(8)
Changes in operating assets and liabilities:
Accounts receivable	(13,306)	84
Inventory	483	(4,951)
Deferred costs of services	(1,194)	1,340
Prepaid expenses and other current assets	165	250
Other long-term assets	211	23
Accounts payable	4,025	(1,526)
Deferred revenue	(292)	(9,389)
Accrued and other liabilities	1,241	63
Net cash used in operating activities	(28,338)	(50,536)

Investing activities
Proceeds from sale of property and equipment	51	10
Purchase of property and equipment	(1,157)	(680)
Purchase of available-for-sale securities	(45,702)	(66,539)
Proceeds from sales and maturities of available-for-sale securities	37,273	97,874
Net cash (used in) provided by investing activities	(9,535)	30,665

Financing activities
Proceeds from SAFE agreement	5,000	—
Proceeds from Paycheck Protection Program loan	3,520	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	179,141	—
Proceeds from exercise of stock options	1,105	144
Net cash provided by financing activities	188,766	144
Effect of exchange rates on cash, cash equivalents and restricted cash	(9)	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	150,884	(19,744)
Cash, cash equivalents and restricted cash at beginning of year	14,310	34,054
Cash, cash equivalents and restricted cash at end of year	$165,194	$14,310

SomaLogic, Inc.
Consolidated Statements of Cash Flows — (Continued)

	Year Ended December 31,
(dollars in thousands)	2020	2019
Supplemental cash flow information:
Cash paid for interest	$3,730	$3,669

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$19	$7
Surrender of shares in cashless exercise	6	108
Amendment fee related to extinguishment of debt financed through additional principal	2,500	—
Redeemable convertible preferred stock issued for debt prepayment penalty in connection with debt modification	2,500	—
Redeemable convertible preferred stock issued for prepayment of principal in connection with debt modification	10,000	—
Redeemable convertible preferred stock issued for debt issuance costs in connection with debt modification	5,475	—
Redeemable convertible preferred stock issued for conversion of SAFE agreement	5,000	—
Redeemable convertible preferred stock issued for issuance costs	1,500	—
Redeemable convertible preferred stock issuance costs included in accounts payable	2,501	—
Issuance of Class B common stock for services	227	1,050

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$164,944	$14,060
Restricted cash included in other long-term assets	250	250
Total cash, cash equivalents and restricted cash at end of year	$165,194	$14,310

The accompanying notes are an integral part of these financial statements.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

SomaLogic, Inc. (“SomaLogic”, the “Company”, “we”, “us”, and “our”) was incorporated in the state of Delaware on October 13, 1999 and is headquartered in Boulder, Colorado. The Company operates as a protein biomarker discovery and clinical diagnostics company. We develop slow-offrate modified aptamers (“SOMAmers®”), which are modified nucleic acid-based protein binding reagents that are specific for their cognate protein, and offer proprietary SomaScan® services, which provide multiplex protein detection and quantification of protein levels in complex biological samples. Our SOMAmers®/SomaScan® technology enables researchers to analyze various types of biological samples for protein biomarker signatures, which can be utilized in drug discovery and development. Biomarker discoveries from SomaScan® can lead to diagnostic applications in various areas of diseases including cardiovascular and metabolic disease, nonalcoholic steatohepatitis, and wellness, among others.

The Company is subject to certain risks and uncertainties including, but not limited to, those associated with the ability to meet obligations, continuing losses, negative cash flows from operations, fluctuations in operating results, funding expansion, strategic alliances, managing rapid growth and expansion, suppliers, regulatory issues, competition, technology trends, and evolving industry standards.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its wholly owned immaterial foreign subsidiary. All intercompany transactions and balances have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, inventory valuation, compound derivative liability valuation and the valuation of stock-based compensation awards. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to the Company’s consolidated financial position and results of operations.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, and accounts receivable. Our cash and cash equivalents are deposited with high-quality financial institutions. Deposits at these institutions may, at times, exceed federally insured limits. We perform periodic evaluations of the risks associated with our investments and the relative credit standing of our financial instruments. Additionally, we perform initial and ongoing evaluations of our customers’ credit history or financial position and generally extend credit on account without collateral. We have not experienced any significant credit losses to date.

The Company operates in markets that are highly competitive and rapidly changing. Significant technological changes, shifting customer needs, the emergence of competitive products or services with new capabilities, and other factors could negatively impact our operating results. Our current largest customer base is primarily pharmaceutical, university and academic institutions.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable as of the periods presented were as follows:

	Revenue		Accounts Receivable
	Year Ended December 31,		As of December 31,
	2020	2019	2020	2019
Customer A	30%	12%	26%	33%
Customer B	26%	50%	11%	*
Customer C	*	*	25%	13%
Customer D	*	*	16%	*
Customer E	*	*	*	11%

____________

*        less than 10%

International sales entail a variety of risks, including currency exchange fluctuations, longer payment cycles, and greater difficulty in accounts receivable collection. The risks of international sales are mitigated in part by the fact that contracts are in U.S. dollars. Customers outside of the United States collectively represented 6% and 27% of the Company’s gross accounts receivable balance as of December 31, 2020 and 2019, respectively. Substantially all of the Company’s long-lived assets are located within the United States.

Certain components included in our products require customization and are obtained from a single source or a limited number of suppliers. Although the Company seeks to reduce dependence on suppliers and manufacturers, the partial or complete loss of any of these sources or the requirement to establish a new supplier relationship could have a material adverse effect on the Company’s operating results, financial condition, and cash flows and damage its customer relationships.

Impact of the COVID-19 Pandemic

We are subject to ongoing uncertainty concerning the Coronavirus Disease 2019 (COVID-19) pandemic, including its length and severity and its effect on our business. The COVID-19 pandemic resulted in delays in our fundraising efforts and revenue. In response, we took aggressive actions to reduce spend and contain costs including implementing a hiring freeze, eliminating travel, executing early lease terminations for two administrative buildings in Boulder, Colorado, as well as closing our Oxford, United Kingdom laboratory (“Lab Closure”). The Company experienced notable shifts in research funding in the pharmaceutical industry to COVID-19 research, largely delaying our revenue from the first half of 2020 to the second half of 2020. The Company modified its Amended and Restated Credit Agreement in the second and fourth quarters of 2020 in order to avoid noncompliance with financial and nonfinancial covenants (see Note 9).

The COVID-19 pandemic continues to be dynamic and near-term challenges across the economy remain. We expect continued volatility and unpredictability related to the impact of COVID-19 on our business results. We continue to actively monitor the pandemic and we will continue to take appropriate steps to mitigate the adverse impacts on our business posed by the on-going spread of COVID-19.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the British pound sterling. In preparing its consolidated financial statements, the Company is required to translate the financial statements of this subsidiary from British pounds sterling to U.S. dollars. Accordingly, the assets and liabilities of the Company’s subsidiary are translated into U.S. dollars at current exchange rates and the results of operations are translated at the average exchange rates for the period. Since the Company’s functional currency is deemed to be the local currency, any gain or loss associated

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

with the translation of its consolidated financial statements is included in other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss. Net foreign currency transaction gains (losses) were not significant for the years ended December 31, 2020 and 2019.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits and short-term, highly liquid investments that are readily convertible into cash, with original maturities of three months or less. Cash equivalents consist primarily of amounts invested in money market funds and commercial paper and are stated at fair value.

Restricted Cash

Restricted cash represents cash on deposit with a financial institution as security for a letter of credit outstanding for the benefit of the landlord related to an operating lease for one of the Company’s laboratory facilities. The restricted cash is classified as a long-term asset on the consolidated balance sheets based on the term of the underlying lease.

Investments

The Company has designated all investments, which consist of U.S. Treasury securities, asset-backed securities, commercial paper, and corporate bonds, as available-for-sale securities. Available-for-sale securities are reported at fair value on the consolidated balance sheets, with unrealized gains and losses excluded from earnings and reported as a component of other comprehensive (loss) income. Realized gains and losses, amortization of premiums and discounts, and interest and dividends earned on available-for-sale securities are included in interest and other income in the consolidated statements of operations and comprehensive loss. The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. The Company determines the appropriate classification of its debt securities at the time of purchase based on their maturities and re-evaluates such classification at each balance sheet date.

A decline in the fair value of a security below its cost that is deemed to be other-than-temporary is recorded as interest income and other, net and results in the establishment of a new basis for the security. Factors evaluated to determine if an investment is other-than-temporarily impaired include significant deterioration in earnings performance, credit rating, asset quality or business prospects of the issuer; adverse changes in the general market conditions in which the issuer operates; the Company’s intent to sell the security, and whether or not the Company will be required to sell the security before the recovery of its amortized cost.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or the exit price, in the principal or most advantageous market for that asset or liability to be transferred in an orderly transaction between market participants on the measurement date. ASC 820, Fair Value Measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical assets or liabilities;
Level 2:

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

A financial instrument categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Our financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities. The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate fair value due to their relatively short-term maturities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from customers based on their outstanding invoices. We review accounts receivable regularly to determine if any receivable may not be collectible. Management estimates the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value by analyzing the status of significant past due receivables and current and historical bad debt trends. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and ceases collection efforts. During the year ended December 31, 2019, the Company wrote off accounts receivable balances of approximately $0.1 million. We did not write off any material accounts receivable balances during the year ended December 31, 2020.

Accounts receivable consisted of the following (in thousands):

	As of December 31,
	2020	2019
Total accounts receivable	$17,529	$4,223
Less: Allowance for doubtful accounts	(80)	(20)
Accounts receivable, net	$17,449	$4,203

Inventory

Inventory is stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated net realizable value and records a charge to cost of revenue for such inventory as appropriate. Direct and indirect manufacturing costs incurred during research and development activities are expensed to research and development as consumed. The value of inventory that is not expected to be used within 12 months of the balance sheet date is classified as non-current inventory in the accompanying consolidated balance sheets.

Deferred Costs of Services

Deferred costs of services relate to costs incurred to run customer samples through the SomaScan® assay. These costs are deferred until the final report is provided to the customer and the related revenue is recognized.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

expensed as incurred. Depreciation for property and equipment is recorded on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the lease term or the estimated useful life of the assets. The estimated useful lives of the Company’s property and equipment are as follows:

Estimated Useful Life
Lab equipment	1-5 years
Computer equipment	3 years
Furniture and fixtures	4 years
Software	Shorter of 5 years or useful life
Leasehold improvements	Shorter of remaining life of lease or useful life

The Company capitalizes certain internal and external costs related to the acquisition and development of internal use software during the application development stages of projects. When the software is ready for its intended use, the Company amortizes these costs using the straight-line method over the estimated useful life of the asset. Costs incurred during the preliminary project or the post-implementation/operation stages of the project are expensed as incurred.

Costs for capital assets not yet placed into service are capitalized as construction in progress and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations.

Impairment of Long-Lived Assets

The Company evaluates a long-lived asset (or asset group) for impairment whenever events or changes in circumstances indicate that the carrying value of the asset (or asset group) may not be recoverable. If indicators of impairment exist and the undiscounted future cash flows that the asset is expected to generate are less than the carrying value of the asset, an impairment loss is recorded to write down the asset to its estimated fair value based on a discounted cash flow approach. There were no impairment losses recorded for the years ended December 31, 2020 and 2019.

Leases

Leases are reviewed and classified as capital or operating at their inception in accordance with ASC 840, Leases. The Company enters into lease agreements for its administrative and laboratory facilities, which are classified as operating leases. The Company records rent expense on a straight-line basis over the term of the lease, which includes the lease extension periods, if appropriate. The difference between rent payments and straight-line rent expense is recorded as deferred rent as current liabilities and other long-term liabilities. Lease agreements may include tenant improvement allowances from landlords. The Company recognizes these allowances as leasehold incentive obligations in deferred rent and amortizes them on a straight-line basis over the lease term as a reduction to rent expense. Leasehold improvements are capitalized and included in property and equipment on the consolidated balance sheets.

Compound Derivative Liability

We evaluate all financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately account for in accordance with ASC 810-10-05-4 and ASC 815-40. This accounting treatment requires that any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date.

Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock as temporary equity because the shares contain certain redemption features that are not solely within the control of the Company. The carrying value of the redeemable convertible preferred stock has not been accreted to its redemption value as these events are not considered probable of occurrence. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable redemption will occur.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Costs incurred in connection with the issuance of each series of redeemable convertible preferred stock are recorded as a reduction of gross proceeds from issuance.

Revenue Recognition

The Company recognizes revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

The Company recognizes revenue when or as control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue and products are sold without the right of return.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. The Company does not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the good or service and collection is one year or less. The Company expenses incremental costs to obtain a contract when incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay Services Revenue

The Company generates assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation as there are few directly comparable products in the market and factors such as customer size are factored into the determination of selling price. We determine standalone selling prices based on amounts invoiced to customers in observable transactions.

Product Revenue

Product revenue primarily consists of kit sales to customers who assay samples in their own laboratories. The Company receives a fixed price per kit and revenue from product sales is recognized upon transfer of control to the customer. The principal terms of sale are freight on board (“FOB”) shipping point and as such, the Company transfers control and records revenue for product sales upon shipment. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration Revenue

In July 2011, NEC Corporation (“NEC”) and the Company entered into a Strategic Alliance Agreement (the “SAA”) to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in the United States. To support this development, NEC made an upfront payment of $12.0 million and SomaLogic agreed to pay NEC a perpetual royalty on certain SomaScan® revenues. This agreement includes a clause whereby if there is a material breach of the contract or change in control of the Company, the Company may be required to pay a fee to terminate the agreement.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

The Company determined that the SAA met the criteria set forth in ASC 808, Collaborative Arrangements, because both parties were active participants and were exposed to significant risks and rewards dependent on commercial failure or success. The Company recorded the upfront payment as deferred revenue to be recognized over the period of performance of 15 years. The revenue was recorded in collaboration revenue in the consolidated statements of operations and comprehensive loss.

In March 2020, NEC and the Company mutually terminated the SAA and concurrently the Company and NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC, entered into a new arrangement, the Joint Development and Commercialization Agreement (the “JDCA”), to develop and commercialize SomaScan® services in Japan. NES agreed to make annual payments of $2 million for five years, for a total of $10.0 million, in exchange for research and development activities, as described below. The Company determined the JDCA should be accounted for as a modification of the SAA. Therefore, the remaining SAA deferred revenue balance as of the date of the modification was included as consideration under the JDCA resulting in total consideration of $15.3 million for research and development activities. We determined that this arrangement also meets the criteria set forth in ASC 808. The JDCA contains three separate performance obligations: (i) research and development activities, (ii) assay services, and (iii) a 10-year exclusive license of the Company’s intellectual property.

(i)     Research and Development Activities

The Company determined that NES is not a customer with respect to the research and development activities associated with the collaboration arrangement under ASC 808. The Company’s efforts related to the research and development activities are incurred consistently throughout the performance period. As a result, the Company recognizes revenue from these activities over time on a straight-line basis and records revenue in collaboration revenue in the consolidated statements of operations and comprehensive loss.

(ii)    Assay Services

The Company determined that NES is a customer for the assay services performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives a fixed fee (standalone selling price) per sample in exchange for assaying samples, which is a service performed for other customers in the ordinary course of business. This performance obligation is recognized at a point in time when the assay data report is delivered to the customer and recorded in assay services revenue in the consolidated statements of operations and comprehensive loss.

(iii)   License of Intellectual Property

The Company determined that NES is a customer for the license performance obligation, which should be accounted for using the criteria under ASC 606. The Company receives royalties based on NES’ net sales and determined the allocation of royalties solely to this performance obligation is consistent with the objectives in ASC 606. This performance obligation was satisfied at the beginning of the license term. Subject to the sales and usage-based royalty exception, revenue is recognized in the period in which the subsequent sale or usage has occurred. Royalties are recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Other Revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. These fees are equivalent to a percentage of the customer’s related revenues. The Company recognizes revenue for sales-based or usage-based royalties promised in exchange for a license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

In June 2008, the Company and New England Biolabs, Inc. (“NEB”) entered into an exclusive licensing agreement, whereby the Company provides a license to use certain proprietary information and know-how relating to its aptamer technology to make and use commercial products. In exchange, the Company receives royalties from NEB for these products. The Company recognized royalties of approximately $5.3 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Grant revenue represents funding under cost reimbursement programs from government agencies and non-profit foundations for qualified research and development activities performed by the Company. The Company recognizes grant revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities performed by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Cost of Assay Services Revenue

Cost of assay services revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to assay services revenue. It also includes provisions for excess or obsolete inventory and costs for production variances, such as yield losses, material usages, spending and capacity variances. Cost of assay services revenue also includes royalty fees that the Company owes to third parties related to assay services.

Cost of Product Revenue

Cost of product revenue consists primarily of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to product revenue. Cost of product revenue is recognized in the period the related revenue is recognized. Shipping and handling costs incurred for product shipments are included in cost of product revenue in the consolidated statement of operations and comprehensive loss. Cost of product revenue also includes royalty fees that the Company owes to third parties related to the sale of products.

Research and Development

Research and development expenses, consisting primarily of salaries and benefits, laboratory supplies, clinical study costs, consulting fees and related costs, are expensed as incurred.

Selling, General and Administrative

Selling expenses consist primarily of personnel and marketing related costs and are expensed as the related costs are incurred. Advertising costs totaled approximately $0.2 million and $0.1 million during the years ended December 31, 2020 and 2019, respectively.

General and administrative expenses consist primarily of personnel costs for the Company’s finance, human resources, business development and general management, as well as professional services, such as legal and accounting services. General and administrative expenses are expensed as incurred.

Restructuring

On March 7, 2019, following the completion of a strategic review of its business, the Company announced a workforce reduction plan (the “Strategic Reorganization”) to reduce its workforce headcount by approximately 10%. Involuntary termination benefits paid to employees upon reorganization recognized as one-time termination benefits during the year ended December 31, 2019 amounted to $1.1 million. The terminated employees were also given the option to extend the exercise period on vested options resulting in incremental stock-based compensation expense of $0.3 million during the year ended December 31, 2019. All termination benefits related to the Strategic Reorganization were paid at December 31, 2019.

On August 27, 2020, the Company announced the closure of its Oxford, United Kingdom laboratory. Involuntary termination benefits paid to employees as a result of the Lab Closure were recognized as one-time termination benefits. All termination benefits related to the Lab Closure were paid at December 31, 2020. All other costs, including asset disposal and other facility closure costs, were recognized in the period incurred. We incurred restructuring costs related to the Lab Closure of $0.1 million during the year ended December 31, 2020. There were no restructuring accruals at December 31, 2020 and 2019.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

The following table outlines the components of the restructuring charges included in the consolidated statements of operations (in thousands):

	Year Ended December 31,
	2020	2019
Cost of assay services revenue	$54	$207
Research and development	71	805
Selling, general and administrative	5	344
Total restructuring expense	$130	$1,356

Income Taxes

The provision for income taxes is included in interest income and other, net in the consolidated statements of operations and comprehensive loss.

Deferred income tax assets and liabilities are recognized for tax consequences in future years attributable to differences between the tax bases of assets and liabilities and their respective financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which these temporary differences are expected to reverse. The Company evaluates the need to establish or release a valuation allowance based upon expected levels of taxable income, future reversals of existing temporary differences, tax planning strategies, and recent financial operations. Valuation allowances are established to reduce deferred tax assets to the amount expected to be more likely than not realized in the future.

The effect of income tax positions is recognized only when it is more likely than not to be sustained. Interest and penalties associated with uncertain tax positions are recorded in interest income and other, net in the consolidated statements of operations and comprehensive loss.

We made an accounting policy election to treat the tax effects of the global intangible low-taxed income as a component of interest income and other, net in the period incurred.

Stock-Based Compensation

The Company incurs stock-based compensation expense related to its stock options, and we recognize stock-based employee compensation, net of an estimated forfeiture rate over the employee’s requisite service period, which is generally the vesting period, on a straight-line basis.

The Company utilizes the Black-Scholes valuation model for estimating the fair value of stock options granted. The fair value of each option is estimated on the date of grant.

Set forth below are the assumptions used in valuing the stock options granted and a discussion of the Company’s methodology for developing each of the assumptions used:

•        Expected dividend yield — The Company does not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

•        Expected volatility — Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzes the volatility used by similar companies at a similar stage of development to estimate expected volatility.

•        Risk-free interest rate — The Company used a range of U.S. Treasury rates with a term that most closely resembles the expected life of the option as of the date of which the option was granted.

•        Expected average life of options — The expected life assumption is the expected time to exercise. The Company uses a simplified method to develop this assumption, which uses the average vesting period and the contractual terms.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Fair Value of Common Stock

The grant date fair value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors with assistance of third-party valuation specialists. Because there is no public market for the Company’s common stock, the Board of Directors exercises reasonable judgement and considers a number of objective and subjective factors, combined with management’s judgments, to determine the best estimate of the fair value, which include financial condition and actual operating results; the progress of the Company’s research and development efforts; its stage of development; business strategy; the rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of the Company’s common stock; the prices at which the Company sold shares of its redeemable convertible preferred stock; equity market conditions of comparable public companies; general U.S. market conditions; and the lack of marketability of our common stock.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive (loss) income. Other comprehensive (loss) income refers to gains and losses that are recorded as an element of stockholders’ (deficit) equity but excluded from net loss. Our other comprehensive (loss) income consists of foreign currency translation adjustments and net unrealized gain or losses on investments in available-for-sale securities.

Net Loss Per Share

Net loss per share is computed using the two-class method required for multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income for the period has been distributed. The rights, including the liquidation and dividend rights and sharing of losses, of the Class A and Class B common stock are identical, other than voting rights. As the liquidation and dividend rights and sharing of losses are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share is therefore the same for Class A and Class B common stock on an individual or combined basis.

The Company’s participating securities include the Company’s redeemable convertible preferred stock, as the holders are entitled to receive noncumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. The holders of redeemable convertible preferred stock do not have a contractual obligation to share in losses.

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period without consideration to potential dilutive securities.

For the calculation of diluted net loss per share, basic net loss per share is adjusted by the effect of dilutive securities, including redeemable convertible preferred stock, convertible notes, and stock options. For periods in which the Company reports net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Segment Information

The Company has one operating segment. The Company’s chief operating decision maker (the “CODM”) role is performed by the Company’s Chief Executive Officer. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources and assessing performance. Substantially all of the Company’s operations and decision-making functions are located in the United States.

Recent Accounting Pronouncements

The Company is considered to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

otherwise apply to private companies. The Company has elected to avail itself of this extended transition period and, as a result, the Company will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies so long as the Company remains an emerging growth company.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2020. The adoption did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The amendments are effective for annual periods beginning after December 15, 2019. The Company adopted this standard as of January 1, 2020. The adoption did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions related to contract modifications and hedge accounting to address the transitions from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance permits an entity to consider contract modification due to reference rate reform to be an event that does not require contract remeasurement at the modification date or reassessment of a previous accounting determination. The standard is effective upon issuance and can be applied as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles of ASC 740 as part of an overall simplification initiative. The effective date for the standard is for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which sets forth a “current expected credit loss” (CECL) model that requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extends the effective date of ASU 2016-13 for non-public business entities to fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the effective date of ASU 2016-02 for non-public business entities to fiscal years beginning after December 31, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company anticipates that it will elect to adopt the practical expedient to not separate lease and non-lease components.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

The Company also anticipates that it will elect to adopt the package of practical expedients, which allows it to not reassess: 1) whether any expired or existing contracts are or contain leases, 2) the lease classification for any expired or existing leases and 3) initial direct costs for any existing leases. The Company will elect to not recognize on the balance sheet leases with terms of 12 months or less. For these short-term leases, the Company will recognize the lease payments in profit or loss on a straight-line basis over the lease term and any variable lease payments in the period in which the obligation for those payments is incurred. The Company is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

3. Revenue

The following table provides information about disaggregated revenue by product line (in thousands):

	Year Ended December 31,
	2020	2019
Assay services revenue	$45,827	$26,913
Product revenue	1,907	3,503
Collaboration revenue	2,483	778
Other revenue:
Royalties	5,261	971
Other	411	22
Total other revenue	5,672	993
Total revenue	$55,889	$32,187

Customers outside the United States collectively represent 12% and 7% of the Company’s revenues for the years ended December 31, 2020 and 2019, respectively. Sales to any one country outside the U.S. did not comprise a material portion of net sales in any of the last two fiscal years.

Contract Balances and Remaining Performance Obligations

Contract liabilities represent the Company’s obligation to transfer goods or services to customers from which we have received consideration. Deferred revenue is classified as current if the Company expects to be able to recognize the deferred amount as revenue within 12 months of the balance sheet date. Deferred revenue is recognized as or when the Company satisfies its performance obligations under the contract.

As of December 31, 2020 and 2019, deferred revenue was $5.2 million and $5.5 million, respectively. Of this amount, $1.8 million is classified as short-term and is expected to be recognized as revenue within 12 months, with the remainder to be recognized over the next five years. As of December 31, 2020 and 2019, the portion of deferred revenue related to the collaborative arrangement was $5.0 million and $5.4 million, respectively, which is being recognized on a straight-line basis over the period of performance. Collaboration revenue recognized during the year ended December 31, 2020 included $1.0 million of previously deferred revenue that was included in contract liabilities as of December 31, 2019.

A summary of the change in contract liabilities is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Balance at beginning of period	$5,469	$14,859
Recognition of revenue included in balance at beginning of period	(1,003)	(9,409)
Revenue deferred during the period, net of revenue recognized	711	19
Balance at end of period	$5,177	$5,469

SomaLogic, Inc.
Notes to Consolidated Financial Statements

4. Fair Value Measurement and Fair Value of Financial Instruments

The following tables set forth the Company’s financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements as of December 31, 2020 and 2019 (in thousands):

As of December 31, 2020	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$138,977	$—	$—	$138,977	Level 1
Money market funds	23,568	—	—	23,568	Level 1
Commercial paper	2,399	—	—	2,399	Level 2
Total cash and cash equivalents	164,944	—	—	164,944
Investments:
Commercial paper	33,863	2	(2)	33,863	Level 2
Corporate bonds	6,093	—	(2)	6,091	Level 2
Total investments	39,956	2	(4)	39,954
Total assets measured at fair value	$204,900	$2	$(4)	$204,898
As of December 31, 2019	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$4,865	$—	$—	$4,865	Level 1
Money market funds	8,695	—	—	8,695	Level 1
Corporate bonds	500	—	—	500	Level 2
Total cash and cash equivalents	14,060	—	—	14,060
Investments:
Commercial paper	11,467	2	—	11,469	Level 2
U.S. Treasuries	4,989	8	—	4,997	Level 2
Asset-backed securities	5,149	4	—	5,153	Level 2
Corporate bonds	9,868	8	—	9,876	Level 2
Total investments	31,473	22	—	31,495
Total assets measured at fair value	$45,533	$22	$—	$45,555

All of the U.S. Treasury securities, asset-backed debt securities, commercial paper, and corporate bonds designated as available-for-sale securities have an effective maturity date that is less than one year from the respective balance sheet date, and accordingly, have been classified as current in the consolidated balance sheets.

The Company classifies its investments in money market funds within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company classifies its commercial paper, corporate bonds, U.S. Treasuries, and asset-backed securities as Level 2 and obtains the fair value from a third-party pricing service, which may use quoted market prices for identical or comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data. There were no transfers between Levels 1, 2, or 3 for the periods presented.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

4. Fair Value Measurement and Fair Value of Financial Instruments (cont.)

As all of the Company’s available-for-sale securities have been held for less than a year as of both December 31, 2020 and 2019, no security has been in an unrealized loss position for 12 months or greater. We evaluated our securities for other-than temporary impairment and considered the decline in market value for the securities to be primarily attributed to current economic and market conditions. It is not more likely than not that we will be required to sell the securities, and we do not intend to do so prior to the recovery of the amortized cost basis. Based on this analysis, the available-for-sale securities were not considered to be other-than-temporarily impaired as of December 31, 2020 and 2019.

The fair value of the compound derivative liability was approximately $0.4 million and nominal as of December 31, 2020 and 2019, respectively, and is recorded in other long-term liabilities on the consolidated balance sheets. We measured the compound derivative liability at each consolidated balance sheet date using a probability-weighted method with unobservable inputs, which are classified as Level 3 within the fair value hierarchy. The primary inputs for the probability-weighted valuation include the Company’s credit spread, applicable market discount rates, estimated recovery rates and U.S. Treasury rates. The credit spread assumption was approximately 8% and the recovery rate was approximately 69% as of December 31, 2020. We determined the likelihood of event of default or change of control was remote as of December 31, 2019. The valuation is, in part, based on subjective assumptions and could differ materially in the future.

Due to deteriorating economic conditions and delays in fundraising efforts during to the COVID-19 pandemic in the second quarter of 2020, we restructured the Amended and Restated Credit Agreement on June 29, 2020 (see Note 9). We recorded an increase in the fair value of the compound derivative of $4.8 million immediately prior to the restructuring, which was recorded as interest expense in the accompanying consolidated statements of operations and comprehensive loss. The amendment fee of $2.5 million and the present value of the additional interest of approximately $1.4 million were settled against the compound derivative liability. On November 20, 2020, the Company signed another amendment to modify certain change of control provisions in conjunction with the Series A Preferred Stock fundraising (see Note 9). We recorded an increase in the fair value of the compound derivative liability of $7.5 million immediately prior to the amendment, which was recorded as interest expense in the accompanying consolidated statements of operations and comprehensive loss. The prepayment penalty fee of $2.5 million and the amendment fees of approximately $5.5 million were settled against the compound derivative liability.

The fair value of the Convertible Debt is approximately $2.3 million, which is a Level 3 measurement based on the conversion value of the instrument.

5. Inventory

Inventory consisted of the following (in thousands):

	As of December 31,
	2020	2019
Raw materials	$12,883	$13,549
Finished goods	161	80
Total inventory	13,044	13,629
Less: current portion	7,020	8,430
Non-current inventory	$6,024	$5,199

SomaLogic, Inc.
Notes to Consolidated Financial Statements

6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of December 31,
	2020	2019
Lab equipment	$9,864	$10,589
Computer equipment	1,402	1,674
Furniture and fixtures	947	947
Software	2,657	1,863
Leasehold improvements	3,539	3,527
Construction in progress	81	55
Total property and equipment, at cost	18,491	18,655
Less: Accumulated depreciation and amortization	(14,578)	(12,948)
Property and equipment, net	$3,913	$5,707

Depreciation expense was $2.3 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively, and amortization expense was $0.5 million for both years presented.

7. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued compensation	$5,378	$3,342
Accrued charitable contributions	400	300
Accrued medical claims	307	315
Accrued royalties	—	261
Other	225	594
Total accrued liabilities	$6,310	$4,812

8. Commitments and Contingencies

Operating Leases

We have entered into various non-cancelable operating lease agreements for our current headquarters and laboratory facilities in Boulder, Colorado. In August 2015, the Company entered into a lease agreement for the Company’s corporate headquarters with a lease term that expires in June 2023; however, in September 2020, we agreed to terminate the lease effective June 2021. As a result, we paid a termination penalty of $0.3 million which was recorded in selling, general and administrative during the year ended December 31, 2020. The Company continues to occupy the space as of December 31, 2020. In January 2017, the Company entered into a lease for additional office space that expires in August 2021. The Company does not currently have plans to extend this lease.

In connection with the Lab Closure, the Company will also terminate the laboratory lease in Oxford, United Kingdom. The lease term is set to expire on December 31, 2021 and does not provide for early termination. As of December 31, 2020, we continued to use the space for storage of property and equipment.

The Company also has operating leases for its research and development lab facility and operations lab facility in Boulder, Colorado. During the year ended December 31, 2020, the Company extended the lease term on both leases until February 2026 and December 2023, respectively. The laboratory leases include escalating rent payments and options to renew the leases. The Company had deposits of $0.3 million classified as restricted cash and included in

SomaLogic, Inc.
Notes to Consolidated Financial Statements

8. Commitments and Contingencies (cont.)

other long-term assets as of December 31, 2020 and 2019. The deposits are restricted from withdrawal and held by a bank in the form of collateral for an irrevocable standby letter of credit held as security for the lease of the Company’s research and development facility.

Rent expense was approximately $1.9 million and $1.7 million for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, future minimum commitments under the Company’s non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,
2021	$1,873
2022	1,454
2023	1,497
2024	810
2025	834
Thereafter	143
Total future minimum lease payments	$6,611

SAFE Agreement

In December 2019, in conjunction with a revenue contract with a customer, the Company entered into a Simple Agreement for Future Equity (the “SAFE”). The SAFE agreement provided the customer with the right to purchase a SAFE for a fixed payment of $5.0 million that would convert into equity (variable number of shares based upon fair value at the date of issuance) upon certain specified fundraising events. The right to purchase the SAFE was contingent on the customer’s approval of the Company’s plan to move to the next version of our SomaScan® platform (the “Reversioning Plan”), which did not occur until January 2020. The obligation was classified as a liability and measured at fair value upon the customers’ approval of the Reversioning Plan in January 2020. We received $5.0 million in cash and the customer was issued 737,463 Series A Preferred Stock (see Note 10), which effectively converted the liability into redeemable convertible preferred stock.

Legal Proceedings

We are subject to claims and assessments from time to time in the ordinary course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We are not currently party to any material legal proceedings in which a potential loss is probable or reasonably estimable.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

9. Convertible and Long-Term Debt

Convertible Debt

The Company has an unsecured convertible promissory note that was issued in March 2007, at par value, for an aggregate principal amount of $2.0 million (the “Convertible Debt”). In June 2017, the original maturity date for the Convertible Debt was extended to June 30, 2024 and the interest rate was amended to a fixed rate of 3.75%. The Company performed a two-step analysis in accordance with ASC 470-50, Debt — Modification and Extinguishments, and determined that the amendment should be accounted for as a modification because the present value of the cash flows under the terms of the modified agreement were not substantially different than the present value of the remaining cash flows under the terms of the original agreement and the change in the value of the conversion option was not substantially different than the carrying value of the Convertible Debt. The resulting impact was a reduction in the carrying amount of the Convertible Debt for $0.1 million and an offsetting impact to additional paid-in capital. The carrying amount of the Convertible Debt, net of the unamortized discount, was $1.9 million and $2.0 million as of December 31, 2020 and 2019, respectively. Amortization of debt discount was less than $0.1 million for both of the years ended December 31, 2020 and 2019.

The Convertible Debt has a voluntary conversion feature which allows the holder, at its sole option, the right to request the Company to convert the principal, any accrued, but unpaid interest and any other unpaid amount of the obligation into our common stock or preferred stock. There is also an automatic conversion feature that permits the Convertible Debt to be settled in common stock, or cash upon certain events. The number of shares of common stock issued will be determined based on the total outstanding obligation divided by $3.72 and the number of shares of preferred stock issued will be determined based on the total outstanding obligation divided by $5.87.

Interest expense on the Convertible Debt was approximately $0.1 million for each of the years ended December 31, 2020 and 2019.

Paycheck Protection Program (“PPP”)

In April 2020, the Company received a loan in the aggregate amount of $3.5 million, pursuant to the Paycheck Protection Program (the “PPP”), established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration. The PPP loan, which was in the form of a note dated April 13, 2020, matures on April 13, 2022 and bears interest at a rate of 0.98% per annum. All principal and interest payments are deferred until April 13, 2021.

Under the terms of the CARES Act, the Company can apply for and receive forgiveness for all or a portion of the loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, eligible payroll costs and mortgage interest, rent or utility costs, and on the maintenance or rehiring of employees and maintaining compensation levels during the eight-week period following the funding of the PPP loan. No assurance is provided that forgiveness for all or any portion of the PPP loan will be obtained. In the event the PPP loan, or any portion thereof, is forgiven, the amount forgiven is applied to the outstanding principal.

Amended and Restated Credit Agreement

In February 2016, the Company entered into a credit agreement (the “Credit Agreement”) with Madryn Health Partners, LP (“Madryn”), under which we received net proceeds of approximately $35.0 million, including debt issuance costs of $0.8 million. Interest on the Credit Agreement accrued at an annual floating interest rate of LIBOR (with a 1% floor) plus 12.5%, payable quarterly, of which a portion could be deferred at our option and paid together with the principal at maturity (“payment in kind” or “PIK”). The Credit Agreement had an interest-only period through March 31, 2020 and a final maturity date of December 31, 2021.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

9. Convertible and Long-Term Debt (cont.)

In December 2017, the Company entered into the Amended and Restated Credit Agreement, receiving an additional $3.4 million in proceeds. The Amended and Restated Credit Agreement reduced the floating interest rate of LIBOR plus 12.5% to 8.86%, waived revenue covenants until October 1, 2020 as long as cash and investments exceeded the principal balance of the debt, removed the option to defer a portion of the interest payment until maturity and extended the term to December 2022. As of December 31, 2017, the additional debt recorded as PIK was approximately $1.6 million. In exchange for these changes, we issued 800,000 shares of Class B common stock to Madryn at a fair value of $12.35 per share. The Company accounted for the Amended and Restated Credit Agreement as a modification to the Credit Agreement as it was determined that no substantial change occurred. The fair value of the Class B common stock issued of $9.9 million, plus additional financing fees of $0.2 million, was recorded as deferred costs and is amortized to interest expense over the life of the loan using the effective interest rate method.

We determined that the Amended and Restated Credit Agreement contained put options related to early redemption mandatory prepayment terms in case of change in control or an event of default (the “redemption features”). The redemption features embedded in the Credit Agreement and Amended and Restated Credit Agreement met the requirements for separate accounting and were accounted for as a single, compound derivative instrument, in accordance with ASC 815, Derivatives and Hedging.

On June 29, 2020, the Company signed an amendment to the Amended and Restated Credit Agreement. The amendment increased the fixed annual interest rate to 12%, of which 3% can be deferred at our option and paid together with the principal at maturity, waived or amended certain covenants and eliminated amortizing principal payments set to begin in March 2021. The entirety of the outstanding principal balance will become due on the maturity date of December 31, 2022. Additionally, we incurred an amendment fee of $2.5 million, which was added to the outstanding principal balance. This amendment met the definition of a troubled debt restructuring under ASC 470-60, Troubled Debt Restructurings by Debtors, as the Company was experiencing financial difficulties and received concessions. The amendment did not result in a gain on restructuring because the total undiscounted cash outflows required under the Amended and Restated Credit Agreement exceeded the carrying value of the debt immediately prior to the amendment. The present value of the additional interest resulted in a premium of $1.4 million.

On November 20, 2020, the Company signed an additional amendment to the Amended and Restated Credit Agreement. In connection with the amendment, the Company issued 2,651,179 shares of Series A Preferred Stock to Madryn for a total fair value of approximately $18.0 million in exchange for the deemed prepayment of $10.0 million in the principal amount, a prepayment penalty of $2.5 million and amendment fees of approximately $5.5 million. This amendment also reduced the fixed annual interest rate to 11%, of which 2% can be deferred at our option and paid together with the principal at maturity, and amended certain change of control provisions. The Company accounted for this amendment as a modification to the Amended and Restated Credit Agreement as it was determined that no substantial change occurred. The Company elected to write down a proportionate amount of debt issuance costs and premium related to the prepayment. As a result, the Company recognized $0.6 million in interest expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

Obligations under the Amended and Restated Credit Agreement are collateralized by liens on substantially all of the Company’s assets, including certain intellectual property. The Amended and Restated Credit Agreement contains various customary representations and warranties, conditions to borrowings, events of default and covenants, including financial covenants requiring the maintenance of minimum annual revenue and liquidity. The Company was in compliance with its financial covenants under the Amended and Restated Credit Agreement as of December 31, 2019 and 2020. The Company incurred $5.8 million and $6.1 million of interest expense under the Amended and Restated Credit Agreement for the years ended December 31, 2020 and 2019, respectively. The interest expense includes noncash amortization of the debt issuance costs of approximately $2.0 million and $2.6 million, and is net of amortization of premium of approximately $0.5 million and nil for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the additional interest recorded as PIK, which is added to the principal balance of the long-term debt, was $0.6 million. No interest was recorded as PIK during the year ended December 31, 2019.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

9. Convertible and Long-Term Debt (cont.)

Long-term debt consisted of the following (in thousands):

	As of December 31,
	2020	2019
Paycheck Protection Program loan	$3,520	$—
Amended and Restated Credit Agreement	33,087	40,000
Plus: Premium	708	—
Less: Unamortized debt issuance costs	(2,566)	(5,432)
Total long-term debt	$34,749	$34,568
Current portion of long-term debt	$2,423	$—
Long-term debt, net of current portion	32,326	34,568

As of December 31, 2020, future principal payments for outstanding convertible and long-term debt is as follows (in thousands):

2021	$2,423
2022	34,184
2023	—
2024	2,000
Total	$38,607

10. Redeemable Convertible Preferred Stock and Common Stock

The Company’s certificate of incorporation, as amended, authorizes it to issue 486,000,000 shares of $0.01 par value stock, with 218,000,000 shares designated as Class A common stock (the “Class A Common Stock”), 218,000,000 shares designated as Class B common stock (the “Class B Common Stock”) (collectively, the “Common Stock”) and 50,000,000 shares designated as shares of redeemable convertible preferred stock. As of December 31, 2020, the Company had 73,481,228 shares of Class B Common Stock issued, 73,368,008 shares outstanding and no Class A common shares issued or outstanding. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

The Company’s stock option plan allows employees to surrender previously purchased shares to the Company to complete a cashless exercise of options. These surrendered shares are recorded as treasury stock at cost. The amounts recorded in treasury stock were $0.4 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.

Redeemable Convertible Preferred Stock

In November and December 2020, the Company issued and sold 17,842,914 shares and 13,643,059 shares, respectively, of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) at a price of $6.78 per share for an aggregate purchase price of $213.5 million. The Company incurred equity issuance costs of $11.4 million in connection with these offerings, which are reflected as a reduction to the carrying value of the redeemable convertible preferred stock.

Upon issuance of the Series A Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that the Company is not required to separately account for these features. The Company also concluded that no beneficial conversion feature existed as of December 31, 2020.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

10. Redeemable Convertible Preferred Stock and Common Stock (cont.)

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting

The holders of Series A Preferred Stock are entitled to vote, together with the holders of Class B Common Stock as a single class, on all matters submitted to stockholders for a vote, excluding those matters required to be submitted to a preferred stock class vote. Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of votes per share of Class B Common Stock into which each share of Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Series A Preferred Stock, voting exclusively as a separate class, are entitled to elect one director of the Company. Each holder of Class A Common Stock is entitled to one vote for each share. Class B common stock is entitled to ten votes for each share.

Dividends

The holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, noncumulative dividends at a rate of 6% per annum of the original issuance price of $6.78 per share per annum. The dividends are payable in preference and priority to any payment of any dividend on common stock. After payment of dividends on the Series A Preferred Stock, the Company may declare and distribute dividends on a pro rata basis among the holders of the redeemable convertible preferred stock and common stock based on the number of shares of common stock held by each, determined on an as-if-converted basis. No dividends have been declared or paid since issuance of the Series A Preferred stock as of December 31, 2020.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as described below), the holders of shares of Series A Preferred Stock then outstanding will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the greater of (i) the original issue price of $6.78, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class B Common Stock. In the event that assets available for distribution to the stockholders are insufficient to pay the holders of redeemable convertible preferred stock the full amount to which they are entitled, the holders of shares of Series A Preferred Stock shall receive a pro rata distribution, based on the relative Series A Preferred Stock ownership. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock.

Unless the holders of at least a majority of the then-outstanding shares Series A Preferred Stock voting together exclusively and as a single class elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which the stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets of the Company.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred shareholders upon the occurrence of certain deemed liquidation events that are not considered to be solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

10. Redeemable Convertible Preferred Stock and Common Stock (cont.)

Conversion

Each share of Series A Preferred Stock is convertible into shares of Class B Common Stock at the option of the holder at any time after the date of issuance. Each share of Series A Preferred Stock will be automatically converted into shares of Class B Common Stock, at the applicable conversion ratio then in effect, upon either (i) the closing of a firm commitment public offering at a price of at least $3.39 per share with at least $100.0 million of gross proceeds to the Company, (ii) the closing of a SPAC Merger at a price of a least $3.39 per share with combined available cash or cash equivalents of at least $100.0 million, or (iii) the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

The conversion ratio of the Series A Preferred Stock is determined by dividing the original issue price of $6.78 by the conversion price of $3.39, subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation and designation, as amended and restated.

Common Stock Reserved

The Company is required, at all times, to reserve a sufficient number of shares of common stock to effect the conversion of all outstanding shares of the Series A redeemable convertible preferred stock. The Company has also reserved 15.7 million shares of common stock for issuance under the 2017 Equity Incentive Plan and the 2009 Equity Incentive Plan (collectively, the “Incentive Plan”).

11. Stock-based Compensation

At December 31, 2020, there were 8,868,787 options outstanding within the Incentive Plan and 4,675,000 options outstanding that were granted outside of the Incentive Plan. The exercise price of all options as of the grant date was equal to or greater than the deemed fair value of the underlying common stock as determined by the Company’s Board of Directors with the assistance of periodic valuations from a third-party valuation firm. Generally, such options vest over four years, with 25% vesting upon the first-year anniversary of the grant date and the remaining options vesting ratably each month thereafter.

Stock-based compensation was recorded in the consolidated statements of operations and comprehensive loss as shown in the following table (in thousands):

	Year Ended December 31,
	2020	2019
Cost of assay services revenue	$413	$482
Cost of product revenue	14	41
Research and development	4,173	2,646
Selling, general and administrative	10,572	9,897
Total stock-based compensation	$15,172	$13,066

Stock-based compensation expense includes $0.2 million and $1.0 million related to Class B common stock issued to a nonemployee for services provided during the years ended December 31, 2020 and 2019, respectively.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

11. Stock-based Compensation (cont.)

The weighted-average assumptions used in valuing the stock options granted are set forth in the following table:

Year Ended December 31,
	2020	2019
Expected dividend yield	—%	—%
Expected volatility	83.5 – 92.0%	91.8 – 95.5%
Risk-free interest rate	0.32 – 0.54%	1.58 – 2.47%
Expected average life of options	5.95 years	6.08 years

The weighted-average grant date fair value for options granted during the years ended December 31, 2020 and 2019 was $1.69 and $9.26, respectively.

The following table shows a summary of all stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (dollars in thousands)
Outstanding as of December 31, 2019	13,176,284	$5.95
Granted	4,649,754	$4.00
Exercised	(736,136)	$1.51
Forfeited	(3,546,115)	$3.98
Expired	—	—
Outstanding as of December 31, 2020	13,543,787	$3.28	7.68	$5,978
Exercisable as of December 31, 2020	8,483,543	$2.86	6.64	$5,930
Vested and expected to vest as of December 31, 2020	12,329,398	$3.21	7.51	$5,973

The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was approximately $0.4 million and $2.9 million, respectively.

Based on options granted to employees as of December 31, 2020, total compensation expense not yet recognized related to unvested options is approximately $19.2 million, which is expected to be recognized over a weighted average period of 1.98 years.

During 2019, as part of the Company’s Strategic Reorganization, the terminated employees were given the option to extend the exercise period on vested options. An incremental stock option expense of $0.3 million was recognized as a result of this modification.

In May 2020, the Board of Directors approved the repricing of approximately 5.7 million shares of outstanding stock options previously granted to a total of 158 grantees at various exercise prices to an exercise price of $4.00. No other terms of the repriced stock options were modified, and the repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. In connection with the repricing of these options, the Company recorded incremental expense of $0.9 million for the year ended December 31, 2020. Additionally, the Company modified options held by terminated and existing executives to accelerate the vesting and/or extend contractual terms. In connection with these modifications, the Company recorded incremental expense of $1.9 million for the year ended December 31, 2020.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

12. Income Taxes

A reconciliation between the provision for income taxes based on the federal statutory income tax rate applied to loss before income taxes and the Company’s effective income tax rate is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Income tax benefit at the federal statutory rate	$(11,128)	$(12,067)
State income taxes, net of federal income tax benefit	(3,003)	(2,425)
Nondeductible stock-based compensation	1,094	528
Expiration of net operating loss and research and development credits	1,056	104
Change in valuation allowance	14,446	15,184
Research and development credits	(1,110)	(1,222)
Return to provision adjustments	(993)	—
Other, net	(339)	(98)
Provision for income taxes	$23	$4

The components of the deferred income tax assets and liabilities is as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$84,358	$78,831
Research and development credits	10,590	9,642
Depreciation and amortization	539	430
Deferred revenue	1,389	1,383
Accrued expenses and non-deductible reserves	761	1,096
Compensation accruals	1,076	499
Stock-based compensation	8,731	5,347
Interest expense carryforward	3,242	1,136
Loan discount and issuance costs	2,333	244
Other	291	254
Total deferred tax assets	113,310	98,862
Valuation allowance	(113,310)	(98,862)
Total deferred tax assets, net of valuation allowance	—	—
Deferred tax liabilities	—	—
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, and 2019, a full valuation allowance of $113.3 million and $98.9 million was established against the Company’s deferred tax assets as the Company believes it is more likely than not these tax attributes would not be realizable in the future. The valuation allowance increased by $14.4 million for the year ended December 31, 2020.

The Company evaluates the need to establish a valuation allowance by considering all available positive and negative evidence, including expected levels of taxable income, future reversals of existing temporary differences, tax planning strategies, and recent financial operations. The Company establishes a valuation allowance to reduce deferred tax assets to the extent it is more likely than not that some, or all, of the deferred tax assets will not be realized. The Company determined it is more likely than not that all of its deferred tax assets would not be realized. The Company will continue to monitor its available positive and negative evidence in assessing the realization of its deferred tax assets in the future, and should there be a need to release the valuation allowance, a tax benefit will be recorded.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

12. Income Taxes (cont.)

As of December 31, 2020 and 2019, the Company had federal net operating losses (“NOLs”) of $328.6 million and $313.9 million, respectively. Of the aggregate federal NOLs at December 31, 2020, $111.3 million can be carried forward indefinitely, and the remaining $217.3 million will begin to expire in 2021.

As of December 31, 2020, and 2019, the Company had state NOLs of $340.3 million and $316.0 million, respectively, which begin to expire in 2021.

As of December 31, 2020, and 2019, the Company had research and development credit carryforward of $11.8 million and $10.7 million, respectively, which begin to expire in 2021.

If certain substantial changes in the entity’s ownership occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions with varying statutes of limitations. As of December 31, 2020, the Company is not under examination in any jurisdiction and the years ended December 31, 2019, 2018, 2017 and 2016 remain subject to examination in its primary taxing federal and state jurisdictions. The Company believes no significant changes in the unrecognized tax benefits will occur within the next 12 months.

A reconciliation of the unrecognized tax benefits is as follows (in thousands):

	As of December 31,
	2020	2019
Unrecognized tax benefit – beginning balance	$1,071	$906
Increase related to tax positions taken in the current year	111	136
Increase related to tax positions taken in the prior year	—	29
Decrease related to tax positions taken in the prior year	(6)	—
Unrecognized tax benefit – ending balance	$1,176	$1,071

The unrecognized tax benefits are classified as a reduction of deferred tax assets within the balance sheets. As of December 31, 2020 and 2019, there are $1.2 million and $1.1 million of unrecognized tax benefits that, if recognized, would favorably affect the Company’s effective tax rate, respectively.

The Company did not recognize any interests or penalties in all periods presented or accrue any interests or penalties as of December 31, 2020 and 2019.

13. Employee Benefit Plans

The Company sponsors a 401(k) plan, covering all employees in the United States. The Company matches 100% of the first 4% of employee contribution with immediate vesting. During each of the years ended December 31, 2020 and 2019, we made matching contributions of approximately $0.8 million.

14. Related Parties

In March 2015, the Company entered into a Joint Research and Collaboration Agreement (the “JRCA”) with Lab79 (formerly PRAAN BioSciences Inc.), a company that engages in research and development activities. Lab79 is a related party to the Company because Lawrence Gold, Chairman of the Board of Directors until his resignation on December 8, 2020, serves on the Board of Directors of Lab79. Additionally, the Company owns 14.1% equity interest in Lab79. As a result of the JRCA, we agreed to pay Lab79 for research and development activities and, in exchange, Lab79 granted us an exclusive, worldwide, irrevocable and royalty free sublicense to use Lab79 IP and Joint IP. No amounts were paid under the JRCA during the years ended December 31, 2020 and 2019. The Company did not enter into any other material transactions with Lab79 during the years ended December 31, 2020 and 2019. Effective January 2021, Jason Cleveland, previously CEO of Lab79 and owner of 30% equity interest in Lab79, was hired as the Company’s Chief Technology Officer.

SomaLogic, Inc.
Notes to Consolidated Financial Statements

14. Related Parties (cont.)

In June 2016, the Company entered into an agreement with CompleGen, an early stage biopharmaceutical company, which uses a proprietary system to discover novel biologically active chemicals. CompleGen is a related party to the Company because Lawrence Gold serves on the Board of Directors of CompleGen. The agreement, which was extended through June 30, 2019, allowed us to retain CompleGen’s Chief Executive Officer as a consultant and to use its technology to help further the use of our SOMAmers® in therapeutics. During 2019, the Company paid CompleGen approximately $0.1 million for these services and recorded an expense to selling, general and administrative in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019. The Company did not enter into any other material transactions with CompleGen during the year ended December 31, 2020 and 2019.

In March 2018, the Company pledged $1.0 million to Colorado Longitudinal Study (“COLS”), a 501(c)(3) non-profit organization. COLS is a related party to the Company because Lawrence Gold is the Chairman of the Board of Directors for COLS. The pledge was conditional on COLS receiving a grant from the state of Colorado. In August 2018, the Company made a payment of $0.1 million; however, COLS was not successful in receiving a grant from the state. In March 2019, the Company re-committed to a $0.9 million unconditional pledge to COLS. The Company expensed the $0.9 million unconditional pledge to selling, general and administrative during the year ended December 31, 2019 and paid $0.1 million and $0.2 million of the unconditional pledge during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, $0.4 million of the $0.6 million remaining commitment is recorded in accrued liabilities and $0.2 million is recorded in other long-term liabilities.

Effective November 20, 2020, Lawrence Gold resigned as a member of the Board of Directors of SomaLogic; however, he will continue to have Board of Director observer rights through 2021. Lawrence Gold will continue to serve as an employee to the Company. The Company also modified Mr. Gold’s stock options that were previously granted. See Note 11, “Stock-based Compensation’’ for further details on the stock modification.

Upon the closing of the second issuance of Series A Preferred Stock in December 2020, Eli Casdin, the Chief Executive Officer and director of CM Life Sciences II Inc. (“CMLS II”), became a member of the Board of Directors of SomaLogic. See Note 16, “Subsequent Events” for details related to the contemplated merger between SomaLogic and CMLS II. Additionally, Mr. Casdin is the founder of Casdin Partners Master Fund, L.P. and Casdin Private Growth Equity Fund, L.P., which were issued an aggregate of 5,899,704 shares of Series A Preferred Stock in December 2020.

15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
	2020	2019
Net loss	$(53,015)	$(57,002)
Weighted average shares used in computing net loss per share, basic and diluted	72,833,736	72,365,489
Net loss per share, basic and diluted	$(0.73)	$(0.79)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Year Ended December 31,
	2020	2019
Redeemable convertible preferred stock (on an if-converted basis)	62,971,946	—
Stock options to purchase common stock	13,543,787	13,176,284
Convertible debt (on an if-converted basis)	537,634	537,634
	77,053,367	13,713,918

SomaLogic, Inc.
Notes to Consolidated Financial Statements

16. Subsequent Events

For its consolidated financial statements as of December 31, 2020 and for the year then ended, the Company evaluated subsequent events through May 14, 2021, the date on which these financial statements were issued.

On February 1, 2021, the Company hired Greg Sparks as Chief Information Officer. Mr. Sparks is the founder of CIO Source, LLC (“CIO Source”), a management consulting firm that provided services to SomaLogic under an Independent Contractor Services Agreement (“ICSA”) prior to his employment. The ICSA and all related services were terminated prior to Mr. Sparks’ employment with the Company.

On March 28, 2021, the Company entered into a merger agreement with CMLS II, a Special Purpose Acquisition Company (“SPAC”) and its wholly owned subsidiary, S-Craft Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”). The contemplated merger (the “Business Combination”) with CMLS II, under which Merger Sub will merge with and into SomaLogic, would provide all holders of common and preferred stock to receive either cash or common stock of the continuing public company, which will be a wholly owned subsidiary of CMLS II. The remaining outstanding shares of the post-combination company will be held by CMLS II’s public stockholders, the SPAC sponsor (CMLS Holdings II LLC), and subscribers in the private investment in public equity agreement, to be consummated simultaneously with the Business Combination. The proposed transaction is expected to be completed in the third quarter of 2021, subject to, among other things, the approval by CMLS II’s stockholders, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

On March 30, 2021, the Company issued a notice of prepayment to the holder of the Company’s Convertible Debt stating the Company intends to prepay the full outstanding Convertible Debt obligation in June 2021. The holder has the option to either request a conversion to equity pursuant to the Convertible Debt voluntary conversion provisions or accept the Company’s prepayment. As of May 14, 2021, the holder has not exercised the option.

On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the obligation was extinguished. In addition to the outstanding principal balance of $33.3 million as of this date, the Company also paid a prepayment penalty of approximately $4.0 million.

On April 19, 2021, the Company formally applied for forgiveness of the PPP loan, however, there is no assurance that the PPP loan will be forgiven.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee	$78,824.02
FINRA filing fee	$—
Exchange listing fee	*
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	$78,824.02

____________

*        Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this Registration Statement on Form S-1. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation (as amended from time to time, the “Amended and Restated Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except, as permitted by the DGCL, liability in the following instances:

•        a director knowingly acted in a manner opposed to the best interests of the Company or its stockholders;

•        acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or

•        a director may be found jointly and severally liable with the Company under Section 174 of the DGCL (regarding unlawful dividends and stock purchases).

As permitted by the DGCL, the Company’s Amended and Restated Bylaws (as amended from time to time, the “Bylaws”) provide that:

•        the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•        the Company shall advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•        the rights conferred in the Bylaws are not exclusive.

The Company has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Company of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Amended and Restated Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company has directors’ and officers’ liability insurance for securities matters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

We have sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act (and Regulation D thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act.

CMLS II’s Related Party Transactions

Founder Shares

On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 CMLS II Class B common stock, par value $0.0001 (“Founder Shares”). In January and February 2021, the Sponsor transferred 25,000 Founder Shares each to certain CMLS II directors. On February 22, 2021, CMLS II effected a 1:1.2 stock split of the Class B common stock, resulting in our Sponsor holding an aggregate of 6,800,000 Founder Shares and there being an aggregate of 6,900,000 Founder Shares outstanding, including up to 900,000 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to fully exercise their over-allotment option on February 25, 2021, none of the Class B shares were forfeited.

The Initial Stockholders agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the CMLS II charter to modify the substance or timing of its obligation to redeem 100% of our Public Shares if CMLS II did not complete an initial business combination within 24 months from the closing of the IPO or to provide for redemption in connection with a business combination and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CMLS II failed to complete an initial business combination within 24 months from the closing of the IPO.

Private Placement Warrants

The Sponsor and CMLS II’s independent directors have purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,520,000. The Sponsor purchased 4,346,669 Private Placement Warrants, and certain CMLS II directors purchased 166,666 Private Placement Warrants each. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us (except as described herein), (ii) may not (including the Common Stock issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and any shares of Common Stock issuable upon the exercise of the Private Placement Warrants) are entitled to registration rights pursuant to an Amended and Restated Registration Rights Agreement dated as of September 1, 2021 (“Amended and Restated Registration Rights Agreement”), requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Amended and Restated Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note — Related Party

On December 17, 2020, the Sponsor agreed to loan CMLS II up to $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. No amounts were ever borrowed under the promissory note.

Underwriting Agreement

The underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee become payable to the underwriter from the amounts held in the Trust Account solely upon the event that CMLS II completed a business combination, subject to the terms of the underwriting agreement. At the Closing, the deferred fee was paid to the underwriter.

Forward Purchase Agreement

CMLS II entered into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which, subject to the conditions described below, they caused the Clients to purchase from CMLS II up to an aggregate amount of 7,500,000 shares of Common Stock, or the forward purchase shares, for $10.00 per forward purchase share, or an aggregate amount of up to $75,000,000, in the PIPE Investment. The amount of forward purchase shares sold pursuant to the forward purchase agreements was determined in CMLS II’s discretion based on CMLS II’s need for additional capital to consummate the Business Combination. Under each forward purchase agreement, CMLS II was required to approach Casdin and Corvex if it proposed to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with the Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares was, among other things, conditioned on CMLS II completing a business combination with a company engaged in a business that is within the investment objectives of the Clients purchasing forward purchase shares and on the business combination (including the target assets or business, and the terms of the business combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients. Each of Casdin and Corvex had the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that CMLS II obtained alternative financing to fund the initial business combination and the Clients participated in such financing, the aggregate commitment under the forward purchase agreement was reduced by the amount of such alternative financing. The Clients (directly or through one or more affiliates) agreed to purchase an aggregate of 5,000,000 shares of Common Stock in the PIPE Investment, which satisfied the obligations of Casdin and Corvex under the forward purchase agreements. As a result, CMLS II, Casdin and Corvex terminated the obligations under the forward purchase agreements at the Closing.

PIPE Subscription Agreement

In connection with the Business Combination, CMLS II entered into the Subscription Agreements each dated as of March 28, 2021 (the “Subscription Agreements”) with certain institutional and accredited investors (“PIPE Investors”), pursuant to which, among other things, CMLS II agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 36,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $365,000,000. The obligations to consummate the subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment was consummated substantially concurrently with the Closing.

Related Party Policy

Prior to the consummation of the IPO, CMLS II adopted a code of ethics requiring CMLS II to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the CMLS II board of directors (or the appropriate committee of our board of directors) or as disclosed in its public filings with the SEC. Under the CMLS II code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving CMLS II.

In addition, the CMLS II audit committee, pursuant to a written charter that CMLS II adopted prior to the consummation of the IPO, was responsible for reviewing and approving related party transactions to the extent that CMLS II entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. CMLS II also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicited information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Except as otherwise indicated, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits.    We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1†	Merger Agreement, as amended by the First Amendment thereto dated May 12, 2021 and the Second Amendment thereto dated July 15, 2021 (included as Annex A to the Proxy Statement/Prospectus which forms a part of the S-4/A).	S-4/A	2.1	08/05/2021
3.1	Second Amended and Restated Certificate of Incorporation of SomaLogic, Inc.	8-A/A	3.1	09/01/2021
3.2	Amended and Restated Bylaws of SomaLogic, Inc.	8-A/A	3.1	09/01/2021
4.1	Specimen Common Stock Certificate.	S-4/A	4.1	08/05/2021
4.2	Warrant Agreement.	8-K	10.1	02/26/2021
5.1	Legal Opinion of Reed Smith LLP	S-1	5.1	10/01/2021
10.1+	SomaLogic, Inc. 2021 Omnibus Incentive Plan (included as Annex C to the Proxy Statement/Prospectus forming a part of the S-4/A).	S-4/A	10.1	08/05/2021
10.2+	SomaLogic, Inc. Employee Stock Purchase Plan (included as Annex D to the Proxy Statement/Prospectus forming a part of the S-4/A).	S-4/A	10.2	08/05/2021
10.3+	Form of Stock Appreciation Rights Agreement pursuant to the SomaLogic, Inc. 2021 Omnibus Incentive Plan.	S-4/A	10.3	08/05/2021
10.4+	Form of Incentive Stock Option Award Agreement under the SomaLogic, Inc. 2021 Omnibus Incentive Plan.	S-4/A	10.4	08/05/2021
10.5+	Form of Restricted Stock Unit Award Agreement under the SomaLogic, Inc. 2021 Omnibus Incentive Plan.	S-4/A	10.5	08/05/2021
10.6+	Form of Restricted Stock Award Agreement under the SomaLogic, Inc. 2021 Omnibus Incentive Plan.	S-4/A	10.6	08/05/2021
10.7+	Form of Non-Qualified Stock Option Award Agreement under the SomaLogic, Inc. 2021 Omnibus Incentive Plan.	S-4/A	10.7	08/05/2021
10.8+	SomaLogic, Inc. 2009 Equity Incentive Plan.	S-4/A	10.8	08/05/2021
10.9+	Form of Non-Statutory Stock Option Agreement under the SomaLogic, Inc. 2009 Equity Incentive Plan.	S-4/A	10.9	08/05/2021
10.10+	Form of Incentive Stock Option Agreement under the SomaLogic, Inc. 2009 Equity Incentive Plan.	S-4/A	10.10	08/05/2021
10.11+	SomaLogic, Inc. 2017 Equity Incentive Plan.	S-4/A	10.11	08/05/2021
10.12+	Form of Option Agreement (Incentive Stock Option or Non-statutory Stock Option) under the SomaLogic, Inc. 2017 Equity Incentive Plan.	S-4/A	10.12	08/05/2021
10.13+	Severance Agreement, dated September 1, 2020, between SomaLogic, Inc. and Lawrence Gold.	S-4/A	10.13	08/05/2021
10.14+	First Amendment to Severance Agreement, dated December 4, 2020, between SomaLogic, Inc. and Lawrence Gold.	S-4/A	10.14	08/05/2021
10.15+	Employment Agreement, dated April 20, 2020, between SomaLogic, Inc. and Roy Smythe.	S-4/A	10.15	08/05/2021
10.16+	Employment Agreement, dated April 20, 2020, between SomaLogic, Inc. and Stephen Williams.	S-4/A	10.16	08/05/2021
10.17+	Employment Agreement, dated April 20, 2020, between SomaLogic, Inc. and Melody Harris.	S-4/A	10.17	08/05/2021
10.18+	Amendment to Employment Agreement dated June 28, 2021 between SomaLogic, Inc. and Roy Smythe.	S-4/A	10.18	08/05/2021
10.19+	Amendment to Employment Agreement dated June 28, 2021 between SomaLogic, Inc. and Stephen Williams.	S-4/A	10.19	08/05/2021

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
10.20+	Amendment to Employment Agreement dated June 28, 2021 between SomaLogic, Inc. and Melody Harris.	S-4/A	10.20	08/05/2021
10.21	Form of Subscription Agreement.	8-K	10.1	03/29/2021
10.22	Form of Stockholder Lock-Up Agreement.	8-K	10.2	03/29/2021
10.23	Form of Stockholder Support Agreement.	8-K	10.3	03/29/2021
10.24	Sponsor Support Agreement dated March 28, 2021.	8-K	10.4	03/29/2021
10.25	Forfeiture Agreement dated March 28, 2021.	8-K	10.5	03/29/2021
10.26	Form of Amended and Restated Registration Rights Agreement.	8-K	10.6	03/29/2021
10.27	Investment Management Trust Agreement dated February 22, 2021.	8-K	10.2	02/26/2021
10.28	Registration Rights Agreement dated February 22, 2021.	8-K	10.3	02/26/2021
10.29	Private Placement Warrants Purchase Agreement dated February 22, 2021.	8-K	10.4	02/26/2021
10.30	Letter Agreement dated February 22, 2021.	8-K	10.5	02/26/2021
10.31	Forward Purchase Agreement dated February 22, 2021.	8-K	10.6	02/26/2021
10.32	Forward Purchase Agreement dated February 22, 2021.	8-K	10.7	02/26/2021
10.33††	Master Collaboration Agreement, dated September 20, 2019, between SomaLogic, Inc. and Novartis Pharma AG.	S-4/A	10.33	08/05/2021
10.34††	Amended and Restated Master SomaScan Discovery Services Agreement, dated October 13, 2020, between SomaLogic, Inc. and Amgen Inc.	S-4/A	10.34	08/05/2021
16.1	Letter from Withum to the U.S. Securities and Exchange Commission dated September 8, 2021.	8-K	16.1	09/08/2021
21.1	Subsidiaries of the Company.	8-K	21.1	09/08/2021
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for CMLS II	S-1	23.1	10/01/2021
23.2*	Consent of Ernst & Young LLP, independent registered accounting firm for SomaLogic, Inc.	S-1	23.2	10/01/2021
23.3	Consent of Reed Smith LLP (included as part of Exhibit 5.1)	S-1	23.3	10/01/2021

____________

*        Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

          The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

††      The Company has omitted portions of the exhibit as permitted under Regulation S-K Item 601(b)(10). The Registrant agrees to furnish on a supplemental basis an unredacted copy of this exhibit and its materiality and privacy or confidentiality analysis if requested by the SEC.

+        Management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No.1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 8, 2021.

SOMALOGIC, INC.
By:	/s/ Roy Smythe
Roy Smythe Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.1 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*	Chief Executive Officer	October 8, 2021
Roy Smythe	(Principal Executive Officer)
/s/ Shaun Blakeman	Chief Financial Officer	October 8, 2021
Shaun Blakeman	(Principal Financial and Accounting Officer)
*	Director	October 8, 2021
Robert Barchi
*	Director	October 8, 2021
Eli Casdin
*	Director	October 8, 2021
Kevin Conroy
*	Director	October 8, 2021
Troy Cox
*	Director	October 8, 2021
Charles M. Lillis
*	Director	October 8, 2021
Anne Margulies
*	Director	October 8, 2021
Ted Meisel
*	Director	October 8, 2021
Richard Post
*	Director	October 8, 2021
Stephen Quake
* By:	/s/ Shaun Blakeman
Shaun Blakeman Attorney-in-Fact
/s/ Ruben Gutierrez
Ruben Gutierrez Attorney-in-Fact